  As filed with the Securities and Exchange Commission on September 27, 1999

                                                           Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                            ------------------

                              INFOCURE CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                            7372                      58-2271614
(State or other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)    Identification Number)

                            ------------------
                         1765 The Exchange, Suite 500
                            Atlanta, Georgia 30339
                                (770) 221-9990
  (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------
                               James A. Cochran
                       Senior Vice President-Finance and
                            Chief Financial Officer
                         1765 The Exchange, Suite 500
                            Atlanta, Georgia 30339
                                (770) 221-9990
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                            ------------------
                                  Copies to:

    Oby T. Brewer III, Esq.                       Michael L. Fantozzi, Esq.
  Richard L. Haury, Jr., Esq.                      John R. Pomerance, Esq.
MORRIS, MANNING & MARTIN, L.L.P.             MINTZ, LEVIN, COHN, FERRIS, GLOVSKY
 1600 Atlanta Financial Center                         AND POPEO, P.C.
   3343 Peachtree Road, N.E.                        One Financial Center
     Atlanta, Georgia 30326                      Boston, Massachusetts 02111
   Telephone: (404) 233-7000                       Telephone: 617-542-6000
   Facsimile: (404) 365-9532                       Facsimile: 617-542-2241

                             ---------------------


         Approximate date of commencement of proposed sale to the public: At the effective time of the merger of Datamedic Holding Corp. with and into a wholly-owned subsidiary of the Registrant, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to the closing of such merger.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                              CALCULATION OF REGISTRATION FEE
========================================================================================================================
        Title of Each Class of           Amount to       Proposed Maximum         Proposed Maximum        Amount of
         Securities Registered               be      Offering Price Per Share    Aggregate Offering    Registration Fee
                                       Registered(1)                                  Price(2)
------------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value            1,255,478              N/A                  $171,422.20            $47.14
========================================================================================================================

---------------------
(1) Represents the estimated number of shares of common stock issuable by the registrant to the holders of common stock and preferred stock of Datamedic Holding Corp. in connection with the merger of Datamedic with and into a wholly-owned subsidiary of the registrant. It does not include additional shares of the registrant's common stock that may be issued by reason of the exercise of options and warrants, and upon the conversion of convertible debentures of Datamedic that are to be assumed by InfoCure in the merger. Pursuant to Rule 416 of the Securities Act, this Registration Statement covers such additional shares of the registrant's common stock, the number of which is indeterminable as of the date hereof. Because such additional shares of the registrant's common stock, if issued, will be issued for no additional consideration, no additional registration fee is required.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(2), based on the sum of one-third of the par value of the securities the registrant will receive in the merger due to the fact that Datamedic has an accumulated capital deficit, calculated as the sum of (a) $41,142.97 (one-third of (x) $.10, the par value per share of the Datamedic common stock multiplied by (y) 1,234,289, the total number of shares of Datamedic common stock issued and outstanding as of September 17, 1999) plus (b) $130,279.23 (one third of (x) $.10, the par value per share of the Datamedic preferred stock multiplied by (y) 3,908,377, the total number of shares of Datamedic preferred stock issued and outstanding as of September 17, 1999).
                            ------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 1999

                TO THE STOCKHOLDERS OF DATAMEDIC HOLDING CORP.

               A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

         Datamedic Holding Corp.'s board of directors has unanimously approved a merger which will result in the acquisition of Datamedic by InfoCure Corporation, a publicly-traded company headquartered in Atlanta, Georgia.

         In the merger, each share of Datamedic preferred stock and common stock will be exchanged for a fraction of a share of InfoCure common stock, unless you exercise appraisal rights under Delaware law. We will determine the fraction immediately prior to completion of the merger according to the formula specified in the merger agreement and described in this proxy statement-prospectus.

         InfoCure common stock is traded on the Nasdaq National Market under the symbol "INCX," and on ________________, 1999, InfoCure common stock closed at $_____ per share.

         The merger cannot be completed unless the holders of more than a majority of Datamedic's preferred stock and common stock, voting together as a single class, and 66-2/3% of Datamedic's preferred stock, voting as a single class, adopt the merger agreement. Only stockholders who hold shares of Datamedic at the close of business on ____________, 1999, will be entitled to vote at the special meeting.

         AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS AND DECLARED THE MERGER ADVISABLE. DATAMEDIC'S BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS ITS ADOPTION BY YOU.

         This proxy statement-prospectus provides you with detailed information concerning InfoCure, Datamedic and the merger. Please give all of the information contained in the proxy statement-prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 9 OF THIS PROXY STATEMENT-PROSPECTUS.

         The special meeting of Datamedic stockholders will be held on ______________, 1999 at ____ a.m. at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts.

         Please use this opportunity to take part in the affairs of Datamedic by voting on the adoption of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

         We appreciate your interest in Datamedic and consideration of this matter.

         Frederick L. Fine.                        Stephen N. Kahane, M.D.
         President and Chief Executive Officer     President and Chief Executive
         InfoCure Corporation                         Officer
                                                   Datamedic Holding Corp.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This proxy statement-prospectus is dated ________, 1999 and was first mailed to stockholders on or about _________1999.

         The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            DATAMEDIC HOLDING CORP.


               NOTICE OF SPECIAL MEETING OF DATAMEDIC STOCKHOLDERS
               ---------------------------------------------------

                          __________, ___________, 1999

                                  AT _:00 A.M.

To Datamedic stockholders:

         Notice is hereby given that a special meeting of stockholders of Datamedic Holding Corp. will be held on __________, ___________, 1999 , at _:00 a.m. local time at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, for the following purposes:

         1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated September 3, 1999, by and among InfoCure Corporation, InfoCure Systems, Inc., a wholly-owned subsidiary of InfoCure, Datamedic and certain principal stockholders of Datamedic, pursuant to which Datamedic will merge with and into InfoCure Systems and InfoCure Systems will survive the merger and continue as a wholly-owned subsidiary of InfoCure. In the merger, each share of Datamedic preferred stock and Datamedic common stock, par value $.10 per share, will be exchanged for a fraction of a share of InfoCure common stock, par value $.001 per share, unless the holder exercises appraisal rights under Delaware law. The fraction will be determined immediately prior to completion of the merger according to the formula specified in the merger agreement and described in this proxy statement-prospectus. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

         2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

         These items of business are described in the attached proxy statement-prospectus. Only holders of record of Datamedic shares at the close of business on _________, 1999, the record date, are entitled to vote on the matters listed in this Notice of Special Meeting of Datamedic stockholders. You may vote in person at the Datamedic special meeting even if you have returned a proxy.


                                         By Order of the Board of Directors
                                           of Datamedic Holding Corp.


                                         ---------------------------------------
                                         Stephen N. Kahane, M.D.
                                         Chief Executive Officer and President

_____________, 1999

                WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY
               IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

                           TABLE OF CONTENTS

                                                                                            PAGE
SUMMARY.............................................................................          1
     The Companies..................................................................          1
     The Merger.....................................................................          2
     What You Will Receive in the Merger............................................          2
     A Portion of the InfoCure Shares Will Be Placed In Escrow......................          3
     Comparative Market Prices of Common Stock......................................          3
     InfoCure Will Assume the Datamedic Options, Warrants and
        Convertible Debentures......................................................          4
     Reasons for the Merger.........................................................          4
     Material Federal Income Tax Consequences of the Merger.........................          5
     Accounting Treatment...........................................................          5
     Termination of the Merger Agreement............................................          5
     Restrictions On Your Ability to Sell InfoCure Common Stock.....................          5
     Special Meeting of Stockholders................................................          6
     Stockholder Vote Required to Approve the Merger................................          6
     Voting Agreement...............................................................          6
     Voting Rights At the Special Meeting...........................................          6
     Rights of Dissenting Stockholders..............................................          7
     Datamedic's Recommendation to Stockholders.....................................          7
     Datamedic Stock Ownership......................................................          7
     Interests of Certain Persons in the Merger That May Be Different from Yours....          7
     Completion of the Merger.......................................................          7
     Exchange of Stock Certificates.................................................          7
     Conditions to Completion of the Merger.........................................          8
     Differences in Stockholder's Rights............................................          8
     Listing of InfoCure Common Stock...............................................          8
     Expenses.......................................................................          8
     Who Can Help Answer Your Questions.............................................          8
RISK FACTORS........................................................................          9
     Risks Related to the Merger....................................................          9
     Risks Related to Infocure and Datamedic as a Combined Company..................         12
     Investment risks...............................................................         16
SELECTED HISTORICAL FINANCIAL DATA..................................................         19
     InfoCure Selected Historical Consolidated Financial Data.......................         19
     Datamedic Selected Historical Consolidated Financial Data......................         21
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA......................         22
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.........................         24

COMPARATIVE PER SHARE DATA..........................................................         33
THE SPECIAL MEETING.................................................................         35
     Purpose........................................................................         35
     Date, Place and Time...........................................................         35
     Record Date....................................................................         35
     Datamedic Stockholders Entitled To Vote........................................         35
     Vote Required; Voting at the Meeting...........................................         35
     Voting of Proxies..............................................................         36
     Solicitation of Proxies........................................................         36
     Rights of Dissenting Stockholders..............................................         37
     Recommendation of the Board of Directors.......................................         38
     Interests of Certain Datamedic Directors, Officers and
        Affiliates in the Merger....................................................         38
DESCRIPTION OF THE TRANSACTION......................................................         40
     The Merger.....................................................................         40
     What You Will Receive in the Merger............................................         40
     Escrow Agreement...............................................................         41
     Effect Of The Merger On Datamedic Options, Warrants
        And Convertible Debentures..................................................         42
     Material Federal Income Tax Consequences of the Merger.........................         43
     Background of and Reasons for the Merger.......................................         45
     Representations and Warranties.................................................         49
     Completion of the Merger.......................................................         50
     Distribution of Infocure Stock Certificates....................................         50
     Conditions to Completion of the Merger.........................................         51
     Indemnification................................................................         51
     Regulatory Approval............................................................         52
     Waiver, Amendment, and Termination.............................................         52
     Conduct of Business Pending the Merger.........................................         52
     Management and Operations After the Merger.....................................         53
     Accounting Treatment...........................................................         53
     Fees and Expenses..............................................................         53
     Resales of Infocure Common Stock...............................................         54
     Voting Agreement...............................................................         54
MARKET PRICE AND DIVIDEND INFORMATION...............................................         56
RECENT CLOSING PRICES...............................................................         56
DIVIDEND INFORMATION................................................................         56
NUMBER OF STOCKHOLDERS..............................................................         56
BUSINESS OF INFOCURE................................................................         57
BUSINESS OF DATAMEDIC...............................................................         58
PRINCIPAL STOCKHOLDERS..............................................................         62
DATAMEDIC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
        CONDITION AND RESULTS OF OPERATIONS.........................................         66
     Results of Operations..........................................................         66
     Liquidity and Capital Resources................................................         70
     Year 2000 Compliance...........................................................         70
     Quantitative and Qualitative Disclosure about Market Risk......................         71
     Certain Factors That May Affect Results of Operations..........................         71
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS......................................         73


DESCRIPTION OF INFOCURE CAPITAL STOCK...............................................         78
OTHER MATTERS.......................................................................         78
EXPERTS.............................................................................         78
OPINIONS............................................................................         78
WHERE YOU CAN FIND MORE INFORMATION.................................................         79
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..........................................        F-1





APPENDICES:
Appendix A  Agreement and Plan of Merger, dated September 3, 1999, by and among Datamedic Holding Corp., certain principal stockholders of Datamedic, InfoCure Systems, Inc. and
            InfoCure Corporation
Appendix B  Form of Escrow Agreement, to be executed at the completion of the merger by and among Datamedic Holding corp., certain principal stockholders of Datamedic, InfoCure Systems, Inc., InfoCure Corporation and SunTrust Bank, Atlanta
Appendix C  Voting Agreement, dated September 3, 1999, by and between InfoCure
            Corporation and certain stockholders of Datamedic
Appendix D  Terms, Rights, Preferences and Privileges of Datamedic Holding Corp.
            Preferred Stock
Appendix E  Delaware Law Concerning Rights of Dissenting Stockholders

                                    SUMMARY

         This summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus, including the merger agreement, which is attached as Appendix A, the escrow agreement, which is attached as Appendix B and the voting agreement, which is attached as Appendix C. In addition, we incorporate important business and financial information about InfoCure into this proxy statement-prospectus by reference. You may obtain the information incorporated into this proxy statement-prospectus by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 79 of this proxy statement-prospectus.

THE COMPANIES (see page 57 for InfoCure and page 58 for Datamedic)

INFOCURE CORPORATION
1765 The Exchange
Suite 500
Atlanta, Georgia 30339
(770) 221-9990 (phone)
(770) 857-1300 (fax)

         InfoCure is a leading national provider of healthcare practice management software products and services. Its wide range of practice management software automates the administrative, financial and clinical information management functions for physicians, dentists and other healthcare practitioners. InfoCure also provides its customers with ongoing maintenance and support, training, electronic data interchange, or "EDI," services and electronic commerce services. InfoCure's goal is to become the leading provider of practice management systems to targeted healthcare practice specialties. These specialties include anesthesiology, dentistry, general medicine, emergency medicine, oral and maxillofacial surgery, orthodontics, dermatology, pathology, podiatry and radiology. InfoCure believes that its ability to offer state-of-the-art software products that serve the specific needs of these healthcare practice specialties and its ability to sell additional products and services to its existing customer base will help it achieve this goal. As of September 15, 1999, more than 13,000 customer sites had installed InfoCure systems. These sites represent approximately 75,000 healthcare providers, and InfoCure has systems installed in all 50 states.

         For the year ended December 31, 1998, InfoCure generated revenues of $93.8 million and a net loss available to common stockholders of $6.4 million. On December 31, 1998, InfoCure had consolidated assets of approximately $137.5 million and consolidated stockholders' equity of $16.9 million.

DATAMEDIC HOLDING CORP.
95 Sawyer Road
Waltham, Massachusetts 02453
(781) 788-4800 (phone)
(781) 763-0129 (fax)

         Datamedic provides an integrated family of software products to ambulatory care providers for electronic medical record and practice management. Datamedic's products provide physicians with the tools to manage patient information to obtain complete, accurate documentation of patient visits and to automatically extract critical data necessary to manage a patient's healthcare needs. In addition, Datamedic offers a business management information system offered to physician practices, management service organizations and physician practice management organizations that enables these organizations to manage their billing, scheduling and accounts receivables management. Datamedic has developed specialized software relating to the areas of gastroenterology, emergency medicine, family practice, primary care, oncology, ophthalmology, rehabilitation and renal medicine. Datamedic also offers electronic data interchange services to physicians. These services include the printing of patient statements and month end reports, as well as providing system backup and electronic claims assistance. The majority of Datamedic customers pay Datamedic a regular maintenance and support fee for such services.

         Datamedic, has amassed a large installed base of over 1,100 customers, representing approximately 2,000 sites and over 10,000 physicians. This client base is spread throughout the United States, but is particularly strong in the northeast and in California.

         For the year ended March 31, 1999, Datamedic generated revenue of $20.8 million and a net loss of $1.8 million. On March 31, 1999, Datamedic had consolidated assets of $9.4 million and consolidated net capital deficiency of approximately ($912,000).

THE MERGER (see page 40)

         InfoCure will acquire Datamedic by means of the merger of Datamedic with and into InfoCure Systems, Inc., a wholly-owned subsidiary of InfoCure. After the merger, InfoCure Systems, Inc. will be the surviving corporation and operating entity. The agreement and plan of merger is attached as Appendix A to this proxy statement-prospectus. We encourage you to read the merger agreement carefully. The merger agreement is more fully discussed on page 40 of this proxy statement-prospectus.

WHAT YOU WILL RECEIVE IN THE MERGER (see page 40)

         Each share of Datamedic preferred stock and common stock will be exchanged for a fraction of a share of InfoCure common stock. This fraction will be determined at the closing of the merger by dividing the adjusted number of shares of InfoCure common stock, calculated in the manner described below, by the number of shares of Datamedic common stock outstanding immediately prior to the effective time, calculated on a fully diluted basis. The resulting fraction is referred to as the "exchange ratio." The determination of Datamedic's common stock on a "fully diluted basis" assumes (1) the payment of all accrued dividends on the Datamedic preferred stock in shares of Datamedic common stock,
(2) the exercise of all Datamedic options and warrants, (3) the conversion of all Datamedic convertible debentures and (4) the conversion of all shares of Datamedic preferred stock, including accrued dividends, into shares of Datamedic common stock.

         The adjusted number of shares of InfoCure common stock is 1,191,626 plus a number determined by dividing the aggregate exercise price of all vested Datamedic options and warrants outstanding at the effective time of the merger by $21.3976 and minus a number determined by dividing the sum of the following amounts by $21.3976:

         . total expenses of Datamedic and its preferred stockholders incurred in connection with the merger;

         . costs incurred by Datamedic in connection with its existing litigation;

         . costs of continuing directors and officers liability insurance coverage for directors and officers of Datamedic;

         . the amount by which the total consolidated debt and accounts payable of Datamedic exceeds $3,750,000 at closing; and

         . the value of breaches of representations and warranties made by Datamedic in the merger agreement exceeding $150,000.

         The following example illustrates the calculation of the exchange ratio based on the following assumptions:

         . expenses in connection with the merger, including costs of continuing directors and officers liability insurance coverage for directors and officers of Datamedic are $900,000;

         . costs related to Datamedic's existing litigation are $400,000;

         . Datamedic's total consolidated debt and accounts payable do not exceed $3,750,000;

         . there are no breaches of any representations and warranties by Datamedic; and

         . the aggregate exercise price of Datamedic's vested options and warrants is $2,600,000.

         Giving effect to these assumptions, the adjusted number of shares of InfoCure common stock would be 1,252,381. This number is determined as 1,191,626 plus 121,509 shares (2,600,000 / 21.3976) and minus 60,754 shares (1,300,000 /
21.3976). Datamedic anticipates that the number of fully diluted shares of Datamedic outstanding on the assumed merger closing date of November 30, 1999 will be approximately 10 million. The resulting exchange ratio in the example thus is approximately .1252, which represents the number of shares of InfoCure common stock to be issued in the merger for each outstanding share of Datamedic common stock and for each share of common stock issuable upon conversion of Datamedic's preferred stock. The actual exchange ratio will be determined at the closing of the merger, and may be less than or greater than the exchange ratio depicted in this example.

         Holders of Datamedic common stock will receive that number of shares of InfoCure common stock determined by multiplying the exchange ratio by the number of shares of Datamedic common stock owned by them. Holders of Datamedic preferred stock will receive that number of shares of InfoCure common stock determined by multiplying the exchange ratio by the number of shares of Datamedic common stock issuable at the effective time of the merger assuming the conversion of their Datamedic preferred stock into shares of Datamedic common stock and the payment of accrued preferred stock dividends in shares of Datamedic common stock. InfoCure will not issue any fractional shares of common stock. Rather, InfoCure will pay cash for any fractional share. The cash payment will be in an amount equal to the fraction multiplied by $21.3976.

A PORTION OF THE INFOCURE SHARES WILL BE PLACED IN ESCROW (see page 41)

         Approximately 8% of the shares of InfoCure common stock to be issued in the merger will be withheld from certain principal stockholders of Datamedic, and will be set aside in an escrow account. A portion of the escrow shares will be held for a period ending on the earlier of (1) one year after the merger is effective and (2) the publication of audited financial statements of InfoCure for the first fiscal year-end following the effective time of the merger, as security for certain claims that may be made against Datamedic in connection with the merger. The remaining escrow shares will be held as security for expenses incurred in defending, settling or pursuant to judgments obtained in connection with Datamedic's existing litigation and will be released on the earlier of (1) three years after the merger is effective and (2) the settlement or adjudication of all such litigation. A copy of the escrow agreement is attached hereto as Appendix B. We encourage you to read the escrow agreement carefully.

COMPARATIVE MARKET PRICES OF COMMON STOCK (see page 56)

         Shares of InfoCure common stock are traded on the Nasdaq National Market under the symbol "INCX." The following table shows you the closing sales prices for InfoCure common stock on September 7, 1999, the last trading day before we announced the execution of the merger agreement, and on _______, 1999, the latest practicable date before the mailing of this proxy statement-prospectus. Since the Datamedic common and preferred stock are not traded in any established market, no equivalent market price data is available for Datamedic. However, the table shows you the "equivalent price per Datamedic share" or the value you will receive in the merger for each share of Datamedic capital stock you own. Although the exchange ratio cannot be determined until immediately prior to the effective time of the merger, we computed the equivalent price per Datamedic share at each date by multiplying the closing sales price of a share of InfoCure common stock on that date by an assumed exchange ratio of 0.1252, which assumes that the adjusted number of shares of InfoCure common stock issued in connection with the merger is 1,252,381 and the number of fully diluted Datamedic shares is 10 million.

                                                         Equivalent Price
                                   InfoCure               Per Datamedic
                                 Common Stock                  Share
                               ----------------         ------------------
September 7, 1999                   $21.125                  $2.6449
_____________, 1999                 $_______                 $_______

         The market price of InfoCure common stock will fluctuate prior the merger. We can provide no assurance as to what the market price of InfoCure common stock will be when the merger is completed. You should obtain current stock price quotations for InfoCure common stock.

INFOCURE WILL ASSUME THE DATAMEDIC OPTIONS, WARRANTS AND CONVERTIBLE DEBENTURES (see page 42)

         Datamedic has issued options and warrants exercisable for, and subordinated debentures convertible into, shares of Datamedic common stock. When the merger is effective, all outstanding options and warrants to purchase Datamedic common stock will convert into options and warrants to purchase InfoCure common stock, and all outstanding convertible debentures of Datamedic will become convertible into shares of InfoCure common stock. The number of shares of InfoCure common stock issuable upon exercise or conversion and the exercise price and conversion price will each be adjusted to reflect the exchange ratio. All other terms of the Datamedic convertible debentures, warrants and options will remain the same.

REASONS FOR THE MERGER (see page 45)

         Datamedic and InfoCure have identified several potential advantages of the merger that they believe will benefit you, Datamedic and InfoCure.

         We anticipate that the merger will benefit you by:

         . Reducing your exposure to risks inherent in Datamedic's reliance on a limited number of products and competition with larger companies with more diversified product lines and greater financial resources;

         . Providing you with investment liquidity through ownership of InfoCure common stock, which is listed on the Nasdaq National Market; and

         . Allowing you to participate in the potential for growth of the combined company after the merger.

         Datamedic anticipates that the merger will benefit it by:

         . Enabling Datamedic to gain access to additional capital resources;

         . Providing increased opportunity for the development of Datamedic's product offerings, thereby augmenting Datamedic's competitive position and maximizing value for stockholders of the combined entity; and

         . Providing Datamedic with the opportunity to capitalize on InfoCure's relationships with its customers and vendors.

         InfoCure anticipates that the merger will benefit it by:

         . Enabling InfoCure to obtain information systems for new healthcare practice specialties, including ophthalmology, oncology and gastroenterology;
         . Enhancing InfoCure's product portfolio with the addition of
           Datamedic's clinical products; and
         . Allowing InfoCure to secure ownership of Datamedic's technology.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (see page 43)

         We have structured the merger so that, in general, InfoCure, Datamedic and their stockholders, respectively, will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by Datamedic stockholders instead of fractional shares. However, tax matters are very complicated, and your tax consequences from the merger will depend on your own situation, and the tax consequences described above may not apply to all holders of Datamedic stock. Moreover, no legal opinion is being rendered with respect to the tax consequences of the merger. Therefore, you should consult your own tax advisors to determine the effect of the merger on you under federal, state, local, and foreign tax laws.

ACCOUNTING TREATMENT (see page 53)

         We intend to account for the merger as a pooling of interests business combination. Under this method of accounting, following completion of the merger, each of our historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include our operating results for the entire fiscal year in which the merger is completed and our historical reported operating results for prior periods will be combined and restated as the operating results of the combined company. It is a condition of the merger that InfoCure and Datamedic receive written confirmation from their respective independent accountants to the effect that the merger qualifies for pooling of interests accounting treatment.


TERMINATION OF THE MERGER AGREEMENT (see page 52)

         The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after Datamedic obtains your approval, by:

         . Datamedic or InfoCure, if the transaction is not completed by December 31, 1999, or such later date as may be agreed to by Datamedic and InfoCure; however, neither Datamedic nor InfoCure may terminate the agreement if its breach is the reason the transaction has not been completed;
         . the mutual consent of Datamedic and InfoCure;
         . Datamedic, if InfoCure breaches its representations, warranties or obligations under the merger agreement in any material respect;
         . InfoCure, if Datamedic breaches its representations, warranties or obligations under the merger agreement and the breach has a material adverse effect on Datamedic, as defined in the merger agreement.

RESTRICTIONS ON YOUR ABILITY TO SELL INFOCURE COMMON STOCK (see page 54)

         All shares of InfoCure common stock received by you in connection with the merger will be freely transferable, unless you are considered an "affiliate" of Datamedic or InfoCure under the Securities Act. If you are considered an affiliate of Datamedic or InfoCure, the shares of common stock received by you in the merger may only be sold pursuant to an exemption under the Securities Act or pursuant to an effective registration statement covering the resale of such shares. InfoCure has agreed to file a registration statement promptly following the effective time of the merger covering the resale of InfoCure common stock by affiliates of Datamedic.

SPECIAL MEETING OF STOCKHOLDERS (see page 35)

         The special meeting will be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, at _______ a.m., on _______, 1999. At the special meeting, we will ask you to approve the merger and the merger agreement.

         In order for the special meeting to be held, a quorum must be present. A quorum is present if a majority of the outstanding shares of each series Datamedic preferred stock, considered independently, and a majority of the outstanding shares of Datamedic common stock and preferred stock, considered collectively, are represented at the special meeting either in person or by proxy.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER (see page 35)

         The affirmative vote of the holders of 66-2/3% of all outstanding shares of Datamedic's preferred stock, with the holders of each series of preferred stock voting together as a single class, as well as the affirmative vote of the holders of a majority of the outstanding shares of Datamedic preferred stock and common stock, voting together as a single class, is required to approve the merger agreement and the merger. In connection with the merger, certain stockholders of Datamedic and their affiliates have agreed to vote their shares in favor of the merger.

VOTING AGREEMENT (see page 54)

         The holders of all of the shares of Datamedic preferred stock and the holders who collectively own approximately _____% of the outstanding Datamedic common and preferred stock, taken together as a class, have agreed to vote in favor of the merger agreement and the merger.

VOTING RIGHTS AT THE SPECIAL MEETING (see page 35)

         You are entitled to vote at the special meeting if you owned shares as of the close of business on _______ 1999, the record date. As of the record date, there were ________ shares of Datamedic common stock and ________ shares of Datamedic preferred stock outstanding and such shares of Datamedic capital stock were held by _____ holders of record. You will be entitled to one vote for each share of Datamedic common stock and one vote for each share of Datamedic preferred stock that you owned on the record date. You may vote either by attending the special meeting and voting your shares or by completing the enclosed proxy card and mailing it in the enclosed envelope.

         Datamedic is seeking your proxy to use at the special meeting. Datamedic and InfoCure have prepared this proxy statement-prospectus to assist you in deciding how to vote. Whether or not you plan to attend the meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement and the merger. If you fail to return your proxy card and fail to vote at the meeting, the effect will be a vote AGAINST approval of the merger agreement and the merger. If you sign a proxy, you may revoke it at any time before the special meeting or by attending and voting at the special meeting.

RIGHTS OF DISSENTING STOCKHOLDERS (see page 37)

         Under Section 262 of the Delaware General Corporation Law, Datamedic stockholders who do not vote in favor of the merger and who follow the procedures prescribed under Delaware law may require Datamedic to pay the "fair value" for their shares of Datamedic capital stock. A copy of Section 262 of the Delaware General Corporation Law is attached hereto as Appendix E. We encourage you to read Section 262 carefully.

DATAMEDIC'S RECOMMENDATION TO STOCKHOLDERS (see page 38)

         Datamedic's board of directors unanimously approved the merger agreement. The board believes that the proposed merger is in your best interest and is in the best interest of Datamedic and recommends that you vote to approve the merger agreement and the merger.

DATAMEDIC STOCK OWNERSHIP (see page 35)

         On the record date, Datamedic's directors and executive officers and affiliates owned _____% of the outstanding shares of Datamedic preferred stock, and __________ shares, or approximately ______% of the outstanding shares of Datamedic common stock and preferred stock, considered collectively. This number does not include stock that the Datamedic directors and executive officers may acquire through the exercise of stock options or warrants, or upon the conversion of debentures.

         On the record date and as of the date of this proxy statement-prospectus, InfoCure's directors and executive officers owned no shares of Datamedic capital stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS (see page 38)

         When considering the recommendation of Datamedic's board of directors, you should be aware that certain Datamedic directors and officers have interests in the merger that are different from, or are in addition to, yours, including the accelerated vesting of their options, bonuses and retirement obligations. Your board of directors was aware of these interests and considered them in approving and recommending the merger.

COMPLETION OF THE MERGER (see page 50)

         The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State and the Georgia Secretary of State. If the Datamedic stockholders approve the merger at the special meeting and all required regulatory approvals are obtained, we currently anticipate that the merger will be completed on or about November 30, 1999.

         InfoCure and Datamedic cannot assure you that they can obtain the necessary stockholder and regulatory approvals or that the other conditions to consummation of the merger can or will be satisfied.

EXCHANGE OF STOCK CERTIFICATES (see page 50)

         Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your Datamedic stock certificates in exchange for InfoCure stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for Datamedic capital stock. PLEASE DO NOT SEND DATAMEDIC, INFOCURE OR INFOCURE's

TRANSFER AGENT ANY STOCK CERTIFICATES UNTIL YOU RECEIVE THESE INSTRUCTIONS.

CONDITIONS TO COMPLETION OF THE MERGER (see page 51)

         The merger will be completed only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

         .  Datamedic stockholders approve the merger at the special meeting;
         . InfoCure and Datamedic receive written confirmation from their respective independent accountants concerning the pooling of interests accounting treatment of the merger;
         . InfoCure has not breached any of its representations or obligations under the merger agreement in any material respect;
         . Datamedic has not breached any of its representations or obligations under the agreement such that there is a material adverse effect on Datamedic.

         In addition to these conditions, the merger agreement, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

DIFFERENCES IN STOCKHOLDERS' RIGHTS (see page 73)

         When the merger is completed, you will automatically become an InfoCure stockholder unless you exercise your dissenters rights. Your rights as a Datamedic stockholder are governed by the Datamedic certificate of incorporation and bylaws and Delaware law. The rights of InfoCure stockholders differ from the rights of Datamedic stockholders in several important ways. Many of these have to do with provisions in InfoCure's certificate of incorporation and bylaws.

LISTING OF INFOCURE COMMON STOCK

         InfoCure has agreed to list the shares of InfoCure common stock to be issued in connection with the merger on the Nasdaq National Market.

EXPENSES (see page 53)

         If the merger is completed, InfoCure will pay its own costs and expenses incurred in connection with the merger and will also pay the aggregate of (i) the accounting and legal fees payable to Datamedic's accountants and attorneys and the attorneys for Datamedic's preferred stockholders in connection with the merger, and (ii) the fees payable by Datamedic to Broadview International, L.L.C. in connection with the merger; except that the number of shares of InfoCure common stock to be issued in connection with the merger shall be reduced by, among other things, the number of shares equal to the sum of those fees divided by $21.3976.

WHO CAN HELP ANSWER YOUR QUESTIONS

         If you have any questions about the merger, please call Joseph D. Hill, Datamedic's Chief Financial Officer, at 1-781-788-4800.

                                  RISK FACTORS

         If the merger is consummated, you will receive shares of InfoCure common stock in exchange for your shares of Datamedic capital stock. You should be aware of particular risks and uncertainties that are applicable to an investment in InfoCure common stock. Specifically, there are risks and uncertainties relating to InfoCure's future financial results and that may cause InfoCure's future earnings and financial condition to be less than InfoCure's expectations.

RISKS RELATED TO THE MERGER

The Total Number of Shares of InfoCure Common Stock to Be Issued in the Merger Will Not Change Despite Potential Changes in InfoCure's Stock Price Prior to the Closing Date.

         The number of shares of InfoCure common stock to be issued for each share of Datamedic stock will not be adjusted in the event of fluctuation in the market price of the InfoCure common stock. The specific dollar value of InfoCure common stock to be received by you upon completion of the merger thus will depend, in part, on the market value of the InfoCure common stock at the time of completion of the merger. Accordingly, the value of the consideration that you will receive if the merger occurs may decrease from the date you vote your shares. The closing sale price of InfoCure common stock on The Nasdaq National Market on September 7, 1999, the last trading day prior to the public announcement of the proposed merger, was $21.125, and on _______, 1999, the most recent practicable date prior to the printing of this proxy statement-prospectus, was $____. However, neither Datamedic nor InfoCure can assure you as to the market price of InfoCure common stock at any time before or after the merger.

         Neither InfoCure nor Datamedic will have the right to terminate the merger agreement as a result of changes in InfoCure's common stock price. You should obtain current market quotations for the InfoCure common stock.

InfoCure May Not Achieve the Benefits It Expects to Result from the Merger.

         InfoCure cannot guarantee that it will realize the increases in operating income that it anticipates from integrating Datamedic's operations and InfoCure's operations as fully or as quickly as it expects. InfoCure may encounter difficulties integrating Datamedic's operations, including, without limitation:

         . difficulty integrating the financial, operational and administrative functions of Datamedic;
         .  difficulty integrating Datamedic's products;
         . delays in realizing the benefits of InfoCure's strategies for Datamedic's business;
         .  diversion of management's attention from existing operations;
         . difficulty operating in markets in which InfoCure has little prior experience;
         . inability to retain key employees necessary to continue the operations of Datamedic; or
         . Datamedic's unknown liabilities, problems related to the year 2000, software bugs or adverse litigation and claims.

         Integrating the management and operations of Datamedic will be time consuming, and InfoCure cannot guarantee that it will achieve any of the anticipated synergies and other benefits expected to be realized from the merger, including those reflected in InfoCure's unaudited pro forma combined financial data.

         The challenges and risks of integrating the organizations and operations of Datamedic will be made greater because InfoCure is still integrating several recent acquisitions. Moreover, InfoCure anticipates that it will make additional future acquisitions. The integration of multiple acquisitions at the same time will place an even greater strain on InfoCure's management resources and attention.

The Datamedic Board of Directors Did Not Obtain any Third Party Opinion that the Number of InfoCure Shares to be Received in the Merger is Fair to the Datamedic Stockholders.

         The Datamedic Board of Directors did not seek or obtain any third party fairness opinion or any valuation or appraisal of either Datamedic or InfoCure. Therefore, in voting to approve the merger, the Datamedic stockholders will not have the benefit of a third party opinion that the number of shares of InfoCure common stock to be received by them in the merger is fair from a financial viewpoint. The number of shares of InfoCure common stock to be received in the merger was negotiated directly between representatives of InfoCure and Datamedic, with Datamedic receiving the assistance of Broadview International, L.L.C., who acted as a broker for Datamedic.

Certain of Datamedic's Officers and Directors Have Conflicts of Interest That May Influence Them to Support or Approve the Merger.

         The directors and officers of Datamedic participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. See "THE SPECIAL MEETING--INTERESTS OF CERTAIN DATAMEDIC DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER," see page 38. As a result, these directors and officers could be more likely to approve the merger agreement than if they did not hold these interests. You should consider whether these interests may have influenced these directors or officers to support or recommend the merger.

You May Recognize Taxable Gain or Loss on Your Datamedic Shares.

         Datamedic and InfoCure have structured the merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger fails to qualify as a tax-free reorganization, you would generally recognize gain or loss on each Datamedic share surrendered in the amount of the difference between your basis in such share and the fair market value of the InfoCure shares and other consideration you receive in exchange for such Datamedic share at the time of the merger.

The Merger May Not Receive Pooling of Interests Accounting Treatment.

         Datamedic and InfoCure intend for the merger to qualify for pooling of interests accounting treatment for financial reporting purposes. The failure of the merger to qualify for pooling of interests accounting treatment for any reason would harm InfoCure's reported earnings and, potentially, the price of InfoCure's common stock. In order for the merger to be accounted for as a pooling of interests, among other conditions that must be satisfied, (1) holders of at least 90% of outstanding shares of Datamedic capital stock must approve the merger and (2) no more than 10% of the consideration exchanged for outstanding Datamedic capital stock may consist of cash. If these conditions are not met, the merger will not receive pooling of interests treatment. Datamedic and InfoCure cannot assure you that these conditions will be met.

         In addition, to account for the merger as a pooling of interests, InfoCure, Datamedic and their respective affiliates must meet the criteria for pooling of interests accounting established in opinions published by the Accounting Principles Board and interpreted by the Financial Accounting Standards Board and the Securities and Exchange Commission ("SEC"). These opinions are complex and the interpretation of them is subject to change. Completion of the merger is conditioned, among other things, upon (1) the receipt by Datamedic of a letter from its independent accountants that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude Datamedic from being a party to a business combination for which the pooling of interests method of accounting would be available and (2) receipt by InfoCure of a letter from its independent accountants that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude InfoCure from accounting for the merger as a pooling of interests.

         The availability of pooling of interests accounting treatment for the merger also depends, in part, upon circumstances and events occurring after the effective time of the merger. For example, affiliates of Datamedic and InfoCure must not sell, or otherwise reduce their risk with respect to, any shares of stock, except for a de minimus number as defined by certain SEC rules and regulations, of either Datamedic or InfoCure from the period beginning 30 days prior to the closing of the merger until the day that InfoCure publicly announces financial results covering at least 30 days of combined operations of Datamedic and InfoCure after the merger. If affiliates of Datamedic or InfoCure sell their shares of InfoCure common stock during that time despite a contractual obligation not to do so, the merger may not qualify for pooling of interests accounting treatment.

A Portion of the Shares to Be Issued to Datamedic's Principal Stockholders Will Be Held in an Escrow Account.

         Approximately 8% of the shares of InfoCure common stock to be issued in the merger will be withheld from certain principal stockholders of Datamedic, and will be held in an escrow account by SunTrust Bank, Atlanta. A portion of such shares will be held for a period ending on the earlier of (1) one year after the merger is effective and (2) the publication of audited financial statements of InfoCure for the first fiscal year-end following the effective time of the merger as security for certain claims that may be made against Datamedic in connection with the merger. The remaining escrow shares will be held as security for expenses incurred in defending, settling or pursuant to judgments obtained in connection with Datamedic's existing litigation and will be released on the earlier of (1) three years after the merger is effective and
(2) the settlement or adjudication of all such litigation. If InfoCure successfully asserts a claim for indemnification while the escrowed shares remain in the escrow account, the principal stockholders may not receive all or part of these escrowed shares.

Datamedic and InfoCure Will Incur Costs Associated with the Merger That Could Harm the Combined Company's Financial Results and Could Reduce the Number of Shares You Receive.

         The merger will result in estimated transaction and restructuring costs of approximately $5.7 million to InfoCure. InfoCure's and Datamedic's transaction costs are estimated and the actual costs of the transaction may be much larger. The combined company may incur additional charges in subsequent quarters to reflect costs associated with the merger. In addition, the total number of shares of InfoCure common stock that you and other Datamedic stockholders receive in the merger will be adjusted to account for Datamedic's costs related to the merger, such as legal and accounting fees. If the merger is not completed, Datamedic and InfoCure will have incurred significant costs for which they will have received no benefits.

The Issuance of InfoCure Common Stock and Datamedic's Operating Losses Will Dilute InfoCure's Earnings Per Share.

         Approximately 1.2 million shares of InfoCure common stock will be issued pursuant to the terms of the merger agreement, representing approximately 4.2% of the total number of shares of InfoCure common stock that are outstanding as of September 15, 1999. In addition, Datamedic continues to experience operating losses, and in the quarter ending December 31, 1999, InfoCure expects to incur an aggregate of $5.7 million in transaction and restructuring costs related to the merger and other recent transactions. The estimated transaction costs related to the merger are principally professional fees and aggregate approximately $1.4 million. The estimated restructuring charges result from the joint plan formulated by InfoCure and Datamedic to eliminate redundancies in staffing and consolidate existing and other acquired facilities. Estimated InfoCure and Datamedic restructuring charges include $1.2 million of severance and related termination benefits, $1.9 million of costs related to closure of duplicative facilities and consolidation, and $1.0 million provision for write-downs related to inventory and capitalized software development associated with duplicative products. As a result, InfoCure's earnings per share will be diluted which may negatively affect the market price of InfoCure common stock.

Your Rights as a Datamedic Stockholder Differ from the Rights You Will Have as an InfoCure Stockholder.

         Following the merger, you will become a holder of InfoCure common stock. Certain material differences exist between the rights of stockholders of Datamedic under Datamedic's certificate of incorporation and bylaws, and the rights of stockholders of InfoCure under InfoCure's certificate of incorporation and bylaws, even though both Datamedic and InfoCure are Delaware corporations.

Failure to Complete the Merger Could Negatively Impact Datamedic's Future Business and Operations.

         If the merger is not completed for any reason, Datamedic may be subject to a number of material risks, including the following:

         . Datamedic may incur substantial operating losses and may need to immediately and successfully establish new sources of financing, the availability of which is uncertain;
         .  Potential customers may defer purchases of Datamedic products;
         . Potential channel partners may refrain from entering into agreements with Datamedic; and
         .  Employee turnover may increase.

The occurrence of any of these factors would likely result in serious harm to Datamedic's business, results of operations and financial condition.

The Escrow Agent May Not Act in the Manner That the Principal Stockholders
Desire.

         The merger agreement provides that SunTrust Bank, Atlanta will act as the escrow agent in certain matters involving the shares of InfoCure common stock to be held in escrow. Your approval of the merger agreement and the merger also effectively constitutes acceptance of SunTrust Bank, Atlanta as escrow agent to act as such in accordance with the merger agreement and the escrow agreement by which it is bound. The escrow agent may not act in the manner the principal Datamedic stockholders desire and any arbitration orders required to be enforced by the escrow agent pursuant to the terms of the escrow agreement could have the effect of reducing the consideration ultimately received by the principal Datamedic stockholders in the merger.

RISKS RELATED TO INFOCURE AND DATAMEDIC AS A COMBINED COMPANY

The Financial Results of the Combined Company May Vary Significantly from Quarter to Quarter.

         InfoCure's operating results have varied significantly from quarter to quarter in the past and it is expected that the combined company's operating results will continue to vary from quarter to quarter in the future due to a variety of factors, many of which are outside of its control. Factors that could affect quarterly operating results include:

         .  Volume and timing of customer orders;
         .  Length of the sales cycle;

         .  Customer budget constraints;
         . Announcement or introduction of new products or product enhancements by the combined company or its competitors;
         . Changes in prices of the combined company's products and those of the combined company's competitors;
         .  Market acceptance of new products;
         .  Mix of direct and indirect sales;
         . Changes in the combined company's strategic relationships; and . Changes in business strategy.

         Furthermore, customers may defer or cancel their purchases of products if they experience a downturn in their business or if there is a downturn in the general economy. As a combined company, InfoCure will continue to determine its investment and expense levels based on expected future revenues. A significant portion of InfoCure's and Datamedic's expenses are not variable in the short term and cannot be quickly reduced to respond to decreases in revenues. Therefore, if revenues are below expectations, operating results and net income are likely to be adversely and disproportionately affected. In addition, the combined company may reduce prices or accelerate investment in research and development efforts in response to competitive pressures or to pursue new market opportunities. Any one of these activities may further limit the combined company's ability to adjust spending in response to revenue fluctuations. Revenues may not grow at historical rates in future periods, or they may not grow at all. Because of this, the combined company may not maintain positive operating margins in future quarters.

InfoCure May Face Claims Related to Year 2000 Problems with Its Products Which May Result in Significant Costs and Uncertainties.

         Many installed computer systems and software products are designed to accept and process year codes with only two digits in their date fields. These systems and products may not operate properly when required to distinguish dates occurring on or after January 1, 2000 from dates in the 1900's. If InfoCure's software products are not able to make this distinction, InfoCure's customers may make claims against it which may result in significant costs and uncertainty.

         InfoCure believes that it has identified most of its year 2000 readiness issues. InfoCure has concluded tests for substantially all of its products that InfoCure will continue to sell or support. InfoCure has determined that a majority of these products are ready for the year 2000. With respect to the rest of the products that InfoCure will continue to sell or support, InfoCure believes that it can modify these products so that they will be ready for the year 2000 by September 30, 1999, but InfoCure cannot guarantee that they will be. InfoCure could experience delays or failures in developing or implementing the required modifications. For older products that InfoCure no longer sells or supports, InfoCure has attempted to notify all known users of these products that these products generally are not ready for the year 2000 and that InfoCure has no plans to make them ready for the year 2000. InfoCure cannot guarantee that it will be able to contact all such users.

         As part of InfoCure's effort to make InfoCure's products ready for the year 2000 and to help InfoCure's customers make their systems that use InfoCure's products ready for the year 2000, InfoCure has offered its customers various alternative forms of products and assistance, including year 2000 information and diagnostic tools, software patches, product upgrades and replacement products. InfoCure cannot guarantee that these tools, patches, upgrades or replacement products will solve all material year 2000 problems with its products or its customers' systems. In addition, InfoCure cannot guarantee that claims will not be brought against it alleging that InfoCure harmed customers by failing to provide all of the information, tools, patches, upgrades or replacement products required to resolve all material year 2000 readiness problems.

InfoCure May Have Difficulties Managing Its Growth and Hiring and Retaining Qualified Employees.

         InfoCure's growth places a significant strain on its management and operations. InfoCure's future growth will depend, in part, on its ability to implement and expand financial control systems, train and manage its employee base, and provide support and services to an increasing customer base. None of InfoCure's officers has had significant experience in managing a large, public company. InfoCure's success is dependent to a significant degree on its ability to hire, retain and motivate sales, marketing and technical employees. InfoCure believes that there is a shortage of, and significant competition for, personnel with the advanced technological, managerial and marketing skills necessary in InfoCure's business. InfoCure's ability to implement InfoCure's growth strategy could be adversely affected by an inability to hire and retain additional qualified personnel.

InfoCure's Growth May Be Limited by Difficulties Implementing InfoCure's Acquisition Strategy.

         Over the last three years, InfoCure has greatly expanded its operations, placing considerable demand and strain on its administrative, operational and financial personnel and systems. Further expansion may place additional strains on its resources. To address these expansion issues, InfoCure may have to make substantial expenditures and devote further management time and resources to:

         . improve or replace its management information, administrative, operational, financial and other systems;
         . develop and coordinate strategies, operations and product development among its operations;
         .  maintain customer satisfaction;
         . manage changing business conditions; and . recruit, train and retain qualified consulting, technical, sales, financial, marketing and management personnel.

         InfoCure cannot assure you that its existing resources, systems and space will be able to adequately support its further expansion. InfoCure's failure to respond appropriately to growth and change would likely result in a material adverse effect on the quality of its services, its ability to retain key personnel and its business.

Competition Could Reduce Revenue from InfoCure's Products and Services.

         Currently, the practice management systems industry in the United States is characterized by a large number of relatively small, regionally-focused companies and a few national vendors. It is anticipated that additional competitors are likely to enter the practice management systems market as it expands. Some of InfoCure's national competitors have greater financial, development, technical, marketing and sales resources than InfoCure has. As competition in the practice management systems industry intensifies, InfoCure may be required to lower the prices InfoCure charges for InfoCure's products and services. This may have a material adverse effect on future results.

InfoCure Expects to Need Additional Capital for Acquisitions and InfoCure Cannot Guarantee That This Capital Will Be Available to It.

         InfoCure expects to finance future acquisitions, if any, through cash from operations, InfoCure's credit facility or other indebtedness, issuances of common stock or other securities, or any combination of these sources. InfoCure cannot guarantee that capital will be available on terms acceptable to it, or at all.

InfoCure's Success Depends on InfoCure's Key Executives and the Loss of Any of InfoCure's Executives Could Adversely Affect InfoCure's Future Results.

         InfoCure's business depends on the continued efforts of InfoCure's Chief Executive Officer, Frederick L. Fine, InfoCure's Chairman, Richard E. Perlman and InfoCure's Executive Vice President, James K. Price. If any of these persons becomes unable or unwilling to continue his role with it, or if InfoCure is unable to attract or retain other qualified employees, future results could be adversely impacted. Although InfoCure has entered into employment agreements with Messrs. Fine, Perlman and Price and other key executives, InfoCure cannot guarantee that any individual will continue in his present capacity with it for any particular period of time.

The Consolidation of the Healthcare Industry Could Adversely Affect InfoCure's Future Results.

         Many healthcare providers are consolidating into larger practice groups with greater market presence. As a result, these providers have greater bargaining power which may lead to declining prices for InfoCure's products. This could have an adverse effect on InfoCure's future results. In addition, the consolidation of smaller practice groups may require the resulting larger group to unify its practice management systems. InfoCure believes that once a healthcare provider has chosen a particular practice management systems vendor, it will rely on that vendor for its future practice management systems requirements. Thus, the vendor with the broadest market share will have a competitive advantage as consolidation continues. An inability to make initial sales of practice management systems to healthcare providers prior to consolidation or to maintain InfoCure's existing customer base subsequent to consolidation may have a material adverse effect on future results.

Because InfoCure Has Only Limited Protection of Its Proprietary Rights and Technology, Others May Copy Its Software or Services and Harm Its Ability to Compete.

         InfoCure relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights and technology. These laws and contractual provisions provide only limited protection. InfoCure has no patents or patent applications pending, and only a limited number of registered copyrights and trademarks. It may be possible for a third party to copy or otherwise obtain and use its technology without authorization or to develop similar technology independently. Also, the laws of certain countries in which InfoCure sells its products do not offer as much protection of its proprietary rights as the laws of the United States. Unauthorized copying or misuse of its products or proprietary rights could have a material adverse effect on its business, operating results and financial condition.

InfoCure May Not Be Successful in Avoiding Claims That It Infringes Others' Proprietary Rights and Could Be Required to Pay Judgments or Licensing Fees.

         Many patents, copyrights and trademarks have been issued in the general areas of information and technology. InfoCure expects that software developers will be increasingly subject to infringement claims as the number of products and competitors providing products and services to the information technology industry grows. Third parties may claim that InfoCure's current or future products infringe their proprietary rights. Infringement claims, with or without merit, could:

         .  result in costly litigation;
         .  require significant management resources;
         .  cause product shipment delays;
         . require InfoCure to enter into unfavorable royalty or licensing agreements; or
         . cause InfoCure to discontinue the use of the challenged trade name, service mark or technology.

Consequently, infringement claims could have a material adverse effect on InfoCure's business, operating results and financial condition.

InfoCure's Software May Contain Undetected Errors.

         The software that InfoCure has developed and licensed to its customers may contain undetected errors. Although InfoCure tests its software prior to its installation, InfoCure may discover errors after the installation. The cost to fix the errors or to develop the software further could be high. These errors may subject InfoCure to product liability claims. InfoCure has not experienced any product liability claims to date, but InfoCure may be subject to such claims in the future. InfoCure has insurance that would cover certain of these claims; however, a successful product liability claim brought against InfoCure could have a material adverse effect on its business, operating results and financial condition.

InfoCure May Be Subject to Changing Government Regulations.

         The confidentiality of patient records and the circumstances under which such information may be used or released are subject to increasing state and federal regulation. Regulations governing electronic healthcare data transmissions are evolving rapidly and are often unclear and difficult to apply. The Health Insurance Portability and Accountability Act of 1996 mandates the establishment of national standards for certain types of electronic healthcare information transactions to ensure the integrity and confidentiality of such information. InfoCure cannot guarantee that such standards will not materially restrict the ability of its customers to obtain or disseminate patient information through the use of InfoCure's products. Any material restriction on the ability of healthcare providers to obtain or disseminate patient information could adversely affect InfoCure's business and future results.

         The U.S. Food and Drug Administration ("FDA") has jurisdiction to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease. InfoCure has not determined the extent to which its practice management software products would be deemed to be medical devices subject to FDA regulation. Noncompliance with applicable FDA requirements can result in such things as fines, injunctions, suspension of production, revocation of approvals or clearances previously granted, and criminal prosecution. FDA policies, or other laws or regulations concerning the manufacture or marketing of healthcare information systems, may increase the cost and time required to deliver new or existing products and therefore may have a material adverse effect on future results.

INVESTMENT RISKS

InfoCure's Stock Price Has Historically Been Volatile, Which May Make It More Difficult for You to Resell Shares When You Want at Prices You Find Attractive.

         The market price of InfoCure common stock has been volatile in the past and may be volatile in the future. The market price of InfoCure's common stock may be significantly affected by the following factors:

         . Public announcements by companies in InfoCure's industry, including announcements of acquisitions, strategic relationships, new technologies and new products or product enhancements;
         . General market conditions or market conditions specific to particular industries;
         . The combined company's technological innovations or those of its competitors; and
         .  Quarterly variations in InfoCure's results of operations.

         In particular, the stock prices of many companies in the technology and emerging growth sectors have fluctuated widely due to events unrelated to their operating performance. These fluctuations may cause the market price of InfoCure's common stock to decline below current levels.

InfoCure's Charter and Bylaws Have Anti-Takeover Provisions.

         Provisions of InfoCure's certificate of incorporation and bylaws as well as the Delaware General Corporation Law could make it more difficult for a third party to acquire it, even if doing so would be beneficial to its stockholders. InfoCure is subject to the provisions of Section 203 of the Delaware General Corporation Law which restricts certain business combinations with interested stockholders. The combination of these provisions may have the effect of inhibiting a non-negotiated merger or other business combination.

         The InfoCure board of directors has the authority to issue up to 2.0 million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares, without stockholder action. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could discourage or make difficult the acquisition of a majority of its outstanding voting stock by a third party.

         Certain provisions of InfoCure's certificate of incorporation and bylaws and the Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving InfoCure. In addition, InfoCure's board of directors is divided into three classes with only one class being elected each year. Also, pursuant to InfoCure's stock incentive plan, all stock options granted to employees automatically vest and become exercisable upon certain triggering events leading up to a change of control. These factors may have the effect of delaying or preventing a change of control.

Privately-Sold Shares Eligible for Public Resale Could Have a Negative Effect on InfoCure's Stock Price.

         As of September 15, 1999, InfoCure had 28.5 million shares of common stock outstanding, and there were outstanding options to purchase approximately
7.3 million shares of InfoCure common stock under stock option plans. InfoCure has issued shares in connection with acquisitions and investments and such shares are available for resale pursuant to currently effective registration statements previously filed by InfoCure with the SEC. Sales of substantial amounts of these shares in the public market or the prospect of these sales could adversely affect the market price of InfoCure common stock.

Forward-Looking Statements May Prove Inaccurate

           This proxy statement-prospectus contains "forward-looking statements" that involve risks and uncertainties, such as statements concerning: growth and future operating results of Datamedic and InfoCure; the benefits of the merger to Datamedic, InfoCure and Datamedic stockholders; the anticipated closing date of the merger; anticipated difficulties in integrating Datamedic's operations with that of InfoCure's; additional charges and estimated transaction costs that the combined company may encounter; the parties intent to account for the merger as a "pooling of interests" business combination; the potential fluctuation in market price of InfoCure common stock; the exchange ratio of the merger; the number of shares of Datamedic capital stock outstanding on the closing date of the merger; the effects of consolidation of the healthcare industry; InfoCure's ability to reduce salaries, expenses and overhead; anticipated federal tax consequences resulting from the merger; compliance with antitrust laws; InfoCure's ability to offer products that serve specific needs of healthcare practice specialties; Datamedic's belief that its size and limited access to capital resources may inhibit future growth; future customer benefits attributable to Datamedic's or

InfoCure's products; developments in Datamedic'sor InfoCure's markets and strategic focus; new products and product enhancements; potential acquisitions and the integration of acquired businesses, products and technologies; strategic relationships; and future economic, business and regulatory conditions, future levels of Datamedic's costs of goods sold, sales and marketing expenses, research and development expenses, general and administrative expenses, depreciation and amortization expenses and net loss; Datamedic's liquidity; and InfoCure's and Datamedic's Year 2000 readiness.

     Such forward-looking statements are generally accompanied by words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "believe," "should," "would," "could," or "may," or other words that convey uncertainty of future events or outcomes. Although each of Datamedic and InfoCure believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Factors that could cause actual results to differ materially from these forward-looking statements are disclosed herein including, without limitation, in the "Risk Factors" beginning on page 9. These factors and other cautionary statements made in this document should be read as being applicable to all related forward-looking statements whenever they appear in this document. Neither Datamedic nor InfoCure undertakes any obligation to update any forward-looking statements. References in this document to the terms "optimal" and "optimized" and words to that effect are not necessarily intended to connote the mathematically optimal solution, but may connote near-optimal solutions which reflect practical considerations such as customer requirements as to response time and precision of the results.

                       SELECTED HISTORICAL FINANCIAL DATA

     InfoCure Selected Historical Consolidated Financial Data

         The selected historical consolidated financial data set forth below as of January 31, 1995, 1996 and 1997 and for the two years ended January 31, 1996 have been derived from the audited supplemental consolidated financial statements of American Medicare Corporation, the predecessor of InfoCure, not included or incorporated by reference into this proxy statement-prospectus. The selected historical consolidated financial data set forth below as of December 31, 1997 and 1998 and for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998 have been derived from InfoCure's supplemental consolidated financial statements which are incorporated by reference in this proxy statement-prospectus. These supplemental consolidated financial statements have been audited by BDO Seidman, LLP whose report on these supplemental consolidated financial statements is also incorporated by reference in this proxy statement-prospectus. The selected consolidated financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been derived from InfoCure's unaudited supplemental consolidated condensed financial statements, and in the opinion of InfoCure's management, have been prepared on the same basis as the audited supplemental consolidated financial statements and include all normal recurring adjustments necessary for a fair presentation of the financial information. The information presented gives retroactive effect to pooling of interests treatment for acquisitions completed on or before August 31, 1999 and a 2-for-1 stock split in August 1999. The results for the six months ended June 30, 1999, are not necessarily indicative of future results. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and InfoCure's supplemental consolidated financial statements and related notes thereto provided in InfoCure's Current Report on Form 8-K filed on September 24, 1999, incorporated by reference in this proxy statement-prospectus.

In thousands, except per share data

                                                                              Eleven
                                                                              Months
                                                                               Ended      Year Ended     Six Months Ended
                                              Year Ended January 31,        December 31,  December 31,        June 30,
                                        ---------------------------------   ------------  ------------   -----------------
                                           1995        1996        1997         1997        1998          1998       1999
Consolidated Statement of               ---------    --------    --------   ------------  ------------   -------   --------
Operations Data:
Total revenue........................    $24,337     $24,569     $26,889      $45,999        $93,780     $39,465   $81,425
Compensatory stock awards............         --          --          --           --          6,447          --       570
Purchased research and development...         --          --          --           --          9,000          --        --
Asset impairment, restructuring and..
     special charges.................         --          --          --       11,136          1,874       1,874        --
Merger costs.........................         --          --          --           --            123          --       385
Operating income (loss)..............     (1,492)        521       1,394       (8,359)        (2,417)      4,067    15,838
Net income (loss) after extraordinary
     item available to common
     stockholders....................     (1,632)        713       1,891       (7,375)        (6,446)      1,491     5,285
Net income (loss) per share after
     extraordinary item:
       Basic:........................                                          $(0.55)        $(0.37)      $0.09     $0.24
       Diluted:......................                                           (0.55)         (0.37)       0.07      0.19
Shares used in computing net income
       (loss) per share:
       Basic.........................                                          13,401         17,201      16,631    21,902
       Diluted:......................                                          13,401         17,201      21,127    27,707


                                                               January 31,                      December 31,         June 30,
                                                   ------------------------------------     ---------------------   ----------
Consolidated Balance Sheet Data:                     1995         1996          1997         1997         1998          1999
                                                   --------      --------      --------     --------     --------      ------

Total assets ................................      $  7,473      $  7,739      $ 13,336     $ 40,021     $137,521      $169,099
Long-term debt, less current portion ........         2,243         2,310         3,817        9,600       70,733        24,560
Convertible, redeemable preferred
     stock ..................................            --            --            --           --        8,501            --
Stockholders' equity
     (capital deficit) ......................        (2,052)       (1,749)        1,257        4,096       16,854       118,489


     Datamedic Selected Historical Consolidated Financial Information

         The selected historical financial data set forth below as of March 31, 1995, 1996 and 1997, and for each of the years in the two years ended March 31, 1996 have been derived from Datamedic's audited consolidated financial statements not included in this proxy statement-prospectus. The selected historical financial data set forth below as of March 31, 1998 and 1999, and for each of the years in the three year-period ended March 31, 1999 have been derived from Datamedic's consolidated financial statements which are included in this proxy statement-prospectus. These consolidated financial statements have been audited by KPMG LLP, whose report on these consolidated financial statements is also included in this proxy statement-prospectus. The selected historical financial data for the three months ended June 30, 1999 have been derived from Datamedic's unaudited condensed consolidated financial statements, and in the opinion of Datamedic's management, have been prepared on the same basis as the audited consolidated financial statements and include all normal recurring adjustments necessary for a fair presentation of the financial information. The results for the three months ended June 30, 1999 are not necessarily indicative of future results. The following financial information should be read in conjunction with "Datamedic Management's Discussion and Analysis of Financial Condition and Results of Operations," Datamedic's consolidated financial statements and consolidated condensed financial statements included in this proxy statement-prospectus.

In thousands, except per share data

                                                                                                                Three Months Ended
                                                                                                               --------------------
Consolidated Statement of                                           Year Ended March 31,                             June 30,
Operations Data:                                  ---------------------------------------------------------    --------------------
                                                     1995        1996        1997        1998        1999        1998       1999
                                                  ---------    --------    --------    --------    --------    --------    --------
                                                  (unaudited)
Total revenue ..................................   $ 20,416    $ 21,174    $ 17,790    $ 19,191    $ 20,832    $  4,948    $  4,917
Operating loss(1) ..............................     (1,654)     (4,787)     (9,143)    (16,981)     (1,710)       (571)       (334)
Net loss .......................................        675      (5,335)     (9,647)    (17,274)     (1,752)       (597)       (375)


Consolidated Balance Sheet                                                 March 31,                             June 30,
Data:                                              --------------------------------------------------------    -----------
                                                     1995       1996         1997        1998        1999          1999
                                                   --------    --------    --------    --------    --------    -----------

Total assets ...................................   $ 16,090    $ 14,715    $ 13,194    $ 14,012    $  9,416     $  8,112
Long-term debt, less current portion ...........      3,435       5,469         618       1,014         667          747
Stockholders' equity (capital
     deficit) ..................................      6,663       1,524       3,545         842        (912)      (1,287)

-------------------------
(1) In March, 1998, Datamedic implemented a business and reorganization plan which resulted in a restructuring charge to earnings of $1.9 million.

         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

         The following tables present summary unaudited pro forma combined financial information after giving effect to the proposed merger with Datamedic under the pooling of interests method of accounting. The tables have been derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial statements included in this proxy statement-prospectus. The selected pro forma combined financial information should be read in conjunction with, and is qualified in its entirety by reference to, the unaudited pro forma condensed combined financial statements and the notes thereto. See "Unaudited Pro Forma Condensed Combined Financial Information." The following data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred or that will occur after consummation of the merger.

         The pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on June 30, 1999, combining the balance sheet of InfoCure as of June 30, 1999 with that of Datamedic as of June 30, 1999. The pro forma condensed combined statements of operations give effect to the merger as if it had occurred at the beginning of the earliest period presented. The pro forma operating data combines the results of InfoCure for the year ended January 31, 1997, the eleven months ended December 31, 1997, the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 with those of Datamedic for each year in the three years ended March 31, 1999 and for the six months ended September 30, 1998 and June 30, 1999. Consequently, the results of Datamedic for the three months ended March 31, 1999 are included in the pro forma condensed combined statement of operations for both the year ended December 31, 1998 and the six months ended June 30, 1999. Datamedic's revenue was approximately $5.9 million and net loss was approximately $357,000 for the three months ended March 31, 1999.


In thousands, except per share data

                                                                               Eleven
                                                                               Months
                                                             Year Ended         Ended        Year Ended          Six Months Ended
                                                             January 31,     December 31,    December 31,            June 30,
                                                                1997            1997            1998            1998          1999
                                                             ------------    ------------   ------------   --------------  ---------
Statement of Operations Data:
Revenue:
    Systems and software ................................     $  18,178      $  33,162      $  79,901      $  36,044      $  44,804
    Maintenance, support and services ...................        26,501         32,028         72,926         38,495         47,413
                                                              ---------      ---------      ---------      ---------      ---------
Total revenue ...........................................        44,679         65,190        152,827         74,539         92,217
                                                              ---------      ---------      ---------      ---------      ---------
Operating expenses:
    Hardware and other items purchased for
       resale ...........................................        13,601         16,467         30,482         17,035         21,174
    Selling, general and administrative .................        36,376         56,735         95,372         43,685         50,258
    Depreciation and amortization .......................         2,451          4,276          8,630          4,248          4,692
    Compensatory stock awards ...........................            --             --          6,447             --            570
    Purchased research and development ..................            --             --          9,000             --             --
    Asset impairment and restructuring costs ............            --         13,052          2,624          2,624             --
                                                              ---------      ---------      ---------      ---------      ---------
    Merger costs ........................................            --             --            123             --             --
Total operating expenses ................................        52,428         90,530        152,678         67,592         77,079
                                                              ---------      ---------      ---------      ---------      ---------
Operating income (loss) .................................        (7,749)       (25,340)           149          6,947         15,138
Other income (expense):
    Interest, net .......................................           695            775          8,610          3,910          2,494
    Other, net ..........................................           (31)          (334)          (195)           (20)           (38)
                                                              ---------      ---------      ---------      ---------      ---------
Income (loss) before income taxes and
   extraordinary item ...................................        (8,413)       (25,781)        (8,266)         3,057         12,682
Income taxes (benefit) ..................................        (4,323)        (7,696)        (2,445)           720          4,902
                                                              ---------      ---------      ---------      ---------      ---------
Income (loss) before extraordinary item .................        (4,090)       (18,085)        (5,821)         2,337          7,780

Accretive dividend ......................................            --             --            800            800             --
                                                              ---------      ---------      ---------      ---------      ---------
Net income (loss) before extraordinary item
available to common stockholders ........................     $  (4,090)     $ (18,085)     $  (6,621)     $   1,537      $   7,780
                                                              =========      =========      =========      =========      =========


Net income (loss) per share before extraordinary item:
    Basic .....................................         --            $ (1.23)          $ (0.36)        $  0.09     $  0.34
    Diluted ...................................         --              (1.23)            (0.36)           0.07        0.27
Weighted average shares outstanding:
    Basic .....................................         --             14,653            18,453          17,883      23,155
    Diluted ...................................         --             14,653            18,453          22,391      29,015

                                                            June 30, 1999
                                                            -------------
Balance Sheet Data:
Current assets.....................................              $ 71,848
Total assets.......................................               186,211
Current liabilities................................                39,671
Long-term liabilities..............................                26,398
Stockholders' equity...............................               120,142

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

         The unaudited pro forma condensed combined financial statements have been prepared to give effect to InfoCure's proposed acquisition of all the outstanding equity interests of Datamedic in exchange for approximately 1.2 million shares of InfoCure common stock. The exchange is calculated using an exchange ratio of .1252 and assuming 8.5 million shares of Datamedic common stock outstanding on a fully diluted basis as of the date of completion of the merger (including the effect of conversion of all shares of Datamedic's preferred stock and the issuance of common stock in lieu of any and all accrued dividends thereon) and 1.5 million shares of Datamedic common stock issuable upon exercise or conversion of options, warrants and convertible debentures expected to be outstanding at November 30, 1999, the date the merger is expected to close. The pro forma condensed combined financial statements included herein reflects the anticipated use of the pooling of interests method of accounting, after giving effect to the pro forma adjustments discussed in the accompanying notes. Such financial statements have been prepared from, and should be read in conjunction with, the supplemental consolidated financial statements and notes thereto of InfoCure included in InfoCure's current report on Form 8-K filed on September 24, 1999, incorporated herein by reference and the Datamedic historical consolidated financial statements and notes thereto included elsewhere in this proxy statement-prospectus. The unaudited pro forma condensed combined financial statements also give retroactive effect, where applicable, to acquisitions completed through August 31, 1999 and the 2-for-1 stock split effective August 19, 1999.

         The pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on June 30, 1999 combining the balance sheets of InfoCure and Datamedic as of that date. The proforma condensed statements of operations give effect to the merger as if it had occurred at the beginning of the earliest period presented, combining the results of InfoCure for the year ended January 31, 1997, the eleven months ended December 31, 1997, the year ended December 31, 1998 and the six-month periods ended June 30, 1998 and 1999, with those of Datamedic for each year in the three years ended March 31, 1999, and the six months ended September 30, 1998 and June 30, 1999. The results of Datamedic for the three months ended March 31, 1999 are included in the pro forma condensed combined statement of operations for both the year ended March 31, 1999 and the six months ended June 30, 1999. Datamedic's revenue was approximately $5.9 million and the net loss was approximately $357,000 for the three months ended March 31, 1999.

         The pro forma condensed combined statements of operations do not include any potential cost savings. As discussed in the notes to the pro forma condensed combined financial statements, InfoCure believes that it may be able to reduce salaries and related costs and general and administrative expenses as it eliminates duplication of overhead and, together with Datamedic, has formulated a plan of restructuring to implement such savings. There can be no assurance that the restructuring plan will be successful in effecting such cost savings.

         The pro forma condensed combined financial statement information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the merger had been consummated at the beginning of the periods presented, nor does it purport to present that which may be obtained in the future.

                              INFOCURE CORPORATION
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  JUNE 30, 1999
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                             Pro Forma
                                                            InfoCure         Datamedic    Adjustments         Combined
                                                          --------------------------------------------------------------
 ASSETS
 Current assets:
 Cash and cash equivalents                                  $  21,717        $   261        $   -           $   21,978
 Accounts receivable, net                                      38,268          4,092            -               42,360
 Inventory                                                      4,345            726            -                5,071
 Deferred tax asset                                               534              -          600  (D)           1,134
 Prepaid expense and other current assets                       1,280             25            -                1,305
                                                          --------------------------------------------------------------
         Total current assets                                  66,144          5,104          600               71,848

 Property and equipment, net                                   12,874            951            -               13,825
 Goodwill, net                                                 82,988            347            -               83,335
 Deferred tax asset                                             2,755              -        8,400  (D)          11,155
 Other assets                                                   4,338          1,710            -                6,048
                                                          --------------------------------------------------------------
         Total assets                                      $  169,099      $   8,112    $   9,000           $  186,211
                                                          ==============================================================

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
 Line of credit                                            $        -      $     127    $       -           $      127
 Note payable                                                     328              -            -                  328
 Accounts payable                                               2,448          3,983            -                6,431
 Accrued expense                                               10,092            211        1,800  (A)          16,363
                                                                                            4,260  (C)
 Income taxes payable                                             104              -            -                  104
 Deferred revenue and customer deposits                        10,858          3,079            -               13,937
 Current portion of long-term debt                              2,220            161            -                2,381
                                                          --------------------------------------------------------------
         Total current liabilities                             26,050          7,561        6,060               39,671

 Long-term debt, less current portion                          24,560            747            -               25,307
 Other liabilities                                                  -          1,091            -                1,091
                                                          --------------------------------------------------------------
         Total liabilities                                     50,610          9,399        6,060               66,069
                                                          --------------------------------------------------------------
 Commitments and contingencies
 Stockholders' equity:
 Class A convertible preferred stock                                -             43          (43) (B)               -
 Class B convertible preferred stock                                -             31          (31) (B)               -
 Class C convertible preferred stock                                -            317         (317) (B)               -
 Undesignated convertible preferred stock                           -              -            -                    -
 Common stock                                                      14            125         (124) (B)              15
 Additional paid-in capital                                   137,087         32,119          515  (B)         169,721
 Accumulated deficit                                          (18,099)       (33,922)      (1,800) (A)         (49,081)
                                                                                           (4,260) (C)
                                                                                            9,000  (D)
 Deferred compensation                                           (513)             -            -                 (513)
                                                          --------------------------------------------------------------
         Total stockholders' equity                           118,489         (1,287)       2,940              120,142
                                                          --------------------------------------------------------------
 Total liabilities and stockholders' equity                $  169,099      $   8,112    $   9,000           $  186,211
                                                          ==============================================================

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                            CONDENSED BALANCE SHEET

(A) Records estimated merger costs for (1) the Datamedic merger and (2) other 1999 business combinations retroactively accounted for as poolings of interests, which closed in the third quarter of 1999.

(B) Records the issuance of the InfoCure common stock in exchange for the Datamedic shares.

(C) Records estimated restructuring charges as a result of the merger. Such InfoCure and Datamedic restructuring costs include approximately $1.2 million of severance and related termination benefits, $1.9 million of costs related to closure of duplicative facilities and facilities consolidation, and $1.0 million for write-downs related to inventory and capitalized software development associated with duplicative products.

     The restructuring plan associated with the merger and other recent transactions will consolidate existing facilities and other acquired operations and enable the Company to more effectively leverage present and planned operations. Management estimates that the restructuring plan will yield annual savings of approximately $7.5 million, or approximately $4.7 million after income taxes. There can be no assurance that the anticipated savings will be realized in these amounts, if at all.

(D) Adjustment to recognize the deferred tax asset arising from the availability of net operating loss carryforwards of Datamedic to offset future taxable income.

                              INFOCURE CORPORATION
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                                    Datamedic
                                                                                                    Pro Forma         Pro Forma
                                                                     InfoCure      Datamedic       Adjustments        Combined
                                                                   -------------------------------------------------------------
 Revenue:
         Systems and software                                       $  39,901      $   4,903      $    -            $   44,804
         Maintenance, support and services                             41,524          5,889           -                47,413
                                                                   -------------------------------------------------------------
 Total revenue                                                         81,425         10,792           -                92,217
                                                                   -------------------------------------------------------------
 Operating expense:
         Hardware and other items purchased for resale                 19,900          1,274           -                21,174
         Selling, general and administrative                           40,506          9,752           -                50,258
         Depreciation and amortization                                  4,226            466           -                 4,692
         Compensatory stock awards                                        570              -           -                   570
         Merger costs                                                     385              -           -                   385
                                                                   -------------------------------------------------------------
 Total operating expense                                               65,587         11,492           -                77,079
                                                                   -------------------------------------------------------------
 Operating income (loss)                                               15,838           (700)          -                15,138
 Interest, net                                                          2,462             32           -                 2,494
 Other, net                                                               (38)             -           -                   (38)
                                                                   -------------------------------------------------------------
 Income (loss) before income taxes and extraordinary item              13,414           (732)          -                12,682
 Provision (benefit) for income taxes                                   5,194              -        (292) (D)            4,902
                                                                   -------------------------------------------------------------
 Net income (loss) before extraordinary item                        $   8,220      $    (732)     $  292            $    7,780
                                                                   =============================================================
 Net income per share before extraordinary item:
         Basic                                                      $    0.38                                       $     0.34
                                                                   ===========                                     =============
         Diluted                                                    $    0.30                                       $     0.27
                                                                   ===========                                     =============
 Weighted average shares outstanding (E):
         Basic                                                        21,902                                            23,155
                                                                   ===========                                     =============
         Diluted                                                      27,707                                            29,015
                                                                   ===========                                     =============

                              INFOCURE CORPORATION
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                           HSD                              Datamedic
                                                            HSD         Pro Forma                           Pro Forma    Pro Forma
                                           InfoCure     Acquisition    Adjustments   Subtotal   Datamedic  Adjustments   Combined
                                           ---------------------------------------------------------------------------------------
Revenue:
  Systems and software                      $20,241       $ 12,583    $      -        $32,824    $ 3,220    $     -      $ 36,044
  Maintenance, support and services          19,224         12,380           -         31,604      6,891          -        38,495
                                           --------------------------------------------------------------------------------------
Total revenue                                39,465         24,963           -         64,428     10,111          -        74,539
                                           --------------------------------------------------------------------------------------
Operating expense:
  Hardware and other items purchased
    for resale                                9,767          6,520           -         16,287        748          -        17,035
  Selling, general and administrative        21,732         22,186      (9,496)(A)     34,422      9,263          -        43,685
  Depreciation and amortization               2,025          3,278      (1,926)(B)      3,377        871          -         4,248
  Asset impairment, restructuring
    and special charges                       1,874            750           -          2,624          -          -         2,624
                                           --------------------------------------------------------------------------------------
Total operating expense                      35,398         32,734     (11,422)        56,710     10,882          -        67,592
                                           --------------------------------------------------------------------------------------
Operating income (loss)                       4,067         (7,771)     11,422          7,718       (771)         -         6,947
Interest, net                                 1,084            (31)      2,788 (C)      3,841         69          -         3,910
Other, net                                      (19)            (1)          -            (20)         -          -           (20)
                                           --------------------------------------------------------------------------------------
Income (loss) before income taxes             3,002         (7,739)      8,634          3,897       (840)         -         3,057
Provision (benefit) for income taxes            711         (2,953)      3,281 (D)      1,039          -       (319)(D)       720
                                           --------------------------------------------------------------------------------------
Net income (loss)                             2,291         (4,786)      5,353          2,858       (840)       319         2,337
Accretive dividend                              800              -           -            800          -          -           800
                                           --------------------------------------------------------------------------------------
Net income (loss) available
  to common stockholders                    $ 1,491       $ (4,786)    $ 5,353        $ 2,058     $ (840)    $  319       $ 1,537
                                           ======================================================================================
Net income (loss) per share:
  Basic                                     $  0.09                                                                       $  0.09
                                            =======                                                                       =======
  Diluted                                   $  0.07                                                                       $  0.07
                                            ======                                                                        =======

Weighted average shares outstanding (E):
  Basic                                      16,631                                                                        17,883
                                            =======                                                                       =======
  Diluted                                    21,127                                                                        22,391
                                            =======                                                                       =======

                              INFOCURE CORPORATION
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                            HSD                               Datamedic
                                                              HSD        Pro Forma                            Pro Forma   Pro Forma
                                               InfoCure   Acquisition   Adjustments   Subtotal   Datamedic   Adjustments  Combined
                                               ------------------------------------------------------------------------------------
Revenue:
  Systems and software                         $ 53,698     $ 18,440    $      -      $ 72,138   $  7,763      $   -      $ 79,901
  Maintenance, support and services              40,082       19,775           -        59,857     13,069          -        72,926
                                               -----------------------------------------------------------------------------------
Total revenue                                    93,780       38,215           -       131,995     20,832          -       152,827
                                               -----------------------------------------------------------------------------------

Operating expense:
  Hardware and other items purchased
    for resale                                   22,103        6,511           -        28,614      1,868          -        30,482
  Selling, general and administrative            51,691       39,382     (15,361)(A)    75,782     19,660          -        95,372
  Depreciation and amortization                   4,959        5,045      (2,388)(B)     7,616      1,014          -         8,630
  Purchased research and development              9,000            -           -         9,000          -          -         9,000
  Compensatory stock awards                       6,447            -           -         6,447          -          -         6,447
  Asset impairment, restructuring
    and special charges                           1,874          750           -         2,624          -          -         2,624
  Merger cost                                       123            -           -           123          -          -           123
                                               -----------------------------------------------------------------------------------
Total operating expense                          96,197       51,688     (17,749)      130,136     22,542          -       152,678
                                               -----------------------------------------------------------------------------------
Operating income (loss)                          (2,417)     (13,473)     17,749         1,859     (1,710)         -           149
Interest, net                                     3,740          (33)      4,861 (C)     8,568         42          -         8,610
Other, net                                         (194)          (1)          -          (195)         -          -          (195)
                                               -----------------------------------------------------------------------------------
Income (loss) before income taxes
  and extraordinary item                         (5,963)     (13,439)     12,888        (6,514)    (1,752)         -        (8,266)
Provision (benefit) for income taxes               (317)      (5,107)      3,645 (D)    (1,779)         -       (666)(D)    (2,445)
                                               -----------------------------------------------------------------------------------
Net income (loss)                                (5,646)      (8,332)      9,243        (4,735)    (1,752)       666        (5,821)
Accretive dividend                                  800            -           -           800          -          -           800
                                               -----------------------------------------------------------------------------------

Net income (loss) available
  to common stockholders                       $ (6,446)    $ (8,332)   $  9,243      $ (5,535)  $ (1,752)     $ 666      $ (6,621)
                                               ===================================================================================

Net income (loss) per share:
  Basic and diluted                            $  (0.37)                                                                  $  (0.36)
                                               ========                                                                   ========

Weighted average shares outstanding (E):
  Basic and diluted                              17,201                                                                     18,453
                                               ========                                                                   ========

                              INFOCURE CORPORATION
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                                     Datamedic
                                                                                                     Pro Forma         Pro Forma
                                                                      InfoCure       Datamedic      Adjustments        Combined
                                                                     ------------------------------------------------------------
 Revenue:
         Systems and software                                         $ 25,659       $  7,503             -             $ 33,162
         Maintenance, support and services                              20,340         11,688             -               32,028
                                                                     ------------------------------------------------------------
Total revenue                                                           45,999         19,191             -               65,190
                                                                     ------------------------------------------------------------
 Operating expense:
         Hardware and other items purchased for resale                  10,860          5,607             -               16,467
         Selling, general and administrative                            30,522         26,213             -               56,735
         Depreciation and amortization                                   1,840          2,436             -                4,276
         Asset impairment and restructuring charges                     11,136          1,916             -               13,052
                                                                     ------------------------------------------------------------
 Total operating expense                                                54,358         36,172             -               90,530
                                                                     ------------------------------------------------------------
 Operating income (loss)                                                (8,359)       (16,981)            -              (25,340)
 Interest, net                                                             482            293             -                  775
 Other, net                                                               (334)             -             -                 (334)
                                                                     ------------------------------------------------------------
 Income (loss) before income taxes                                      (8,507)       (17,274)            -              (25,781)
 Provision (benefit) for income taxes                                   (1,132)             -        (6,564) (D)          (7,696)
                                                                     ------------------------------------------------------------

 Net income (loss) available to common stockholders                   $ (7,375)      $(17,274)      $ 6,564             $(18,085)
                                                                     ============================================================

 Earnings per share:
         Basic and Diluted                                            $  (0.55)                                         $  (1.23)
                                                                     ==========                                        ==========

 Weighted average shares outstanding (E):
         Basic and Diluted                                              13,401                                            14,653
                                                                     ==========                                        ==========

                              INFOCURE CORPORATION
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                                 Datamedic
                                                                                                 Pro Forma         Pro Forma
                                                                    InfoCure      Datamedic     Adjustments        Combined
                                                                ----------------------------------------------------------------
 Revenue:
         Systems and software                                     $   12,378      $   5,800          -           $   18,178
         Maintenance, support and services                            14,511         11,990          -               26,501
                                                                ----------------------------------------------------------------
 Total revenue                                                        26,889         17,790          -               44,679
                                                                ----------------------------------------------------------------
 Operating expense:
         Hardware and other items purchased for resale                 7,838          5,763          -               13,601
         Selling, general and administrative                          17,070         19,306          -               36,376
         Depreciation and amortization                                   587          1,864          -                2,451
                                                                ----------------------------------------------------------------
 Total operating expense                                              25,495         26,933          -               52,428
                                                                ----------------------------------------------------------------
 Operating income (loss)                                               1,394         (9,143)         -               (7,749)
 Interest, net                                                           191            504          -                  695
 Other, net                                                              (31)             -          -                  (31)
                                                                ----------------------------------------------------------------
 Income (loss) before income taxes                                     1,234         (9,647)         -               (8,413)
 Provision (benefit) for income taxes                                   (657)             -     (3,666) (D)          (4,323)
                                                                ----------------------------------------------------------------
 Net income (loss) available to common stockholders                $   1,891     $   (9,647) $   3,666           $   (4,090)
                                                                ================================================================

        NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF
                                  OPERATIONS




(A) Reflects reductions in compensation and certain other operating expenses pursuant to applicable provisions of the agreement for InfoCure's purchase of the assets of the Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company that was effective in October, 1998.

(B) Reflects the purchase of HSD and its effect on (1) the reduction in amortization expense for intangible assets not acquired and (2) the increase in basis and application of uniform lives for fixed assets of three to seven years.

(C) Records interest expense related to debt incurred to effect the purchase of the HSD.

(D)  Provides the effects of income taxes (1) on other pro forma adjustments and
     (2) as though the companies filed consolidated tax returns.


(E) The weighted average number of shares used to calculate earnings per share ("EPS") for pro forma purposes included the following:

                                                       Eleven Months                                  Six Months Ended
                                                           Ended               Year Ended                  June 30,
                                                     December 31, 1997     December 31, 1998       1998    --------   1999
                                                     -----------------     -----------------       ----               ----
Historical weighted average common shares
outstanding (adjusted for August 1999
2-for-1 stock split) ..............................      9,760,910              13,560,874        15,445,034        20,716,564

Shares assumed outstanding for the entire
period related to issuances for the 1999
pooled companies ..................................      3,640,054               3,640,054         1,185,592         1,185,592

Shares assumed to be issued for the
acquisition of Datamedic ..........................      1,252,381               1,252,381         1,252,381         1,252,381
                                                        ----------              ----------        ----------        ----------

Weighted average shares-basic .....................     14,653,345              18,453,309        17,883,007        23,154,537

InfoCure and Datamedic contingently issuable
shares ............................................              -  (1)                  -  (1)    4,508,148         5,860,151
                                                        ----------              ----------        ----------        ----------

Weighted average shares-diluted ...................     14,653,345              18,453,309        22,391,155        29,014,688
                                                        ==========              ==========        ==========        ==========

------------------------
(1) The impact of the assumed exercise of contingently issuable shares would be antidilutive for the eleven months ended December 31, 1997 and for the year ended December 31, 1998 and, accordingly, have not been presented.

                          COMPARATIVE PER SHARE DATA

         The pro forma condensed combined balance sheets give effect to the merger as if it had occurred on June 30, 1999, combining the balance sheets of InfoCure at December 31, 1998 and June 30, 1999 with that of Datamedic as of March 31, 1999 and June 30, 1999, respectively. The pro forma condensed combined statements of operations give effect to the merger as if it had occurred at the beginning of the earliest period presented, combining the results of InfoCure for the year ended January 31, 1997, the eleven months ended December 31, 1997, the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999 with those of Datamedic for each year in the three-year period ended March 31, 1999 and the six months ended September 30, 1998 and June 30, 1999, respectively. Consequently, the results of Datamedic for the three months ended March 31, 1999 are included in the pro forma condensed combined statement of operations for both the year ended December 31, 1998 and the six months ended June 30, 1999. Datamedic's revenue was approximately $5.9 million and net loss was approximately $357,000 for the three months ended March 31, 1999. (See also the pro forma combined condensed financial statements.)

         The table below summarizes the following information:

         .   unaudited historical per share data of InfoCure and Datamedic;
             unaudited pro forma combined per share data for each share of
         .   InfoCure common stock held immediately after the merger, giving effect to the merger under the pooling of interests method of accounting and as if the merger had been consummated as of the beginning of the periods presented; and
         . unaudited equivalent pro forma combined per share data for each share of Datamedic common stock held immediately prior to the merger. This information has been calculated by multiplying the pro forma combined per share data of InfoCure Common Stock by an assumed exchange ratio of 0.1252.

         For purposes of this table, and consistent with InfoCure's historical financial statements, per share data for the year ended January 31, 1997 is not considered meaningful and has not been presented.

         You should read this table with the selected financial information and the pro forma financial statements included in this proxy statement-prospectus. You should also read the historical financial statements of InfoCure and Datamedic, which are included in this proxy statement-prospectus, in the case of Datamedic, or which we have incorporated by reference into this proxy statement-prospectus in the case of InfoCure. This pro forma data is not necessarily indicative of what our results of operations or financial position would have been if the merger had actually been consummated as of the beginning of the periods presented. It is also not necessarily indicative of the future operating results or financial position of the combined company. Neither Datamedic nor InfoCure has paid cash dividends on its common stock. Accordingly, no cash dividends per share data is presented below.

                                                                       Eleven Months                              Six Months Ended
                                                                           Ended            Year Ended                 June 30,
                                                                     December 31, 1997   December 31, 1998        1998        1999
                                                                     -----------------   -----------------      --------    --------

Net income (loss) per share before extraordinary item--basic:
    Historical-InfoCure .......................................           $ (0.55)             $(0.37)           $ 0.09      $ 0.38
    Pro forma combined ........................................             (1.23)              (0.36)             0.09        0.34
    Historical-Datamedic ......................................            (13.78)              (1.40)            (0.67)      (0.59)
    Equivalent pro forma combined per
      Datamedic share (1) .....................................             (0.15)              (0.04)             0.01        0.04
Net income (loss) per share before extraordinary item--diluted:
    Historical-InfoCure .......................................             (0.55)              (0.37)             0.07        0.30
    Pro forma combined ........................................             (1.23)              (0.36)             0.07        0.27

                                                                                                                  Six Months Ended
                                                                       Eleven Months                                   June 30,
                                                                           Ended            Year Ended          --------------------
                                                                     December 31, 1997   December 31, 1998        1998        1999
                                                                     -----------------   -----------------      --------    --------

Historical-Datamedic...........................................            (13.78)             (1.40)             (0.67)     (0.59)
Equivalent pro forma combined per
  Datamedic share (1)..........................................             (0.15)             (0.04)              0.01       0.03


                                             December 31, 1998     June 30, 1999
                                             -----------------     -------------
Book value per common share:
    Historical-InfoCure (2) .................    $ 0.90               $ 4.16
    Pro forma combined (2) ..................      0.94                 4.04
    Historical-Datamedic (2) ................     (0.73)               (1.03)
    Equivalent pro forma combined per
      Datamedic share (1) ...................       .12                 0.51
Tangible book value per common share:
    Historical-InfoCure (2) .................     (3.34)                1.09
    Pro forma combined (2) ..................     (3.05)                1.09
    Historical-Datamedic (2) ................     (1.12)               (1.38)

-----------------------
(1) The equivalent Datamedic pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by an assumed exchange ratio of 0.1252.
(2) The historical and tangible book value per common share is computed by dividing total stockholders' equity (excluding intangibles for tangible book value amounts) by the number of shares of common stock outstanding at the end of the period. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity (excluding intangibles for tangible book value amounts) by the pro forma number of shares of common stock outstanding at the end of the respective periods.

                               THE SPECIAL MEETING

PURPOSE

         InfoCure and Datamedic are furnishing this proxy statement-prospectus to Datamedic stockholders in connection with the solicitation of proxies by Datamedic's board of directors. The Datamedic board of directors will use the proxies at the special meeting of stockholders of Datamedic to be held on _____________, 1999 and at any adjournment or postponement thereof.

         At the special meeting, you will be asked to vote upon the proposal to approve the agreement and plan of merger attached to this proxy statement-prospectus as Appendix A and to authorize the merger of Datamedic into a wholly-owned subsidiary of InfoCure.

DATE, PLACE AND TIME

         The special meeting of Datamedic's stockholders will be held on _________ __, 1999, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, commencing at _____ a.m., local time.

RECORD DATE

         The Datamedic board of directors fixed the close of business on ___________, 1999 as the record date for the special meeting. Accordingly, only holders of Datamedic capital stock of record at the close of business on ________, 1999, will be entitled to notice of, and to vote at, the special meeting.

DATAMEDIC STOCKHOLDERS ENTITLED TO VOTE

         As of _________, 1999, there were outstanding _________ shares of Datamedic common stock and _________ shares of Datamedic preferred stock and such shares of Datamedic capital stock were held by ____ holders of record. Each share of Datamedic capital stock entitles the holder thereof to one vote.

         As of ________, 1999, directors and executive officers of Datamedic may be deemed to be beneficial owners of ______% of the outstanding shares of Datamedic preferred stock and ______% of the outstanding shares of Datamedic common stock and preferred stock, taken together as a single class.

VOTE REQUIRED; VOTING AT THE MEETING

         The holders of a majority of each series of Datamedic's preferred stock, considered independently, and the holders of a majority of the outstanding shares of Datamedic common stock and preferred stock, voting together as a single class, is necessary for a quorum to exist at the special meeting.

Approval of the agreement and plan of merger and authorization of the merger requires:

         . the affirmative vote of the holders of a 66-2/3% of all outstanding shares of Datamedic's preferred stock, with the holders of each series voting together as a single class, and
         . the affirmative vote of the holders of a majority of the outstanding shares of Datamedic preferred stock and common stock, voting together as a single class.

         The holders of all of the shares of Datamedic preferred stock and holders who collectively own approximately ___ % of the outstanding shares of Datamedic common and preferred stock taken together as a class, have agreed to vote in favor of the merger agreement and the merger.

         On the record date, Datamedic's directors and executive officers and affiliates owned _____% of the outstanding shares of Datamedic preferred stock, and __________ shares, or approximately ______% of the outstanding shares of Datamedic common stock and preferred stock, considered collectively. This number does not include stock that the Datamedic directors and executive officers may acquire through the exercise of stock options or warrants, or upon the conversion of debentures.

         On the record date and as of the date of this proxy statement-prospectus, InfoCure's directors and executive officers owned no shares of Datamedic capital stock.

VOTING OF PROXIES

         All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement and the merger, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

         Any abstention will have the same effect as a vote AGAINST the approval of the merger agreement and the merger.

A Datamedic stockholder who has given a proxy solicited by Datamedic's board of directors may revoke it by

         . giving written notice of revocation to the Secretary of Datamedic, . delivering a later dated proxy to the Secretary of Datamedic, or . attending the special meeting and voting in person.

         Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting to Datamedic Inc., 95 Sawyer Road, Waltham, Massachusetts 02453, Attention: Joseph
D. Hill, Secretary.

SOLICITATION OF PROXIES

         The expenses of the solicitation of proxies for the special meeting will be borne by Datamedic, except that InfoCure will pay expenses incurred in connection with filing, printing and mailing this proxy statement-prospectus and the forms of proxy to the Datamedic stockholders.

         In addition to solicitation by mail, directors, officers and key employees of Datamedic may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR SHARES OF DATAMEDIC WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

RIGHTS OF DISSENTING STOCKHOLDERS

         By virtue of Section 262 of the Delaware General Corporation Law (the "DGCL"), if holders of Datamedic capital stock exercise appraisal rights in connection with the merger, any shares of Datamedic stock as to which such appraisal rights are exercised will not be converted into the right to receive shares of InfoCure common stock but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to the DGCL.

THE FOLLOWING SUMMARY OF THE PROVISIONS OF SECTION 262 OF THE DGCL IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262 OF THE DGCL, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX E AND IS INCORPORATED HEREIN BY REFERENCE.

         If the merger is approved by the required vote of Datamedic's stockholders, each holder of Datamedic capital stock who (1) files written notice with Datamedic of an intention to exercise rights to appraisal of his shares prior to the Meeting and (2) does not vote in favor of the merger and who follows the procedures set forth in Section 262 will be entitled to have his Datamedic stock purchased by the surviving corporation for cash at the fair market value of the shares of Datamedic stock. The fair market value of shares of Datamedic stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Datamedic capital stock with respect to which holders have perfected their appraisal demand in accordance with Section 262 and have not effectively withdrawn or lost such appraisal rights are referred to in this proxy statement/prospectus as the "dissenting shares".

         Within ten days after the effective date of the merger, InfoCure, as the surviving corporation in the merger, must mail a notice to all stockholders who have complied with (1) and (2) above notifying such stockholders of the effective date of the merger. Within 120 days after the effective date such holders of stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, provided such holders may within 60 days of the effective date withdraw their demand for appraisal. Within 120 days of the effective time, the holders of dissenting shares may also, upon written request, receive from the surviving corporation a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

         If any holder of Datamedic capital stock who demands the appraisal and purchase of the holder's shares under Section 262 fails to perfect, or effectively withdraws or loses the right to such purchase, the shares of the holder will be converted into a right to receive a number of shares of InfoCure common stock in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

         .  the merger is abandoned;
         . the shares are transferred prior to their submission for the required endorsement;
         . the dissenting stockholder fails to make a timely written demand for appraisal;
         .  the dissenting shares are voted in favor or the merger;
         . neither Datamedic nor the stockholder files a complaint or intervenes in a pending action within 120 days after mailing of the approval notice; or,
         . the stockholder delivers to InfoCure, as the surviving corporation, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS, IN WHICH EVENT A DATAMEDIC STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO THE HOLDER'S DISSENTING SHARES IN

ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, DATAMEDIC STOCKHOLDERS WHO ARE CONSIDERING OBJECTION TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The board of directors of Datamedic has unanimously determined that the terms of the merger agreement and the merger are in the best interests of Datamedic and the Datamedic stockholders. Accordingly, the Datamedic board of directors recommends that Datamedic stockholders vote FOR the proposal to approve the merger agreement and the merger.

INTERESTS OF CERTAIN DATAMEDIC DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER

         When considering the recommendation of the Datamedic board of directors, you should be aware that certain Datamedic directors and officers have interests in the merger that are different from, or are in addition to, yours. Your board of directors was aware of these interests and considered them in approving and recommending the merger.


         Stock Options Accelerated Upon the Closing of the Merger. At the closing of the merger, the vesting under stock options held by Stephen Kahane, Joseph Hill, David Fetterolf and John Schafer, all current officers of Datamedic, and Gerald Christopher and Peter Fetterolf, current members of the Datamedic board of directors, will fully accelerate as set forth below:

                                                   Option Shares
Name                                                Accelerated   Exercise Price
----                                                -----------   --------------
Stephen Kahane .................................      233,560       $   2.25
  President, Chief Executive Officer and
  Director
Joseph Hill ....................................       51,630           2.25
   Vice President and Chief Financial Officer
David Fetterolf ................................       60,600           2.25
   President, Physicians' Office Division
John Schafer ...................................       51,630           2.25
   Vice President of Product Development
Gerald Christopher .............................       51,630           2.25
   Chairman of the Board of Directors
Peter Fetterolf ................................       38,730           2.25
   Director

All of the foregoing acceleration arrangements were pursuant to the terms of pre-existing agreements with such parties.

         Management Bonus Payments Upon the Closing of the Merger. Pursuant to a Management Bonus Plan approved by the Datamedic board of directors in April 1998, at the closing of the merger the following officers and directors of Datamedic will be entitled to receive the following bonuses if they remain employees of Datamedic until such date:

         Name                                                   Bonus
         ----                                                   -----
         Stephen Kahane..................................    $235,000
         Joseph Hill.....................................     $60,000
         David Fetterolf ................................     $80,000
         John Schafer ...................................     $60,000
         Gerald Christopher..............................     $60,000

         Assumption of Retirement Agreements. Upon consummation of the merger, InfoCure will assume Datamedic's obligations to Henry Kilroy, a former executive vice president of Datamedic and a current member of Datamedic's board of directors, under a Consulting and Salary Continuation Agreement dated February 1990. Under this agreement, Mr. Kilroy will receive a retirement benefit of $87,004 annually and medical, dental and life insurance benefits. These payments and benefits will continue until March 31, 2010, with Mr. Kilroy receiving a 5% annual cost of living adjustment.

         InfoCure will also assume Datamedic's obligations to Peter Fetterolf, the former Chairman of Datamedic and a current member of the Datamedic board of directors, under an Employment Agreement dated February 1997. Under the agreement, until December 31, 2001 Mr. Fetterolf will receive a retirement benefit of $131,250 per year (75% of his salary prior to his retirement). After December 31, 2001, Mr. Fetterolf will receive $87,500 per year, subject to an annual cost of living adjustment. These payments will end upon the earliest of
(i) December 28, 2006; (ii) the sale of Datamedic's assets resulting in consideration to the Datamedic's stockholders of at least $30 per share or (iii) Datamedic's initial public offering. Under the agreement, Mr. Fetterolf is entitled to receive payments at least through August 28, 2001. During the retirement benefit payment period, Mr. Fetterolf will also be entitled to supplemental health insurance.

         Assumption of Bonus Obligation. InfoCure will also assume Datamedic's obligation to pay accrued bonuses to Mr. Kilroy and Mr. Fetterolf in the amount of $70,000 and $89,500, respectively. These bonuses were awarded to Mr. Kilroy and Mr. Fetterolf in connection with the April 1994 sale of Datamedic's managed practice services business.

         Assumption of Debenture. Mr. Kilroy holds a Datamedic five year 10% convertible subordinated debenture in the principal amount of $7,500. Mr. Kilroy has the option to convert this debenture into 1,500 shares of Datamedic common stock upon the consummation of the merger. If Mr. Kilroy does not elect to convert the debenture, it will be assumed by InfoCure. See "THE MERGER AGREEMENT
- EFFECT OF THE MERGER ON DATAMEDIC OPTIONS, WARRANTS AND CONVERTIBLE SUBORDINATED DEBENTURES".

         Assumption of Employment Agreements. InfoCure will assume Datamedic's obligations to Dr. Kahane, Mr. Hill, Mr. David Fetterolf and Mr. Schafer under the employment agreements described below and in "Business of Datamedic--Executive Compensation."

         Under Mr. Hill's employment agreement, Mr. Hill is eligible to receive six months of salary and benefits coverage pursuant to an employment agreement with Datamedic if his employment is terminated without cause following the merger. If Mr. Hill is not employed on a full-time basis with a salary equal to or greater than $140,000 at the end of his initial six-month severance period, he is entitled to an additional three months of salary and benefits coverage.

         Under both Mr. David Fetterolf's and Mr. Schafer's employment agreements with Datamedic, each of Mr. David Fetterolf and Mr. Schafer is eligible to receive a monthly salary for a period of six months if his employment is terminated without cause. If either is employed prior to the end of the six month severance period, that individual's severance payments will cease effective with the commencement of his new employment.

         At the closing of the merger, InfoCure may enter into new employment agreements with Dr. Kahane and Mr. Hill. The terms of each of these employment agreements have not yet been finalized.

         Indemnification and Insurance. The Merger Agreement provides that after the effective time of the merger, the Surviving Corporation will honor the obligations of Datamedic that existed prior to September 3, 1999 to indemnify Datamedic's present and former directors and officers and their heirs, executors and assigns.

         For three years after the effective time of the merger, the Surviving Corporation has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or Bylaws, each present or former director or officer of Datamedic or any of its subsidiaries (including his or her heirs, executors and assigns) against any costs, expenses and amounts paid in settlement of any claim, action, suit, proceeding or investigation arising out of any act or omission in his or her capacity as a director, or officer which occurred before the effective time of the merger.

         Further, the Surviving Corporation has agreed to maintain in effect three-year tail, directors' and officers' liability insurance covering those individuals who are currently covered by Datamedic's directors, officers and company liability insurance policies.

                         DESCRIPTION OF THE TRANSACTION

         The following information describes material aspects of the merger. This description is only a summary of the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendices hereto, including the text of the merger agreement, which is attached as Appendix A to this proxy statement-prospectus and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

THE MERGER

         The merger agreement provides for the acquisition of Datamedic by InfoCure pursuant to the merger of Datamedic with and into a wholly-owned subsidiary of InfoCure. The InfoCure subsidiary will be the surviving corporation resulting from the merger.

WHAT YOU WILL RECEIVE IN THE MERGER

         Each share of Datamedic preferred stock and common stock will be exchanged for a fraction of a share of InfoCure common stock. This fraction will be determined at the closing of the merger by dividing the adjusted number of shares of InfoCure common stock, calculated in the manner described below, by the number of shares of Datamedic common stock outstanding immediately prior to the effective time, calculated on a fully diluted basis. The resulting fraction is referred to as the "exchange ratio." The determination of Datamedic's common stock on a "fully diluted basis" assumes (1) the payment of all accrued dividends on the Datamedic preferred stock in shares of Datamedic common stock,
(2) the exercise of all Datamedic options and warrants, (3) the conversion of all Datamedic convertible debentures and (4) the conversion of all shares of Datamedic preferred stock, including accrued dividends, into shares of Datamedic common stock.

         The adjusted number of shares of InfoCure common stock is 1,191,626 plus a number determined by dividing the aggregate exercise price of all vested Datamedic options and warrants outstanding at the effective time of the merger by $21.3976 and minus a number determined by dividing the sum of the following amounts by $21.3976:

         . total expenses of Datamedic and the preferred stockholders incurred in connection with the merger;
         . costs incurred by Datamedic in connection with its existing litigation;
         . costs of continuing errors and omissions insurance coverage for directors and officers of Datamedic;
         . the amount by which the total consolidated debt and accounts payable of Datamedic exceeds $3,750,000 at closing; and
         . the value of breaches of representations and warranties made by Datamedic in the Merger Agreement exceeding $150,000.


         The following example illustrates the calculation of the exchange ratio based on the following assumptions:

         . expenses in connection with the merger, including costs of continuing directors and officers insurance coverage for directors and officers of Datamedic are $900,000;
         .  costs related to Datamedic's existing litigation are $400,000;
         . Datamedic's total consolidated debt and accounts payable do not exceed $3,750,000;
         . there are no breaches of any representations and warranties by Datamedic; and
         . the aggregate exercise price of the vested options and warrants is $2,600,000.

         Giving effect to these assumptions, the adjusted number of shares of InfoCure common stock would be 1,252,381. This number is determined as 1,191,626 plus 121,509 shares (2,600,000 / 21.3976) and minus 60,754 shares (1,300,000 /
21.3976). Datamedic anticipates that the number of fully diluted shares of Datamedic outstanding on the assumed merger closing date of November 30, 1999 will be approximately 10 million. The resulting exchange ratio in the example thus is approximately .1252, which represents the number of shares of InfoCure common stock to be issued in the merger for each outstanding share of Datamedic common stock and for each share of common stock issuable upon conversion of Datamedic's preferred stock. The actual exchange ratio will be determined at the closing of the merger, and may be less than or greater than the exchange ratio depicted in this example.

         Holders of Datamedic common stock will receive that number of shares of InfoCure common stock determined by multiplying the exchange ratio by the number of shares of Datamedic common stock owned by them. Holders of Datamedic preferred stock will receive that number of shares of InfoCure common stock determined by multiplying the exchange ratio by the number of shares of Datamedic common stock issuable at the effective time of the merger assuming the conversion of their Datamedic preferred stock into shares of Datamedic common stock and the payment of accrued preferred stock dividends in shares of Datamedic common stock shares. InfoCure will not issue any fractional shares of common stock. Rather, InfoCure will pay cash for any fractional share. The cash payment will be in an amount equal to the fraction multiplied by $21.3976.

ESCROW AGREEMENT

         Approximately 8% of the adjusted shares of InfoCure common stock to be issued in the merger will be withheld from certain principal stockholders of Datamedic and will be set aside in an escrow account as security for claims that may be made against Datamedic in connection with the merger. A portion of such shares (the "General Escrow Shares") will be held for a period ending on the earlier of (1) one year after the merger is effective and (2) the publication of audited financial statements of InfoCure for the first fiscal year-end following the effective time of the merger (the "General Escrow Termination Date"). The remaining escrow shares (the "Special Escrow Shares") will be held as security for expenses incurred in defending, settling or pursuant to judgments obtained in connection with Datamedic's existing litigation and will be released on the earlier of (1) three years after the merger is effective and (2) the settlement or adjudication of all such litigation. A copy of the escrow agreement is attached hereto as Appendix B. We encourage you to read the escrow agreement.

         __________________, will serve as the stockholder representative under the escrow agreement. The stockholder representative will act on behalf of the principal stockholders of Datamedic with respect to the indemnification provisions of the merger agreement and the terms and conditions of the escrow agreement.

         At any time after InfoCure has published financial results covering at least 30 days of combined operations of InfoCure and the surviving corporation, the stockholder representative shall have the right to substitute cash in an amount equal to the product of the number of shares of InfoCure common stock then in escrow multiplied by the average per share closing price of InfoCure common stock as quoted on Nasdaq in the 20 day trading period ending on the day before the effective date of the merger (the "InfoCure Average Share Price").

         If InfoCure becomes entitled to payment for an indemnification claim with respect to a breach of Datamedic's representations and warranties, the claim will be paid by distributing to InfoCure, either General Escrow Shares or any cash substituted therefor. The number of General Escrow Shares to be distributed in connection with any such claim will be equal to the dollar amount of such claim divided by the InfoCure Average Share Price. If any such indemnification claim is pending and unresolved on the General Escrow Termination Date, the escrow agent will retain the disputed amount until the claim is resolved and deliver the balance of the General Escrow Shares to the principal stockholders. Upon resolution of the claim, the balance of the General Escrow Shares, if any, held in escrow and not used to satisfy the claim, will be returned.

         If InfoCure becomes entitled to payment for expenses incurred in defending, settling or pursuant to judgments obtained in connection with Datamedic's existing litigation, such expenses will be paid by distributing to InfoCure either Special Escrow Shares or any cash substituted therefor. The number of Special Escrow Shares to be distributed in connection with such expenses will be equal to the dollar amount of such expenses divided by the InfoCure Average Share Price.

         Any and all cash dividends on shares of InfoCure common stock held in escrow will be retained in escrow until the escrow is distributed. The principal stockholders will have the right to vote their shares held in their escrow account.

EFFECT OF THE MERGER ON DATAMEDIC OPTIONS, WARRANTS AND CONVERTIBLE DEBENTURES

     Options

         When the merger is effective, each option granted under Datamedic's stock option plans that is outstanding, whether or not exercisable, will convert into an option to purchase InfoCure common stock. InfoCure will assume each option in accordance with the terms of Datamedic's stock option plans and the stock option agreement that evidences the option and will deliver InfoCure common stock upon the exercise of each option. After the merger becomes effective:

         . InfoCure and its compensation committee will be substituted for Datamedic and the committee of Datamedic's board of directors administering Datamedic's plan;
         . Each option assumed by InfoCure may be exercised only for shares of InfoCure common stock;
         . The number of shares of InfoCure common stock subject to the option will be equal to the number of shares of Datamedic common stock subject to the option immediately before the merger is completed multiplied by the exchange ratio and rounding up to the nearest whole share; and
         . The per share exercise price of each option will be adjusted by dividing it by the exchange ratio and rounding up to the nearest cent.

         Notwithstanding the foregoing, each Datamedic option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

     Warrants

         When the merger is effective, each warrant to purchase Datamedic common stock will convert into a warrant to purchase InfoCure common stock. InfoCure will assume each warrant in accordance with the terms of the Warrant and will deliver InfoCure common stock upon the exercise of the warrant. After the merger becomes effective:

         . Each warrant assumed by InfoCure may be exercised only for shares of InfoCure common stock;
         . The number of shares of InfoCure common stock subject to the warrant will be equal to the number of shares of Datamedic common stock subject to the warrant immediately before the merger is completed multiplied by the exchange ratio and rounding up to the nearest whole share; and
         . The per share exercise price of each warrant will be adjusted by dividing it by the exchange ratio and rounding up to the nearest cent.

     Convertible Subordinated Debentures

         When the merger is effective, each convertible debenture granted under the respective debenture instrument that is outstanding, will convert into a debenture for InfoCure common stock. InfoCure will assume each debenture in accordance with the terms of the respective debenture instrument that evidences the debenture and will deliver InfoCure common stock upon the conversion of the debenture. After the merger becomes effective:

         . Each debenture assumed by InfoCure may be converted only into shares of InfoCure common stock;
         . The number of shares of InfoCure common stock subject to the debenture will be equal to the number of shares of Datamedic common stock subject to the debenture immediately before the merger is completed multiplied by the exchange ratio and rounding up to the nearest whole share; and
         . The conversion price of each debenture will be adjusted by dividing it by the exchange ratio and rounding up to the nearest cent.

         For information with respect to stock options, warrants and convertible subordinated debentures held by Datamedic's management, See "THE SPECIAL MEETING--INTERESTS OF CERTAIN DATAMEDIC OFFICERS, DIRECTORS AND AFFILIATES IN THE MERGER."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         InfoCure and Datamedic have not and do not intend to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. Moreover, neither InfoCure nor Datamedic will obtain any written legal opinion of counsel relating to the federal income tax consequences of the merger.

Therefore, each stockholder of Datamedic should consult his, her, or its own tax advisor with respect to the tax consequences of the merger.

         The following is a discussion of the anticipated federal income tax consequences of the merger to stockholders of Datamedic. This discussion does not address, among other matters:

         .  state, local, or foreign tax consequences of the merger;
         . federal income tax consequences to Datamedic stockholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, persons who hold such stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, and persons who do not own such stock as a capital asset;
         . federal income tax consequences affecting shares of Datamedic common stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation;
         . the tax consequences to holders of warrants, options, or other rights to acquire shares of such stock;
         . the tax consequences to holders who are not citizens or residents of the United States;
         . the tax consequences to InfoCure and Datamedic resulting from any required change in accounting methods; and
         . the tax consequences to InfoCure and Datamedic of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

         Assuming that the merger is completed in accordance with the merger agreement, it is anticipated that the following federal income tax consequences will occur:

         .  The merger will constitute a reorganization within the meaning of
            Section 368(a) of the Internal Revenue Code and each of InfoCure and Datamedic will be a party to the reorganization within the meaning of Section 368(b) of the Code.
         . No gain or loss will be recognized by the stockholders of Datamedic as a result of the exchange of all of the shares of Datamedic capital stock that they own solely for InfoCure common stock pursuant to the merger.
         . The aggregate tax basis of InfoCure common stock to be received by the stockholders of Datamedic (who exchange all of their Datamedic capital stock solely for InfoCure common stock in the merger) will be the same as the aggregate tax basis of the Datamedic capital stock surrendered in exchange therefor.
         . The holding period of the InfoCure common stock to be received by stockholders of Datamedic (who exchange all of their Datamedic capital stock solely for InfoCure common stock in the merger) will include the holding period of the Datamedic capital stock surrendered in exchange therefor, provided the Datamedic shares were held as a capital asset by the stockholders of Datamedic on the date of the exchange.
         . The payment of cash to stockholders of Datamedic in lieu of fractional share interests of InfoCure common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by InfoCure. These cash payments will be treated as having been received as distributions in full payment in exchange for the InfoCure common stock redeemed, and will give rise to taxable gain or loss subject to the provisions and limitations of Section 302 of the Internal Revenue Code.
         . Where solely cash is received by a stockholder of Datamedic in exchange for Datamedic capital stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Datamedic capital stock and will give rise to taxable gain or loss subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

         A successful Internal Revenue Service challenge to the reorganization status of the merger generally would result in Datamedic stockholders (who exchange all of their Datamedic capital stock solely for InfoCure common in the merger) recognizing gain or loss equal to the difference between the fair market value of the InfoCure common stock received in the merger and such Datamedic stockholders' tax basis in their Datamedic capital stock surrendered in the merger.

         The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger. Tax consequences of the merger may vary depending upon the particular circumstances of each stockholder of Datamedic. Accordingly, stockholders of Datamedic are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of state, local, and foreign tax laws.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background to the Merger.

The healthcare practice management systems is undergoing a period of rapid consolidation favoring large scale providers that can quickly develop new and diverse software applications and provide enhanced services to healthcare practitioners. Datamedic believes that its smaller size relative to that of many of its competitors and its limited access to capital resources may inhibit its future growth in revenues and profitability. Accordingly, for a period of time the Datamedic board of directors had considered various alternative means of increasing Datamedic's capital resources through a possible combination, whether through sale, merger or joint venture, with a strong partner in the healthcare systems industry which could provide Datamedic with additional capital resources as well as a competitive advantage. In addition, several unsolicited indications of interest in Datamedic as a strategic acquisition compelled the Datamedic board of directors' inclination to consider a variety of strategic alternatives. In October 1998, Datamedic engaged Broadview International, L.L.C. to serve as Datamedic's financial advisor.

         On November 11, 1998, Mr. Richard Perlman, InfoCure's Chairman, Mr. Frederick Fine, InfoCure's President and Chief Executive Officer, and Mr. James Price, InfoCure's Executive Vice President met with Dr. Stephen Kahane, Datamedic's President and Chief Executive Officer at an industry conference in New York City. At the meeting, among other things, the representatives described their respective business operations, product technology and recent historical financial results. The parties agreed to engage in further discussion regarding ways in which the two companies could work together.

         On December 29, 1998, the same group along with Mr. Joseph Hill, Datamedic's Chief Financial Officer, met in Atlanta, Georgia. The group reviewed in more detail the nature of Datamedic's technology and product offerings, as well as Datamedic's customer base and sales distribution partners. A more detailed review of InfoCure's operation was completed and included more information about InfoCure's business, customers and products. In addition, attendees of the meeting held preliminary discussions about the possibility of a combination of the two companies and described briefly what each company could contribute to a combination.

         In mid-January, 1999, Mr. Don Rogers, Mr. Wes Campell, Mr. Lance Cornell, Ms. Clarissa Windham, Ms. Jane Houghton, Mr. Fine, and Mr. Price met at Datamedic's offices in Waltham, Massachusetts with Dr. Kahane and Mr. Hill and representatives of Broadview, as well as Datamedic's Vice President of Product Development, Mr. John Schafer, to discuss further the nature of Datamedic's technology and product offerings, Datamedic's customer base and its sales distribution partners.

         On February 12, 1999, during a conference call among Mr. Price, Mr. Perlman, Mr. Fine, Dr. Kahane, Mr. Seth Seigle and Mr. Alec Ellison, InfoCure expressed its decision not to proceed at that time with discussions regarding the proposed combination, but did express a continuing interest particularly in the ophthalmologic division of Datamedic. No further talks followed for a period of time.

         In early May 1999, a representative of Broadview contacted Mr. Price to relay Datamedic's interest in proceeding with discussions as they related to the practice management software segment of Datamedic.

         On May 19, 1999, InfoCure submitted a preliminary proposal of certain financial terms for a transaction with Datamedic. This preliminary offer was rejected by Datamedic and the two parties held further discussions during the next several weeks regarding both Datamedic's existing technology portfolio and future product offerings currently in development. During this period, the parties held further discussions regarding a number of important aspects of a possible merger, including material financial terms and related organizational issues. In late May 1999, discussions were concluded without resolution. No substantial discussions or meetings were held again until early July 1999.

         In early July, 1999 Mr. Price called Dr. Kahane to express a continuing interest in Datamedic. Dr. Kahane was interested and requested that discussions continue with regard to a potential merger transaction involving the entire company as opposed to any one operating division.

         On July 8, 1999, InfoCure submitted a proposal of certain financial terms for the merger of Datamedic with InfoCure. Datamedic's board of directors reviewed the offer with Dr. Kahane and Mr. Hill and provided them authority to negotiate a final letter of intent to merge with InfoCure. A final letter of intent was signed on July 16, 1999.

         During the second half of July 1999, representatives of InfoCure and Datamedic exchanged due diligence request lists and representatives of both companies and their advisors participated in a series of meetings in Waltham, Massachusetts, Hauppauge, New York and Atlanta, Georgia, as well as numerous telephone calls to conduct reciprocal legal, business, accounting and financial due diligence.

         On July 26, 1999, Mr. Rogers, Mr. Campbell, Mr. Fine, Ms. Windham and Ms. Houghton visited Datamedic's offices in Waltham, Massachusetts and Hauppauge, New York to review financial and operational issues associated with the due diligence activity.

         On July 27, 1999, InfoCure's counsel delivered a first draft of the merger agreement to Datamedic and its counsel. On July 31, 1999, Datamedic and its counsel provided written comments on this draft to InfoCure and its counsel and, during the following month, InfoCure and Datamedic and their counsel continued to negotiate the provisions of the merger agreement.

         On August 25, 1999, Mr. Perlman, Mr. Fine and Mr. Price gave presentations to members of the Datamedic board of directors, both in person and via telephone conference call, at the offices of Broadview in New York. The presentations were designed to further introduce the Datamedic board members to InfoCure, its vision and its leadership.

         On August 26, 1999, Mr. Perlman, Mr. Price and InfoCure's lawyers met with Dr. Kahane, Mr. Hill and Datamedic's lawyers in Boston, Massachusetts to discuss timing of the transaction and further negotiate terms and conditions of the transaction.

         On August 31, 1999, the Datamedic board of directors held a special telephone meeting at which the Datamedic board of directors reviewed the terms of the merger agreement, the voting agreement and the escrow agreement and considered the factors set forth below under the heading "--DATAMEDIC'S REASONS FOR THE MERGER." After consideration, the Datamedic board unanimously approved the merger agreement and the merger, subject to the approval of the Datamedic stockholders.

         On September 3, 1999, the InfoCure board members were briefed on the status of discussion between InfoCure and Datamedic and reviewed the relevant financial, accounting and legal considerations of the proposed transaction as contemplated by the merger agreement. After due consideration, the InfoCure board unanimously approved the merger agreement and the related matters described in this document.

         Following the approval of the merger by the InfoCure board and the Datamedic board, on September 3, 1999, InfoCure and Datamedic executed the merger agreement. On September 8, 1999, InfoCure and Datamedic issued a joint press release prior to the opening of trading on the Nasdaq National Market.

     Datamedic's Reasons for the Merger.

         The Datamedic board of directors has determined that the merger is in the best interests of Datamedic and its stockholders and has unanimously approved the merger agreement. In reaching its determination, the Datamedic board of directors considered a number of factors, without assigning any relative weights to such factors, including, but not limited to, the following:

         . Datamedic's need to gain access to additional resources. Although Datamedic believed it has the ability to operate profitably in the future and generate sufficient cash flow to service its short-term obligations, Datamedic believed its limited access to capital resources may inhibit its growth in revenues and profitability.
         .  The effect on the Datamedic stockholders of Datamedic continuing as an independent entity compared to the effect of a combination with
            InfoCure. The Datamedic board determined that an integration of Datamedic with InfoCure, given InfoCure's greater marketing, sales and financial resources, may provide a better opportunity for the long-term success of Datamedic's product offerings and thereby maximize value for the Datamedic stockholders.
         . The synergies that existed between InfoCure's business and operations and Datamedic's business and operations. InfoCure and Datamedic share similar types of customers and technologies. They also share a similar vision, strategy and philosophy of doing business in the physician office market place. As a result, the combination provides the combined entity with the opportunity to capitalize on the parties' respective existing relationships with customers and vendors in order to cross-market their respective products and services.
         . The financial performance and condition, businesses and prospects of Datamedic and InfoCure, including, but not limited to, information with respect to the historical stock prices of InfoCure and the respective operating performances of Datamedic and InfoCure.
         . The terms of the merger agreement, including the form and amount of the consideration to be received by the Datamedic stockholders, the terms and structure of the merger, and the size and nature of the escrow. The Datamedic board of directors deemed it significant that the merger would provide the stockholders of Datamedic with InfoCure common stock for which there is an active and liquid trading market, in exchange for their Datamedic capital stock, for which there is no established trading market or other means to readily achieve liquidity.
         . That the merger is expected to be a tax-free transaction to the Datamedic stockholders and is expected to qualify as a pooling of interests transaction for accounting and financial reporting purposes.
         . That the merger affords the Datamedic stockholders the opportunity to reduce the exposure inherent in Datamedic's reliance on a few products and services in a relatively discrete market, and the difficulties Datamedic faces in competing against larger companies with more diversified product lines and greater financial resources.

         In reaching its conclusion, the Datamedic board of directors also considered the following factors, which it believed did not favor entering into the merger agreement:

         . A combination with InfoCure could prevent it from seeking other avenues of maximizing the value of the Datamedic capital stock, including pursuing an initial public offering of the Datamedic common stock or seeking a business combination with a third party that offered greater value to the Datamedic stockholders.
         . The merger could prevent Datamedic from maximizing the value of the Datamedic capital stock by pursuing its existing strategic plan as an independent entity and that, after the merger, the holders of Datamedic capital stock who receive shares of InfoCure common stock in the merger will have to rely on the operating success of InfoCure to maximize the value of their investment.
         . All of the consideration that would be received by the Datamedic stockholders in the merger would consist of InfoCure common stock, rather than cash, and holders of Datamedic preferred stock would be forced to relinquish certain preferential rights. See "--EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS."
         . The merger could adversely affect Datamedic's existing relationships with customers and partners.

         In reaching its conclusions set forth above, the Datamedic board was aware of the potential benefits to be realized by its officers and directors in the merger, including those described below under the caption "INTERESTS OF CERTAIN PERSONS IN THE MERGER," but did not believe any of those benefits to be different in any material way from those to be realized by other Datamedic stockholders in the merger.

         Other than those considerations described above which the Datamedic board of directors believed did not favor entering into the Merger Agreement, the Datamedic board of directors did not identify any particular risks or adverse effects on non-affiliated Datamedic stockholders.

         The foregoing discussion of certain information and factors deemed material by the Datamedic board in considering the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the Datamedic board of directors.

         THE BOARD OF DIRECTORS OF DATAMEDIC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS TO THE STOCKHOLDERS OF DATAMEDIC THAT YOU APPROVE THE MERGER AGREEMENT AND THE MERGER.

     InfoCure's Reasons for the Merger.

         In adopting the merger agreement and the merger, InfoCure's board of directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, InfoCure's board of directors considered the following material factors, among others:

         . Datamedic's strong positions in oncology and ophthalmology, two new specialties that InfoCure wanted to enter, in addition to the existing major market share Datamedic has in the emergency medicine and general medicine segments.
         .  Datamedic's existing customer base.
         . Datamedic's $20,000,000 in revenues of which recurring revenue is estimated to exceed $10,000,000 annually.
         .  Datamedic's proprietary practice management and clinical software.

         . Datamedic's in-house processing operations, which can be economically consolidated with InfoCure's existing operations.

         InfoCure's board of directors determined that the merger was in the best interests of InfoCure and its stockholders, and unanimously approved the proposed merger on September 3, 1999.

REPRESENTATIONS AND WARRANTIES

         Both parties made a number of representations and warranties in the merger agreement regarding aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger.

Datamedic's representations and warranties include representations as to:


         . Datamedic's and all subsidiaries' corporate organization, good standing, corporate power
         . Datamedic's corporate power and authority to enter into the merger agreement
         .  Datamedic's capitalization
         .  Datamedic's financial statements
         .  Datamedic's books and records
         .  real property interests of Datamedic
         .  condition and sufficiency of assets of Datamedic
         .  Datamedic's accounts receivable
         .  Datamedic's inventory
         .  Datamedic's liabilities
         .  Datamedic's taxes
         . material adverse changes in Datamedic's business since June 30, 1999 . Datamedic employee benefit matters
         . Datamedic's compliance with legal requirements and governmental authorizations
         .  legal proceedings or orders involving Datamedic
         .  absence of certain changes and events since June 30, 1999
         .  Datamedic's material contracts
         .  Datamedic's insurance
         .  environmental matters that apply to Datamedic
         .  Datamedic employees
         .  Datamedic's government contracts
         .  Datamedic's intellectual property rights
         .  certain payments
         .  Datamedic's relationships with related persons
         .  Datamedic's brokers or finders
         .  labor relations matters and compliance affecting Datamedic
         .  disclosure

InfoCure's representations and warranties include representations as to:

         .  InfoCure's corporate organization
         .  authorization of the merger agreement by InfoCure
         . absence of restrictions and conflicts to InfoCure consummating the merger
         .  InfoCure's capitalization
         . InfoCure's filings and reports with the Securities and Exchange Commission
         .  Litigation involving InfoCure
         .  disclosure

         . Absense of any proceedings to prevent, delay or make the merger illegal
         .  InfoCure's brokers or finders
         .  InfoCure's tax representations.

COMPLETION OF THE MERGER

         Subject to the conditions and the obligations of the parties to effect the merger, the merger will be completed on the date and at the time specified in the Certificate of Merger to be filed with each of the Delaware Secretary of State and the Georgia Secretary of State.

         InfoCure and Datamedic agree to exercise their respective best efforts to cause the closing to take place on or before November 30, 1999. However, unexpected delays can occur.

         InfoCure and Datamedic cannot assure you that Datamedic will be able to obtain necessary stockholder approval, that they will be able to obtain any regulatory approvals required for the merger or that they will be able to satisfy other conditions to completion of the merger. Either Datamedic's or InfoCure's board of directors may terminate the merger agreement if the merger is not completed by December 31, 1999, unless it is not completed because of the breach of the merger agreement by the party seeking termination. See "--CONDITIONS TO COMPLETION OF THE MERGER" and "--WAIVER, AMENDMENT, AND TERMINATION."

DISTRIBUTION OF INFOCURE STOCK CERTIFICATES

         Promptly after the merger is completed, you will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of Datamedic capital stock for certificates representing shares of InfoCure common stock.

You should not send in your certificates until you receive a letter of transmittal and instructions.

         After you surrender to the exchange agent certificates for Datamedic capital stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of InfoCure common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share, without interest, if any, together with all undelivered dividends or distributions in respect of the shares of InfoCure common stock, without interest thereon, if any. InfoCure will not be obligated to deliver the consideration to you, as a former Datamedic stockholder, until you have surrendered your Datamedic capital stock certificates.

         Whenever a dividend or other distribution is declared by InfoCure on InfoCure common stock with a record date after the date on which the merger was completed, the declaration will include dividends or other distributions on all shares of InfoCure common stock that may be issued in the merger. However, InfoCure will not pay any dividend or other distribution that is payable after the completion of the merger to you until you surrender the certificate. If your Datamedic stock certificate has been lost, stolen, or destroyed, the exchange agent will issue the shares of InfoCure common stock and any cash in lieu of fractional shares upon your submission of an affidavit claiming the certificate to be lost, stolen, or destroyed, the posting of a bond in such amount as InfoCure may reasonably direct as indemnity against any claim that may be made against InfoCure with respect to the certificate, and submission of any other documents necessary to effect the exchange of the shares represented by the certificate.

         At the time the merger is completed, the stock transfer books of Datamedic will be closed to Datamedic's stockholders and no transfer of shares of Datamedic capital stock by any stockholder will thereafter be made or recognized. If certificates for shares of Datamedic capital stock are presented for transfer after the merger is completed, they will be canceled and exchanged for shares of InfoCure common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the InfoCure common stock.

CONDITIONS TO COMPLETION OF THE MERGER

         In addition to any required regulatory approvals, the merger will be completed only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

         .  Datamedic stockholders approve the merger at the special meeting;
         . InfoCure and Datamedic receive written confirmation from their respective independent accountants concerning the pooling of interests accounting treatment of the merger;
         . InfoCure has not breached any of its representations or obligations under the merger agreement in any material respect;
         . Datamedic has not breached any of its representations or obligations under the agreement such that there is a material adverse effect on Datamedic;
         . the shares of InfoCure common stock to be issued in the merger must be approved for listing on the Nasdaq National Market;
         . Datamedic and InfoCure receive opinions of counsel in forms reasonably satisfactory to each;
         . the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal;
         . In addition to these conditions, the merger agreement, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

         InfoCure and Datamedic cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before December 31, 1999, except as described otherwise in this proxy statement-prospectus or the merger agreement, the board of directors of either Datamedic or InfoCure may terminate the agreement and plan of merger and abandon the merger. See "--WAIVER, AMENDMENT, AND TERMINATION."

INDEMNIFICATION

         Under the merger agreement, if the merger is completed, the principal stockholders of Datamedic have agreed to severally, in proportion to each principal stockholder's relative percentage ownership interest, indemnify InfoCure against losses resulting from:

         . the inaccuracy or breach of any representation or warranty of Datamedic made in the merger agreement;
         . the breach or failure to perform any covenant or agreement of Datamedic or the principal stockholders made in the merger agreement; and
         .  the pending litigation matters disclosed in the merger agreement.

         The principal stockholders of Datamedic will not have liability to InfoCure in connection with the breach of any representations and warranties unless written notice asserting an indemnification claim is given prior to the earlier of (1) one year after the effective time of the merger and (2) the publication of audited consolidated financial statements of InfoCure for the year ended December 31, 1999. However, InfoCure may seek indemnity for the pending litigation matters at any time during the three year period following the effective time of the merger. The principal stockholders of Datamedic will have no liability with respect to these matters until the total of all losses exceeds $300,000, in which event the stockholders shall be obligated to indemnify InfoCure for all such losses in excess of $300,000. In no event will the aggregate liability of the principal stockholders exceed the aggregate value of the shares of InfoCure common stock deposited in the escrow except for claims relating to fraud or willful misrepresentations.

REGULATORY APPROVAL

         Datamedic and InfoCure are not aware of any material governmental approvals or actions that are required to complete the merger. Should, however, any such approval or action be required, InfoCure and Datamedic have agreed that they will seek such approval or action.

         InfoCure and Datamedic believe that the merger can be effected in compliance with the federal and state antitrust laws; however, there can be no assurance that a challenge to the completion of the merger on antitrust grounds will not be made or that, if such a challenge were made, InfoCure and Datamedic would prevail or would not be required to accept certain adverse conditions in order to complete the merger.

WAIVER, AMENDMENT, AND TERMINATION

         To the extent permitted by law, the boards of directors of InfoCure and Datamedic may agree in writing to amend the merger agreement, whether before or after Datamedic's stockholders have approved it. In addition, before or at the time the merger becomes effective, either Datamedic or InfoCure, or both, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either InfoCure or Datamedic may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by an authorized officer of Datamedic or InfoCure, as the case may be.

         At any time before the merger becomes effective, the boards of directors of InfoCure and Datamedic may agree to terminate the merger agreement. In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after Datamedic obtains your approval, by:

         . Datamedic or InfoCure, if the transaction is not completed by December 31, 1999, or such later date as may be agreed to by Datamedic and InfoCure; however, neither Datamedic nor InfoCure may terminate the agreement if its breach is the reason the transaction has not been completed;
         . Datamedic, if InfoCure breaches its representations, warranties or obligations under the merger agreement in any material respect; and
         . InfoCure, if Datamedic breaches its representations, warranties or obligations under the merger agreement and the breach has a material adverse effect on Datamedic, as defined in the merger agreement.

If the merger is terminated, the merger agreement will become void and have no effect.

CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement obligates Datamedic to use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect, and imposes certain limitations on the operations of Datamedic and its subsidiaries. These items are listed in Section 5.2 of the merger agreement which is attached as Appendix A to this proxy statement-prospectus.

         Datamedic has also agreed that neither it nor any of its representatives will directly or indirectly solicit, or participate in negotiations with respect to, any proposal for the acquisition of Datamedic by a third party other than InfoCure.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         The merger will not change the present management team or board of directors of InfoCure. Information concerning the management of InfoCure is included in the documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

         InfoCure Systems, Inc. will be the surviving corporation resulting from the merger and will remain a wholly-owned subsidiary of InfoCure. InfoCure Systems will continue to be governed by the laws of the State of Georgia.

ACCOUNTING TREATMENT

         It is anticipated that the merger will be accounted for as a pooling of interests. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Datamedic will be carried forward at their previously recorded amounts, and the consolidated financial statements of InfoCure for all periods presented will be restated to include the financial condition and results of operations of Datamedic.

         In order for the merger to qualify for pooling of interests accounting treatment, 90% or more of the outstanding Datamedic capital stock must be exchanged for InfoCure common stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the merger to qualify as a pooling of interests. Some of the criteria cannot be satisfied until after the merger is completed. In addition, at the closing of the merger, InfoCure and Datamedic shall have received written confirmation from their respective independent accountants regarding the appropriateness of pooling of interests accounting for the merger under Accounting Principles Board Opinion No. 16, "Business Combinations," if the merger is completed in accordance with the merger agreement.

         Certain conditions will be imposed on the exchange of Datamedic capital stock for InfoCure common stock in the merger by affiliates of Datamedic. Certain restrictions will also be imposed on the transferability of the InfoCure common stock received by those affiliates in the merger. These conditions and restrictions will be imposed in order, among other things, to ensure the availability of pooling of interests accounting treatment. For information concerning these conditions and restrictions, see "--RESALES OF INFOCURE COMMON STOCK."

FEES AND EXPENSES

         If the merger is completed, InfoCure will pay its own costs and expenses incurred in connection with the merger and will also pay the aggregate of (i) the accounting and legal fees payable to Datamedic's accountants and attorneys and the attorneys for the preferred stockholders in connection with the merger and (ii) the fees payable by Datamedic to Broadview International, L.L.C. in connection with the merger; except that the number of shares of InfoCure common stock to be issued in connection with the merger shall be reduced by, among other things, the number of shares equal to the sum of the aforementioned expenses of Datamedic divided by $21.3976.

RESALES OF INFOCURE COMMON STOCK

         InfoCure common stock to be issued to you in the merger will be registered under the Securities Act. All shares of InfoCure common stock received by you in the merger will be freely transferable after the merger provided you are not considered to be an "affiliate" of Datamedic or InfoCure. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Datamedic or InfoCure at the time of the special meeting (generally, executive officers, directors, and 10% or greater stockholders).

         Rule 145 under the Securities Act restricts the sale of InfoCure common stock received in the merger by affiliates of Datamedic and certain of their family members and related entities. Under the rule, during the first 12-month period after the merger is completed, affiliates of Datamedic or InfoCure may resell publicly the InfoCure common stock they receive in the merger but only within certain limitations as to the amount of InfoCure common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Datamedic who are not affiliates of InfoCure may resell their shares without restriction. InfoCure must continue to satisfy its reporting requirements under the Securities Exchange Act, in order for affiliates to resell shares of InfoCure common stock received in the merger under Rule 145. Affiliates also would be permitted to resell InfoCure common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act. This proxy statement-prospectus does not cover any resales of InfoCure common stock received by persons who may be deemed to be affiliates of Datamedic or InfoCure. InfoCure has agreed to file a registration statement on Form S-3 promptly following the effective time of the merger covering the resale of InfoCure common stock by each person who may be deemed to be an affiliate of Datamedic.

         The SEC's guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of InfoCure and Datamedic by their affiliates in connection with the merger. The SEC's guidelines indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is completed and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

         Each person who may be deemed to be an affiliate of Datamedic has executed and delivered to InfoCure an agreement intended to ensure compliance with the Securities Act, and to preserve the ability of the merger to be accounted for as a pooling of interests. Each Datamedic affiliate has agreed not to sell, pledge, transfer, or otherwise dispose of any Datamedic capital stock held by the affiliate except as contemplated by the merger agreement or the affiliate agreement. In addition, each Datamedic affiliate must agree not to sell, pledge, transfer or otherwise dispose of any InfoCure common stock received in the merger except in compliance with the Securities Act, and the applicable rules, and until such time as financial results covering 30 days of combined operations of InfoCure and Datamedic have been published. Prior to publication of such results, InfoCure will not transfer on its books any shares of InfoCure common stock received by an affiliate of Datamedic in the merger. The stock certificates representing InfoCure common stock issued to affiliates in the merger will bear a legend summarizing these restrictions on transfer.

VOTING AGREEMENT

         The holders of all of the shares of Datamedic preferred stock and holders of ___% of the outstanding shares of Datamedic's common stock and preferred stock, taken together as a class, have agreed to vote in favor of the merger agreement and the merger. The voting agreement terminates upon the earlier to occur of

(1) the termination of the merger agreement in accordance with its terms and (2) the effective time of the merger.

         On the record date, Datamedic's directors and executive officers and affiliates owned _____% of the outstanding shares of Datamedic preferred stock, and __________ shares, or approximately ______% of the outstanding shares of Datamedic common stock and preferred stock, considered collectively. This number does not include stock that the Datamedic directors and executive officers may acquire through the exercise of stock options or warrants, or upon the conversion of debentures.

         On the record date and as of the date of this proxy statement-prospectus, InfoCure's directors and executive officers owned no shares of Datamedic capital stock.

                      MARKET PRICE AND DIVIDEND INFORMATION

         InfoCure's common stock is traded on The Nasdaq National Market under the symbol "INCX." The following table sets forth the range of high and low closing sales prices reported on The Nasdaq National Market for InfoCure common stock for the periods indicated:

                                                       HIGH             LOW
                                                       ----             ---
YEAR ENDING DECEMBER 31, 1999
Third Quarter (September 15, 1999) ..............   $   28.75        $   18.50
Second Quarter ..................................       26.47            12.25
First Quarter ...................................       18.00            10.56
YEAR ENDED DECEMBER 31, 1998
Fourth Quarter ..................................       16.37             5.81
Third Quarter ...................................        8.47             6.37
Second Quarter ..................................        8.09             5.47
First Quarter ...................................        8.53             4.12
YEAR ENDED DECEMBER 31, 1997
Fourth Quarter ..................................        4.75             2.87
Third Quarter (beginning July 10, 1997) .........        2.81             3.94

There has been no established public trading market for Datamedic capital stock.

RECENT CLOSING PRICES

         The closing sales price per share of InfoCure common stock on The Nasdaq National Market was (i) $21.125 on September 7, 1999, the last trading day before we approved the merger agreement and (ii) $______ on ______________, 1999, the latest practicable day before the mailing of this proxy-statement prospectus.

         Because the market price of InfoCure common stock is subject to fluctuation, the market value of the shares of InfoCure common stock that you will receive in the merger may increase or decrease prior to and following the merger. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR INFOCURE COMMON STOCK. NEITHER DATAMEDIC NOR INFOCURE CAN ASSURE YOU AS TO THE FUTURE PRICES FOR INFOCURE COMMON STOCK.

DIVIDEND INFORMATION

         InfoCure has never paid any cash dividends on its stock, and anticipates that it will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

NUMBER OF STOCKHOLDERS

         As of ________________, there were ______ stockholders of record who held shares of InfoCure capital stock and as of _______, 1999, there were ___ stockholders of record who held shares of Datamedic capital stock.

                              BUSINESS OF INFOCURE

         InfoCure is a leading national provider of healthcare practice management software products and services. Its wide range of practice management software automates the administrative, financial and clinical information management functions for physicians, dentists and other healthcare practitioners. InfoCure also provides its customers with ongoing maintenance and support, training, electronic data interchange, or "EDI," services and electronic commerce services. InfoCure's goal is to become the leading provider of practice management systems to targeted healthcare practice specialties. These specialties include anesthesiology, dentistry, general medicine, emergency medicine, oral and maxillofacial surgery, orthodontics, dermatology, pathology, podiatry and radiology. InfoCure believes that its ability to offer state-of-the-art software products that serve the specific needs of these healthcare practice specialties and its ability to sell additional products and services to its existing customer base will help it achieve this goal. As of September 15, 1999, more than 13,000 customer sites had installed InfoCure systems. These sites represent approximately 75,000 healthcare providers, and InfoCure has systems installed in all 50 states.

         The principal executive offices of InfoCure are located at 1765 The Exchange, Suite 500, Atlanta, Georgia 30339, and its telephone number at such address is (770) 221-9990. Additional information with respect to InfoCure and its subsidiaries is included in documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

                              BUSINESS OF DATAMEDIC

         Datamedic provides an integrated family of software products to ambulatory care providers for electronic medical record and practice management. Datamedic's main software products are CHARTstation, PMstation and CHARTnote.

         CHARTstation is a software package that provides physicians with the tools to manage patient information to obtain complete, accurate documentation of patient visits and to automatically extract critical data necessary to manage a patient's healthcare needs. CHARTstation allows physicians and other healthcare personnel to use pen-based and/or speech-based input to create digitally encoded patient notes at the point-of-care. Moreover, Datamedic has developed software that can be used in specific medical disciplines. For example, Datamedic has developed specialized software relating to the areas of gastroenterology, emergency medicine, family practice, internal medicine, oncology, ophthalmology, rehabilitation and renal medicine. Datamedic is currently developing specialized software to be used in other medical disciplines, including alternative medicine.

         In a cost-conscious healthcare environment, CHARTstation allows for the real-time capture and storage of data necessary for protocol implementation, outcome assessment, and disease management programs. It also enables physicians and healthcare providers to (i) reduce costs for medical transcription and other documentation management, (ii) streamline billing procedures and (iii) improve the overall quality and consistency of patient care.

         PMstation is a full-featured, multi-specialty, Windows-based business management information system offered to physician practices, management service organizations and physician practice management organizations that enables these organizations to manage their billing, scheduling and accounts receivables management. While CHARTstation and PMstation can be used individually, together they provide a complete information management solution for physicians and healthcare organizations that span from individual physician practices to large medical institutions.

         CHARTnote is a Windows-based software module that enables organizations to embed and integrate an electronic medical records system within their own applications. CHARTnote allows software application vendors to quickly and easily integrate clinical documentation and data collection facilities into their own products. The module is database-independent and supports general medicine as well as numerous specialties.

         Finally, to complement its products, Datamedic also offers electronic data interchange services to physicians. These services include the printing of patient statements and month end reports, as well as providing system backup and electronic claims assistance. The majority of Datamedic customers pay Datamedic a regular maintenance and support fee for such services.

         Datamedic has amassed a large installed base of over 1,100 customers, representing approximately 2,000 sites and over 10,000 physicians. This client base is spread throughout the United States, but is particularly strong in the northeast and in California.

         The Company concentrates on two specific areas of the ambulatory care market:

         . large medical institutions
         . independent practice

         With respect to large medical institutions, Datamedic provides products and services to consolidators of office practices through a direct sales force of two sales representatives and one telemarketer. Datamedic has also entered into agreements to partner with vendors who sell to large health systems.

         In the independent practice area, Datamedic provides products and services to office practices ranging in size from 1 to 25 physicians. Datamedic sells hardware, software and training services to these independent physician practices primarily through two telephone-based sales forces and resellers.

         As of September 1, 1999, Datamedic employed approximately 174 people in four offices. Datamedic's two principal offices are as follows:

         . Waltham, Massachusetts (headquarters and location of operations in the large medical institution market); and
         .  Hauppauge, New York (independent practices operations).

         Datamedic also maintains small offices in Milwaukee, WI and Pleasanton, CA for back-office support of clients.

Executive Officers of Datamedic Joining InfoCure

         Following the merger, Dr. Kahane and Mr. Hill may become executive officers of InfoCure Systems. The following is a brief summary of the backgrounds of Dr. Kahane and Mr. Hill.

         Stephen N. Kahane, M.D. Dr. Kahane, age 42, joined Datamedic as President and Chief Executive Officer in September 1996. Prior to joining Datamedic, Dr. Kahane co-founded Clinical Information Advantages, Inc., an electronic medical record company which was acquired by Datamedic in 1992. Dr. Kahane holds a B.S. (1973) and an M.D. (1983) degree from Emory University, and an M.S. in Computer Science from the Whiting School of Engineering, Johns Hopkins University (1987). Dr. Kahane has been a director of Datamedic since 1995.


         Joseph Hill, Mr. Hill, age 37, has been the Chief Financial Officer of Datamedic since March 1997. From March 1992 until March 1997, Mr. Hill was the Chief Financial Officer of the Process Business Group of Marcam Corporation, a $250 million application software engineering and marketing firm. Mr. Hill served as President of Marcam Argentina, a subsidiary of the Marcam Corporation, between 1994 and 1997. Mr. Hill holds a B.S. in Business Administration from Bryant College and an M.S. in Finance from Bentley College.

Executive Compensation

                           Summary Compensation Table

         The following table presents certain information concerning the compensation paid or accrued for services rendered to Datamedic in all capacities during the year ended March 31, 1999, for Dr. Kahane and Mr. Hill who will both become executive officers of InfoCure Systems.

                                                                                           Long-Term
                                                       Annual Compensation               Compensation(1)
                                                       -------------------               ---------------
                                                                                           Securities              All
                                                                                           Underlying             Other
Name and Principal Position                          Salary             Bonus              Options(#)          Compensation
---------------------------                          ------             -----              ----------          ------------
Stephen N. Kahane, M.D. ..........................  $200,000                 --            421,800(2)           $ 11,996(3)
Chief Executive Officer and
President

Joseph D. Hill ...................................  $131,667           $ 10,000             86,050              $  2,120(4)
Vice President and Chief
Financial Officer

--------------------
(1) Datamedic did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during fiscal year ended March 31, 1999 to Dr. Kahane or Mr. Hill.
(2) Consists of (i) an option to purchase 372,600 shares of Datamedic common stock granted to Dr. Kahane during the fiscal year ended March 31, 1999 and
    (ii) an option to purchase 49,200 shares of Datamedic common stock which was granted to replace existing options as a result of the repricing described elsewhere in this proxy statement-prospectus. See "Option Grants in Last Fiscal Year."
(3) Consists of a matching contribution of $603 made under Datamedic's 401(k) plan on behalf of Dr. Kahane and premiums paid by Datamedic for life insurance to Dr. Kahane in the amount of $11,393.
(4) Consists of premiums paid by Datamedic for life insurance to Mr. Hill in the amount of $2,120.


                        Option Grants in Last Fiscal Year

         The following table sets forth information concerning stock options granted during the year ended March 31, 1999 to Dr. Kahane and Mr. Hill.

                                                         Individual Grants
                                   ------------------------------------------------------------------

                                    Number of       Percent of
                                   Securities      Total Options
                                   Underlying        Granted to           Exercise
                                     Options        Employees in         Price Per         Expiration
            Name                     Granted        Fiscal Year (1)       Share(2)            Date
            ----                     -------        ---------------      ---------         ----------
Stephen N. Kahane, M.D .......     372,600(3)            29.5%            $   2.25           4/7/08
                                    49,200(4)             3.9%            $   2.25           4/7/08

Joseph D. Hill ...............      86,050(3)             6.8%            $   2.25           4/7/08


--------------------
(1) Datamedic granted options to purchase 1,263,250 shares of Datamedic common stock to employees in the year ended March 31, 1999.
(2) All options were granted at fair market value as determined by the board of directors of Datamedic based on all factors available to them on the grant date. These factors included the history of, and prospects for, Datamedic and the industry in which it competes, an assessment of Datamedic's past and present operations and financial performance and the prospects of future earnings.
(3) The option vests in four equal installments on April 7, 1999, April 7, 2000, April 7, 2001 and April 7, 2002.
(4) In April 1998, the board of directors of Datamedic voted to reprice a substantial number of the outstanding stock options of Datamedic to provide that the exercise price of such options would be the fair market value of the Datamedic common stock on April 7, 1998. Datamedic repriced the options by amending them or canceling them and granting new replacement options.
    The vesting schedule of the replacement options remained the same as the prior repriced options. Dr. Kahane was granted an option to purchase 49,200 shares of Datamedic common stock as a replacement option.

                        Fiscal Year-End Option Values

         The following table summarizes unexercised options held at March 31, 1999 by Dr. Kahane and Mr. Hill. Dr. Kahane and Mr. Hill did not exercise or hold any stock appreciation rights and did not exercise any stock options during the year ended March 31, 1999.

                                                 Number of
                                                Unexercised
                                                 Options at
                                               Fiscal Year End
                                        -----------------------------
         Name                           Exercisable     Unexercisable
         ----                           -----------     -------------
         Stephen N. Kahane, M.D. .....     49,200           372,600
         Joseph D. Hill...............          -            86,050

Employment Contracts and Termination of Employment and Change-in Control Arrangements

         Datamedic has entered into an employment agreement with Dr. Kahane. The agreement does not specify a term of employment. The agreement provides for Dr. Kahane to receive an annual base salary of $200,000.00, and he is eligible to participate in any management cash bonus program that is adopted by the board of directors of Datamedic. Dr. Kahane is also entitled to certain fringe benefits, including an automobile allowance, if approved by the Board of Directors, and split-dollar life insurance. The agreement further provide that, if Datamedic terminates Dr. Kahane's employment without cause, as defined in the agreement, if he is terminated as a result of his disability or if Dr. Kahane terminates his employment for "good reason", as defined in the agreement and which includes his removal as president or chief executive officer of Datamedic, he is entitled to severance pay for twelve (12) months following the date of termination. If his termination is voluntary, by reason of his death or by Datamedic for "cause", Datamedic has no obligation to pay severance beyond Dr. Kahane's accrued base salary and bonus up to the date of termination. The agreement also contains certain non-competition and non-disclosure covenants. See "Interests of Certain Datamedic Directors, Officers and Affiliates in the Merger."

         Datamedic has also entered into a severance arrangement with Joseph Hill. See "Interests of Certain Datamedic Directors, Officers and Affiliates in the Merger."

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information known by Datamedic regarding the beneficial ownership of common stock, Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock as of September 3, 1999 by:

         . each person known by Datamedic to be the beneficial owner of more than 5% of its outstanding shares of common stock;
         .  each director of Datamedic;
         . each executive officer of Datamedic; and . all directors and executive officers of Datamedic as a group.

         Unless otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of capital stock owned by them.

                       Number of Shares Beneficially Owned
                       -----------------------------------
              Percentages shown represent percent of class, except
             That Percentage of Beneficially Owned Shares Represents
          Percentage of all Classes of Common Stock and Preferred Stock

                                                                                                                   Percentage of
                                                                                                                      Shares
                                                                     Series A        Series B       Series C       Beneficially
Name                                                 Common          Preferred      Preferred(1)    Preferred       Owned(2)(3)
----                                                 ------          ---------      ------------    ---------      -------------
CIBC Wood Gundy Ventures, Inc.(4) .........             --               --               --        1,108,921          21.56%
    c/o CIBC Capital Partners                                                                          (34.99%)
    161 Bay Street, 8th Floor
    Toronto, ON M5J2S8
Vector Funds(5) ...........................             --               --               --        1,108,921          21.56%
    c/o Vector Fund Management, L.P.                                                                   (34.99%)
    1751 Lake Cook Rd., Suite 350
    Deerfield, IL 60015
Galen Funds(6) ............................        498,707               --          292,731           86,408          16.87%
    c/o Galen Associates                            (38.57%)                          (36.36%)          (2.72%)
    610 Fifth Avenue, 5th Floor
    New York, NY 10017-4011
Fidelity Ventures Limited(7) ..............         88,011             213,806         9,844          432,048          14.21%
    c/o Fidelity Capital Associates, Inc.            (6.81%)            (49.99%)      (31.81%)         (13.63%)
    82 Devonshire Street
    R25C
    Boston, MA 02109-3614
Bessemer Funds(8) .........................         88,011             185,218         8,570          403,388          13.32%
    c/o Bessemer Venture Partners                    (6.81%)            (43.31%)      (27.70%)         (12.73%)
    1400 Old Country Road, Suite 407
    Westbury, NY 11590
Ranjan Lal(9) .............................             --               --               --        1,108,921          21.56%
                                                                                                       (34.99%)
Lori Koffman(10) ..........................             --               --               --        1,108,921          21.56%
                                                                                                       (34.99%)
William R. Grant(11) ......................        498,707               --          292,731           86,408          16.87%
                                                    (38.57%)                          (36.36%)          (2.72%)
Christopher F. O. Gabrieli(12) ............         88,011          208,737            9,610          426,796          14.25%

                                                                                                                   Percentage of
                                                                                                                      Shares
                                                                     Series A         Series B        Series C     Beneficially
Name                                                 Common          Preferred      Preferred(1)      Preferred     Owned(2)(3)
----                                                 ------          ---------      ------------      ---------     -----------
                                                   (6.81%)          (48.81%)           (3.10%)          (13.47%)

Peter Mann(13) .........................          88,011           213,806             9,844           432,048           14.21%
                                                   (6.81%)          (49.99%)          (31.81%)          (13.63%)
Stephen N. Kahane, M.D.(14) ............         206,758                --                --                --            3.87%
                                                  (14.43%)
Peter L. Fetterolf(15) .................         194,647                --                --                --            3.78%
                                                  (15.17%)
Henry P. Kilroy, Sr.(16) ...............          94,803                --                --                --            1.83%
                                                   (7.52%)
Gerald N. Christopher(17) ..............          34,420                --                --                --               *%
                                                   (2.71%)
Joseph D. Hill(18) .....................          34,420                --                --                --               *%
                                                   (2.71%)
Boine T. Johnson(19) ...................          12,500                --                --                --               *%
                                                   (1.00%)
All directors and executive officers ...       1,252,277           422,543           312,185         3,163,094           52.09%
as a group (13 persons)(20) ............          (65.57%)          (98.88%)          (99.92%)          (99.83%)
-----------
*    Less than 1%.

(1) Percentages reflect ownership in Series B-5 preferred stock only. Galen Partners, L.P. owns 100% of Series B-1, B-2, B-3 and B-4 preferred stock.

(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days of September 3, 1999 are deemed to be outstanding for computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(3) Percentage of ownership is based on shares of capital stock outstanding on September 3, 1999.

(4) CIBC Wood Gundy Ventures, Inc. ("CIBC") has sole voting and investment power with respect to these shares, and Ms. Koffman, a former Managing Director of CIBC, expressly disclaims beneficial ownership of them. Ms. Koffman is a director of Datamedic.

(5) Consists of 1,108,921 shares of Series C preferred stock owned by Vector Later-Stage Equity Fund, L.P. and Vector Later-Stage Equity Fund II, L.P. Mr. Lal is the Managing Director of Vector Fund Management, L.P. ("VFM") and Vector Fund Management II, L.P. ("VFMII"), the sole General Partners of each of Vector Later-Stage Equity Fund, L.P. and Vector Later-Stage Equity Fund II, L.P. respectively. VFM and VFMII have sole voting and investment power with respect to these shares. Mr. Lal, a director of Datamedic, expressly disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.

(6)  With respect to common stock, consists of:
     . 53,060 shares subject to currently exercisable warrants held by Galen Partners, L.P.("GP") and 5,464 shares subject to currently exercisable warrants held by Galen Partners International, L.P.("GPI");
     . 399,138 shares owned by GP and 41,045 shares owned by GPI With respect to Series B preferred stock, consists of:

     . 26,667 shares of Series B-1 preferred stock, 12,953 shares of Series B-2 preferred stock, 98,222 shares of Series B-3 preferred stock, 117,368 shares of Series B-4 preferred stock and 10,200 shares of Series B-5 preferred stock owned by GP; and
     . 2,745 shares of Series B-1 preferred stock, 1,333 shares of Series B-2 preferred stock, 10,111 shares of Series B-3 preferred stock, 12,082 shares of Series B-4 preferred stock and 1050 shares of series B-5 preferred stock owned by GPI ;
     . With respect to Series C preferred stock, consists of: 78,343 shares owned by GP and 8,065 shares owned by GPI.

     Mr. Grant is the General Partner of BGW Partners, L.P. ("BGW"), the General Partner of each of GP and GPI. BGW has sole voting and investment power with respect to all of the shares described in this footnote. Mr. Grant, a director of Datamedic, expressly disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

(7) With respect to common stock, consists of 88,011 shares subject to currently exercisable warrants. Mr. Mann is a Vice President of Fidelity Capital Associates, Inc., the General Partner of Fidelity Ventures Limited Fidelity Capital Associates has sole voting and investment power with respect to these shares, and Mr. Mann, a director of Datamedic, expressly disclaims beneficial ownership of such shares.

(8)  With respect to shares of common stock, consists of:
     . 1,998 shares subject to a currently exercisable warrant held by BVP Special Situations IV L.P. ("BVP"), 39,214 shares subject to currently exercisable warrants held by Bessemer Venture Partners IV L.P. ("Bessemer") and 39,214 shares subject to currently exercisable warrants held by Bessec Ventures IV L.P.("Bessec")

     With respect to Series A preferred stock, consists of:
     .    175,485 shares owned by Bessemer;
     .    7,991 shares owned by BVP;
     .    309 shares owned by the Belasarius Corporation;
     .    92 shares owned by Rodney A. Cohen;
     .    611 shares owned by Richard R. Davis;
     .    92 shares owned by Adam P. Godfrey;
     .    428 shares owned by Barbara M. Henagan;
     .    916 shares owned by the Quentin Corporation;
     .    153 shares owned by Robert J.S. Roriston; and
     .    61 shares owned by Thomas F. Rhum.

     With respect to Series B-5 preferred stock, consists of:
     .    8,080 shares owned by Bessemer;
     .    368 shares owned by BVP;
     .    14 shares owned by the Belasarius Corporation;
     .    4 shares owned by Rodney A. Cohen;
     .    28 shares owned by Richard R. Davis;
     .    4 shares owned by Adam P. Godfrey;
     .    20 shares owned by Barbara M. Henagan;
     .    42 shares owned by the Quentin Corporation;
     .    7 shares owned by Robert J.S. Roriston; and
     .    3 shares owned by Thomas F. Rhum.

     With respect to Series C preferred stock, consists of:
     .    196,180 shares owned by Bessemer;
     .    8,275 shares by BVP;
     .    196,181 shares owned by Bessec;
     .    316 shares owned by the Belasarius Corporation;
     .    95 shares owned by Rodney A. Cohen;
     .    633 shares owned by Richard R. Davis;
     .    95 shares owned by Adam P. Godfrey;

     .    443 shares owned by Barbara M. Henagan;
     .    949 shares owned by the Quentin Corporation;
     .    158 shares owned by Robert J.S. Roriston; and
     .    63 shares owned by Thomas F. Rhum.

     Mr. Gabrieli is a manager of Deer IV & Co., L.L.C. ("Deer IV") which is the General Partner of each of the Bessemer Funds. Mr. Gabrieli, a director of Datamedic, shares voting and investment power with respect to all of the shares described in this footnote with four other managers of Deer IV. Mr. Gabrieli expressly disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

(9)  See footnote 5 above.

(10) See footnote 4 above.

(11) See footnote 6 above.

(12) See footnote 8 above. In addition, these shares include (i) 21,381 shares of Series A preferred stock, 984 shares of Series B-5 preferred stock and 22,143 shares of Series C preferred stock individually owned by Mr. Gabrieli; and (ii) 1,222 shares of Series A preferred stock, 56 shares of Series B preferred stock and1,265 shares of Series C preferred stock owned by the Gabrieli Family Foundation. Mr. Gabrieli has sole voting and investment power with respect to these shares.

(13) See footnote 7 above.

(14) Consists of 8,518 shares of common stock and 198,240 shares of common stock subject to currently exercisable options. Does not include an additional 223,560 shares subject to options which are not currently exercisable but which will accelerate upon the closing of the merger.

(15) Consists of 112,760 shares of common stock and 48,320 shares of common stock subject to currently exercisable options. Does not include an additional 38,730 shares subject to options which are not currently exercisable but which will accelerate upon the closing of the merger. Also consists of 8,567 shares of common stock owned by Mr. Fetterolf's wife, Lucy T. Fetterolf and 25,000 shares of common stock owned by a trust for the benefit of Mr. Fetterolf. Mr. Fetterolf disclaims beneficial ownership of the shares owned by his wife and by the trust.

(16) Consists of the following shares of common stock: 53,803 shares, 22,500 shares subject to currently exercisable warrants, 1,500 shares subject to a currently convertible debenture, 15,500 shares owned by a trust created under a trust agreement among Mr. Kilroy, his wife and children and 1,500 shares of common stock subject to a currently convertible debenture owned by Mr. Kilroy's wife, Marilyn Kilroy. Mr. Kilroy disclaims beneficial ownership of the shares owned by his wife and by the trust.

(17) Consists of 34,420 shares of common stock subject to currently exercisable options. Does not include an additional 51,630 shares subject to options which are not currently exercisable but which will accelerate upon the closing of the merger.

(18) Consists of 34,420 shares of common stock subject to currently exercisable options. Does not include an additional 51,630 shares subject to options which are not currently exercisable but which will accelerate upon the closing of the merger.

(19) Consists of 12,500 shares of common stock subject to currently exercisable warrants.

(20) Consists of 498,215 shares of common stock, 482,850 shares of common stock subject to currently exercisable options, 467,599 shares of common stock subject to currently exercisable warrants, 7,000 shares of common stock subject to currently convertible debentures, 422,543 shares of Series A preferred stock, 312,185 shares of Series B preferred stock and 3,163,094 shares of Series C preferred stock. See also footnotes 13, 14, 15, 16, 17, 18 and 19 above.

               DATAMEDIC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This Management's Discussion and Analysis of Financial Condition and Results of Operations as of June 30, 1999 and for the three months ended June 30, 1999 and 1998 should be read in conjunction with the sections of Datamedic's unaudited consolidated financial statements and notes thereto. In addition, the portion of this Management's Discussion and Analysis of Financial Condition and Results of Operations as of March 31, 1999 and March 31, 1998 and for the years ended March 31, 1999, 1998 and 1997 should be read in conjunction with the sections of Datamedic's consolidated audited financial statements and notes thereto.

Results of Operations

     Overview

         Datamedic Holding Corp. provides an integrated family of software products to ambulatory care providers for electronic medical record and practice management. Datamedic's products provide physicians with the tools to manage patient information to obtain complete, accurate documentation of patient visits and to automatically extract critical data necessary to manage a patient's healthcare needs. In addition, Datamedic offers a business management information system offered to physician practices, management service organizations and physician practice management organizations that enables these organizations to manage their billing, scheduling and accounts receivables. Datamedic has developed specialized software relating to the areas of gastroenterology, emergency medicine, family practice, primary care, oncology, ophthalmology, rehabilitation and renal medicine. Datamedic also offers electronic data interchange services to physicians. These services include the printing of patient statements and month end reports, as well as providing system backup and electronic claims assistance. The majority of Datamedic customers pay Datamedic a regular maintenance and support fee for such services.

         In March 1998, Datamedic, in an effort to reduce expenses, implemented cost-cutting measures and a company-wide restructuring. As a result of this restructuring, Datamedic laid off approximately 90 employees in several Datamedic departments.

         It is difficult for Datamedic to forecast its revenues or earnings accurately. Datamedic believes that period-to-period comparisons of its operating results may not be meaningful and should not be relied upon as an indication of future performance. In order to respond to competitive developments, Datamedic may from time to time make pricing, service or marketing decisions that could harm its business.

     Three Months Ended June 30, 1999 compared to Three Months Ended June 30,
     1998

         Total Revenue. Datamedic's revenue primarily consists of fees resulting from support and services to the independent practice area of the ambulatory care market, sales of software systems and license fees from the large medical institution market. Revenue for the three months ended June 30, 1999 was $4.92 million, a decrease of $30,400, or 0.1%, compared to revenue of $4.95 million for the three months ended June 30, 1998. The decrease was primarily due to lower license fees for original equipment and manufacturing and lower service fees from the large medical institution market area of the ambulatory care market. For the three months ended June 30, 1999, over 61.6% of Datamedic's total revenue resulted from services and support revenue. This represents a decrease of 7.3% as compared to sales to the same market for the three months ended June 30, 1998.

         Cost of Goods Sold. Cost of goods sold primarily consists of costs relating to the purchase of third party hardware for use in Datamedic's products and costs relating to the support and servicing of Datamedic's products. Cost of goods sold for the three months ended June 30, 1999 was $3.0 million, an increase of $114,300, or 4%, compared to cost of goods sold of $2.9 million for the three months ended June 30, 1998. The increase was primarily due to increased hardware purchases in conjunction with Year 2000 conversions and the purchase of third party software for the independent practice area. Datamedic expects that cost of goods sold as a percentage of revenue will remain the same over the next several fiscal quarters.

         Sales and Marketing. Datamedic's sales and marketing expenses primarily consist of compensation for sales and marketing personnel, advertising, trade show and other promotional costs and overhead costs. Sales and marketing expenses for the three months ended June 30, 1999 were $672,000, a decrease of $115,000, or 14.5%, compared to sales and marketing expenses of $787,000 for the three months ended June 30, 1998. The decrease in expenses was primarily due to a reduction in services provided by sales and marketing consultants and sales promotion programs for the large medical institution market area of the ambulatory care market. Datamedic expects that sales and marketing expenses will remain constant over the next several fiscal quarters.

         Research and Development. Datamedic's research and development expenses consist primarily of compensation for product development staff and payments to outside contractors. Research and development expenses for the three months ended June 30, 1999 were $718,000, a decrease of $37,000, or 4.9%, compared to research and development expenses of $755,000 for the three months ended June 30, 1998. The decrease was primarily due to a reduction in services provided by research and development consultants. Datamedic expects that gross research and development expenses will remain constant over the next several fiscal quarters.

         General and Administrative. Datamedic's general and administrative expenses consist primarily of compensation for personnel and legal and accounting fees. General and administrative expenses for the three months ended June 30, 1999 were $656,000, compared to general and administrative expenses of $667,000 for the three months ended June 30, 1998. Datamedic expects that general and administrative expenses will remain constant over the next several fiscal quarters.

         Depreciation and Amortization. Datamedic recognized depreciation and amortization expenses of $211,000 for the three months ended June 30, 1999, a decrease of $219,000, or 51.0%, compared to depreciation and amortization expenses of $430,000 for the three months ended June 30, 1998. The decrease was primarily due to a reduction in equipment purchases and certain assets becoming fully depreciated. Datamedic expects that depreciation and amortization expenses will decrease over the next several fiscal quarters because of less equipment purchases during such quarters.

         Interest Income/(Expense). Interest expense consists of interest related to capital equipment leases and Datamedic's revolving line of credit. Interest expense for the three months ended June 30, 1999 was $41,000, an increase of $15,000, or 61.0%, compared to interest expense of $25,000 for the three months ended June 30, 1998. The increase was primarily due to interest expense incurred as a result of Datamedic's line of credit facility.

         Net Loss. Datamedic recognized a net loss of $375,000 for the three months ended June 30, 1999, representing a decrease of $222,000, or 37.0%, compared to a net loss of $597,000 for the three months ended June 30, 1998. The decrease was primarily due to lower sales and marketing expenses and lower depreciation/amortization. Datamedic expects that its net loss will decrease over the next several fiscal quarters because of higher revenues expected from the large medical institution market and Datamedic's original equipment manufacturing and the continued reduction of expenses for depreciation and sales and marketing.

         Income Taxes. Due to current year losses and the carryforward of previous years' net operating losses, subject to certain Internal Revenue Code limitations, Datamedic's income taxes are negligible for the quarter ended June 30, 1999.

     Year Ended March 31, 1999 Compared to Year Ended March 31, 1998

         Total Revenue. Datamedic revenue for the year ended March 31, 1999 was $20.8 million, an increase of $1.6 million, or 8.6%, compared to revenue of $19.2 million for the twelve months ended March 31, 1998. The increase was primarily due to increased revenues from software sales and increased fees from services to the independent practice area. For the year ended March 31, 1999, Datamedic recognized revenue as a result of fees relating to its services and customer support in the amount of $13.1 million, as compared to $11.7 million for the year ended March 31, 1998, an increase of $1.4 million, or 12.0%. For the year ended March 31, 1999, Datamedic recognized revenue as a result of sales of its systems and from fees relating to licenses in the amount of $7.2 million, as compared to $6.9 million for the year ended March 31, 1998, an increase of $280,000, or 4.0%.

         Cost of Goods Sold. Cost of goods sold for the year ended March 31, 1999 was $12.9 million, a decrease of $3.3 million, or 20.0%, compared to cost of goods sold of $16.2 million for the year ended March 31, 1998. The decrease resulted primarily from better margins on current sales and a reduction in overhead costs, including outside consulting services, as a result of the business restructuring in March 1998.

         Sales. Selling expenses for the year ended March 31, 1999 were $3.2 million, a decrease of $2.1 million, or 39.5%, compared to selling expenses of $5.3 million for the year ended March 31, 1998. The decrease was primarily due to lower compensation, consulting services and sales programs within Datamedic's corporate divisions as a result of a restructuring that took place in March 1998.

         General and Administrative. General and administrative expenses for the year ended March 31, 1999 were $2.8 million, a decrease of $2.5 million, or 46.7%, compared to general and administrative expenses of $5.3 million for the year ended March 31, 1998. The decrease was primarily due to a reduction in operating costs, related to Datamedic's restructuring in March 1998.

         Research and Development. Research and development expenses for the year ended March 31, 1999 were $2.5 million, a decrease of $2.5 million, or 49.3%, compared to research and development expenses of $5.0 million for the year ended March 31, 1998. The decrease was primarily due to a reduction in staff levels and a reduction of approximately $1.2 million in outside consulting services as a result of Datamedic's restructuring in March 1998.

         Depreciation and Amortization. Datamedic recognized depreciation and amortization expenses of $1.0 million for the year ended March 31, 1999, a decrease of $1.4 million, or 58.4%, compared to depreciation and amortization expenses of $2.4 million for the year ended March 31, 1998. The decrease was primarily due to a reduction in equipment purchases, certain assets becoming fully depreciated and the write-down of approximately $718,000 of customer lists in 1998.

         Other Income (Expense). Datamedic recognized interest expense for the year ended March 31, 1999 of $42,000, a decrease of interest expense of $251,000 from the year ended March 31, 1998. The decrease was primarily due to the paydown of capitalized lease obligations in 1999 and other reductions of long-term borrowings during fiscal 1998.

         Net Loss. Datamedic recognized a net loss of $1.8 million for the year ended March 31, 1999, a decrease of $15.5 million, or 89.9%, compared to a net loss of $17.3 million for the year ended March 31, 1998. The decrease was primarily due to a reduction in overall operating expenses due to Datamedic's March 1998 restructuring and an improvement in operating margins.

         Provision for Income Taxes. Due to the current year operating loss and the carryforward of previous years' net operating losses, subject to certain limitations, Datamedic's income taxes are negligible.

     Year Ended March 31, 1998 Compared to Year Ended March 31, 1997

         Total Revenue. Datamedic revenue for the year ended March 31, 1998 was $19.2 million, an increase of $1.4 million, or 7.9%, compared to revenue of $17.8 million for the year ended March 31, 1997. The increase was primarily due to increased sales of products and services in the large medical institution market and the original equipment and manufacturing areas. For the year ended March 31, 1998, Datamedic recognized revenue as a result of fees relating to its services and customer support in the amount of $11.7 million, as compared to $12.0 million for the year ended March 31, 1997, a decrease of $300,000 or 2.5%. For the year ended March 31, 1998, Datamedic recognized revenue as a result of sales of its systems and fees relating to licenses in the amount of $6.9 million, as compared to $5.1 million for the year ended March 31, 1997, an increase of $1.8 million, or 35.2%.

         Cost of Goods Sold. Cost of goods sold remained relatively constant both in total amount and as a percentage of revenue for the year ended March 31, 1998 compared to cost of goods sold for the year ended March 31, 1997.

         Sales. Selling expenses for the year ended March 31, 1998 were $5.3 million, an increase of $1.4 million, or 36.6%, compared to selling expenses of $3.9 million for the year ended March 31, 1997. The increase resulted primarily from additional sales in 1998 and commissions on sales of software products.

         General and Administrative. General and administrative expenses for the year ended March 31, 1998 were $5.3 million, an increase of $2.7 million, or 102.4%, compared to general and administrative expenses of $2.6 million for the year ended March 31, 1997. The increase was primarily due to Datamedic's hiring of additional management personnel, support staff and related costs.

         Research and Development. Research and development expenses for the year ended March 31, 1998 were $5.0 million, an increase of $2.4 million, or 94.6%, compared to research and development expenses of $2.6 million for the year ended March 31, 1997. The increase in 1998 resulted from an increase in outside consulting services to develop new software products.

         Depreciation and Amortization. Datamedic recognized depreciation and amortization expenses of $2.4 million for the year ended March 31, 1998, an increase of $572,000, or 30.7%, compared to depreciation and amortization expenses of $1.9 million for the year ended March 31, 1997. The increase was primarily due to the write-down of $718,000 of customer lists in 1998 offset by a decrease in expense for assets becoming fully depreciated.

         Other Income (Expense). Datamedic recognized interest expense for the year ended March 31,1998 of $293,000, a decrease in interest expense of $210,000 for the year ended March 31, 1997. The decrease was primarily due to the paydown of long-term debt with part of the proceeds from the preferred stock offering.

         Net Loss. Datamedic recognized a net loss of $17.3 million for the year ended March 31, 1998, an increase of $7.7 million, or 79.1%, compared to a net loss of $9.6 million for the year ended March 31, 1997. The increase was primarily due to restructuring charges and other costs resulting from Datamedic's efforts to improve the operations of the Company.

         Provision for Income Taxes. Due to the current year losses and the carryforward of prior years' net operating losses, subject to certain limitations, Datamedic's income taxes are negligible.

Liquidity and Capital Resources

         Since Datamedic's inception, Datamedic has financed its operations primarily through net cash generated from operating activities and financing from the sale of common stock, preferred stock and warrants and its revolving line of credit.

         As of June 30, 1999, Datamedic had cash and cash equivalents of $261,000. In May 1999, Datamedic succeeded in obtaining a line of credit facility in an aggregate of $2.0 million subject to certain restrictions and covenants.

         Net cash used in operating activities amounted to $625,000 for the three months ended June 30, 1999. Cash outflows for the three months ended June 30, 1999 primarily consisted of cost of sales, professional fees and overhead costs, offset in part by decreases in trade accounts receivable, inventory and other receivables.

         Net cash provided by financing activities for the three months ended June 30, 1999 was $120,000. Net cash provided by financing activities for the three months ended June 30, 1999 resulted primarily from Datamedic's draw down of $127,000 from its revolving line of credit facility offset by principal payments on capital lease obligations.

         Datamedic had no material commitments for capital expenditures at June 30, 1999.

         The Company believes that cash flow from operations and funds available under its revolving credit facility will be sufficient to meet its operating needs and debt service requirements during the next year.

Year 2000 Compliance

         The "Year 2000 Problem" arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs may recognize a year that ends in "00" as the Year 1900 rather than the Year 2000. This could result in a significant disruption of operations and an inability to process certain transactions.

         Strategic Plan. In 1998, and continuing in early 1999, Datamedic assessed both its internal computer systems and its products. It was determined that some of Datamedic's internal computer systems and products were already Year 2000 compliant, but that some products and systems were not.

         After the completion of this internal review, steps were taken to develop a strategy to fix Datamedic's non-compliant products. Additional employees were assigned to work with outside vendors and consultants to ensure that Year 2000 compliance was achieved. By the spring of 1999, all but one of Datamedic's products had been modified. These products are now believed to be Year 2000 compliant.

         Importantly, the software modifications required to bring the remaining non-compliant product into compliance have been completed and the product is currently at customer sites for final evaluation. All costs incurred to date have been expensed. Datamedic believes that the final evaluation will be completed by the end of October 1999. Once completed, Datamedic's customers who use this product will be provided the software upgrade sometime in November 1999. Datamedic will provide the upgrade free of charge for all customers who choose to install the software themselves. A large marketing effort has been undertaken by Datamedic to notify all of its customers who use the product that a software upgrade is necessary in order to bring the product into Year 2000 compliance.

         With respect to certain internal computer systems, Datamedic has purchased necessary hardware and software upgrades from third party vendors and has made modifications to its own software systems to bring the majority of its internal computer systems into compliance. However, Datamedic is still in the process of obtaining a few remaining software upgrades from third parties. Datamedic believes that it will have these upgrades in place by the end of October 1999.

         Costs. Datamedic has not tracked historical costs incurred to date related to bringing its products and systems into Year 2000 compliance. However, Datamedic does not believe that the costs of providing product upgrades to its customers, including the marketing effort, as well as costs relating to the purchase of certain upgrades from third parties will be material.

         Risks. Datamedic continues to assess the potential risks associated with non-compliance of its own internal systems and that of external third parties. While it is understood that the potential effect on results of operations and on that of third parties could be significant, at this time management has not determined the entire potential level of risk.

         Contingency Plan. At the present time, Datamedic does not believe that a contingency plan is necessary. Management will continue to monitor the need for a contingency plan based on the results of its Year 2000 strategic plan.

Quantitative and Qualitative Disclosure About Market Risk

         Datamedic has reviewed the provisions of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments." Datamedic had no holdings of derivative financial instruments, commodity-based instruments or other long-term debt obligations at June 30, 1999.

Certain Factors That May Affect Results of Operations

          This proxy statement-prospectus contains "forward-looking statements" that involve risks and uncertainties, such as statements concerning: growth and future operating results of Datamedic and InfoCure; the benefits of the merger to Datamedic, InfoCure and Datamedic stockholders; the anticipated closing date of the merger; anticipated difficulties in integrating Datamedic's operations with that of InfoCure's; additional charges and estimated transaction costs that the combined company may encounter; the parties intent to account for the merger as a "pooling of interests" business combination; the potential fluctuation in market price of InfoCure common stock; the exchange ratio of the merger; the number of shares of Datamedic capital stock outstanding on the closing date of the merger; the effects of consolidation of the healthcare industry; InfoCure's ability to reduce salaries, expenses and overhead; anticipated federal tax consequences resulting from the merger; compliance with antitrust laws; InfoCure's ability to offer products that serve specific needs of healthcare practice specialties; Datamedic's belief that its size and limited access to capital resources may inhibit future growth; future customer benefits attributable to Datamedic's or InfoCure's products; developments in Datamedic's or InfoCure's markets and strategic focus; new products and product enhancements; potential acquisitions and the integration of acquired businesses, products and technologies; strategic relationships; and future economic, business and regulatory conditions, future levels of Datamedic's costs of goods sold, sales and marketing expenses, research and development expenses, general and administrative expenses, depreciation and amortization expenses and net loss; Datamedic's liquidity; and InfoCure's and Datamedic's Year 2000 readiness.

          Such forward-looking statements are generally accompanied by words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "believe," "should," "would," "could," or "may," or other words that convey uncertainty of future events or outcomes. Although each of Datamedic and InfoCure believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Factors that could cause actual results to differ materially from these forward-looking statements are disclosed herein including, without limitation, in the "Risk Factors" beginning on page 9. These factors and other cautionary statements made in this document should be read as being applicable to all related forward-looking statements whenever they appear in this document. Neither Datamedic nor InfoCure undertakes any obligation to update any forward-looking statements. References in this document to the terms "optimal" and "optimized" and words to that effect are not necessarily intended to connote the mathematically optimal solution, but may connote near-optimal solutions which reflect practical considerations such as customer requirements as to response time and precision of the results.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS


         The following discussion describes certain material differences between the rights of InfoCure stockholders and the rights of Datamedic stockholders. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement-prospectus and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Datamedic and being a stockholder of InfoCure.

         As a stockholder of Datamedic, your rights are governed by Datamedic's amended and restated certificate of incorporation and amended bylaws, as currently in effect. After completion of the merger, you will become a common stockholder of InfoCure. As an InfoCure stockholder, your rights will be governed by InfoCure's amended certificate of incorporation and InfoCure's amended and restated bylaws. We are each incorporated under the laws of the state of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

Classes of Common Stock of Datamedic and InfoCure

         We each have one class of common stock issued and outstanding. Holders of InfoCure common stock and holders of Datamedic common stock are each entitled to one vote for each share held.

Board of Directors

         Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. InfoCure's board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually. Datamedic's board of directors is not divided into classes and all directors are elected annually.

Number of Directors

         InfoCure's board of directors may contain as few as three directors and as many as twelve. Currently, there are six members. The exact number of authorized directors within such range may be fixed from time to time by a resolution adopted by InfoCure's board of directors. Datamedic's board of directors may contain as few as four and as many as twelve. Currently there are ten members. The minimum or maximum number of directors, within such range, may be determined by a resolution of Datamedic's board of directors or by the stockholders at the annual meeting.

Filling Vacancies on the Board

         Any vacancy occurring on the InfoCure board of directors may be filled by a vote of the majority of the remaining directors, though less than a quorum, or by the sole remaining director, or if no director remains or if the vacancy is not so filled, by the stockholders. Any vacancy that arises as a result of the removal of a director by the InfoCure stockholders may be filled by the stockholders, or if the stockholders so authorize, by the remaining director or directors, but such newly elected director may only serve for the unexpired term of his or her predecessor. The InfoCure board of directors may fill a vacancy created by an increase in the number of directors, but only for the term of office continuing until the next annual election of directors by the stockholders.

         Datamedic's bylaws also provide that vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen serve for the remainder of the term of the vacated directorship being filled and until their successors are duly elected, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by the DGCL.

Quorum

         InfoCure's bylaws provide that 33-1/3% of the number of shares of stock outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders. Datamedic's bylaws, however, provide that the holders of fifty percent of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum of all meetings of stockholders unless a otherwise provided by the DGCL.

Stockholder Action by Written Consent

         The bylaws of both InfoCure and Datamedic provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, InfoCure stockholders may act by a written consent (that is less than unanimous) to elect directors in lieu of holding an annual meeting only if all directorships to which directors could be elected at an annual meeting are vacant and are filled by such action.

Ability to Call Special Meeting

         Special Meetings of InfoCure stockholders may be called by the board of directors or by the chairman of the board of directors. Special meetings of stockholders of Datamedic may be called by the president and shall be called by the president or secretary upon the written request of Datamedic stockholders owning a majority in amount of the capital stock issued and outstanding and entitled to vote.

Notice of Meeting

         InfoCure stockholders are entitled to notice of all stockholder meetings not less than ten nor more than sixty days prior to the date of the meeting. Datamedic stockholders are entitled to notice of all stockholder meetings not less than ten nor more than fifty days prior to the date of the meeting.

Advance Notice of Stockholder Proposals

         For business to be properly brought by Datamedic stockholders, stockholders owning a majority in amount or the entire capital stock of Datamedic, must request in writing to the president or secretary that a special meeting be called. Such request must state the purpose or purposes of the proposed meeting.

         Business at an annual meeting may be brought by an InfoCure stockholder only upon the stockholder's timely notice thereof in writing to the secretary of InfoCure. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of InfoCure not less than sixty days prior to the meeting as originally scheduled; provided, however, that in the event that less than sixty days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or the date on which such public disclosure was made.

         The InfoCure stockholder's notice to the secretary shall set forth

         . a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; . the name and address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal;
         . the class and number of shares of InfoCure stock that are beneficially owned by the stockholder on the date such stockholder gives notice to the secretary, and the number of shares of InfoCure capital stock that are beneficially owned on such date by any other stockholder known to be supporting such proposal; and
         . any financial interest of the stockholder in such proposal.

         With respect to InfoCure stockholders nominating persons to election to InfoCure's board of directors, such nominations shall be made only at an annual or special meeting of the stockholders called for that purpose and only by complying with the notice procedures set forth in InfoCure's bylaws. Specifically, the InfoCure stockholder must provide a timely notice in writing to the secretary of InfoCure, such notice must be delivered to or mailed and received at the principal executive offices of InfoCure not less than sixty days prior to the meeting; provided, however, that in the event that less than sixty days notice of the date of the meeting is give or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or the date on which such public disclosure was made.

         The stockholder's notice must set forth:

(1) as to each person that the stockholder proposes to nominate for election or reelection as a director:
         . the name, age, business address and residence address of such proposed nominee,
         . the principal occupation or employment of such proposed nominee, . the class and number of shares of capital stock of InfoCure which are beneficially owned by such proposed nominee, and . any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act.

(2) as to the stockholder giving such notice:
         . the name and address of such stockholder, and . the class and number of shares of InfoCure's stock that are beneficially owned by the stockholder on the date of such notice.

Voting Requirements

         InfoCure's bylaws provide that when a quorum is present at any stockholder meeting, a majority of the number of shares of stock entitled to vote present thereat shall decide any proposal brought before the meeting, unless the certificate of incorporation or the DGCL provides a different threshold.

         Datamedic's bylaws provide that when a quorum is present at any stockholder meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any proposal brought before the meeting, unless the certificate of incorporation or the DGCL provides a different threshold.

         Those stockholders who currently hold shares of Datamedic preferred stock are entitled to one vote for each share of Datamedic common stock into which such holder's shares of Datamedic preferred stock could then be converted.

         Pursuant to Datamedic's certificate of incorporation, Datamedic may not, without first obtaining the approval of the holders of at least two thirds of the then outstanding shares of each series of Datamedic preferred stock, voting separately and not as a single class:

 .    Amend, alter or repeal the preferences, special rights or other powers of such series of the outstanding preferred stock so as to affect adversely such series; or
 .    Increase the total number of authorized shares of such series of Datamedic preferred stock or issue any additional shares of such series

         In addition, Datamedic shall not, without first obtaining the approval of the holders of at least two thirds of the then outstanding shares of Datamedic preferred stock, with all such series voting together as a single class:

 .    Authorize any shares of capital stock with preference or priority over or on a parity with the any of the outstanding series of preferred stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of Datamedic; or
 .    Organize a subsidiary of Datamedic all of the stock of which is not owned by Datamedic or permit the sale by any subsidiary of Datamedic of its securities to any person other than Datamedic;
 .    Amend Datamedic's certificate of incorporation or bylaws
 .    Pay any dividends other than on the shares of the outstanding preferred stock; or
 .    liquidate, dissolve or wind-up Datamedic.

         Furthermore, for so long as ten percent of the shares of Datamedic preferred stock remain outstanding, Datamedic shall not, without first obtaining the approval of the holders of at least two thirds of the then outstanding shares of Datamedic preferred stock, with all such series voting together as a single class:

 .    Permit any subsidiary to consolidate or merge into or with or sell or transfer all or substantially all its assets, except that any subsidiary may (a) consolidate or merge into or with or sell or transfer assets to any other subsidiary, or (b) merge into or sell or transfer assets to
     Datamedic;
 .    Merge or consolidate into or with any other corporation or entity, except in certain circumstances;
 .    Sell all or substantially all of the assets of Datamedic except in certain circumstances;
 .    Redeem or repurchase any shares of Datamedic, other than (a) repurchases of common stock held by employees or directors of, or consultants to Datamedic upon termination of their employment or services pursuant to agreements providing for such repurchases at the original issue price or (b) pursuant to repurchases approved by a majority the board of directors of Datamedic including the affirmative vote of majority of the directors designated by holders of the preferred stock;
 .    Create or incur, or permit any subsidiary to create or incur, indebtedness exceeding an aggregate principal amount $5,000,000;
 .    Make, or permit any subsidiary to make, a material change in the nature of its business; or
 .    Increase any compensation (including salary, bonuses and other forms of current compensation) payable to any employee, officer or director or any of its subsidiaries, other than in the ordinary course of business unless approved by the board of directors or the compensation committee of the board of directors.

Amending Certificate of Incorporation

         InfoCure's certificate of amendment may be amended by the affirmative vote of a majority of the outstanding capital stock voting together as a single class and the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon.

         Currently, Datamedic's certificate of incorporation may be amended by the affirmative vote of the holders of 66-2/3 of all outstanding shares of Datamedic's preferred stock, with the holders of each series voting together as a single class, as well as the affirmative vote of the holders of a majority of the outstanding shares of Datamedic preferred stock and common stock, voting together as a single class.

Amending Bylaws

         InfoCure's bylaws may be amended as follows:

         . At any meeting of stockholders at which a quorum is present, by vote of a majority of the number of shares entitled to vote present in person or by proxy, provided that the notice of the meeting contained a statement of the substance of the amendment; or
         .  By a majority vote of the board of directors

         In addition, any stockholder who intends to propose an amendment to the InfoCure bylaws shall notify the secretary of InfoCure in writing of the amendment not later than one hundred eighty days prior to a request by such stockholder to call a special meeting for such purpose or, if such proposal is intended to be made at an annual meeting of stockholders, not later than the latest date permitted for submission of stockholder proposals by Rule 14a-8 under the Securities Exchange Act. Such notice to the secretary shall include the text of the proposed amendment and a brief statement of the reason why such stockholder intends to make such proposal.

         Currently, Datamedic's bylaws may be amended by the affirmative vote of the holders of 66-2/3 of all outstanding shares of Datamedic's preferred stock, with the holders of each series voting together as a single class, as well as the affirmative vote of the holders of a majority of the outstanding shares of Datamedic preferred stock and common stock, voting together as a single class.

Interested Director Transactions

         No contract or transaction between InfoCure and one or more of its directors or officers, or between InfoCure and any other company, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

         . The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or
         . The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

         . The contract or transaction is fair as to InfoCure as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

                     DESCRIPTION OF INFOCURE CAPITAL STOCK

         InfoCure is authorized to issue 200,000,000 shares of InfoCure common stock, of which 28,517,678 shares were issued and outstanding as of September 15, 1999.

         Holders of InfoCure common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefore.

         For a further description of InfoCure capital stock, see "EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS" on page 72.

                                 OTHER MATTERS

         As of the date of this proxy statement-prospectus, Datamedic's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

                                    EXPERTS

         The consolidated financial statements of InfoCure Corporation and its subsidiaries, incorporated by reference in this proxy statement-prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

         The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company incorporated by reference in this proxy statement-prospectus from InfoCure Corporation's Registration Statement on Form S-3 (with respect to a public offering of an aggregate of 3,759,000 common shares) effective April 21, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999 have been included in this proxy statement-prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                   OPINIONS

         Certain legal matters with respect to validity of the shares of InfoCure common stock offered hereby in connection with the merger will be passed upon for InfoCure by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Employees of Morris, Manning & Martin, L.L.P. own an aggregate 121,100 shares of InfoCure's common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

         InfoCure files annual, quarterly and current reports, proxy and information statements, and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the Public Reference Room at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy and information statements, and other information about InfoCure at the offices of The Nasdaq Stock Market at Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.

         InfoCure filed a registration statement with the SEC under the Securities Act, relating to the InfoCure common stock offered to the Datamedic stockholders. This proxy statement-prospectus is one part of that registration statement. The registration statement contains additional information about InfoCure and the InfoCure common stock. The SEC allows InfoCure to omit certain information included in the registration statement from this proxy statement-prospectus. The registration statement may be inspected and copied at the SEC's Public Reference Room described above.

         This proxy statement-prospectus incorporates important business and financial information about InfoCure that is not included in or delivered with this proxy statement-prospectus. The following documents filed by InfoCure with the SEC are incorporated by reference in this proxy statement-prospectus (SEC File No. 611-12799):

(1) InfoCure's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;

(2) InfoCure's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, filed on May 17, 1999;

(3) InfoCure's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1999, filed on August 16, 1999;

(4) InfoCure's Current Reports on Form 8-K dated September 24, 1999, February 9, 1999 and January 8, 1999;

(5) The description of the InfoCure common stock contained in InfoCure's registration statement on form 8-A filed on January 28, 1999 pursuant to Section 12(g) of the Securities Exchange Act and any amendment or report filed for the purpose of updating such description.

(6) InfoCure's Registration Statement on Form S-3 (with respect to a public offering of 3,759,000 common shares) declared effective April 21, 1999.

         InfoCure also incorporates by reference additional documents filed by InfoCure pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the date of this proxy statement-prospectus and prior to the date of the special meeting. Any statement contained in this proxy statement-prospectus or in a document incorporated by reference in this proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this document or in any subsequently filed document which also is incorporated by reference modifies or supersedes such statement.

         You may obtain copies of the information incorporated by reference in this proxy statement-prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus) upon written or oral request.

         All information contained in this proxy statement-prospectus or incorporated herein by reference with respect to InfoCure was supplied by InfoCure, and all information contained in this proxy statement-prospectus with respect to Datamedic was supplied by Datamedic.


         We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to. If someone provides you with other information, please do not rely on it as being authorized by us.

      YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION BY WRITING OR CALLING:

                              ---------------------
                                  Sue Griffen
                              INFOCURE CORPORATION
                                1765 The Exchange
                                    Suite 500
                             Atlanta, Georgia 30339
                            Telephone: (770) 221-9990

IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY ____________________________, 1999.

ITEM 15. FINANCIAL STATEMENTS

     The following are the consolidated financial statements of Datamedic Holding Corp. and Subsidiaries which are filed as part of this report.


                         INDEX TO FINANCIAL STATEMENTS

                                                                                              Page
Datamedic Holding Corp. and Subsidiaries

Independent Auditors' Report................................................................    F-2

Consolidated Balance Sheets at March 31, 1999 and 1998.....................................     F-3

Consolidated Statements of Operations Years Ended March 31, 1999, 1998 and 1997............     F-4

Consolidated Statements of Shareholders' Equity (Deficiency)
         Years Ended March 31, 1999, 1998 and 1997.........................................     F-5

Consolidated Statements of Cash Flows Years Ended March 31, 1999, 1998 and 1997............     F-6

Notes to Consolidated Financial Statements March 31, 1999, 1998 and 1997...................     F-7

Consolidated Balance Sheet at June 30, 1999 (Unaudited)....................................    F-16

Consolidated Statements of Operations Three Months Ended
         June 30, 1999 and 1998 (Unaudited)................................................    F-17

Consolidated Statements of Shareholders' Deficiency Three Months Ended
         June 30, 1999 and 1998 (Unaudited)................................................    F-18

Consolidated Statements of Cash Flows Three Months Ended
         June 30, 1999 and 1998 (Unaudited)................................................    F-19

Notes to Consolidated Financial Statements June 30, 1999 and 1998 (Unaudited)..............    F-20

              Report of Independent Certified Public Accountants


Board of Directors
Datamedic Holding Corp.
  and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with generally accepted accounting principles.


KPMG LLP
Melville, New York
May 25, 1999

                    DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                             March 31, 1999 and 1998

 Assets                                                                          1999                      1998
                                                                            ---------------          ----------------

Current assets:
    Cash and cash equivalents                                              $       765,701          $      4,260,767
    Accounts
    receivable:
       Trade, less allowance for doubtful accounts
          of $146,018 and $620,358, respectively                                 4,126,112                 4,482,760
       Other                                                                       243,471                   332,828
    Inventories                                                                    819,647                   509,400
    Prepaid expenses and other current assets                                       12,966                   289,587
                                                                            ---------------          ----------------
                   Total current assets                                          5,967,897                 9,875,342
                                                                            ---------------          ----------------
Long-term receivables                                                              117,500                         -
Property and equipment, net                                                      1,190,391                 1,595,765

Customer lists, less accumulated amortization of
    $1,749,467 and $1,650,387 in 1999 and
    1998, respectively                                                             129,503                   264,903

Excess costs over fair value of net assets acquired,
    less accumulated amortization of $289,717 and
    $253,835 and in 1999 and 1998, respectively                                    356,154                   392,036

Other assets, less accumulated amortization of
    $10,427 and $4,881 in 1999 and 1998,
    respectively                                                                 1,654,222                 1,883,611
                                                                            ---------------          ----------------
                   Total assets                                            $     9,415,667                14,011,657
                                                                            ===============          ================

 Liabilities and Shareholders' Equity (Deficiency)
Current liabilities:
    Accounts payable                                                       $     2,532,321          $      1,681,395
    Accrued expenses                                                             1,391,509                 3,482,201
    Accrued commissions                                                            566,137                   425,252
    Deferred revenue                                                             2,383,639                 3,376,138
    Customer deposits                                                            1,217,363                 1,493,138
    Current installments of capital lease obligations                              232,977                   270,805
    Current installments of long-term debt                                          13,925                    12,512
    Current installments of retirement obligation                                  230,888                   182,892
                                                                            ---------------          ----------------
                   Total current liabilities                                     8,568,759                10,924,333
                                                                            ---------------          ----------------
Retirement obligation, less current installments                                 1,091,196                 1,230,877
Capital lease obligations, less current installments                               545,258                   878,311
Long-term debt, less current installments                                           30,239                    44,163
Convertible subordinated debentures                                                 91,880                    91,880
                                                                            ---------------          ----------------
                   Total liabilities                                            10,327,332                13,169,564
                                                                            ---------------          ----------------


Commitments and contingencies
Shareholders' equity (deficiency):
    Class A convertible preferred stock, $.10 par value,
       authorized 458,157 shares, issued and
       outstanding 427,612 shares                                                   42,761                    42,761
    Class B convertible preferred stock, $.10 par value,
       authorized 312,419 shares, issued and
       outstanding 312,419 shares                                                   31,242                    31,242
    Class C convertible preferred stock, $.10 par value,
       authorized 3,200,000 shares, issued and
       outstanding 3,168,346 shares                                                316,835                   316,835
    Undesignated convertible preferred stock, $.10 par
       value, authorized 1,229,424 shares, issued and
       outstanding 0 shares                                                              -                         -
    Common stock, $.10 par value per share - authorized
       8,500,000 shares; issued and outstanding 1,251,236
       in 1999 and 1,253,111 in 1998                                               125,124                   125,311
    Additional paid-in capital                                                  32,119,104                32,133,917
    Accumulated deficit                                                        (33,546,731)              (31,794,391)
    Deferred compensation                                                                -                   (13,582)
                                                                            ---------------          ----------------
                                                                                  (911,665)                  842,093
                                                                            ---------------          ----------------
                   Total liabilities and shareholders' equity
                      (deficiency)                                         $     9,415,667          $     14,011,657
                                                                            ===============          ================

          See accompanying notes to consolidated financial statements

                   DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                     Consolidated Statements of Operations

                   Years ended March 31, 1999, 1998 and 1997




                                                                      1999               1998                1997
                                                                 ---------------  ------------------  ------------------
Revenue:
    Service and support revenue                                  $  13,069,463     $    11,688,135     $    11,989,875
    System and license revenue                                       7,162,780           6,883,147           5,092,088
    Other revenue                                                      599,614             619,623             707,982
                                                                 ----------------  ------------------  -----------------
                                                                    20,831,857          19,190,905          17,789,945
                                                                 ----------------  ------------------  -----------------
Cost of sales:
    Cost of services and support                                    10,322,891          10,004,403           9,369,314
    Cost of systems and licenses                                     1,867,685           5,606,398           5,762,792
    Other                                                              736,424             541,584             830,535
                                                                 ----------------  ------------------  -----------------
                                                                    12,927,000          16,152,385          15,962,641
                                                                 ----------------  ------------------  -----------------
                   Gross margin                                      7,904,857           3,038,520           1,827,304
                                                                 ----------------  ------------------  -----------------
Expenses:
    Selling                                                          3,217,781           5,320,887           3,896,235
    General and administrative                                       2,846,590           5,340,454           2,638,322
    Research and development                                         2,536,400           5,005,629           2,572,038
    Depreciation and amortization                                    1,014,200           2,436,248           1,864,181
    Restructuring costs                                                      -           1,916,409                   -
                                                                 ----------------  ------------------  -----------------
                                                                     9,614,971          20,019,627          10,970,776
                                                                 ----------------  ------------------  -----------------
                   Loss from operations                             (1,710,114)        (16,981,107)         (9,143,472)

Other income (expense):
    Interest expense, net                                              (42,226)           (293,384)           (503,729)
                                                                 ----------------  ------------------  -----------------
                   Net loss                                      $  (1,752,340)    $   (17,274,491)    $    (9,647,201)
                                                                 ================  ==================  =================

See accompanying notes to consolidated financial statements.

                    DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

          Consolidated Statements of Shareholders' Equity (Deficiency)

                    Years ended March 31, 1999, 1998 and 1997



                                                                   Preferred stock                 Common stock
                                                            -----------------------------     -----------------------
                                                                Shares          Amount          Shares       Amount
                                                            -------------   -------------     ---------  ------------
Balance at March 31, 1996                                               -   $           -     1,182,637  $    118,265

Net loss                                                                -               -             -             -
Exercise of warrants                                                    -               -        37,400         3,740
Stock issued in lieu of interest payments                          30,938           3,093        27,534         2,753
Conversion of debt to preferred stock                             709,093          70,910             -             -
Stock issued in legal settlement                                        -               -         1,875           187
Amortization of deferred
  compensation costs                                                    -               -             -             -
                                                            -------------   -------------     ---------  ------------
Balance at March 31, 1997                                         740,031          74,003     1,249,446       124,945

Net loss                                                                -               -             -             -
Stock issued in lieu of interest
  and other payments                                                5,559             556         3,665           366
Issuance of Series C preferred stock, net                       3,162,787         316,279             -             -
Amortization of deferred compensation
  costs                                                                 -               -             -             -
                                                            -------------   -------------     ---------  ------------
Balance at March 31, 1998                                       3,908,377         390,838     1,253,111       125,311

Net loss                                                                -               -             -             -
Repurchase and retirement of stock                                      -               -        (1,875)         (187)
Amortization of deferred compensation
  costs                                                                 -               -             -             -
                                                            -------------   -------------     ---------  ------------
Balance at March 31, 1999                                       3,908,377   $     390,838     1,251,236  $    125,124
                                                            =============   =============     =========  ============

                                                      Additional                            Deferred
                                                       paid-in            Accumulated        compen-
                                                       capital              deficit          sation              Total
                                                ------------------     ----------------  --------------     --------------
Balance at March 31, 1996                       $        6,391,721     $    (4,872,699)  $    (112,837)     $    1,524,450

Net loss                                                         -          (9,647,201)              -          (9,647,201)
Exercise of warrants                                       177,660                   -               -             181,400
Stock issued in lieu of interest payments                  923,492                   -               -             929,338
Conversion of debt to preferred stock                   10,421,760                   -               -          10,492,670
Stock issued in legal settlement                            14,813                   -               -              15,000
Amortization of deferred
  compensation costs                                             -                   -          49,105              49,105
                                                ------------------     ----------------  --------------     --------------
Balance at March 31, 1997                               17,929,446         (14,519,900)        (63,732)          3,544,762

Net loss                                                         -         (17,274,491)              -         (17,274,491)
Stock issued in lieu of interest
  and other payments                                        85,397                   -               -              86,319
Issuance of Series C preferred stock, net               14,119,074                   -               -          14,435,353
Amortization of deferred compensation
  costs                                                          -                   -          50,150              50,150
                                                ------------------     ----------------  --------------     --------------
Balance at March 31, 1998                               32,133,917         (31,794,391)        (13,582)            842,093

Net loss                                                         -          (1,752,340)              -          (1,752,340)
Repurchase and retirement of stock                         (14,813)                  -               -             (15,000)
Amortization of deferred compensation
  costs                                                          -                   -          13,582              13,582
                                                ------------------     ----------------  --------------     --------------
Balance at March 31, 1999                       $       32,119,104     $   (33,546,731)  $           -      $     (911,665)
                                                ==================     ================  ==============     ===============

See accompanying notes to consolidated financial statements.

                    DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended March 31, 1999, 1998 and 1997

                                                                            1999               1998               1997
                                                                         -----------       ------------        -----------
Cash flows from operating activities:

    Net loss                                                             $(1,752,340)      $(17,274,491)       $(9,647,201)
    Adjustments to reconcile net loss to net cash used
       in operating activities:
          Depreciation and amortization                                    1,014,200          2,436,248          1,864,181
          Issuance of stock for legal expense                                      -                  -             15,000
          Conversion of accrued interest to common stock                           -                  -            400,681
          Write-off of capitalized software                                        -                  -          1,619,983
          Conversion of accrued interest to preferred stock                        -             26,319            528,657
          Provision for losses on trade accounts receivable                 (474,339)           700,157            523,096
          (Increase) reduction in carrying value of life insurance          (141,746)           528,711                  -
          Deferred compensation                                               13,582             50,150             49,105
          Loss on disposal of property and equipment                               -            418,187                  -
          Change in assets and liabilities:
            Trade accounts receivable                                        595,988         (1,995,372)            13,055
            Purchased accounts receivable                                          -            350,755            859,722
            Other receivables                                                 89,357            (92,144)           (91,612)
            Long-term receivables                                            117,500                  -                  -
            Inventories                                                     (310,247)           (84,209)           601,660
            Prepaid expenses and other current assets                        276,621             (7,926)           (65,151)
            Other assets                                                     365,589           (777,681)          (258,178)
            Customer deposits                                               (275,775)           338,024            782,302
            Deferred revenue                                                (992,499)         1,617,118            348,846
            Accounts payable and accrued expenses                         (1,128,881)         1,594,177           (158,721)
            Retirement obligation                                            (91,686)           953,095             (4,634)
                                                                         -----------       ------------        -----------
                    Net cash used in operating activities                 (2,694,676)       (11,218,882)        (2,619,209)
                                                                         -----------       ------------        -----------
Cash flows from investing activities:
    Acquisitions of property and equipment, net                             (431,983)           (51,807)          (740,623)
                                                                         -----------       ------------        -----------
                    Net cash used in investing activities                   (431,983)           (51,807)          (740,623)
                                                                         -----------       ------------        -----------
Cash flows from financing activities:
    Proceeds from revolving line of credit and long-term
       borrowings net of debt issuance costs                                       -          3,880,000          7,439,768
    Principal payments on revolving line of credit
       and long-term borrowings                                                    -         (5,590,846)        (1,980,039)
    Principal payments on capital lease obligations                         (383,407)                 -                  -
    Proceeds from sale of preferred stock                                          -         14,495,353                  -
    Purchase of common stock                                                  15,000                  -                  -
    Proceeds from exercise of stock options                                        -                  -            181,400
                                                                         -----------       ------------        -----------
                    Net cash provided by (used in)
                       financing activities                                 (368,407)        12,784,507          5,641,129
                                                                         -----------       ------------        -----------

Net increase (decrease) in cash and cash equivalents                      (3,495,066)         1,513,818          2,281,297

Cash and cash equivalents at beginning of year                             4,260,767          2,746,949            465,652
                                                                         -----------       ------------        -----------
Cash and cash equivalents at end of year                                 $   765,701       $  4,260,767        $ 2,746,949
                                                                         ===========       ============        ===========
Supplementary cash flow information:
    Cash paid during the year for:
       Interest                                                          $   139,455       $    349,105        $   410,044
                                                                         ===========       ============        ===========
       Income taxes                                                      $     5,867       $      2,404        $    15,594
                                                                         ===========       ============        ===========


See accompanying notes to consolidated financial statements.

                    DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                         March 31, 1999, 1998 and 1997

(1)  Significant Accounting Policies

     (a) Consolidation

         The consolidated financial statements include the accounts of Datamedic Holding Corp. (DMC) and its wholly-owned subsidiaries (collectively, the Company).

     (b) Business, Revenue Recognition and Related Matters

         The Company sells computer systems and services to physicians and dentists and provides them with electronic medical records, patient accounting, scheduling, billing and collection services.

         The three general types of services and products provided to customers are billing systems and services, managed practice services and electronic medical record systems and services. Billing customers purchase computer systems and receive patient accounting and billing services for a fixed monthly fee, billable in advance. Managed practice customers receive collection, as well as patient accounting and billing services for a fee based upon a specified percentage of patient receivable collections, billable to the physician at the time of collection. Electronic medical record customers purchase software developed by Datamedic. Datamedic markets and supports the customers of these systems. Revenue related to managed practice customers is recognized as services are rendered based on estimates of amounts to be collected from patients. Unbilled accrued receivables included in trade accounts receivable related to managed practice customers amounted to $215,239 and $202,736 at March 31, 1999 and 1998, respectively. Revenue from the sale of computer equipment and accessories is recognized when title passes to the customer, generally at the time of shipment.

         Datamedic also sells micro-computers, software and related maintenance contracts to ophthalmologists. Revenue from the sale of computers and software is recognized at the completion of shipment and installation. Service revenue from maintenance contracts is recognized on a straight-line basis over the term of the respective contract, which is generally one year. The unearned portion of maintenance contracts is recorded as deferred revenue. Noncontract service revenue is recognized when services are performed.

         Datamedic develops and markets clinical workstations and the related software that assist physicians in recording, analyzing and communicating information such as patient history, diagnosis and treatment. Providing no significant customization or modification of the software is required, the Company recognizes software license fees when the software is delivered, the fees are fixed and determinable and collectibility is probable. If significant customization or modification is required, software revenue is recognized on a percentage of completion basis. Anticipated losses on contracts are recognized immediately. To the extent Datamedic enters into license agreements with resellers, revenue is recognized when the reseller enters into sub-licensing agreements with its customers. Unbilled revenue included in trade accounts receivable at March 31, 1999 and 1998 was $232,500 and $462,000, respectively. Revenue from maintenance contracts is recognized ratably over the period of the agreement (generally one year). Revenue from consulting or development arrangements is recognized under the percentage-of-completion method of accounting measured by comparing costs incurred to total estimated costs. Payments received under these arrangements prior to the completion of the related work are recorded as deferred revenue.

         During the past several years the Company has incurred substantial operating losses. Through March 31, 1999, such losses have been funded primarily from capital stock purchases by major shareholders. Although the proceeds from such purchases and a line of credit obtained from a

                                                                     (Continued)

                    DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                         March 31, 1999, 1998 and 1997


         bank (see note 3) appear adequate to fund operations in fiscal 2000, an improvement in operating results or additional financing will be needed to fund operations in subsequent years. Management has restructured operations to reduce expenses and improve earnings for fiscal 2000.

     (c) Cash and Cash Equivalents and Non-Cash Transactions

         Cash and cash equivalents represent demand deposits, money market funds with banks and certificates of deposit with maturities of three months or less at time of purchase. During 1999 and 1998, the Company had non-cash financing and investing activities of $111,845 and $728,622, respectively, in connection with capital lease arrangements for the purchase of equipment.

         During 1998 and 1997, the Company issued stock valued at $86,319 and $929,338, respectively, in lieu of recruiting expenses and interest payments and in 1997, $15,000 of stock in lieu of payment of legal fees. In 1997, the Company converted approximately $10,500,000 of debt into shares of preferred stock.

     (d) Inventories

         Inventories, principally comprised of computer equipment, are stated at the lower of cost (first-in, first-out basis) or market.

     (e) Property and Equipment

         Property and equipment are recorded at cost. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the assets (3 to 7 years). Leasehold improvements are amortized over the shorter of the remaining life of the lease or the life of the improvement.

     (f) Customer Lists

         The Company records as assets, the cost of customer lists acquired, either through the purchase of an existing business or the purchase of the exclusive right to convert the customers of an existing business to the Datamedic system. Such lists are amortized over their estimated useful life of thirteen years. During 1998 the Company wrote off $718,316 of customer list costs, net of accumulated amortization, related to customers no longer serviced by the Company.

     (g) Excess Costs Over Fair Value of Net Assets Acquired

         Excess costs over fair value of net assets acquired are being amortized over a twenty-five year life utilizing the straight-line method. The Company assesses the recoverability of such costs based on the undiscounted projected future cash flows of the acquired business.

     (h) Software Development Costs

         During 1998 and 1999, no software development costs have been capitalized due to the insignificance of such costs qualifying for capitalization. During fiscal 1997, the Company wrote off $1,619,983 of unamortized costs associated with software products which were no longer sold or which had values less than what could be supported by product sales.

                                                                     (Continued)

                    DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                         March 31, 1999, 1998 and 1997


     (i) Income Taxes

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No.109, "Accounting for Income Taxes" (Statement No.109). Under Statement No.109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Under Statement No.109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (j) Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (k) Reclassifications

         Certain reclassifications have been made to the fiscal 1998 consolidated financial statements to conform to the 1999 presentation.

(2)  Property and Equipment

     A summary of property and equipment is as follows:

                                                   March 31,
                                            ----------------------
                                               1999       1998
                                            ----------  ----------

       Microcomputers                       $1,827,119  $2,994,874
       Machinery and equipment                 134,810     225,984
       Furniture, leasehold improvements
          and vehicles                         306,598     282,780
                                            ----------  ----------
                                             2,268,527   3,503,638

       Less accumulated depreciation and
          amortization                       1,078,136   1,907,873
                                            ----------  ----------
                                            $1,190,391  $1,595,765
                                            ==========  ==========

                                                                     (Continued)

                    DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                         March 31, 1999, 1998 and 19997


(3)  Long-Term Debt

     Long-term debt consists of the following:

                                     March 31,
                                ------------------
                                 1999       1998
                                -------    -------

Other                           $44,164    $56,675
Less current installments        13,925     12,512
                                -------    -------

                                $30,239    $44,163
                                =======    =======

     Subsequent to March 31, 1999, the Company entered into a line of credit facility with Silicon Valley Bank which matures in May 2000. Maximum borrowings under the agreement amount to $2,000,000 subject to certain limitations. Interest is payable at a rate of 2.25% over the prime rate.


(4)  Commitments and Contingencies

     (a) Leases

         The Company has several computer and furniture and equipment leases that are accounted for as capital leases. Net property and equipment includes $750,268 and $1,256,578 at March 31, 1999 and 1998, respectively, related to leases that have been capitalized.

         The Company occupies premises at various locations under noncancellable operating leases expiring in various years through January 2005. The leases provide for minimum rentals plus escalations for real estate taxes and certain operating expenses. The Company also rents certain equipment under noncancellable operating leases expiring in various years through 1999. Rent expense for all operating leases aggregated $898,151, $895,793 and $647,245 in fiscal 1999, 1998 and 1997, respectively.

         Future minimum payments, by fiscal year and in the aggregate, under capital leases and noncancellable operating leases with initial or remaining terms of one year or more consisted of the following at March 31, 1999:

                                                    Capital        Operating
                                                     leases          leases
                                                   ----------     ----------

       2000                                        $  319,071     $1,160,165
       2001                                           339,131      1,048,627
       2002                                           266,768        963,239
       2003                                            72,666        557,395
       2004 and thereafter                              8,003        169,787
                                                   ----------     ----------

       Total minimum lease payments                 1,005,639     $3,899,213
                                                   ----------     ==========
       Less amounts representing interest at
          rates ranging from 7.2% to 21.2%            227,404
                                                   ----------

       Present value of net minimum lease
          payments ($232,977 current portion)      $  778,235
                                                   ==========

                                                                     (Continued)

                    Datamedic Holding Corp. And Subsidiaries

                   Notes to Consolidated Financial Statements

                         March 31, 1999, 1998 and 1997

     (b) Employment, Retirement and Consulting Agreements

         The Company had entered into an employment agreement with a key employee which expired on July 1, 1998 which provided for minimum annual compensation of approximately $200,000 per year. In addition the agreement provided the employee with 25,500 shares of common stock (see note 6(a)).

         (i) The Company is also party to an agreement, entered into in February 1990, and amended in March 1996, with a former officer of the Company which provided for that officer to receive yearly payments after retirement of $81,000 with annual cost of living increases. This individual retired from the Company and the Company accrued the actuarially determined present value of the estimated amount of payments to be made to this individual in the future. At March 31, 1999, the remaining retirement obligation amounted to $621,204.

         (ii) The Company is also party to an agreement entered into in February 1997, with a former officer of the Company, which provided for that officer to receive yearly payments after retirement of $131,250 through December 31, 2001, and $87,500 commencing January 1, 2002 through December 31, 2006, with annual cost of living increases. This individual retired from the Company, and the Company accrued the actuarially determined present value of the estimated amount of payments to be made to this individual in the future. At March 31, 1999 the remaining retirement obligation amounted to $700,879.

     (c) Litigation Settlement

         During fiscal 1999, the Company agreed to settle two cases brought against the Company by former employees for cash payments of $72,403 and $54,500, respectively.

         In June 1996, the Company agreed to settle a case brought against the Company by a customer for a cash payment of $75,000, a promissory note in the sum of $75,000 payable to the customer over the next 12 month period and the issuance of 1,875 shares of common stock of the Company, valued at $15,000 by an investment firm, which can be put back to the Company after two years for $110,000. The Company has the option, at any time, to repurchase the shares from the customer for $110,000. The Company provided for the above settlement at March 31, 1996. During fiscal 1997, the 1,875 shares of stock were issued and in July 1998, the Company repurchased the shares.

     (d) Legal Matters

         The Company is a party to several lawsuits, some involving substantial amounts, arising in the ordinary course of business. Management of the Company does not believe that the outcome of these matters will have a material effect on the financial position or results of operations of the Company.


(5)  Convertible Subordinated Debentures

     The convertible subordinated debentures, amounting to $91,880 at March 31, 1999 and 1998, bear interest at 10% and are subordinate to all existing or future obligations for money borrowed from any bank, financial or lending institution. The holders have the option, at any time prior to maturity, to convert the principal amount, or any part thereof, into fully paid and nonassessable shares of common

                                                                     (Continued)

                    Datamedic Holding Corp. And Subsidiaries

                   Notes to Consolidated Financial Statements

                         March 31, 1999, 1998 and 1997


     stock of DMC, at the rate of $5 principal amount converted for each share to be issued. DMC may redeem these debentures, at its option, at 103% of the principal amount plus any accrued interest. Interest is payable semi-annually and the maturity date is February 15, 2001.


(6)  Shareholders' Equity

     (a)  Common Stock

          The Company entered into an employment agreement that entitles a key employee to receive 25,500 shares of the Company's voting common stock. The award fully vested on July 1, 1998 and the cost, as determined by an independent investment firm, was charged to expense over the vesting period (July 1, 1995 through July 1, 1998).

          At March 31, 1999, the Company has outstanding warrants, issued at various times, to purchase a total of 294,382 shares of its common stock at prices ranging from $.10 to $17.00 per share. The warrants expire at various dates through December 2007. During the year ended March 31, 1998, the Company issued 97,291 warrants in connection with the issuance of its Series C preferred stock.

     (b)  Stock Options

          The Company has a noncompensatory incentive stock option plan which provides for the granting of options to key employees. During fiscal 1999, the Company issued 998,100 options to employees, at the then current market value at the date of such grants. Such options vest over four years, with certain options having an accelerated vesting provision. The Company applies Accounting Principles Board Opinion No.25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plan. Had compensation cost been recognized consistent with Statement of Financial Accounting Standards No.123, "Accounting for Stock-Based Compensation", for options granted, the pro forma net loss would have been $2,001,865, $17,348,780 and $9,721,490 in 1999, 1998 and 1997,
          respectively.

          Pro forma net loss reflects only options granted in 1996 and later. Therefore, the full impact of calculating compensation cost for stock options under Statement No.123 is not reflected over the options' vesting periods and compensation costs for options granted prior to April 1, 1995 are not considered. Information regarding common stock options as of and for the year ended March 31, 1999 and 1998 is as follows:


                                    1999                 1998                1997
                                ---------------------- ------------------- -------------------
                                              Weighted            Weighted            Weighted
                                              average             average             average
                                              Exercise            Exercise            Exercise
                                  Shares       Price   Shares      Price   Shares      Price
                                 -------       -----   ------      -----   ------      -----

     Outstanding April 1          265,150   $   2.25  267,650   $   8.00  290,250   $   8.00
       Granted                    998,100       2.25        -          -        -          -
       Expired                    (88,750)      2.25   (2,500)      8.00     (100)      8.00
       Converted to warrants            -          -        -          -  (22,500)      8.00
                                ---------       ----  -------       ----  -------      -----

     Outstanding March 31       1,174,500   $   2.25  265,150   $   8.00  267,650   $   8.00
                                =========       ====  =======       ====  =======      =====

     Exercisable                  176,400             253,900             187,425
                                =========             =======             =======

                                                                     (Continued)

                    Datamedic Holding Corp. And Subsidiaries

                   Notes to Consolidated Financial Statements

                         March 31, 1999, 1998 and 1997


         Effective April 1998 and October 1996, all outstanding stock options were revalued to $2.25 and $8.00, respectively, per share which was equivalent to the fair market value of the Company as of those dates.

     (c) Preferred Stock

         During Fiscal 1998, the Company raised additional capital of approximately $14,500,000, net of expenses, through the issuance of 3,168,346 shares of Series C convertible preferred stock of the Company and 97,291 warrants to purchase common stock at an exercise price of $.10 per share.

         All issued preferred stock is convertible into shares of common stock at a conversion price of $16.37 for the Series A preferred stock, $12.00 to $17.00 for the Series B preferred stock and $4.73 for the Series C preferred stock.

         All issued preferred stock also are entitled to received cumulative dividends, when and if declared by the Board of Directors, payable at a rate of 7.5% per year of a "cumulative base amount" equal to the conversion price of between $4.73 and $17.00 per share, plus cumulative unpaid dividends ($3,718,000 at March 31, 1999). Upon the request of the holders of at least two-thirds of the outstanding preferred stock or, under certain circumstances, the sale of shares of common stock in a public offering, all outstanding shares of preferred stock will automatically be converted into common stock.


(7)  Income Taxes

     As of March 31, 1999, the Company has net operating loss carryforwards of approximately $14,950,000 for income tax purposes which expire in various amounts through March 31, 2018. Utilization of most of the Company's net operating loss is subject to substantial limitations resulting from the change in control of the Company's ownership based on IRC Sec. 382. In addition, the Company has research and development credits of approximately $556,000 available for income tax purposes, to offset future income tax liabilities which expire in various amounts through March 31, 2014.

     In addition, one of the Company's subsidiaries has preacquisition net operating loss carryforwards of approximately $1,800,000 and research and development tax credit carryforwards of approximately $360,000, which expire through 2007. Utilization of these preacquisition net operating loss and tax credit carryforwards are subject to substantial limitations including separate company limitations and limitations resulting from the change in control.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1999 and 1998 are presented below:

                                                                     (Continued)

                    DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                         March 31, 1999, 1998 and 1997

                                                  1999        1998
                                               ----------  ---------

Deferred tax assets:
 Net operating loss carryforwards              $6,888,000 $6,191,000
 Acquired net operating loss carryforwards        721,000    721,000
 Business credit carryforwards                    666,000    527,000
 Acquired business credit carryforwards           360,000    360,000
 Inventory reserves                                65,000     75,000
 Allowance for doubtful accounts receivable        60,000    255,000
                                               ----------  ---------
                                                8,760,000  8,129,000

 Valuation allowance                            8,504,000  7,784,000
                                               ----------  ---------

                                                  256,000    345,000
                                               ----------  ---------
Deferred tax liabilities:
 Property and equipment                            72,000     72,000
 Unbilled accounts receivable                     184,000    273,000
                                               ----------  ---------

                                                  256,000    345,000
                                                ---------  ---------

  Net deferred tax liabilities                 $        - $        -
                                                =========  =========


     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences or net operating loss and credit carryforwards become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the Company's recent operating losses and substantial limitation of net operating losses over the periods which the deferred tax assets are deductible, management has established a valuation allowance of $8,504,000 at March 31, 1999 which represents an increase of $720,000 for the year ended March 31, 1999.


(8)  Related Party Transactions

     At March 31, 1999 and 1998, included in other assets is approximately $1,285,405 and $1,143,659, respectively, representing discounted cash surrender value of life insurance and other amounts due from a trust whose principal beneficiaries are the spouses of two principal shareholders. Upon the death of these two shareholders, the Company is entitled to receive an amount equal to the premiums paid on their behalf. The Company has determined to discontinue providing life insurance to certain of its employees. In this regard, the Company increased the carrying value by $141,746 in fiscal 1999 to reflect the estimated amounts to be received upon termination of the policies.

     In addition, other receivables represent receivables from employees in the amount of $243,471 and $332,828 of which $40,500 is due from retired officers as of March 31, 1999 and 1998.

                                                                     (Continued)

                    DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                         March 31, 1999, 1998 and 1997

(9)  Federal Assistance Award

     In December 1994, Datamedic was the recipient of a U.S. Department of Commerce National Institute of Standards and Technology (NIST) Federal Assistance Award. The total NIST award is for approximately $2 million over a thirty-month period payable on a quarterly basis for reimbursement of a proportionate share of direct costs associated with the development of a Datamedic software product. Subsequently, in December 1997, the NIST contract was further renewed for approximately $3 million thru December 2000. NIST reimbursable revenue and related cost included in other revenue and other cost of sales in the consolidated financial statements amounted to $599,614, $619,623 and $830,536 at March 31, 1999, 1998 and 1997,
     respectively.

     Restructuring Costs

     In March 1998, the Company's Board of Directors approved a business and reorganization plan outlining the future business direction of the Company's operations and areas of staff and cost reductions and realignment.

     Restructuring costs of approximately $1,900,000 were provided to cover contemplated staff reductions and other costs associated with the Company's reorganization plan. Costs were principally comprised of approximately $1,400,000 related to severance packages for terminated employees and officers. Accrued expenses at March 31, 1998 included approximately $1,600,000 of accrued restructuring costs.

     The Company paid the severance and other costs during fiscal 1999, except for, the severance cost of one employee which will be paid over an extended period of time.

                   DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                          Consolidated Balance Sheet
                                 June 30, 1999
                                   (Unaudited)
                                     Assets

Current assets:
    Cash and cash equivalents                                                                    $        261,291
    Accounts receivable:
       Trade, less allowance for doubtful accounts of $257,871                                          3,861,996
       Other                                                                                              230,253
    Inventories                                                                                           725,417
    Prepaid expenses and other current assets                                                              25,390
                                                                                                 -----------------
                   Total current assets                                                                 5,104,347
Long-term receivables                                                                                      58,750
Property and equipment, net                                                                               950,846
Customer lists, less accumulated amortization of $1,783,407                                                95,653
Excess costs over fair value of net assets acquired, less accumulated
    amortization of $298,687                                                                              347,184
Other assets, less accumulated amortization of $11,872                                                  1,555,260
                                                                                                 -----------------
                   Total assets                                                                  $      8,112,040
                                                                                                 =================
See accompanying notes to consolidated financial statements.

                            Liabilities and Shareholders' Deficiency
Current liabilities:
    Accounts payable and accrued expenses                                                        $      3,982,498
    Deferred revenue                                                                                    2,272,018
    Customer deposits                                                                                     807,463
    Revolving line of credit payable                                                                      126,818
    Current installments of capital lease obligations                                                     150,211
    Current installments of long-term debt                                                                 10,582
    Current installments of retirement obligation                                                         211,140
                                                                                                 -----------------
                   Total current liabilities                                                            7,560,730

Retirement obligation, less current installments                                                        1,091,196
Capital lease obligations, less current installments                                                      624,824
Long-term debt, less current installments                                                                  30,239
Convertible subordinated debentures                                                                        91,880
                                                                                                 -----------------
                   Total liabilities                                                                    9,398,869
                                                                                                 -----------------
Commitments and contingencies

Shareholders' deficiency:
    Class A convertible preferred stock, $.10 par value, authorized 458,157
       shares, issued and outstanding 427,612 shares                                                       42,761
    Class B convertible preferred stock, $.10 par value, authorized 312,419
       shares, issued and outstanding 312,419 shares                                                       31,242
    Class C convertible preferred stock, $.10 par value, authorized 3,200,000
       shares, issued and outstanding 3,168,346 shares                                                    316,835
    Undesignated convertible preferred stock, $.10 par value, authorized
       1,229,424 shares, issued and outstanding 0 shares                                                        -
    Common stock, $.10 par value per share - authorized 8,500,000 shares;
       issued and outstanding 1,253,111                                                                   125,124
    Additional paid-in capital                                                                         32,119,104
    Accumulated deficit                                                                               (33,921,895)
    Deferred compensation
                                                                                                 -----------------
                                                                                                       (1,286,829)
                                                                                                 -----------------
                   Total liabilities and shareholders' deficiency                                $      8,112,040
                                                                                                 =================

                   DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                     Consolidated Statements of Operations

                   Three months ended June 30, 1999 and 1998

                                   (Unaudited)





                                                     1999              1998
                                               ----------------  ---------------
Revenue:
    Service and support revenue               $     3,031,489   $    3,254,015
    System and license revenue                      1,722,648        1,576,620
    Other revenue                                     163,263          117,165
                                               ----------------  ---------------
                                                    4,917,400        4,947,800
                                               ----------------  ---------------
Cost of sales:
    Cost of services and support                    2,213,256        2,420,838
    Cost of systems and licenses                      644,534          326,278
    Other                                             137,010          133,384
                                               ----------------  ---------------
                                                    2,994,800        2,880,500
                                               ----------------  ---------------
                   Gross margin                     1,922,600        2,067,300
                                               ----------------  ---------------
Expenses:
    Selling                                           672,458          786,943
    General and administrative                        655,763          666,668
    Research and development                          717,800          755,100
    Depreciation and amortization                     211,000          430,100
                                               ----------------  ---------------
                                                    2,257,021        2,638,811

                   Loss from operations              (334,421)        (571,511)

Other income (expense):
    Interest expense, net                             (40,743)         (25,353)
                                               ----------------  ---------------
                   Net loss                   $      (375,164)  $     (596,864)
                                               ================  ===============

See accompanying notes to consolidated financial statements.

                   DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

               Consolidated Statements of Shareholders' Deficiency

                   Three months ended June 30, 1999 and 1998

                                   (Unaudited)


                                                 Preferred stock                 Common stock               Additional
                                             --------------------------     -------------------------        paid-in
                                               Shares         Amount          Shares         Amount          capital
                                             ------------  ------------     ------------  ------------     ------------
Balance at March 31, 1998                      3,908,377  $    390,838        1,253,111  $    125,311     $  32,133,917

Net loss                                               -             -                -             -                 -
Amortization of deferred compensation costs            -             -                -             -                 -
                                             ------------  ------------     ------------  ------------     ------------
Balance at June 30, 1998                       3,908,377  $    390,838        1,253,111  $    125,311     $  32,133,917
                                             ============  ============     ============  ============     =============

Balance at March 31, 1999                      3,908,377  $    390,838        1,251,236  $    125,124     $  32,119,104

Net loss                                               -             -                -             -                 -
                                             ------------  ------------     ------------  ------------     -------------
Balance at June 30, 1999                       3,908,377  $    390,838        1,251,236  $    125,124     $  32,119,104
                                             ============  ============     ============  ============     =============



                                                                 Deferred
                                                Accumulated      compen-
                                                 deficit          sation           Total
                                              ---------------  ------------    ------------
Balance at March 31, 1998                    $   (31,794,391) $    (13,582)   $    842,093

Net loss                                            (596,864)            -        (596,864)
Amortization of deferred compensation costs                -         4,179           4,179
                                              ---------------  ------------    ------------
Balance at June 30, 1998                     $   (32,391,255) $     (9,403)   $    249,408
                                              ===============  ============    ============

Balance at March 31, 1999                    $   (33,546,731) $          -    $   (911,665)

Net loss                                            (375,164)            -        (375,164)
                                               --------------  ------------    ------------
Balance at June 30, 1999                     $   (33,921,895) $          -    $ (1,286,829)
                                               ==============  ============    ============

See accompanying notes to consolidated financial statements.

                   DATAMEDIC HOLDING CORP. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                   Three months ended June 30, 1999 and 1998

                                  (Unaudited)

                                                                                          1999               1998
                                                                                   -----------------  -----------------
Cash flows from operating activities:
    Net loss                                                                       $      (375,164)   $      (596,864)
    Adjustments to reconcile net loss to net cash used
       in operating activities:
          Depreciation and amortization                                                    210,980            430,909
          Provision for losses on trade accounts receivable                                 11,853             21,889
          (Increase) reduction in carrying value of life insurance                          97,917             38,539
          Deferred compensation                                                                  -              4,179
          Change in assets and liabilities:
            Trade accounts receivable                                                      252,263              3,829
            Other receivables                                                               86,049              7,280
            Long-term receivables                                                           58,750                  -
            Inventories                                                                     94,230            189,112
            Prepaid expenses and other current assets                                      (12,423)           (63,068)
            Other assets                                                                      (401)            (6,782)
            Customer deposits                                                             (409,900)          (194,560)
            Deferred revenue                                                              (111,621)          (269,265)
            Accounts payable and accrued expenses                                         (507,468)        (1,203,432)
            Retirement obligation                                                          (19,748)            85,216
                                                                                   -----------------  -----------------
                    Net cash used in operating activities                                 (624,683)        (1,553,018)
                                                                                   -----------------  -----------------
Cash flows from investing activities:
    Acquisitions of property and equipment, net                                                  -            (47,472)
                                                                                   -----------------  -----------------
                    Net cash used in investing activities                                        -            (47,472)
                                                                                   -----------------  -----------------
Cash flows from financing activities:
    Proceeds from revolving line of credit                                                 126,818                  -
    Principal payments on capital lease obligations                                         (6,545)           (71,638)
                                                                                   -----------------  -----------------
                    Net cash provided by (used in) financing activities                    120,273            (71,638)
                                                                                   -----------------  -----------------
Net increase (decrease) in cash and cash equivalents                                      (504,410)        (1,672,128)

Cash and cash equivalents at beginning of year                                             765,701          4,260,767
                                                                                   -----------------  -----------------
Cash and cash equivalents at end of year                                           $       261,291    $     2,588,639
                                                                                   =================  =================
Supplementary cash flow information:
    Cash paid during the year for:
       Interest                                                                    $        45,258    $        49,553
                                                                                   =================  =================
       Income taxes                                                                $        11,379    $        17,365
                                                                                   =================  =================

See accompanying notes to consolidated financial statements.

                            DATAMEDIC HOLDING CORP.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 1999 and 1998

                                  (Unaudited)


(1)  Basis of Presentation

     The accompanying consolidated financial statements of Datamedic Holding Corp. and subsidiaries are unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of financial presentation and results of operations for the periods presented.

     Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Therefore, the interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years March 31, 1999 and 1998 for each of the years in the three-year period ended March 31, 1999.

     The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending March 31, 2000.


(2)  Other Assets

     Included in other assets at June 30, 1999 is approximately $1.2 million of cash surrender value of officers' life insurance.


(3)  Subsequent Event

     In September 1999, the Company announced that it had entered into a definitive agreement to be acquired by InfoCure Corporation. InfoCure will issue approximately 1.2 million shares subject to adjustment of common stock in exchange for all outstanding shares of the Company. The transaction is intended to be accounted for as a pooling of interests and is expected to close in December 1999.

                                  APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            DATAMEDIC HOLDING CORP.,

           CERTAIN PRINCIPAL SHAREHOLDERS OF DATAMEDIC HOLDING CORP.,

                              INFOCURE CORPORATION

                                      AND

                             INFOCURE SYSTEMS, INC.



                           DATED:  SEPTEMBER 3, 1999

                               TABLE OF CONTENTS
                               -----------------
                                                            Page
                                                            ----
1.  DEFINITIONS............................................  2
     1.1 Adjustment Amount.................................  2
     1.2 Affiliate.........................................  2
     1.3 Best Efforts......................................  2
     1.4 Breach............................................  2
     1.5 Closing...........................................  2
     1.6 Closing Date......................................  2
     1.7 Code..............................................  3
     1.8 Company Expenses..................................  3
     1.9 Company Material Adverse Effect...................  3
     1.10 Consent..........................................  3
     1.11 Contemplated Transactions........................  3
     1.12 Contract.........................................  3
     1.13 Damages..........................................  3
     1.14 Disclosure Schedule..............................  3
     1.15 Effective Time...................................  3
     1.16 Encumbrance......................................  3
     1.17 Environmental Requirements.......................  3
     1.18 ERISA............................................  4
     1.19 ERISA Affiliate..................................  4
     1.20 Exchange Act.....................................  4
     1.21 Facilities.......................................  4
     1.22 GAAP.............................................  4
     1.23 Governmental Authorization.......................  4
     1.24 Governmental Body................................  4
     1.25 HSR Act..........................................  4
     1.26 InfoCure Share Price.............................  4
     1.27 IRS..............................................  4
     1.28 Knowledge........................................  4
     1.29 Legal Requirement................................  5
     1.30 Order............................................  5
     1.31 Ordinary Course of Business......................  5
     1.32 Organizational Documents.........................  5
     1.33 Percentage Ownership.............................  5
     1.34 Person...........................................  5
     1.35 Plan.............................................  5
     1.36 Proceeding.......................................  5
     1.37 Related Person...................................  5
     1.38 Representative...................................  6
     1.39 Securities Act...................................  6
     1.40 Subsidiaries.....................................  6
     1.41 Tax Returns......................................  6

     1.42 Taxes............................................  6
     1.43 Threatened.......................................  7

2.  MERGER.................................................  7
     2.1 The Merger........................................  7
     2.2 Effect of the Merger..............................  7
     2.3 Consummation of the Merger........................  7
     2.4 Articles of Incorporation; Bylaws; Directors and
         Officers..........................................  7
     2.5 Maximum Shares to be Issued; Conversion of
         Securities........................................  8
     2.6 Exchange of Certificates.......................... 12
     2.7 Lost, Stolen or Destroyed Certificates............ 14
     2.8 Deposit of Shares in Escrow....................... 14
     2.9 Closing........................................... 14
     2.10 No Further Ownership Rights in Company Capital
          Stock............................................ 15
     2.11 Additional Actions............................... 15
     2.12 Company Certificate.............................. 15

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......... 15
     3.1 Organization, Good Standing, Corporate Power and
         Subsidiaries...................................... 16
     3.2 Authority; No Conflict............................ 16
     3.3 Capitalization.................................... 18
     3.4 Financial Statements.............................. 19
     3.5 Books and Records................................. 19
     3.6 Real Property Interests........................... 19
     3.7 Condition and Sufficiency of Assets............... 19
     3.8 Accounts Receivable............................... 19
     3.9 Inventory......................................... 20
     3.10 No Undisclosed Liabilities....................... 20
     3.11 Taxes............................................ 20
     3.12 No Company Material Adverse Effect............... 21
     3.13 Employee Benefits Matters........................ 21
     3.14 Compliance With Legal Requirements; Governmental
          Authorizations................................... 24
     3.15 Legal Proceedings; Orders........................ 26
     3.16 Absence of Certain Changes and Events............ 27
     3.17 Contracts; No Defaults........................... 28
     3.18 Insurance........................................ 30
     3.19 Environmental Matters............................ 31
     3.20 Employees........................................ 31
     3.21 Government Contracts............................. 32
     3.22 Intellectual Property Rights of the Company...... 32
     3.23 Certain Payments................................. 40
     3.24 Relationships With Related Persons............... 40
     3.25 Brokers or Finders............................... 41
     3.26 Labor Relations; Compliance...................... 41
     3.27 Disclosure Documents............................. 41

     3.28 Disclosure....................................... 42

4.  REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF ISI AND
    INFOCURE............................................... 42
     4.1 Organization...................................... 42
     4.2 Authorization..................................... 42
     4.3 Absence of Restrictions and Conflicts............. 42
     4.4 Capitalization of InfoCure........................ 43
     4.5 InfoCure SEC Reports.............................. 43
     4.6 Litigation........................................ 44
     4.7 Disclosure........................................ 44
     4.8 Certain Proceedings............................... 44
     4.9 Brokers or Finders................................ 44
     4.10 Tax Representations.............................. 44

5.  COVENANTS OF THE PARTIES............................... 45
     5.1 Mutual Covenants.................................. 45
     5.2 Covenants of the Company/Principal Shareholders... 47
     5.3 Listing of InfoCure Common Stock.................. 50
     5.4 Stock Options, Warrants, and Convertible
         Debentures........................................ 50
     5.5 Form S-8.......................................... 51
     5.6 Rucker Redemption................................. 51
     5.7 Indemnification And Insurance..................... 51

6.  CONDITIONS............................................. 52
     6.1 Mutual Conditions................................. 52
     6.2 Conditions to Obligations of ISI and InfoCure..... 53
     6.3 Conditions to Obligations of the Company.......... 54

7.  INDEMNIFICATION; REMEDIES.............................. 55
     7.1 Agreement by the Principal Shareholders to
         Indemnify......................................... 55
     7.2 Agreements by InfoCure and ISI to Indemnify....... 56
     7.3 Matters Involving Third Parties................... 57

8.  TERMINATION............................................ 58
     8.1 Termination Events................................ 58

9.  MISCELLANEOUS.......................................... 58
     9.1 Notices........................................... 58
     9.2 Further Assurances................................ 60
     9.3 Waiver............................................ 60
     9.4 Entire Agreement and Modification................. 60
     9.5 Assignments, Successors and No Third-Party
         Rights............................................ 60
     9.6 Pooling-of-Interests.............................. 60
     9.7 Section Headings, Construction.................... 61
     9.8 Time of Essence................................... 61

     9.9 Governing Law..................................... 61
     9.10 Counterparts..................................... 61
     9.11 Payment of Company Expenses...................... 61


EXHIBITS:

Exhibit A  Certificates of Merger for Georgia and Delaware
Exhibit B  Escrow Agreement
Exhibit C  Affiliate Agreement
Exhibit D  Voting Agreement

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is entered into as of the ________ day of September, 1999, by and among Datamedic Holding Corp., a Delaware corporation (the "Company"), certain principal shareholders of Datamedic Holding Corp. whose names appear on Schedule A attached hereto
                                              ----------
(hereinafter referred to as the "Principal Shareholders"), InfoCure Corporation, a Delaware corporation ("InfoCure") and InfoCure Systems, Inc., a Georgia corporation which is a wholly-owned subsidiary of InfoCure ("ISI").

                                  BACKGROUND:

     A. The respective Boards of Directors of the Company, ISI and InfoCure deem it advisable and in the best interests of the Company, ISI and InfoCure that the Company merge with and into ISI pursuant to this Agreement and the Certificates of Merger to be filed with the Secretary of State of Georgia and Secretary of State of Delaware substantially in the form of Exhibit A attached
                                                            ---------
hereto (the "Certificate of Merger") whereby ISI will be the surviving corporation. Upon the Merger, each issued and outstanding share of capital stock of the Company ("Company Capital Stock") and all outstanding options, warrants, convertible debentures or other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive a certain number of shares of common stock, $.001 par value per share, of InfoCure ("InfoCure Common Stock"), such number to be determined as provided herein.

     B. The Company, InfoCure, ISI and the Principal Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to InfoCure's willingness to enter into this Agreement, the Principal Shareholders are entering into Voting Agreements in substantially the form attached hereto as Exhibit D (the "Voting Agreements") and Affiliate
                        ---------
Agreements in substantially the form attached hereto as Exhibit C (the
                                                        ---------
"Affiliate Agreements").

     D.  The parties intend that the Merger constitute a tax-free
"reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(D) thereof.

     E. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

     F. Concurrently with the consummation of the Merger and as an inducement to ISI and InfoCure to enter into this Agreement, the Company and the Principal Shareholders will enter into the Escrow Agreement in the form of Exhibit B.
                                                                 ---------

     NOW, THEREFORE, in consideration of the premises, the mutual agreements, provisions and covenants herein contained and other good and valuable consideration, the parties hereto hereby agree as follows:

1.   DEFINITIONS.

     The following terms shall have the following meanings:

     1.1 "Adjustment Amount" means (i) breaches of representations and warranties arising between the signing of this Agreement and the Closing exceeding $150,000.00 in the aggregate, if applicable, but in any event not to exceed an amount equal to five percent (5%) of the Maximum InfoCure Shares, and
(ii) the Company Expenses, as such term is defined below, and (iii) the amounts paid by Datamedic to defend or settle any of the litigation listed on Schedule
3.15 between the date hereof and the Closing Date, and, (iv) the costs of the tail insurance coverage provided for in Section 5.7 (c), and (v) the amount by which the Company's and the Subsidiaries' total consolidated debt and accounts payable, including all amounts payable to executive officers pursuant to that certain Management Bonus Plan, as of Closing exceed $3,750,000.00; provided that no specific expense in calculating the Adjustment Amount shall be counted twice.

     1.2 "Affiliate" is used in this Agreement to indicate a relationship with one (1) or more persons and when used shall mean any corporation or organization of which such person is an executive officer, director or partner or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities or financial interest therein; any trust or other estate in which such person has a beneficial interest or as to which such person serves as trustee or in any similar fiduciary capacity; any relative or spouse of such person, or any relative of such spouse (such relative being related to the person in question within the second degree); or any person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     1.3 "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would reasonably use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an
                                                      --------  -------
obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits of this Agreement and the Contemplated Transactions to such Person.

     1.4 "Breach" means a "breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement and will be deemed to have occurred if there is or has been any inaccuracy in or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     1.5  "Closing" is defined in this Agreement in Section 2.9.

     1.6 "Closing Date" is referred to herein as the date on which the Closing occurs.

     1.7 "Code" means the Internal Revenue Code of 1986, as amended, including regulations or other authoritative notices or rulings issued by the Internal Revenue Service thereunder.

     1.8 "Company Expenses" means the aggregate of (i) the accounting and legal fees payable to the Company's accountants and attorneys (and the Preferred Shareholders' attorneys) in connection with the transaction contemplated hereby and (ii) the fees payable to Broadview International, LLC ("Broadview") pursuant to any agreement between the Company and Broadview.

     1.9 "Company Material Adverse Effect" means a material adverse effect on the financial condition, results of operation, business or properties of the Company and its Subsidiaries taken as a whole.

     1.10 "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     1.11 "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including, without limitation:

           A.  The Merger; and

           B. The performance by ISI, InfoCure, the Principal Shareholders and the Company of their respective covenants and obligations under this Agreement.

     1.12 "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     1.13 "Damages" means any loss, liability, claim, damages, expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party.

     1.14 "Disclosure Schedule" means the disclosure schedule delivered by the Company to ISI and InfoCure concurrently with the execution and delivery of this Agreement.

     1.15  "Effective Time" is defined in this Agreement in Section 2.3.

     1.16 "Encumbrance" means any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     1.17 "Environmental Requirements" means federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes.

     1.18 "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.19 "ERISA Affiliate" means any Person which would be required to be aggregated with the Company under Code (S) 414(b), (c), (m) and/or (o) and/or under ERISA (S) 4001(a)(14) at any time during the period beginning seven (7) years prior to the Closing Date and ending immediately prior to the Closing.

     1.20 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     1.21 "Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any Subsidiary and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any Subsidiary.

     1.22 "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4. were prepared.

     1.23 "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     1.24 "Governmental Body" means any national, state or municipal or other local government, state or municipal or other local governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

     1.25 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. (S) 18a, et seq.
                                     -- ---

     1.26 "InfoCure Share Price" means Twenty One and 3976/10,000 Dollars ($21.3976).

     1.27 "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     1.28 "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or a prudent individual given his position with the Company could be expected to discover or otherwise become aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving or has served within the last five (5) years as a director, executive, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. Notwithstanding the foregoing, any reference in this Agreement to the

Knowledge of the Company or any Subsidiary shall be deemed to include only the Knowledge of the following individuals: (i) Stephen N. Kahane, M.D.; (ii) Joseph
D. Hill; (iii) Shiv Anand; (iv) John Schafer, and the actual knowledge of Susan Schanen, David Fetterolf and Henry Kilroy.

     1.29 "Legal Requirement" means any federal, state, local, municipal or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     1.30 "Order" means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     1.31 "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     1.32 "Organizational Documents" means (i) the Articles of Incorporation and the Bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (iii) any amendment to any of the foregoing.

     1.33 "Percentage Ownership" means the percentage of General Escrow Shares owned by a Principal Shareholder immediately after the Effective Time.

     1.34 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     1.35  "Plan" as defined in Section 3.13.A. of this Agreement.

     1.36 "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     1.37  "Related Person" means with respect to a particular individual:

           A.  Each other member of such individual's Family;

           B. Any Person that is directly or indirectly controlled by such individual or one (1) or more members of such individual's Family;

           C. Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

           D. Any Person with respect to which such individual or one (1) or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

           A. Any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

           B.  Any Person that holds a Material Interest in such specified
Person;

           C. Each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

           D.  Any Person in which such specified Person holds a Material
Interest;

           E. Any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

           F.  Any Related Person of any individual described in clause B. or C.

     For purposes of this definition, (i) the "Family" of an individual includes
(1) the individual's spouse and (2) any other natural person who is related to the individual or the individual's spouse within the second degree and (ii) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

     1.38 "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     1.39 "Securities Act" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.40 "Subsidiaries" shall mean (i) Datamedic Corporation; (ii) Datamedic Financial Corp.; (iii) Datamedic Acquisition Corp. and (iv) Clinical Information Advantages, Inc.

     1.41 "Tax Returns" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     1.42 "Taxes" means all taxes, charges, fees, levies, interest, penalties, additions to tax or other assessments, including, but not limited to, income, excise, property, sales, use, value added and franchise taxes and customs duties, imposed by any Governmental Body and any payments with respect thereto required under any tax-sharing agreement.

     1.43 "Threatened" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally, if received by Stephen N. Kahane, M.D., Joseph D. Hill, Shiv Anand, John Schafer, David Fetterolf or Henry Kilroy, or in writing) or any notice has been given (orally, if received by Dr. Kahane, Mr. Hill, Shiv Anand, John Schafer, David Fetterolf, Henry Kilroy or Susan Schanen, or in writing), or any other event has occurred or any other circumstances exist, that would lead the foregoing Persons to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

2.   MERGER.

     2.1  The Merger.  Upon the terms and subject to the conditions set forth in
          ----------
this Agreement, the Company shall be merged with and into ISI at the Effective Time (the "Merger"), the separate existence of the Company shall cease, and ISI shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. (ISI is sometimes hereinafter referred to as the "Surviving Corporation").

     2.2  Effect of the Merger.  The Surviving Corporation shall possess all the
          --------------------
rights, powers, franchises and authority, both public and private, and be subject to all the restrictions, disabilities and duties, of the Company; shall be vested with all assets and property, real, personal and mixed, and every interest therein, wherever located, belonging to the Company; and shall be liable for all the obligations and liabilities of the Company, all with the effect set forth in the GBCC (as defined below).

     2.3  Consummation of the Merger.  On the Closing Date, the parties hereto
          --------------------------
shall cause (i) a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 252 of the General Corporation Law of the State of Delaware ("GCL") and (ii) a Certificate of Merger to be executed and filed with the Secretary of State of the State of Georgia as provided in Article 11 of the Georgia Business Corporation Code ("GBCC") (the time of such filings being the "Effective Time").

     2.4  Articles of Incorporation; Bylaws; Directors and Officers.  The
          ---------------------------------------------------------
Articles of Incorporation, as amended, of ISI shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation (until amended as provided under the GBCC).

     The Bylaws of ISI, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws (until amended as provided therein and under the GBCC).

     The Directors and the Officers of ISI who are serving in such capacities immediately prior to the Effective Time shall continue to serve as the directors and officers of the Surviving Corporation in accordance with the bylaws of the Surviving Corporation.

     2.5  Maximum Shares to be Issued; Conversion of Securities.  The maximum
          -----------------------------------------------------
number of shares of InfoCure Common Stock to be issued (including InfoCure Common Stock to be reserved for issuance upon exercise of any of the Company's Warrants or Options to be assumed by InfoCure as provided in Section 2.5.K and
Section 2.5.L below, and upon conversion of the Company's Convertible Debentures to be assumed by InfoCure as provided in Section 2.5.M) in exchange for the acquisition by InfoCure of all outstanding Company Capital Stock and all unexpired and unexercised options, warrants, convertible debentures or other rights to acquire Company Capital Stock shall be equal to 1,191,626 less (i) the Adjustment Amount divided by the InfoCure Share Price, plus (ii) the aggregate exercise price of the vested Datamedic Options and Warrants divided by the InfoCure Share Price (the "Maximum InfoCure Shares"). Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of ISI, the Company or the holder of any shares of the Company Capital Stock ("Company Shareholders"), the following shall occur:

           A.  Treatment of ISI Capital Stock.  Each share of the capital stock
               ------------------------------
of ISI issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

           B.  Conversion of Company Common Stock. Each share of the common
               ----------------------------------
stock, $.10 par value of the Company (the "Company Common Stock") issued and outstanding as of the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 2.5. J. and any Dissenting Shares (as defined and to the extent provided in Section 2.5. N.)) shall be converted into the right to receive that number of shares of InfoCure Common Stock obtained by dividing (i) the Maximum InfoCure Shares by (ii) the number of issued and outstanding shares of the Company Capital Stock immediately prior to the Effective Time calculated on a fully diluted basis including all outstanding vested options, warrants, convertible debentures or other rights to receive shares of Company Common Stock and treating all series of the Company's Preferred Stock as if each share of such series had been converted in accordance with Article Fourth, Section 4(a) of the Company's Certificate of Incorporation and assuming the payment of the accrued and unpaid dividend thereon payable upon such conversion in shares of Company Common Stock (the "Common Stock Exchange Ratio"), upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 2.6.

           C.  Conversion of Company Series A Convertible Preferred Stock.  Each
               ----------------------------------------------------------
share of Series A Convertible Preferred Stock of the Company (the "Company Series A Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 2.5. J. and any Dissenting Shares (as defined and to the extent provided in Section 2.5. N.)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of InfoCure Common Stock equal to the number of shares of Company Common Stock that would have been issued upon conversion of such share of Company Series A Convertible Preferred Stock pursuant to Article Fourth, Section 4(a) of the Company's Certificate of Incorporation and assuming the payment of the accrued dividend thereon payable upon such conversion in shares of Company Common Stock immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, upon surrender of the certificate representing such share of Company Series A Convertible Preferred Stock in the manner provided in Section 2.6.

           D.  Conversion of Company Series B-1 Convertible Preferred Stock.
               ------------------------------------------------------------
Each share of Series B-1 Convertible Preferred Stock of the Company (the "Company Series B-1 Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 2.5.J. and any Dissenting Shares (as defined and to the extent provided in Section 2.5. N.)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of InfoCure Common Stock equal to the number of shares of Company Common Stock that would have been issued upon conversion of such share of Company Series B-1 Convertible Preferred Stock pursuant to Article Fourth, Section 4(a) of the Company's Certificate of Incorporation and assuming the payment of the accrued dividend thereon payable upon such conversion in shares of Company Common Stock immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, upon surrender of the certificate representing such share of Company Series B-1 Convertible Preferred Stock in the manner provided in Section 2.6.

           E.  Conversion of Company Series B-2 Convertible Preferred Stock.
               ------------------------------------------------------------
Each share of Series B-2 Convertible Preferred Stock of the Company (the "Company Series B-2 Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 2.5.J. and any Dissenting Shares (as defined and to the extent provided in Section 2.5. N.)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of InfoCure Common Stock equal to the number of shares of Company Common Stock that would have been issued upon conversion of such share of Company Series B-2 Convertible Preferred Stock pursuant to Article Fourth, Section 4(a) of the Company's Certificate of Incorporation and assuming the payment of the accrued dividend thereon payable upon such conversion in shares of Company Common Stock immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, upon surrender of the certificate representing such share of Company Series B-2 Convertible Preferred Stock in the manner provided in Section 2.6.

           F.  Conversion of Company Series B-3 Convertible Preferred Stock.
               ------------------------------------------------------------
Each share of Series B-3 Convertible Preferred Stock of the Company (the "Company Series B-3 Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 2.5.J. and any Dissenting Shares (as defined and to the extent provided in Section 2.5. N.)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of InfoCure Common Stock equal to the number of shares of Company Common Stock that would have been issued upon conversion of such share of Company Series B-3 Convertible Preferred Stock pursuant to Article Fourth, Section 4(a) of the Company's Certificate of Incorporation and assuming the payment of the accrued dividend thereon payable upon such conversion in shares of Company Common Stock immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, upon surrender of the certificate representing such share of Company Series B-3 Convertible Preferred Stock in the manner provided in Section 2.6.

           G.  Conversion of Company Series B-4 Convertible Preferred Stock.
               ------------------------------------------------------------
Each share of Series B-4 Convertible Preferred Stock of the Company (the "Company Series B-4 Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 2.5.J. and any Dissenting Shares (as defined and to the extent provided in Section 2.5. N.)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of InfoCure Common Stock equal to the number of shares of Company Common Stock that would have been issued upon conversion of such share of Company Series B-4 Convertible Preferred Stock pursuant to Article Fourth, Section 4(a) of the Company's Certificate of Incorporation and assuming the payment of the accrued dividend thereon payable upon such conversion in shares of Company Common Stock immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, upon surrender of the certificate representing such share of Company Series B-4 Convertible Preferred Stock in the manner provided in Section 2.6.

           H.  Conversion of Company Series B-5 Convertible Preferred Stock.
               ------------------------------------------------------------
Each share of Series B-5 Convertible Preferred Stock of the Company (the "Company Series B-5 Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 2.5.J. and any Dissenting Shares (as defined and to the extent provided in Section 2.5. N.)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of InfoCure Common Stock equal to the number of shares of Company Common Stock that would have been issued upon conversion of such share of Company Series B-5 Convertible Preferred Stock pursuant to Article Fourth, Section 4(a) of the Company's Certificate of Incorporation and assuming the payment of the accrued dividend thereon payable upon such conversion in shares of Company Common Stock immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, upon surrender of the certificate representing such share of Company Series B-5 Convertible Preferred Stock in the manner provided in Section 2.6.

           I.  Conversion of Company Series C Convertible Preferred Stock.  Each
               ----------------------------------------------------------
share of Series C Convertible Preferred Stock of the Company (the "Company Series C Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 2.5.J. and any Dissenting Shares (as defined and to the extent provided in Section 2.5. N.)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of InfoCure Common Stock equal to the number of shares of Company Common Stock that would have been issued upon conversion of such share of Company Series C Convertible Preferred Stock pursuant to Article Fourth, Section 4(a) of the Company's Certificate of Incorporation and assuming the payment of the accrued dividend thereon payable upon such conversion in shares of Company Common Stock immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, upon surrender of the certificate representing such share of Company Series C Convertible Preferred Stock in the manner provided in Section 2.6.

           J.  Cancellation of Company-Owned Capital Stock.  Each share of
               -------------------------------------------
Company Capital Stock owned by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

           K.  Warrants.  All warrants to purchase Company Common Stock
               --------
(collectively, the "Warrants") then outstanding shall be assumed by InfoCure in accordance with Section 5.4.

           L.  Stock Options.  At the Effective Time, all options (collectively,
               -------------
the "Options") to purchase Company Common Stock then outstanding under the Company's 1988, 1992 and 1995 Stock Option Plans (collectively, the "Company Stock Option Plan") shall be assumed by InfoCure in accordance with Section 5.4.

           M.  Convertible Subordinated Debentures.  All of the five year 10%
               -----------------------------------
Convertible Subordinated Debentures of the Company (collectively, the "Convertible Debentures") then outstanding shall be assumed by InfoCure in accordance with Section 5.4.

           N.  Dissenters Rights.
               -----------------
               (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with the GCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights (the "Dissenting Shares") shall not be converted into or represent a right to receive InfoCure Common Stock pursuant to this Section 2.5., but the holder thereof shall only be entitled to such rights as are granted by GCL.

               (ii) Notwithstanding the provisions of subsection (i), if any holder of shares of Company Capital Stock demands appraisal of such shares under the GCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive InfoCure Common Stock and payment for any fractional share as provided in this Section 2.5., without interest thereon, upon surrender of the certificate representing such shares.

               (iii) The Company shall give InfoCure (1) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to GCL and received by the Company and (2) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the GCL. The Company shall not, except with the prior written consent of InfoCure, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

           O.  Adjustments to Exchange Ratio.  The Common Stock Exchange Ratio
               -----------------------------
shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or InfoCure Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or InfoCure Common Stock occurring after the date hereof and prior to the Effective Time.

           P.  Fractional Shares.  As of the Effective Time, all such shares of
               -----------------
the Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive a certificate representing the shares of InfoCure Common Stock into which such Company Capital Stock was converted in the Merger. The holders of such certificates previously evidencing such shares of the Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of the Company Capital Stock as of the Effective Time except as otherwise provided herein or by law. Such certificates previously representing shares of the Company Capital Stock shall be exchanged for certificates representing whole shares of InfoCure Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.6., without interest. No fractional shares of InfoCure Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of InfoCure Common Stock shall receive cash in an amount equal to the value of such fractional shares, which shall be equal to the fraction of a share of InfoCure Common Stock that would otherwise be issued multiplied by the InfoCure Share Price.

     2.6   Exchange of Certificates.
           ------------------------

           A. Promptly after the Effective Time, InfoCure shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by InfoCure (the "Exchange Agent"), for exchange in accordance with this Section 2.6., through the Exchange Agent, certificates evidencing the InfoCure Common Stock issuable pursuant to Section 2.5. in exchange for outstanding shares of Company Capital Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.5. P. and any dividends or other distributions to which holders of shares of Company Capital Stock may be entitled pursuant to Section 2.6.C.

           B. As soon as reasonably practicable after the Effective Time, InfoCure will instruct the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Capital Stock (the "Certificates") whose shares were converted into shares of InfoCure Common Stock pursuant to Section 2.5. (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as InfoCure may reasonably specify after review by the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of InfoCure Common Stock, cash in lieu of any fractional shares pursuant to Section 2.5. P. and any dividends or other distributions pursuant to Section 2.6.C. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by InfoCure, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange thereof (1) certificates evidencing that number of whole shares of InfoCure Common Stock which such holder has the right to receive in accordance with the Common Stock Exchange Ratio in respect of the shares of Company Capital Stock formerly evidenced by such Certificate; (2) any dividends or other distributions to which such holder is entitled pursuant to Section 2.6.C. and (3) cash in lieu of fractional shares of InfoCure Common Stock to which such holder is in entitled pursuant to Section
2.5. P. (the foregoing InfoCure Common Stock, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Capital Stock which is not registered in the transfer records of the Company as of the Effective Time, InfoCure Common Stock and cash may be issued and paid in accordance with this Article 2. to a transferee if the Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.6. and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of InfoCure Common Stock into which such shares shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.5. P.

           C. No dividends or other distributions declared or made after the Effective Time, with respect to InfoCure Common Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of InfoCure Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of InfoCure Common Stock.

           D. If any certificate for shares of InfoCure Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to InfoCure or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of InfoCure Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of InfoCure or any agent designated by it that such tax has been paid or is not payable.

           E. Notwithstanding anything to the contrary in this Section 2.6., neither the Exchange Agent, InfoCure, ISI nor the Company shall be liable to any holder of Company Capital Stock or InfoCure Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.7  Lost, Stolen or Destroyed Certificates.  In the event any Certificates
          --------------------------------------
shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of InfoCure Common Stock as may be required pursuant to Section 2.5.; provided, however, that InfoCure may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against InfoCure or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     2.8   Deposit of Shares in Escrow.
           ---------------------------

           A. Upon issuance of the certificates representing the InfoCure Common Stock issuable to the Principal Shareholders by virtue of the Merger, InfoCure shall cause to be delivered into escrow that portion of such stock certificates representing five percent (5%) of the Maximum InfoCure Shares to be allocated among the Principal Shareholders based on their relative percentage ownership of the InfoCure Common Stock issuable to the Principal Shareholders pursuant to Section 2.5 (the "General Escrow Shares"), in accordance with the terms of the Escrow Agreement in the form of Exhibit B hereto. The Escrow
                                             ---------
Agreement sets forth the conditions under which the General Escrow Shares shall be delivered to the Principal Shareholders.

           B. Upon issuance of the certificates representing the InfoCure Common Stock issuable to the Principal Shareholders by virtue of the Merger, in addition to the General Escrow Shares placed in escrow in accordance with
Section 2.8.A. above, the Principal Shareholders shall cause to be delivered into escrow that number of shares of InfoCure Common Stock to be allocated among the Principal Shareholders based on their relative percentage ownership of the InfoCure Common Stock issuable to the Principal Shareholders pursuant to Section
2.5 as is equal to $750,000 less the amounts paid by Datamedic to defend or settle any of the litigation on Schedule 3.15 between the date hereof and the closing date, divided by the InfoCure Share Price, in order to fund the defense and/or settlement of the remaining litigation listed on Schedule 3.15 (the
                                                        -------------
"Special Escrow Shares" which together with the "General Escrow Shares" sometimes referred to as the "Escrow Shares") in accordance with the terms of the Escrow Agreement. The Escrow Agreement sets forth the conditions under which the Special Escrow Shares shall be delivered to the Principal Shareholders.

     2.9  Closing.  Subject to termination of this Agreement as provided in
          -------
Section 8., the consummation of the Merger (the "Closing") shall take place at the offices of Morris, Manning & Martin, L.L.P., Suite 1600, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326 at 2:00 P.M.,

Eastern Standard Time, within three (3) business days after the satisfaction or waiver (by the party or parties entitled to waive) of all conditions to Closing set forth in this Agreement, but in no event later than December 31, 1999 or such later date as shall be mutually agreeable to all parties.

     2.10  No Further Ownership Rights in Company Capital Stock.  All shares of
           ----------------------------------------------------
InfoCure Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.5.P. and 2.6.C.) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

     2.11  Additional Actions.  If, at any time after the Effective Time, the
           ------------------
Surviving Corporation or InfoCure shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     2.12  Company Certificate.  At or prior to the Closing, the Company shall
           -------------------
deliver to InfoCure a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company (the "Company Certificate") identifying each of the holders of each series of the Company's Preferred Stock and the stock dividend that would be payable upon the conversion of such Preferred Stock as provided in Section 2.5 above. InfoCure shall be entitled to rely without investigation on the information set forth in the Company Certificate in delivering the InfoCure Common Stock to such holders pursuant to Section 2.5. Notwithstanding anything to the contrary in this Agreement, InfoCure shall not be obligated to deliver any portion of the consideration set forth in Section 2.5. to such holders unless and until the Company shall have delivered the Company Certificate to InfoCure.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to ISI and InfoCure, subject to such exceptions as are disclosed in the Disclosure Schedule supplied by the Company to ISI and InfoCure and dated as of the date hereof, as follows:

     3.1  Organization, Good Standing, Corporate Power and Subsidiaries.
          -------------------------------------------------------------

          A.  Schedule 3.1.A of the Disclosure Schedule contains a complete and
              --------------
accurate list of the Company and each Subsidiary's name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).

     The Company and each Subsidiary is a corporation duly organized, validly existing, and, except as set forth in Schedule 3.1.A of the Disclosure Schedule, in good standing under the laws of the jurisdiction in which it is organized, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use.

     The Company and each Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or licensed would not result in a Company Material Adverse Effect.

           B. The Company and Subsidiaries have delivered to ISI copies of the Organizational Documents of the Company and each Subsidiary, as currently in effect.

           C. Except as set forth in Schedule 3.1.C of the Disclosure Schedule, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     3.2   Authority; No Conflict.
           ----------------------

           A. The Company has the corporate power and authority to enter into and perform its obligations under this Agreement and all agreements to which the Company is or will be a party that are required to be executed pursuant to this Agreement (the "Company Ancillary Agreements") and, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's Shareholders at the Meeting (as defined below) as contemplated hereby (the "Shareholder Approval"), to consummate the Merger. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly and validly approved by the Company Board of Directors, as required by applicable law and the Company Board of Directors has, as of the date of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of Company and its shareholders and (ii) to recommend that the shareholders of Company approve and adopt this Agreement and approve the Merger.

     This Agreement and the Company Ancillary Agreements are, or when executed and delivered by the Company will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

provided, however, that the Company Ancillary Agreements will not be effective until the earlier of the date set forth therein or the Effective Time.

           B.  Except as set forth in Schedule 3.2 of the Disclosure Schedule,
                                      ------------
neither the execution and delivery of this Agreement and the Company Ancillary Agreements nor, after Shareholder Approval, the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) Contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or any Subsidiary;

               (ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, may be subject;

               (iii) Subject to the filing of the Certificate of Merger with the Georgia Secretary of State and the Delaware Secretary of State, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or any Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by the Company or any Subsidiary;

               (iv) Cause the Company or any Subsidiary to become subject to, or to become liable for the payment of, any Tax;

               (v) Cause any of the assets owned by the Company or any Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Body;

               (vi) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract; or

               (vii) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or any Subsidiary.

           C.  Except as set forth in Schedule 3.2 of the Disclosure Schedule
                                      ------------
and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the Merger, the Company is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the Company Ancillary Agreements or the consummation or performance of any of the Contemplated Transactions.

     3.3   Capitalization.  The authorized capital stock of the Company consists
           --------------
of (i) eight million five hundred thousand (8,500,000) shares of Common Stock, par value $.10 per share, of which one million two hundred fifty-three thousand one hundred eleven (1,253,111) shares are issued and outstanding and (ii) five million two hundred thousand (5,200,000) shares of Preferred Stock, par value $.10 per share, of which four hundred fifty-eight thousand one hundred fifty-seven (458,157) shares have been designated as Series A Convertible Preferred Stock, of which four hundred twenty-seven thousand six hundred twelve (427,612) shares are issued and outstanding; twenty-nine thousand four hundred twelve (29,412) shares have been designated as Series B-1 Convertible Preferred Stock, all of which are issued and outstanding; fourteen thousand two hundred eighty-six (14,286) shares have been designated as Series B-2 Convertible Preferred Stock, all of which are issued and outstanding; one hundred eight thousand three hundred thirty-three (108,333) shares have been designated as Series B-3 Convertible Preferred Stock, all of which are issued and outstanding; one hundred twenty-nine thousand four hundred fifty (129,450) shares have been designated as Series B-4 Convertible Preferred Stock, of which eleven thousand two hundred fifty (11,250) are issued and outstanding; thirty thousand nine hundred thirty-eight (30,938) shares have been designated as Series B-5 Convertible Preferred Stock, all of which are issued and outstanding and three million two hundred thousand (3,200,000) shares have been designated as Series C Convertible Preferred Stock, of which three million one hundred sixty-eight thousand three hundred forty-six (3,168,346) shares are issued and outstanding. All of the issued and outstanding shares of the Company Common Stock and Preferred Stock are held of record and (assuming exercise of all outstanding Options, Warrants and conversion of all Convertible Debentures) owned by the Persons set forth on Schedule 3.3.
                     ------------

     All of the outstanding equity securities of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Other than as set forth on Schedule 3.3, neither the Company nor
                                           ------------
any Subsidiary is a party to any Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company or any Subsidiary. Except as set forth on Schedule 3.1.C, the Company owns directly
                                    --------------
all of the outstanding equity securities of each Subsidiary.

     Except as set forth on Schedule 3.1.C, the Company or any Subsidiary does
                            --------------
not own, nor does it have any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

     Except as disclosed on Schedule 3.3, there are no stock appreciation
                            ------------
rights, options, warrants, conversion privileges or pre-emptive or other rights or agreements outstanding to purchase or otherwise acquire any of the Company's or any Subsidiary's capital stock; there are no options, warrants, conversion privileges or pre-emptive or other rights or agreements to which the Company or any Subsidiary is a party involving the purchase or other acquisition of any share of the Company's or any Subsidiary's capital stock; there is no liability for dividends accrued, but unpaid; and there are no voting agreements, right of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's or any Subsidiary's outstanding securities.

     3.4  Financial Statements.  The Company has delivered to ISI and InfoCure,
          --------------------
as set forth on Schedule 3.4, (i) the audited consolidated balance sheet of the
                ------------
Company as of March 31, 1999, March 31, 1998 and March 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, prepared by the accounting firm of KPMG in accordance with GAAP consistently applied and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the three (3) month period then ended (collectively, the "Financial Statements").

     The Financial Statements and notes, if any, have been prepared on an accrual basis and fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company and the Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of the unaudited interim Financial Statements, to normal year-end and audit adjustments.

     No financial statements of any Person, other than the Company and its Subsidiaries, are required by GAAP to be included in the Financial Statements of the Company.

     3.5  Books and Records.  The books of account, stock record books, and
          -----------------
other records of the Company and each Subsidiary, all of which have been made available to ISI and InfoCure, are complete and correct in all material respects.

     The minute books of the Company and each Subsidiary made available to counsel for InfoCure are the only minute books of the Company and each Subsidiary and contain a reasonably accurate summary, in all material respects, of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the Board of Directors of Company and each Subsidiary since January 1, 1989. At the Closing, all of those books and records will be in the possession of the Company.

     3.6  Real Property Interests.  Neither the Company nor any Subsidiary owns
          -----------------------
real property. Schedule 3.6 of the Disclosure Schedule contains a complete and
               ------------
accurate list of all leaseholds or other interests in real property of the Company and each Subsidiary. The Company has delivered or made available to ISI and InfoCure copies of the lease agreements and other instruments by which the Company and each Subsidiary acquired such leasehold and other real property interests.

     3.7  Condition and Sufficiency of Assets.  Except as set forth on Schedule
          -----------------------------------                          --------
3.7 of the Disclosure Schedule, to the Company's Knowledge, the buildings,
---
plants, structures and equipment of the Company and each Subsidiary are structurally sound, are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put.

     3.8  Accounts Receivable.  All accounts receivable of the Company and each
          -------------------
Subsidiary that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

     Unless paid prior to the Closing Date, to the Knowledge of the Company, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements or on the accounting records of the Company and each Subsidiary as of the Closing Date.

     To the Knowledge of the Company, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any material Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     Schedule 3.8 of the Disclosure Schedule contains a complete and accurate
     ------------
list of all Accounts Receivable as of June 30, 1999, which list sets forth the aging of such Accounts Receivable.

     3.9  Inventory.  All inventory of the Company and each Subsidiary, whether
          ---------
or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value in the Financial Statements or on the accounting records of the Company and each Subsidiary as of the Closing Date, as the case may be.

     3.10  No Undisclosed Liabilities.  Except as set forth in Schedule 3.10 of
           --------------------------                          -------------
the Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and not heretofore paid or discharged and current liabilities incurred in the Ordinary Course of Business since June 30, 1999.

     3.11  Taxes.
           -----

           A.  Except as set forth on Schedule 3.11 to the Disclosure Schedule,
                                      -------------
the Company and each Subsidiary has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. The Company and each Subsidiary has paid in full or made adequate provision by the establishment of reserves for all Taxes which have become due or which are attributable to the conduct of the Company's and each Subsidiary's business prior to the date hereof. The Company and each Subsidiary will continue to make adequate provision for all such Taxes for all periods through the Closing Date. The Company and each Subsidiary is not the beneficiary of any extension of time within which to file any Tax Return.

     Except as set forth on Schedule 3.11, the Company has no Knowledge of any
                            -------------
Tax deficiency proposed or Threatened against the Company or any Subsidiary. There are no Tax liens upon any property or assets of the Company or any Subsidiary to secure the payment of any delinquent Taxes.

     Except as set forth on Schedule 3.11, the Company and each Subsidiary has
                            -------------
made all payments of estimated Taxes when due in amounts sufficient to avoid the imposition of any penalty.

           B.  Except as set forth on Schedule 3.11, all Taxes and other
                                      -------------
assessments and levies which the Company or any Subsidiary was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental Body.

           C.  Except as set forth in Schedule 3.11, the Tax Returns of the
                                      -------------
Company and each Subsidiary have never been audited by the IRS or other Governmental Body, nor are any such audits in process. Except as set forth in
Schedule 3.11, there are no outstanding agreements or waivers extending the
-------------
statute of limitations applicable to any Tax Returns of the Company or any Subsidiary for any period.

           D. For federal income tax purposes, the Company and each Subsidiary has a taxable year ending on March 31 in each year.

           E. The Company has not filed a consent under Code (S) 341(f) concerning collapsible corporations. The Company and each Subsidiary has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under any circumstances could obligate it to make any material payments that will not be deductible under Code (S) 280G. The Company and each Subsidiary has not been a United States real property holding corporation within the meaning of Code (S) 897(c)(2) during the applicable period specified in Code (S) 897(c)(1)(A)(ii). The Company and each Subsidiary is not a party to any Tax allocation or sharing agreement. Except with respect to the Subsidiaries, the Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person under Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

           F. The Company's and each Subsidiary's Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's and each Subsidiary's books and records in all material respects.

     3.12  No Company Material Adverse Effect.  Since June 30, 1999, there has
           ----------------------------------
not been any Company Material Adverse Effect.

     3.13  Employee Benefits Matters.
           -------------------------

           A.  Schedule 3.13.1 lists all plans, programs, and similar
               ---------------
agreements, commitments or arrangements (including, but not limited to, any bonus, profit sharing, pension, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, tuition reimbursement, disability, sick leave, vacation, commission, retention or other arrangements), whether oral or written, sponsored or maintained by or on behalf of, or to which contributions are or were made by, Company and/or any ERISA Affiliate within the last seven (7) years that provide or provided benefits, compensation or other remuneration to, or for the benefit of, current or former employees of Company and/or any ERISA Affiliate or any or any other individual who provides services to the Company and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual ("Plan" or "Plans"). Except as disclosed on Schedule 3.13.1, there are no other benefits to
                                 ---------------
which any current or former employees of Company and/or any ERISA Affiliate or any or any other individual who provides services to the Company and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual is entitled or for which the Company and/or any ERISA Affiliate has any obligation. Except as set forth on
Schedule 3.13.1, only current employees of Company participate in the Plans,
---------------
except as required by IRC (S) 4980B and/or ERISA (S)(S) 601-609. Copies of all Plans and, to the extent applicable, all related trust agreements, actuarial reports, and valuations for the most recent three (3) years, all summary plan descriptions, prospectuses, Annual Report Form 5500's or similar forms (and attachments thereto) for the most recent three (3) years, all Internal Revenue Service determination letters, and any related documents requested by Buyer, including all amendments, modifications and supplements thereto, all material employee and/or participant communications relating to each such Plan, and all insurance contracts, administrative services agreements or contracts, have been delivered to Buyer, and all of the same are true, correct and complete.

           B.  With respect to each Plan to the extent applicable:

               (i) Except as set forth in Schedule 3.15, no litigation or administrative or other proceeding or investigation, claim, lawsuit, arbitration or other action is pending or threatened involving such Plan or any administrator, fiduciary, employee, contributing employer, contractor or agent of such Plan, other than routine claims for benefits in the ordinary course for such Plan.

               (ii) Such Plan has been administered and operated in compliance with, and has been amended to comply with, all applicable laws, rules, and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code.

               (iii) Company and ERISA Affiliates have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan if applicable.

               (iv) Such Plan is fully funded in an amount sufficient to pay all liabilities (whether or not vested) accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof.

               (v) On the Closing Date such Plan will be fully funded in an amount sufficient to pay all liabilities (whether or not vested) accrued as of the Closing Date (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred as of the Closing Date, or adequate reserves will be set up on Company's books and records, or paid-up insurance will be provided, therefor.

               (vi) Such Plan has been administrated and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the four (4) years prior hereto any increase in the liabilities of such Plan beyond increases typically experienced as a result of changes in the workforce.

               (vii)  Such Plan is not a multiemployer plan (as defined in ERISA
(S)(S) 3(37) or 4001(a)(3)), is not a single-employer plan (as defined in ERISA
(S) 4001(a)(15)), and is not a defined benefit plan (as defined in ERISA (S) 3(35), and is not a plan maintained by more than one employer (within the meaning of Code (S) 413(c).

               (viii) No Person has engaged in any "prohibited transaction" (as defined in ERISA (S) 406 or Code (S)(S) 503(b) or 4975) with respect to such Plan on or prior to the Closing Date, and no Person who would be a fiduciary with respect to such Plan has breached any of his responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would subject Company or any ERISA Affiliate, or any Person whom the Company has an obligation to indemnify, to any liability.

               (ix) Such Plan contains provisions which allow additional benefits under the Plan to be discontinued at any time and for any reason, and which allow the Plan to be terminated (or the Company's participation in the Plan to be terminated) by the Company at any time and for any reason, and, if such Plan were terminated (or the Company's participation in such Plan were terminated) on or prior to the Closing Date, no additional liability would be incurred by the Company by such action.

               (x) All communications with respect to such Plan by any Person on or prior to the Closing Date have reflected accurately the documents and operations of such Plan, and no Person has, as of the Closing Date, any liability under any applicable law by reason of any communication or failure to communicate with respect to or in connection with such Plan.

               (xi) Such Plan does not provide benefits to any former employee, or any other Person who is not performing services for the Company, except as required by Code (S) 4980B and/or ERISA (S)(S) 601-609.

               (xii) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred or will be incurred as of the Closing Date by Company or any ERISA Affiliate, except for PBGC insurance premiums (if any), and all such insurance premiums incurred or accrued up to and including the Closing Date have been timely paid, or will be timely paid prior to the Closing Date.

               (xiii) Neither the Company nor any ERISA Affiliate has ceased operations at any facility or withdrawn from such Plan in a manner which could subject the TAGET to liability under ERISA (S)(S) 4062, 4063 or 4064, and no events have occurred or will occur on or prior to the Closing Date which might give rise to any liability of Company to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Company by the PBGC.

               (xiv) No entitlement to any benefit (including, but not limited to, severance pay, unemployment compensation or payment contingent upon a change in control or ownership of the Company) from such Plan shall arise, and no acceleration or increase in benefits due any Person shall occur, by reason of the consummation of the transactions contemplated by this Agreement.

               (xv) If such Plan purports to provide benefits which qualify for tax-favored treatment under Code (S)(S) 79, 105, 106, 117, 120, 125, 127 129 or 132, the Plan satisfies the requirements of said Code sections.

           C. The participants and beneficiary records with respect to each Plan providing benefits to employees or other Persons performing services for the Company and their spouses, dependents, etc., are in the custody of the Company (or an agent of the Company who must, upon demand, provide such records to the Company), and such records accurately state the history of each participant and beneficiary in connection with each such Plan and accurately state the benefits earned by and/or owed to each such participant and beneficiary.

           D.  Except as otherwise set forth on Schedule 3.13.2, the Company is
                                                ---------------
not liable for and neither the Company nor ISI nor InfoCure will be liable for, any contribution, Tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Plan maintained, sponsored or contributed to by an ERISA Affiliate, including, without limitation, withdrawal liability arising under Title IV of ERISA, liabilities to the PBGC, or liabilities under Code (S) 412 or ERISA (S) 302.

     3.14  Compliance With Legal Requirements; Governmental Authorizations.  For
           ---------------------------------------------------------------
purposes of this Section 3.14. only, the term "Company" shall be deemed to include the Company and each of its Subsidiaries.

           A.  Except as set forth in Schedule 3.14 of the Disclosure Schedule:

               (i) The Company is, and at all times since June 30, 1999 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to comply with a Legal Requirement would not have a Company Material Adverse Effect;

               (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (1) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement or (2) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

               (iii) The Company has not received, at any time since June 30, 1999, any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or (2) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature .

           B.  Schedule 3.14 of the Disclosure Schedule contains a complete and
               -------------
accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by the Company and that, in each case, is material to the conduct of the Company's business. Each Governmental Authorization listed or required to be listed in Schedule 3.14 of the Disclosure Schedule is valid and in full force
          -------------
and effect.  Except as set forth in Schedule 3.14 of the Disclosure Schedule:
                                    -------------

               (i) The Company is, and at all times since June 30, 1999 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule
                                                                      --------
3.14 of the Disclosure Schedule, except where the failure to comply with a
----
Governmental Authorization would not have a Company Material Adverse Effect;

               (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (1) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14 of the Disclosure Schedule or (2) result
                         -------------
directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14 of the Disclosure Schedule, except for
                            -------------
events or circumstances which in the aggregate would not have a Company Material Adverse Effect;

               (iii) The Company has not received, at any time since June 30, 1999, any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization or (2) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

               (iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Schedule 3.14 of the Disclosure Schedule have been duly filed on a timely basis
-------------
with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where the failure to make such filings in a timely manner would not have a Company Material Adverse Effect.

     The Governmental Authorizations listed in Schedule 3.14 of the Disclosure
                                               -------------
Schedule collectively constitute all of the Governmental Authorizations that are material to the conduct of the Company's business in the manner it is currently conducted and to operate such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.15  Legal Proceedings; Orders.

           A.  Except as set forth in Schedule 3.15 of the Disclosure Schedule,
                                      -------------
there is no pending Proceeding:

               (i) That has been commenced by or against the Company or any Subsidiary; or

               (ii) To the Knowledge of the Company, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     Except as set forth in Schedule 3.15 of the Disclosure Schedule, to the
                            -------------
Knowledge of the Company, (i) no such Proceeding has been Threatened and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding by or against the Company or any Subsidiary that could reasonably be expected to result in a Company Material Adverse Effect. The Company has delivered to ISI and InfoCure copies of all pleadings, correspondence, and other documents relating to each pending Proceeding listed in Schedule 3.15 of the Disclosure Schedule.
                     -------------

           B.  Except as set forth in Schedule 3.15 of the Disclosure Schedule:
                                      -------------

               (i) There is no Order to which the Company or any Subsidiary, or, to the Company's Knowledge, any of the assets owned or used by the Company or any Subsidiary, is subject; and

               (ii) To the Company's Knowledge, no officer, director, or employee of the Company is subject to any Order that prohibits such officer, director, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any Subsidiary as currently conducted .

           C.  Except as set forth in Schedule 3.15 of the Disclosure Schedule:
                                      -------------

               (i) The Company and each Subsidiary is, and at all times since June 30, 1999 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, except where the failure to comply would not have a Company Material Adverse Effect;

               (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any

Subsidiary, is subject, except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

               (iii) Neither the Company nor any Subsidiary has received, at any time since June 30, 1999, any written notice from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company or any Subsidiary, is or has been subject.

     3.16  Absence of Certain Changes and Events. Except as set forth in
           -------------------------------------
Schedule 3.16 of the Disclosure Schedule, since June 30, 1999, the Company and
-------------
each Subsidiary has conducted its business only in the Ordinary Course of Business and there has not been any:

           A. Change in the Company's or any Subsidiary's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or any Subsidiary of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

           B. Amendment to the Organizational Documents of the Company or any Subsidiary;

           C. Except in the Ordinary Course of Business, payment or increase by the Company or any Subsidiary of any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

           D. Adoption of, or substantial increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or any Subsidiary;

           E. Damage to or destruction or loss of any asset or property of the Company or any Subsidiary, whether or not covered by insurance that had a Company Material Adverse Effect;

           F. Entry into, termination of, or receipt of written notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least Twenty-Five Thousand and No/100 Dollars ($25,000.00);

           G. Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or any Subsidiary or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company or any Subsidiary, including the sale, lease, or other disposition of any of the Software and Intangibles;

           H. Cancellation or waiver of any claims or rights with a value to the Company or any Subsidiary in excess of Fifteen Thousand and No/100 Dollars ($15,000.00);

           I. Material change in the accounting methods used by the Company or any Subsidiary; or

           J. Agreement, whether oral or written, by the Company or any Subsidiary to do any of the foregoing.

     3.17  Contracts; No Defaults.
           ----------------------

           A.  Schedule 3.17(a) of the Disclosure Schedule contains a complete
               ----------------
and accurate list (other than Customer License Agreements which are disclosed in Section 3.22.), and the Company has delivered to ISI and InfoCure true and complete copies, of:

               (i) Each Contract that involves performance of services or delivery of goods or materials by the Company or any Subsidiary of an amount or value in excess of Ten Thousand and No/100 Dollars ($10,000.00);

               (ii) Each Contract that involves performance of services or delivery of goods or materials to the Company or any Subsidiary of an amount or value in excess of Ten Thousand and No/100 Dollars ($10,000.00);

               (iii) Except for customer Contracts and inventory and equipment purchase orders incurred in the Ordinary Course of Business, each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company or any Subsidiary in excess of Ten Thousand and No/100 Dollars ($10,000.00);

               (iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Ten Thousand and No/100 Dollars ($10,000.00) and with terms of less than one (1) year) of the Company or any Subsidiary;

               (v) Each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees relating to the Company or any Subsidiary;

               (vi) Each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any Subsidiary with any other Person;

               (vii) Each Contract containing covenants that in any way purport to restrict the business activity of the Company or any Subsidiary or limit the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person;

               (viii) Each Contract (relating to the Company or any Subsidiary) providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

               (ix) Each power of attorney relating to the Company or any Subsidiary that is currently effective and outstanding;

               (x) Each Contract relating to the Company or any Subsidiary for capital expenditures in excess of Ten Thousand and No/100 Dollars ($10,000.00);

               (xi) Each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company or any Subsidiary other than in the Ordinary Course of Business; and

               (xii) Each amendment, supplement, and modification in respect of any of the foregoing.

           B.  Except as set forth in Schedule 3.17(b) of the Disclosure
                                      ----------------
Schedule, to the Knowledge of the Company, no officer, director, or employee of the Company or any Subsidiary is bound by any Contract that purports to limit the ability of such officer, director or employee to (i) engage in or continue any conduct, activity, or practice relating to the business of the Company or any Subsidiary, as currently conducted or (ii) assign to the Company or any Subsidiary any rights to any invention, improvement, or discovery relating to the business of the Company or any Subsidiary.

           C.  Except as set forth in Schedule 3.17(c) of the Disclosure
                                      ----------------
Schedule, each Contract identified or required to be identified in Schedule
                                                                   --------
3.17(a) of the Disclosure Schedule is in full force and effect, except as to
-------
matters or default which in the aggregate would not have a Company Material Adverse Effect.

           D.  Except as set forth in Schedule 3.17(d) of the Disclosure
                                      ----------------
Schedule:

               (i) The Company and each Subsidiary is in full compliance with all material terms and requirements of each Contract under which Company or such Subsidiary has or had any obligation or liability or by which Company or such Subsidiary or any of the assets owned or used by Company or such Subsidiary is or was bound, except where the failure to comply with such terms and requirements would not have a Company Material Adverse Effect;

               (ii) To the Knowledge of the Company, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is in full compliance with all material terms and requirements of such Contract;

               (iii) To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract, except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

               (iv) Neither the Company nor any Subsidiary has given to or received from any other Person, at any time since March 31, 1999, any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any material Contract.

           E. There are no renegotiations of or attempts to renegotiate any material amounts paid or payable to the Company or any Subsidiary under current or completed Contracts with any Person and the Company has not received any written demand for such renegotiation.

     3.18  Insurance.
           ---------

           A.  The Company has delivered to ISI and InfoCure:

               (i) True and complete copies of all policies of insurance to which the Company or any Subsidiary is a party;

               (ii) True and complete copies of all pending applications for policies of insurance; and

               (iii) Any written statement by the auditor of the Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

           B.  Except as set forth on Schedule 3.18(b) of the Disclosure
                                      ----------------
Schedule:

               (i) All policies to which the Company is a party or that provide coverage to the Company or any Subsidiary, or any director of the Company or any
Subsidiary:

                    (1) Are in full force and effect, except as to matters or defaults which in the aggregate, would not have a Company Material Adverse Effect; and

                    (2) Taken together in the reasonable judgment of the Company, provide adequate insurance coverage for the assets and the operations of the Company or any Subsidiary for all risks to which the Company or any Subsidiary is normally exposed.

               (ii) Neither the Company nor any Subsidiary has received any written notice of cancellation or other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

               (iii) The Company and each Subsidiary has paid all premiums due and has otherwise performed all of its material obligations under each policy to which the Company or such Subsidiary is a party or that provides coverage to the Company or such Subsidiary or any director thereof, except where the failure to so perform would not in the aggregate have a Company Material Adverse Effect.

     3.19  Environmental Matters. Except as set forth in Schedule 3.19 of the
           ----------------------                        -------------
Disclosure Schedule, the Company has obtained and is in compliance with all permits, licenses and other authorizations (collectively, "Permits") required to do business by Environmental Requirements. To the Company's Knowledge, there are no conditions, circumstances, activities, practices, incidents, or actions (collectively, "Conditions") resulting from the conduct of its business which Conditions may reasonably form the basis of any claim or suit against the Company based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling by the Company, or the emission, discharge, release or Threatened release by the Company into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes.

     3.20  Employees.
           ---------

           A.  Schedule 3.20.1 contains a complete and accurate list of the
               ---------------
following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation and any change in compensation during the past two (2) years, other than in the Ordinary Course of Business; vacation accrued; and dated of hire (and service credited if different) used to determine vesting and eligibility to participate under the Company's Plans to the extent applicable under such Plans.

           B. To the Company's Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects (i) the performance of his duties as an employee or director of the Company or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or director.

           C.  Schedule 3.20.2 sets forth (i) the names of the individuals with
               ---------------
whom the Company has an employment or severance or similar agreement pursuant to which the Company has or will have an ongoing obligation to provide post-termination payments and benefits and (ii) a schedule of the payments due to each and the insurance benefits provided to each or his respective dependents or beneficiaries. There are no other current or former employees or directors of the Company, or their dependents, receiving such severance benefits or scheduled to receive such benefits in the future.

           D.  Schedule 3.20.3 contains a complete listing of (i) all covered
               ---------------
employees and qualified beneficiaries (as each is defined in ERISA (S) 607(2) and (3) and/or Code (S) 4980B(f)(7) and (g)(1)) currently receiving continuation coverage (within the meaning of ERISA (S) 602 and/or Code (S) 4980B(f)(2)) along with the date such continuation coverage began and the date such coverage is expected to end and (ii) all individuals who may be otherwise eligible for continuation coverage as a result of a qualifying event (within the meaning of ERISA (S) 603 and/or Code (S) 4980B(f)(3) from whom a continuation coverage election has not been received and the election period for making such election (within the meaning of ERISA (S) 605 and/or Code (S) 4980B(f)(5)) has not yet expired and the date on which their prior coverage ceased and the date on which they were notified of their continuation coverage rights.

           E.  Schedule 3.20.4 contains a complete listing of all Persons who
               ---------------
are on a leave of absence from the Company (indicating also whether or not such leave is pursuant to the Family and Medical Leave Act of 1993, as amended), and denoting whether such Person is receiving or entitled to receive health coverage under a Plan during such period of leave.

     3.21  Government Contracts. Except as set forth in Schedule 3.21 of the
           --------------------                         -------------
Disclosure Schedule, the Company has no business contracts with any independent or executive agency, division, subdivision, audit group or procuring office of the federal government or of a state government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

     3.22  Intellectual Property Rights of the Company. For purposes of this
           -------------------------------------------
Section 3.22. only, the term "Company" shall be deemed to include the Company and each of its Subsidiaries.

           A.  Definitions.  As used in this Agreement, and in addition to any
               -----------
other terms defined in this Agreement, the following terms shall have the following meanings.

               (i)    "Software" means any computer program, operating system,
                      ----------
applications system, microcode, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, compilation procedures, execution procedures, flow charts, programmers notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

               (ii)   "Owned Software" means all Software owned by the Company,
                      ----------------
whether purchased from a third party, developed by or on behalf of the Company, currently under development or otherwise.

               (iii)  "Customer Software" means all Software, other than the
                      -------------------
Owned Software, that is either (1) offered or provided by Company, directly or through Distributors, to customers of the Company or (2) used by the Company to provide information or services to customers of Company for a fee.

               (iv)   "Company Software" means the Owned Software and the
                      ------------------
Customer Software.

               (v)    "Other Software" means all Software, other than the
                      ----------------
Company Software, that is licensed by the Company from third parties or otherwise used by the Company for any purpose whatsoever.

               (vi)   "Distributor" means the Company and any other person or
                      -------------
entity that has been authorized by the Company to sell, license or offer to sell or license any Owned Software, other than an employee of Company. Distributors may include, without limitation, value added resellers, original equipment manufacturers, dealers, sales agents, and distributors.

               (vii)  "Distributor Agreement" means a reseller agreement, sales
                      -----------------------
agency agreement, VAR agreement, OEM agreement, distribution agreement or other written or oral agreement or permission between the Company and a Distributor.

               (viii) "Customer License Agreement" means a license agreement or
                      ----------------------------
other written or oral agreement or permission, other than a Distributor Agreement, by which the Company has granted to any third party any rights regarding the Company Software or any Intangibles thereof.

               (ix)   "Supplier License Agreement" means a license agreement or
                      ----------------------------
other written or oral agreement or permission by which a third party has granted to the Company any rights regarding any Software or any Intangibles thereof.

               (x)    "Registration" means any governmental filing, whether
                      --------------
federal, state, local, foreign or otherwise, related to Owned Software or any Intangible, including, without limitation, all registrations of patents, copyrights, trademarks, service marks, trade names, and maskworks, and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

               (xi)   "Intangible" means:
                      ------------

                      (1) Patents, patent applications, and patent disclosures, as well as all re-issues, re-examinations, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

                      (2) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for Registration thereof and all goodwill associated therewith;

                      (3) Copyrights, Registrations thereof and applications for Registration thereof;

                      (4) Maskworks, Registrations thereof and applications for Registration thereof;

                      (5) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes, ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

                      (6) All rights necessary to prevent claims of invasion of privacy, right of publicity, defamation, infringement of moral rights, or any other causes of action arising out of the use, adaptation, modification, reproduction, distribution, sale, or exhibition of the applicable Software;

                      (7) All income, royalties, Damages and payments due at Closing or thereafter with respect to the Owned Software, Customer Software, Other Software, or other Intangibles and all other rights thereunder including, without limitation, Damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

                      (8)  All rights to use all of the foregoing forever; and

                      (9) All other rights in, to, and under the foregoing in all countries.

           B.  Identification.
               --------------

               (i)   Schedule 3.22(b)(i) of the Disclosure Schedule contains an
                     -------------------
accurate and complete list (including a name, summary product description, the language in which it is written and the type of hardware platform(s) on which it runs) of the following:

                     (1)  All Owned Software;

                     (2)  All Customer Software; and

                     (3) All Other Software, other than Other Software that is commercially available at retail.

               (ii)  Schedule 3.22(b)(ii) to the Disclosure Schedule:
                     --------------------

                     (1) Contains a complete list of each Registration of the Company;

                     (2)  Identifies each pending Registration of the Company;

                     (3) Identifies each application for or Registration by the Company regarding the Intangibles and Software of the Company which have been withdrawn, abandoned, or have lapsed or been denied; and

                     (4) Attaches any written legal or regulatory advice received by the Company within twenty-four (24) months of the date of execution of this Agreement that describes any limitation on the scope of each of the following Registrations: Texttalk,

Datamedic, GIstation and CHARTLab. Schedule 3.22 indicates the Company's basis
                                   -------------
for its claim of ownership of such items.

               (iii)  Schedule 3.22(b)(iii) to the Disclosure Schedule sets
                      ---------------------
forth a complete list of each Person to which the Company has granted any rights regarding the Company Software or any Intangible thereof, other than by virtue of a Distributor Agreement.

               (iv)   Schedule 3.22(b)(iv) to the Disclosure Schedule identifies
                      --------------------
each Distributor Agreement, together with the term thereof, and each source code escrow agreement entered into by the Company and relating to any Intangibles and Software identified in such Distributor Agreement.

               (v)    Schedule 3.22(b)(v) to the Disclosure Schedule identifies
                      -------------------
each Supplier License Agreement, together with the term thereof, all royalties or other amounts due thereon, and each source code escrow agreement entered into by the provider or licensor thereof running to the benefit of the Company and relating to any Intangibles and Software identified in such Supplier License Agreement.

           C.  Ownership and Right to License.
               ------------------------------

               (i) Except as set forth in Schedule 3.22(c) of the Disclosure
                                          ----------------
Schedule, (X) the Company owns the copyrights in and to the Owned Software (subject to any licenses of the Owned Software by the Company, directly or indirectly); (Y) the Company owns all available patent rights, trade secret rights, and confidential information rights in and to the Owned Software (subject to any licenses of the Owned Software by the Company, directly or indirectly) and (Z) no other person or entity owns or has an interest in any Intangible that would prevent the Company from using the Owned Software, as used or required to operate the Company's businesses, as currently conducted, free and clear of any liens, claims, charges or encumbrances which would affect the use of the Owned Software in connection with the operation of the Company's business as currently conducted.

               (ii)   Except as set forth in Schedule 3.22(c) of the Disclosure
                                             ----------------
Schedule, the Company has received written license agreements granting to the Company the full right to use all of the Customer Software and Other Software, and Intangibles attributable thereto, as used or required to operate the Company's businesses, as currently conducted, to the Company's knowledge free and clear of any liens, claims, charges or encumbrances which would materially and adversely affect the use of such Software in connection with the operation of the Company's business as currently conducted. The Company has no Knowledge that such written license agreements are from a source other than a Person who is authorized to grant the rights granted to Company therein.

               (iii) Other than patents not issued as of the date of execution of this Agreement, no rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which the Company takes any such action in its business as currently conducted.

               (iv)   Except as set forth in Schedule 3.22(c) of the Disclosure
                                             ----------------
Schedule, none of the Software or Intangibles listed in Schedule 3.22 of the
                                                        -------------
Disclosure Schedule, or their respective past or current uses by or through the Company have violated, infringed upon, misappropriated, or is violating, infringing upon, or misappropriating any Software, issued patent, copyright, trade secret right or other Intangible right of any Person. The Company has adequately maintained all trade secrets and copyrights (provided that it is the Company's policy not to register its copyrights) with respect to the Owned Software.

     Except as set forth in Schedule 3.17(d) of the Disclosure Schedule, the
                            ----------------
Company has substantially performed all obligations imposed upon the Company with regard to the Customer Software and Other Software which are required to be performed by the Company on or prior to the date hereof, and neither the Company nor, to the Knowledge of the Company, any other party, is in breach of or default thereunder in any material respect, nor to Knowledge of the Company, is there any event which with notice or lapse of time or both would constitute a default thereunder.

               (v)   Except as set forth in Schedule 3.22(c) of the Disclosure
                                            ----------------
Schedule, to the Knowledge of the Company, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Company's rights to any of the Software or Intangibles listed in Schedule 3.22.
                                                -------------

               (vi)  Except as set forth in Schedule 3.22(c), none of the
                                            ----------------
Software or Intangibles listed in Schedule 3.22 are owned by or registered in
                                  -------------
the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, or contractor of the Company, nor does any such Person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as set forth in Schedule 3.22, the Company has not granted any third party any
         -------------
exclusive rights related to any Owned Software.

               (vii) No litigation is pending and no claim has been made against the Company or, to the Knowledge of the Company, is Threatened, which contests the right of the Company to sell or license to any Person or entity or use any of the Owned Software, Customer Software or Other Software. No former employer of any employee or consultant of the Company has made a claim against the Company or, to the Knowledge of the Company against any other Person, that the Company or such employee or consultant is misappropriating or violating the Intangibles of such former employer.

               (viii) The Company is not a party to nor bound by and, upon the consummation of the Contemplated Transactions, ISI will not be a party to or bound by (as a result of any acts or agreements of the Company) any license or other agreement requiring the payment by the Company or their assigns of any future royalty or license payment, excluding such agreements relating to the Customer Software or Other Software to the extent such royalty or license payment is expressly set forth in Schedule 3.22.
                                  -------------

               (ix) Except as set forth in Schedule 3.22(c), the Owned Software,
                                           ----------------
Customer Software, and Other Software and the information used by the Company, and to the extent owned by the Company, the Intangibles thereunder, are fully transferable to ISI the manner contemplated by the Contemplated Transactions.

               (x) No Software other than the Owned Software, Customer Software and Other Software is required to operate the business of the Company as currently conducted.

               (xi) The Company has supplied ISI with correct and complete copies of representative Customer License Agreements and Distributor Agreements. Except as set forth in Schedule 3.22(c), all Customer License Agreements,
                       ----------------
Distributor Agreements and Supplier License Agreements may be transferred to ISI free of cost or expense without obtaining the consent or approval of any other Person in any manner contemplated by the Contemplated Transactions. All of the Persons listed on Schedule 3.22(b)(iii) to the Disclosure Schedule have entered
                  ---------------------
into written Customer License Agreements with the Company. Except as set forth on Schedule 3.22(b)(iv) to the Disclosure Schedule, the only source code escrow
   --------------------
agreements or other agreement for the provision of source code of the Owned Software to any Person other than an employee of the Company are source code escrow agreements with Persons listed on Schedule 3.22(b)(iii). Except as set
                                         ---------------------
forth in Schedule 3.22(c)(xi), other than the term of the license grant and the
         --------------------
consideration paid for such license grant, the terms and conditions of all Customer License Agreements entered into between the Company and any customer of Company from December 1, 1998 until the Closing Date are not materially different from the terms and conditions of the copies of representative Customer License Agreements provided to ISI.

               (xii) Schedule 3.22(c) identifies all individuals who have
                     ----------------
contributed to the development of the Owned Software within the twenty-four (24) month period prior to the Closing Date.

           D.  Performance.
               -----------

               (i)  Except as set forth in Schedules 3.22(d)(i) or 3.17(d) of
                                           --------------------    -------
the Disclosure Schedule, the Company Software substantially:

                    (1) Performs in accordance with all Company published specifications for the Company Software;

                    (2) Complies with all Company published documentation, descriptions and literature with respect to the Company Software; and

                    (3) Complies with all representations, warranties and other requirements specified in all Customer License Agreements and Distributor Agreements.

     Except as set forth in Schedule 3.15, Schedule 3.17(d) and Schedule
                            -------------  ----------------     --------
3.22(d)(i) of the Disclosure Schedule, no written claim has been made or, to the
----------
Knowledge of the Company, is Threatened, that the Company Software substantially fails to perform as set forth in the immediately preceding sentence.

               (ii) Except as set forth in Schedule 3.22(d)(ii), the Company has
                                           --------------------
substantially complied with all Customer License Agreements, Distributor Agreements and Supplier License Agreements, and to the Knowledge of the Company, except as set forth in Schedule 3.22, all other parties to such agreements have
                       -------------
substantially complied with all provisions thereof and no default or event of default exists under any of the Customer License Agreements, Distributor Agreements and Supplier License Agreements.

               (iii) Except as set forth in Schedule 3.22(d)(iii), with respect
                                            ---------------------
to the Company Software:

                     (1) The Company maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by the Company.

                     (2) In each case, the machine-readable copy substantially conforms to the corresponding source code listing.

                     (3) Such Company Software for which the Company possesses source code is written in the language set forth in Schedule 3.22, for use on
                                                    -------------
the hardware set forth in Schedule 3.22 with standard operating systems.
                          -------------

           E. Such Company Software for which the Company possesses source code can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems after a reasonable amount of training in the architecture and programming conventions of such source code.

           F.  Millennium Compliance.  Except as set forth in Schedule 3.22(f),
               ---------------------                          ----------------
the current versions of the Owned Software are "Millennium Compliant." For the purposes of this Agreement "Millennium Compliant" means, so long as the inputs to the applicable Software are provided in a format consistent with the specifications for such Software:

               (i) The functions, calculations, and other computing processes of the applicable Software (collectively, "Processes") perform in an accurate manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the applicable Software, whether before, on, or after January 1, 2000, and whether or not the dates are affected by leap years;

               (ii) The applicable Software accepts, stores, sorts, extracts, sequences, and otherwise manipulates date inputs and date values, and return and display date values, in an accurate manner regardless of the dates used, whether before, on, or after January 1, 2000;

               (iii) The applicable Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the applicable Software, whether before, on, or after January 1, 2000;

               (iv) The applicable Software accepts and responds to two (2) digit year and four (4) digit year date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and accurate manner;

               (v) The applicable Software displays, prints, and provides electronic output of date information in ways that are unambiguous as to the determination of the century; and

               (vi) The applicable Software has been tested by the Company to determine whether the applicable Software is Millennium Compliant. The Company shall deliver the test plans and results of such tests upon written request from ISI. The Company shall notify ISI immediately of the results of any tests or any claim or other information that indicates the applicable Software is not Millennium Compliant.

           G.  Except as set forth in Schedule 3.22(g) of the Disclosure
                                      ----------------
Schedule and except as described in the next following sentence, the Company has inquired as to the Millennium Compliance of the Customer Software and any computer hardware and devices owned or leased by the Company that operates any of the Company Software ("Company Hardware") with the vendor thereof, has obtained assurances and/or representations and/or compliance policies (except where the vendor is no longer in business) that such Customer Software and Company Hardware is or will be in sufficient time to migrate before December 31, 1999, Millennium Compliant, and has tested such Customer Software and Company Hardware in conjunction with the Owned Software to determine whether the operation of the Owned Software would result in dated-related failures or errors in such Customer Software or Company Hardware. In the event that the Company obtains information that such Customer Software or Company Hardware is not currently Millennium Compliant or such Customer Software or Company Hardware fails the testing as described above, the Company has established and has timely implemented written plans to migrate the Company and all Company customers off of such Customer Software or Company Hardware before the Company anticipates that errors or failures in such Customer Software or Company Hardware will occur.

           H.  Except as set forth in Schedule 3.22(h) of the Disclosure
                                      ----------------
Schedule and except as described in the next following sentence, the Company has inquired as to the Millennium Compliance of the Other Software with the vendor thereof and has obtained assurances that such Other Software is or will be in sufficient time to migrate before December 31, 1999 Millennium Compliant. In the event that the Company obtains information that such Other Software is not currently Millennium Compliant, the Company has established and has timely implemented written plans to migrate the Company off of such Other Software before the Company anticipates that errors or failures in such Other Software will occur.

           I.  Schedule 3.22(i) of the Disclosure Schedule sets forth the
               ----------------
Company's customer list indicating (i) the product and operating system used by each customer listed; (ii) the version number of such product and operating system; and (iii) whether such product is Millennium Compliant. A Millennium Compliant version of the Owned Software known as "Ophthalmic" (the "Ophthalmic Software") will be released on or before October 22, 1999, with the first seventy (70) copies of the Ophthalmic Software being shipped for installation on or before October 25, 1999, and an additional Seventy (70) copies of such Ophthalmic Software being shipped on each Monday thereafter, until all customers currently using Ophthalmic shall have shall have received the Ophthalmic Software.

           J.  Trade Secrets and Confidential Information.  Without limiting any
               ------------------------------------------
of the foregoing representations and warranties contained in the preceding subparagraphs of this Section 3.22., to the Knowledge of the Company, no current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, or contractor of the Company has disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any Person other than the Company, any trade secrets or proprietary information, including, without limitation, the source codes for Company Software.

     All Customer License Agreements, Distributor Agreements, software development agreements, and any other written agreement between the Company and any third party in which trade secrets or confidential information of the Company, the Company's customers, agents, or suppliers are disclosed binds the recipient thereof to take reasonable steps to protect the proprietary rights of the Company and their customers, agents, and suppliers in such trade secrets and confidential information.

     3.23  Certain Payments. To the Knowledge of the Company, neither the
           ----------------
Company or any Subsidiary nor any director, officer, agent, or employee of the Company or any Subsidiary, nor any other Person associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly:

           A. On behalf of the Company or any Subsidiary or for the Company's or any Subsidiary's benefit, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement.

           B. Established or maintained any fund or asset on behalf of the Company or any Subsidiary that has not been recorded in the books and records of the Company or any Subsidiary.

     3.24  Relationships With Related Persons. Except as set forth in Schedule
           ----------------------------------                         --------
3.24 of the Disclosure Schedule, no Related Person (but not including any
----
Related Persons who are present holders of the Company's Preferred Stock) of the Company has, or since June 30, 1999, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in the Company's or any Subsidiary's businesses.

     Except as set forth in Schedule 3.24 of the Disclosure Schedule, to the
                            -------------
Knowledge of the Company, no Related Person (but not including any Related Persons who are present holders of the Company's Preferred Stock) of the Company owns, or since June 30, 1999, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has a material financial interest in any transaction with the Company.

     Except as set forth in Schedule 3.24 of the Disclosure Schedule, no Related
                            -------------
Person of the Company is a party to any Contract or commitment with the Company.

     3.25  Brokers or Finders. Except for Broadview International, LLC, neither
           ------------------
the Company nor its agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.26  Labor Relations; Compliance. Neither the Company nor any Subsidiary
           ---------------------------
has been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not
Threatened:

           A. Any strike, slowdown, picketing, work stoppage or employee grievance process;

           B. To the Knowledge of the Company, any Proceeding against or affecting Company or any Subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters; or

           C. To the Knowledge of the Company, any application for certification of a collective bargaining agent.

     To the Knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Company or any Subsidiary, and no such action is contemplated by Company or any Subsidiary. Company and each Subsidiary has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. To the Knowledge of the Company, it and each Subsidiary has only employed Persons authorized to work in the United States.

     To the Knowledge of the Company, neither it nor any Subsidiary is liable for the payment of any compensation, Damages, taxes, fines, penalties, or other amounts, however, designated, for failure to comply with any of the foregoing Legal Requirements.

     3.27  Disclosure Documents. None of the information supplied or to be
           --------------------
supplied by the Company in writing for inclusion in and which is in fact included in (i) the combined Proxy Statement (as defined in section 5.1.) and
(ii) the Registration Statement (as defined in Section 4.3.) including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement to stockholders of the Company, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     3.28  Disclosure. No representation or warranty made by the Company in
           ----------
this Agreement or any Exhibit hereto or in the Disclosure Schedule, when taken together, contains or contained (as of the date made) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

4.   REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF ISI AND INFOCURE.

     ISI and InfoCure, jointly and severally, hereby represent and warrant to the Company as follows:

     4.1  Organization. Each of ISI and InfoCure is a corporation duly
          ------------
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and ISI and InfoCure each has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Each of ISI and InfoCure is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of ISI, InfoCure or their respective subsidiaries taken as a whole.

     4.2  Authorization. Each of ISI and InfoCure has full corporate power and
          -------------
authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby (the "InfoCure/ISI Ancillary Agreements"). The execution and delivery of this Agreement by ISI and InfoCure and the performance by ISI and InfoCure of their respective obligations hereunder and the consummation of the Merger, the InfoCure/ISI Ancillary Agreements and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of ISI and InfoCure. This Agreement and the InfoCure/ISI Ancillary Agreements have been duly executed and delivered by each of ISI and InfoCure and each constitutes the legal, valid and binding agreement of ISI and InfoCure, enforceable against each of ISI and InfoCure in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Each other agreement to be executed by ISI and InfoCure in connection with this Agreement will be duly executed and delivered by ISI and InfoCure in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     4.3  Absence of Restrictions and Conflicts. The execution, delivery and
          -------------------------------------
performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(i) any term or provision of the Organizational Documents of ISI or InfoCure;
(ii) any Contract material to the business and operations of ISI or InfoCure;
(iii) any judgment, decree, injunction or order of any court or governmental authority or agency to which ISI or InfoCure is a party or by which ISI or InfoCure or any of their respective properties is bound or (iv) any statute, law, regulation or rule applicable to ISI or InfoCure, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of ISI or InfoCure and their respective subsidiaries taken as a whole. Except for (i) filing of the Certificate of Merger; (ii) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act; (iii) the filing of the Proxy Statement (as defined in Section 5.1.) with the SEC in accordance with the Exchange Act and (iv) the filing of such consents, approvals, orders, authorizations, registrations, declarations and filing as may be required under applicable state securities laws, no Consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to ISI or InfoCure is required in connection with the execution, delivery or performance of this Agreement by ISI or InfoCure or the consummation of the Contemplated Transactions contemplated by this Agreement by ISI or InfoCure, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of ISI or InfoCure and its subsidiaries taken as a whole.

     4.4  Capitalization of InfoCure. The authorized capital stock of InfoCure
          --------------------------
consists of two hundred million (200,000,000) shares of common stock, $.001 par value per share of which thirteen million five hundred twenty-six thousand four hundred fifteen (13,526,415) shares were issued and outstanding as of April 30, 1999, and two million (2,000,000) shares of preferred stock, $.001 par value per share, of which zero (0) shares were issued and outstanding as of April 30, 1999. All shares of InfoCure Common Stock outstanding as of the date hereof are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. None of the outstanding shares of InfoCure Common Stock or other securities of InfoCure was issued in violation of the Securities Act or applicable state securities laws. The shares of InfoCure Common Stock to be issued pursuant to this Agreement have been duly authorized and, when issued, will be validly issued, fully paid, nonassessable, free of preemptive rights and in compliance with the Securities Act and applicable state securities laws.

     4.5  InfoCure SEC Reports. InfoCure has heretofore made available to the
          --------------------
Principal Shareholders its Annual Report on Form 10-K for the period ended December 31, 1998, its Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999 and June 30, 1999 and the Prospectus filed with the Securities and Exchange Commission as of April 22, 1999 (the "InfoCure SEC Reports"). As of their respective dates, the InfoCure SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since June 30, 1999, there has been no material adverse change in the assets, liabilities, results of operations, financial condition, business or prospects of InfoCure and its subsidiaries taken as a whole, and there are no existing facts or circumstances known to the senior management of InfoCure reasonably likely to cause such a material adverse change, other than with respect to general domestic or international economic conditions. Since June 30, 1999, InfoCure has filed all forms, reports and documents with the Securities and Exchange Commission required to be filed by it pursuant to the Exchange Act and the Securities Act, and the rules and regulations promulgated thereunder, each of which (i) complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations promulgated thereunder and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.6  Litigation. Except as may be disclosed in the InfoCure SEC Reports,
          ----------
there are no suits, arbitrations, actions, claims, complaints, grievances, investigations or proceedings pending or, to the Knowledge of InfoCure or ISI, Threatened against InfoCure or ISI that, if resolved against InfoCure or ISI could be reasonably expected to have a material adverse effect on InfoCure or ISI on their ability to consummate the Merger and the other transactions contemplated hereby.

     4.7  Disclosure. No representation, warranty or covenant made by InfoCure
          ----------
or ISI in this Agreement or any Exhibit hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

     4.8  Certain Proceedings. There is no pending Proceeding that has been
          -------------------
commenced against ISI or InfoCure that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the knowledge of ISI or InfoCure, no such Proceeding has been Threatened.

     4.9  Brokers or Finders. Neither ISI or InfoCure nor any of their
          ------------------
respective officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     4.10  Tax Representations.
           -------------------

           A. Except with respect to fractional shares, neither InfoCure nor, to InfoCure's Knowledge, a person related to InfoCure (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) has any present plan or intention to redeem or acquire, directly or indirectly, any of the InfoCure Common Stock issued in the Merger.

           B. Following the Merger, InfoCure presently intends to cause the Surviving Corporation to hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger.

           C. Prior to the Merger, InfoCure will own directly all of the shares of all classes of stock of ISI.

           D. InfoCure has no present plan or intention to cause ISI to issue additional shares of stock after the Merger, or take any other action, that would result in InfoCure losing control (within the definition of Section 368(c) of the Code) of ISI.

           E. Except for transfers of stock and assets described in Section 368(a)(2)(C) of the Code and Treas. Reg. Sections 1.368-2(f) and (k), InfoCure has no present plan or intention to sell or otherwise dispose of the stock of the Surviving Corporation, or, except for dispositions made in the ordinary course of business, to cause the Surviving Corporation to sell or otherwise dispose of any of its assets or any of the assets acquired from the Company.

           F. InfoCure intends to cause the Surviving Corporation to either continue the historic business of the Company or use a significant portion of its historic business assets in a business (within the meaning of Treas. Reg.
Section 1.368-1(d)). For purposes of this representation, InfoCure will be deemed to satisfy this requirement if (i) the members of InfoCure's qualified group (as defined in Treas. Reg. Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business or (ii) the foregoing activities are undertaken by a partnership as contemplated by Treas. Reg.
Section 1.368-1(d)(4)(iii).

           G. There is no intercorporate indebtedness existing between InfoCure and the Company or between ISI and the Company that was issued, acquired or will be settled at a discount as a result of the Merger.

           H. Neither InfoCure nor ISI is an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code.

           I. InfoCure has no present plan or intention to merge or liquidate the Surviving Corporation with or into InfoCure.

5.   COVENANTS OF THE PARTIES.

     The parties hereto hereby agree as follows with respect to the period from and after the date of this Agreement.

     5.1   Mutual Covenants.
           ----------------

           A.  General.  Each of the parties shall use its reasonable efforts to
               -------
take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in this Section 5. for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

           B.  Governmental Matters.  Each of the parties shall use its
               --------------------
reasonable efforts to take any action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Body or other third party that it may be required to give, make or obtain in connection with the Merger including, without limitation, compliance with the HSR Act.

           C.  Pooling-of-Interests.  Each of the parties shall use its Best
               --------------------
Efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes. Neither the Company nor any Affiliate of the Company shall knowingly take any action that would jeopardize the treatment of the Merger as a "pooling-of-interests" for accounting purposes.

           D.  Tax-Deferred Treatment.  Each of the parties shall use its
               ----------------------
reasonable efforts to cause the Merger to constitute a tax-deferred "reorganization" under section 368(a) of the Code.

           E.  Expenses.  Except as expressly otherwise provided herein, ISI and
               --------
InfoCure on the one hand, and the Principal Shareholders on the other hand, shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. After the Effective Time, the Principal Shareholders shall be solely responsible for such fees and expenses relating to themselves or the Company. In the case of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by the other party.

           F.  Public Announcements. The parties hereto shall consult and
               --------------------
cooperate with each other and agree upon the terms and substance of all press releases, announcements and public statements with respect to this Agreement and the Merger; provided, however, that such consultation and cooperation shall not interfere with any obligation of either party hereto to disclose any information as and when required by applicable law. Any press release or other announcement by the InfoCure, ISI or the Company with respect to the Merger will be subject to the prior consent and approval of the other party, which consent or approval will not be unreasonably withheld.

           G.  Access.  From and after the date of this Agreement until the
               ------
Effective Time (or the termination of this Agreement pursuant to Section 8.), the Company, on the one hand, and ISI and InfoCure, on the other hand, shall permit Representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers, and any information obtained by any party pursuant to this Section 5.1.G. shall be subject to the provisions of the mutual confidentiality agreement between them and the confidentiality provisions of that certain Letter of Intent between the parties dated July 16, 1999, which agreements remain in full force and effect.

           H.  Proxy Statement/Prospectus; Registration Statement; Shareholder
               ---------------------------------------------------------------
Approval.  As promptly as practicable after the execution of this Agreement and
--------
in any event by September 21, 1999, InfoCure, ISI and the Company will prepare and file with the SEC, a preliminary proxy statement relating to the Merger (the "Proxy Statement") and InfoCure will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of InfoCure, ISI and the Company will respond to any comments of the SEC and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and the Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, InfoCure, ISI and the Company will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. InfoCure further agrees to file promptly following the Effective Time a post-effective amendment to the S-4 Registration Statement to convert it to a Form S-3 shelf registration covering resales of InfoCure Common Stock by affiliates of the Company. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, InfoCure or the Company, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. The Proxy Statement will also include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement and the Merger. Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware law and its Certificate of Incorporation and Bylaws to convene the Meeting to be held as promptly as practicable, and in any event within (forty-five (45)) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement.

           I.  Closing.  Without limiting Section 2.9., from and after the date
               -------
hereof, the parties agree to exercise their respective best efforts to cause the Closing to take place on or before November 30, 1999.

     5.2   Covenants of the Company/Principal Shareholders.
           -----------------------------------------------

           A.  Conduct of the Company's Operations.  For purposes of this
               -----------------------------------
Section 5.2., the term "Company" shall be deemed to include Company and each Subsidiary. During the period from the date of this Agreement to the Effective Time or the date of termination of this Agreement, the Company shall use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of ISI, such consent not to be unreasonably withheld or delayed:

               (i) Sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its personal property or assets other than sales or leases of inventory or licensing of Intellectual Property Assets in the Ordinary Course of Business.

               (ii) Make or propose any changes in its Certificate of Incorporation or Bylaws.

               (iii) Merge or consolidate with any other Person or acquire a material amount of assets or capital stock of any other Person or enter into any confidentiality agreement with any Person other than in the Ordinary Course of Business.

               (iv) Other than for normal borrowings in the Ordinary Course of Business under the Company's existing working capital credit facility, incur, create, assume or otherwise become liable for indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations of any other individual, corporation or other entity, other than its Subsidiaries, except in the Ordinary Course of Business.

               (v)    Create any subsidiaries.

               (vi) Enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases granted in the Ordinary Course of Business.

               (vii) Change its method of doing business, in any material respect, or change any material method or principle of accounting in a manner that is inconsistent with past practice.

               (viii) Except for any litigation set forth on Schedule 3.15,
                                                             -------------
settle any Proceeding, whether now pending or hereafter made or brought involving an amount in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00).

               (ix) Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material Contract to which the Company is a party or any confidentiality agreement to which the Company is a party.

               (x) Incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) on a cumulative basis.

               (xi) Issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any securities of the Company, or rights or obligations convertible into or exchangeable for any securities of the Company, or alter the terms of any presently outstanding options or make any changes, by split-up, combination, reorganization or otherwise in the capital structure of the Company .

               (xii) Declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock.

               (xiii) Agree in writing or otherwise to take any of the foregoing actions.

           B.  Notification of Certain Matters.  The Company and the Principal
               -------------------------------
Shareholders shall give prompt notice to ISI and InfoCure and ISI and InfoCure shall give prompt notice to the Company and the Principal Shareholders of the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which would cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time or (ii) any failure of the Company or any Principal Shareholder or InfoCure or ISI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2.B. shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 8.1.A. unless the failure to give such notice results in material prejudice to the other party.

           C.  Intellectual Property Matters.  The Company shall use its
               -----------------------------
reasonable efforts to preserve its ownership rights to all of the intellectual property ("Intellectual Property") described in Section 3.22. free and clear of any Encumbrances and shall use its reasonable efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

           D.  No Solicitation.  The Company agrees that during the term of this
               ---------------
Agreement or until the Effective Time, it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or Representatives, directly or indirectly, to solicit, initiate, encourage, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company or any Subsidiary, or acquisition or sale of any capital stock (other than upon exercise of outstanding options of the Company) or any material portion of the assets (except for acquisition of assets in the Ordinary Course of Business consistent with past practice) of the Company or any Subsidiary, or any combination of the foregoing (a "Company Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person other than ISI and InfoCure or its directors, officers, employees, agents and representatives, with respect to any Company Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

           E.  Affiliate Agreements. The Principal Shareholders are Persons who,
               --------------------
in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such Person and "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company has delivered or shall cause to be delivered to InfoCure, concurrently with the execution of this Agreement an executed Affiliate Agreement from each "Affiliate" in the form attached hereto as Exhibit E. InfoCure shall be entitled to place appropriate legends on the certificates evidencing any InfoCure Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for InfoCure Common Stock, consistent with the terms of such Affiliate Agreements.

           F.  Voting Agreements. The Company shall deliver or cause to be
               -----------------
delivered to InfoCure, concurrently with the execution of this Agreement, from each of the Principal Shareholders, an executed Voting Agreement (the "Voting Agreements") in the form attached hereto as Exhibit D, agreeing, among other
                                            ---------
things, to vote in favor of the Merger.

           G.  Principal Shareholders. Each of the Principal Shareholders
               ----------------------
covenant and agree that they will make no election pursuant to Article Fourth,
Section 2(c) of the Company's Certificate of Incorporation.

           H.  Company Auditors. The Company will use its commercially
               ----------------
reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by InfoCure to comply with applicable SEC regulations, (ii) the review of the Company's audit work papers for up to the past three years, including the examination of selected interim financial statements and data, and (iii) the delivery of such representations from the Company's independent accountants as may be reasonably requested by InfoCure or its accountants in order for InfoCure's accountants to render the opinion called for by Section 6.1.B. hereof.

     5.3  Listing of InfoCure Common Stock. InfoCure shall use its reasonable
          --------------------------------
best efforts to cause the shares of InfoCure Common Stock to be issued in the Merger to be approved for listing on Nasdaq prior to the Effective Time.

     5.4  Stock Options, Warrants, and Convertible Debentures.
          ---------------------------------------------------

          A. At the Effective Time, the Company's obligations with respect to each outstanding Option, Warrant or Convertible Debenture (each a "Convertible Security") whether vested or unvested, will be assumed by InfoCure. Each Convertible Security so assumed by InfoCure under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan, the debenture instrument, or Warrant pursuant to which such Convertible Security was issued as in effect immediately prior to the Effective Time, except that (i) such Convertible Security will be exercisable for that number of whole shares of InfoCure Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Convertible Security immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded up to the nearest whole number of shares of InfoCure Common Stock and (ii) the per share exercise price or conversion price, as the case may be, for the shares of InfoCure Common Stock issuable upon exercise of such assumed Convertible Security will be equal to the quotient determined by dividing the exercise price or conversion price, as the case may be, per share of Company Common Stock at which such Convertible Security was exercisable or convertible immediately prior to the Effective Time by the Common Stock Exchange Ratio and rounding the resulting exercise price or conversion price up to the nearest whole cent.

          B. It is the intention of the parties that Options assumed by InfoCure qualify following the Effective Time as incentive stock options as defined in the Code ("ISO's") to the extent such Options qualified as ISO's immediately prior to the Effective Time.

          C. After the Effective Time, InfoCure will issue to each holder of an outstanding Convertible Security a document evidencing the foregoing assumption by InfoCure.

          D. InfoCure will reserve sufficient shares of InfoCure Common Stock for issuance under this Section 5.4. hereof.

     5.5  Form S-8. InfoCure agrees to file a registration statement on Form S-8
          --------
for the shares of InfoCure Common Stock issuable with respect to assumed Options no later than twenty (20) business days after the Closing Date.

     5.6  Rucker Redemption. The Company shall exercise its best efforts to
          -----------------
cause the redemption prior to Closing of the entire ownership interest of Donald
W. Rucker in Clinical Information Advantages, Inc. pursuant to a Redemption and Release Agreement in a form reasonably satisfactory to InfoCure.

     5.7  Indemnification And Insurance.
          -----------------------------

          A. From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company which exist prior to the date hereof to indemnify the Company's present and former directors and officers and their heirs, executors and assigns. Except to the extent not permitted under Georgia law, the Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages substantially similar to those set forth in the Certificate of Incorporation and By-laws of the Company.

          B. After the Effective Time the Surviving Corporation will, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or Bylaws, indemnify and hold harmless, each present or former director or officer of the Company or any of its Subsidiaries and his or her heirs, executors and assigns

(collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director, officer, employee or agent of the Company occurring prior to the Effective Time (including without limitation actions or omissions relating to the Merger) for a period of three years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its prior written consent; and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such three year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

           C. The Surviving Corporation will maintain in effect three year tail, directors' and officers' liability insurance covering those persons who are currently covered by the Company's Directors, Officers and Company Liability insurance policies on terms comparable to those applicable to the current directors of the Company

           D. This Section 5.7 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, and will be binding on all successors and assigns of the Surviving Corporation

6.   CONDITIONS.

     6.1  Mutual Conditions. The obligations of the parties hereto to consummate
          -----------------
the Merger shall be subject to fulfillment of the following conditions:

          A. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Body which prevents the consummation of the Merger.

          B. InfoCure shall have received a letter from BDO Seidman regarding such firm's concurrence with InfoCure management's conclusion as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with this Agreement. In addition, KPMG Peat Marwick LLP shall have provided a letter, satisfactory in form and substance to InfoCure, regarding the appropriateness of pooling of interests accounting for a transaction involving the Company.

           C. No Proceeding shall be instituted by any Governmental Body which seeks to prevent consummation or the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

           D. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or, to the knowledge of InfoCure, ISI or the Company, threatened by the SEC.

           E. The InfoCure Common Stock shall have been approved for listing, subject to notice of issuance, on Nasdaq.

           F. All waiting periods, if any, under the HSR Act relating to the Merger will have expired or terminated early.

           G.   The Shareholder Approval shall have been obtained.

     6.2   Conditions to Obligations of ISI and InfoCure. The obligations of ISI
           ---------------------------------------------
and InfoCure to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by ISI and InfoCure:

           A.   The representations and warranties of the Company set forth in
Section 3. shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Company Material Adverse Effect; and provided further, however, that none of the following described items shall constitute a Company Material Adverse Effect or a breach of any representation or warranty hereunder, notwithstanding anything to the contrary herein:

     (1) InfoCure agrees to promptly provide reasonable retention compensation packages to all Company employees deemed to be key employees by InfoCure and if InfoCure does not deliver such compensation packages and key employees leave the Company's employ, such departures shall not be deemed to be a Company Material Adverse Effect or a breach of any representation or warranty hereunder and provided further, that the foregoing shall not create any implication by itself that the loss of any key employee constitutes a Company Material Adverse Effect.

     (2) The Company shall have the right to request InfoCure senior management to attend meetings with each of its top ten customers. If InfoCure Senior Management does not attend such meetings, the loss of a customer where no such meeting took place shall not constitute a Company Material Adverse Effect or a breach of any representation or warranty hereunder.

     (3) No changes in the business or operations of the Company (including, but not limited to, any workforce reductions) of which InfoCure is aware and consents to in advance, including but not limited to consents given by InfoCure pursuant to Section 5.2 hereof, nor any proximate consequences thereof, financial (such as failing to achieve budgeted projections) or otherwise, shall constitute a Company Material Adverse Effect or a breach of any representation or warranty hereunder.

     (4) The cessation of their employment with the Company by Messrs. Hill and/or Kahane shall not constitute a Company Material Adverse Effect or a breach of any representation or warranty hereunder.

           B. The Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by such parties hereunder prior to the Effective Time.

           C. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

           D. The Company shall have furnished ISI and InfoCure with a certificate dated the Closing Date signed on behalf of it by its President to the effect that the conditions set forth in Sections 6.2.A., B. and C. have been satisfied.

           E. The Principal Shareholders shall have executed the Escrow Agreement, in the form attached hereto as Exhibit B.
                                          ---------

           F. ISI and InfoCure shall have received the legal opinion, dated the Closing Date, of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., counsel to the Company, in a form reasonably satisfactory to counsel for ISI and InfoCure.

           G. The Company shall have obtained all material consents, waivers, approvals, authorizations or orders, including the consents set forth on
Schedule 3.2, and made all filings in connection with the authorization,
------------
execution and delivery of this Agreement by the Company and the consummation by each of the transactions contemplated hereby.

           H. The Company shall have fully complied with its obligations to complete production of the Ophthalmic Software and to ship the first seventy
(70) copies of such software as set forth in Section 3.22(I).

     6.3  Conditions to Obligations of the Company.  The obligations of the
          ----------------------------------------
Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by the Company:

           A. The representations and warranties of ISI and InfoCure set forth in Section 4. shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

           B. Each of ISI and InfoCure shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

           C. Since the date of this Agreement, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of ISI and InfoCure or any material adverse effect on the ability of ISI and InfoCure to consummate the transactions contemplated hereby.

           D. Each of ISI and InfoCure shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3.A., B. and C. have been satisfied.

           E. The Company shall have received the legal opinion, dated the Closing Date, of Morris, Manning & Martin, L.L.P., counsel to ISI and InfoCure in a form reasonably satisfactory to counsel for the Company.

           F. ISI and InfoCure shall have executed the Escrow Agreement in the form attached hereto as Exhibit B.
                        ---------

           G. ISI and InfoCure shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings in connection with the authorization, execution and delivery of this Agreement by ISI and InfoCure and the consummation by them of the transactions contemplated hereby.

7.   INDEMNIFICATION; REMEDIES.

     7.1  Agreement by the Principal Shareholders to Indemnify.  Subject to the
          ----------------------------------------------------
limitations set forth in Section 7.1.1 and in Section 7.1.2, the Principal Shareholders, severally and not jointly, in proportion to each Principal Shareholder's relative Percentage Ownership, agree that they will indemnify and hold ISI and InfoCure harmless in respect of the aggregate of all Indemnifiable Damages of ISI and InfoCure.

     For this purpose, "Indemnifiable Damages" of ISI or InfoCure means the aggregate of all Damages incurred or suffered by ISI and InfoCure resulting from:

           A. Any inaccurate representation or warranty made by the Company in or pursuant to this Agreement;

           B. Any breach of or default in the performance of any of the covenants or agreements made by the Company or the Principal Shareholders in this Agreement; or

           C.  The Pending Matters (as defined in Section 2.8.B.).

     The foregoing obligation of the Principal Shareholders to indemnify InfoCure and ISI shall be subject to each of the following principles or qualifications:

           7.1.1 All representations, warranties and covenants of the Company, the Principal Shareholders, ISI and InfoCure contained in this Agreement will remain operative and in full force and effect for a period ending on the earlier of (i) one (1) year after the Closing and (ii) publication of audited combined financial statements of InfoCure and the Surviving Corporation for the fiscal year ended December 31, 1999; provided, however, nothing herein shall be construed as limiting InfoCure and ISI's respective rights to seek indemnification for the Pending Matters at any time during the three (3) year period following Closing.

     Except for claims relating to fraud or willful misrepresentation under applicable law outside of this Agreement with respect to persons who participated in such fraud or willful misrepresentation, no claim for the recovery of Indemnifiable Damages as a result of an inaccurate representation or warranty may be asserted by InfoCure or ISI against the Principal Shareholders or their successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred. In addition, Principal Shareholders shall have no liability with respect to Indemnifiable Damages until the total of all such Damages exceeds Three Hundred Thousand and No/100 Dollars ($300,000.00) in which event Principal Shareholders shall be obligated to indemnify InfoCure and ISI as provided herein for all such Damages in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) subject to
Section 7.1.2 below. Notwithstanding the foregoing, the amount of Indemnifiable Damages shall be calculated to be the cost or loss to InfoCure and ISI after giving effect to amounts recoverable under insurance with respect thereto. It is further agreed that there shall be no recovery of any amount under this
Section 7.1. or this Agreement that would be recoverable under insurance of the Company or Subsidiary in effect on the date hereof or any insurance maintained by ISI or InfoCure.

           7.1.2 In seeking indemnification for any Indemnifiable Damages otherwise payable to ISI or InfoCure under this Agreement following the Closing, and except for claims relating to fraud or willful misrepresentations under applicable law outside of this Agreement with respect to Persons who participate in such fraud or willful misrepresentation, the sole remedy of ISI and InfoCure shall be the Escrow Shares.

     7.2  Agreements by InfoCure and ISI to Indemnify.  Subject to the
          -------------------------------------------
limitations set forth in Section 7.2.1, InfoCure and ISI, jointly and severally, agree that they will indemnify and hold the holders of the Company Capital Stock (the "Shareholders") harmless in respect of the aggregate of all Shareholder Indemnifiable Damages of the Shareholders.

     For this purpose, "Shareholder Indemnifiable Damages" of the Shareholders means the aggregate of all Damages incurred or suffered by the Shareholders resulting from:

           A. Any breach of a representation or warranty made by InfoCure and ISI in or pursuant to this Agreement; or

           B. Any breach of or default in the performance of any of the covenants or agreements made by InfoCure or ISI in this Agreement.

     The foregoing obligation of InfoCure and ISI to indemnify the Shareholders shall be subject to each of the following principles or qualifications:

           7.2.1 All representations, warranties and covenants of ISI and InfoCure contained in this Agreement will remain operative and in full force and effect for a period ending on the earlier of (i) one (1) year after the Closing and (ii) publication of audited combined financial statements of InfoCure and the Company for a full fiscal year.

           No claim for the recovery of Shareholder Indemnifiable Damages may be asserted by the Shareholders against InfoCure or ISI or their successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

     7.3  Matters Involving Third Parties.  If any third party shall notify ISI
          -------------------------------
or InfoCure (the "Indemnified Party") with respect to any matter which may give rise to a claim by ISI or InfoCure for indemnification against the Principal Shareholders (collectively the "Indemnifying Party") under this Section 7. (a "Third Party Claim") then the Indemnified Party shall notify the Indemnifying Party promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is Damaged.

     If the Indemnifying Party notifies the Indemnified Party within fifteen
(15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then:

           A. The Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

           B. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes that the counsel the Indemnifying Party has selected has a conflict of interest);

           C. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably); and

           D. The Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

     If (i) the Indemnifying Party fails to notify the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof or (ii) the Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is not assuming the defense thereof, then the Indemnified Party may defend
   ---
against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate. The parties acknowledge that the Principal Shareholders shall have the right to control the defense of the claims listed on Schedule
                                                                    --------
3.15, the cost of such defense to be borne by the Surviving Corporation and
----
reimbursed to the Surviving Corporation as provided in the Escrow Agreement.

8.   TERMINATION.

     8.1  Termination Events.  This Agreement may, by written notice given at or
          ------------------
prior to the Closing Date in the manner hereinafter provided, be terminated:

           A.  (i)    By ISI and InfoCure, if all of the conditions set forth in
Sections 6.1. and 6.2. shall not have been satisfied on or before the Closing Date or shall become incapable of satisfaction on or before the Closing Date, other than through failure of ISI or InfoCure to fully materially comply with its obligations hereunder, and such conditions shall not have been waived by ISI and InfoCure on or before such date; or

               (ii) By the Company if all of the conditions set forth in Sections 6.1. and 6.3. shall not have been satisfied on or before the Closing Date or shall become incapable of satisfaction on or before the Closing Date, other than through failure of the Company to fully materially comply with its obligations hereunder, and such conditions shall not have been waived by the Company on or before such date;

           B.  By mutual consent of the Company, ISI and InfoCure; or

           C. By either the Company or ISI and InfoCure if the Closing shall not have occurred, other than through failure of any such party to materially fulfill its obligations hereunder, on or before December 31, 1999, or such later date as may be agreed upon by the parties.

     Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

9.   MISCELLANEOUS.

     9.1  Notices.  Except as otherwise set forth herein, all notices given in
          -------
connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery service, addressed to the parties hereto at the following addresses:

           A.  Principal Shareholders:  See Schedule A attached hereto
                                            ----------

               With a copy to:          McDermott, Will & Emery
                                        28 State Street
                                        Boston, Massachusetts
                                        Attention:  Arthur I. Anderson, P.C.
                                        Telecopy No.:  (617) 535-3800

           B.  Company:                 Datamedic Holding Corp.
                                        95 Sawyer Road
                                        Waltham, Massachusetts 02453
                                        Attention:  President
                                        Telecopy No.:  (781) 642-6593

               With a copy to:          Mintz, Levin, Cohn, Ferris, Glovsky &
                                        Popeo, P.C.
                                        One Financial Center
                                        Boston, Massachusetts 02111
                                        Attention:  John R. Pomerance, Esq.
                                        Telecopy No.:  (617) 542-2241

           C.  ISI and InfoCure:        InfoCure Corporation
                                        1765 The Exchange
                                        Suite 450
                                        Atlanta, Georgia 30339
                                        Attention:  Richard E. Perlman
                                        Telecopy No.:  (770) 857-1300

               With a copy to:          Morris, Manning & Martin, L.L.P.
                                        1600 Atlanta Financial Center
                                        3343 Peachtree Road, N.E.
                                        Atlanta, Georgia 30326
                                        Attention:  Richard L. Haury, Jr., Esq.
                                        Telecopy No.:  (404) 365-9532

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given (i) when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means) and (ii) when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

     9.2  Further Assurances.  The parties hereto agree to furnish upon request
          ------------------
to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

     9.3  Waiver.  The rights and remedies of the parties to this Agreement are
          ------
cumulative and not alternative. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

     9.4  Entire Agreement and Modification.  This Agreement, including all
          ---------------------------------
exhibits and schedules hereto, are intended by the parties to this Agreement as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement. This Agreement may not be modified, rescinded or terminated orally, and no modification, rescission, termination or attempted waiver of any of the provisions hereof (including this Section) shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

     9.5  Assignments, Successors and No Third-Party Rights.  This Agreement
          -------------------------------------------------
shall apply to and be binding in all respect upon, and shall inure to the benefit of, the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and assigns, and for the benefit of no other person or entity; provided, however, that the parties hereto consent to the assignment of interests in this Agreement, including all exhibits and schedules hereto, as collateral security for the obligations of InfoCure and ISI following the Closing to FINOVA Capital Corporation.

     9.6  Pooling-of-Interests.  If any provision of this Agreement or the
          --------------------
application of any such provision to any person or circumstance precludes the use of "pooling-of-interests" accounting treatment in connection with the transactions contemplated by this Agreement, then such provision shall be of no force and effect to the extent, and solely to the extent necessary to preserve such accounting treatment and in the event, the remainder of this Agreement shall not be affected, and in lieu of such provision there shall be added as part of this Agreement a provision as similar in terms as may be possible for the transactions contemplated by this Agreement to be treated as a "pooling-of-interests" for accounting purposes.

     9.7  Section Headings, Construction.  The headings of articles and sections
          ------------------------------
contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to articles and sections in this Agreement refer to the corresponding articles and sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause or other subdivision hereof.

     9.8  Time of Essence.  With regard to all time periods set forth or
          ---------------
referred to in this Agreement, time is of the essence.

     9.9  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED
          -------------
UNDER, THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO CONFLICTS OF LAWS, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SUCH LAWS.

     9.10  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute, but one and the same agreement.

     9.11  Payment of Company Expenses.
           ---------------------------

     At Closing, the Chief Financial Officer of the Company shall deliver to InfoCure a certificate setting forth the amount of all Company Expenses, which amount shall be paid by InfoCure by means of wire transfers of funds at Closing.



                    [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Company, ISI and InfoCure, by their duly authorized officers and the Principal Shareholders, individually, have each caused this Agreement and Plan of Merger to be executed as of the date first written above.

                                    INFOCURE:

                                    InfoCure Corporation



                                    By:
                                        ------------------------------------
                                    Name:
                                          ----------------------------------
                                    Title:
                                           ---------------------------------

                                    ISI:

                                    InfoCure Systems, Inc.



                                    By:
                                        ------------------------------------
                                    Name:
                                          ----------------------------------
                                    Title:
                                           ---------------------------------

COMPANY:

Datamedic Holding Corp.



By:
    ----------------------------------
    Stephen N. Kahane, M.D.
    President, Chief Executive Officer

Preferred Stockholders

BESSEC VENTURES IV L.P.             BVP SPECIAL SITUATIONS L.P.

By:   Deer IV & Co., LLC            By:   Deer IV & Co., LLC
Its:  General Partner               Its:  General Partner


By:                                 By:
    ------------------------------      ------------------------------
    Robert H. Buescher                  Robert H. Buescher
    Manager                             Manager

BESSEMER VENTURE PARTNERS IV L.P.

By:   Deer IV & Co., LLC
Its:  General Partner


By:
    ------------------------------
    Robert H. Buescher
    Manager



----------------------------------
Robert H. Buescher, Individually &
Attorney in Fact for each of:
Michael I. Barach
Belisarius Corporation
Rodney A. Cohen
David J. Cowan
Richard R. Davis
Christopher F. O. Gabrieli
Gabrieli Family Foundation
Adam P. Godfrey
G. Felda Hardymon
Barbara M. Henagan
Diane N. McPartlin
Ravi B. Mhatre
Gautam A. Prakash
Quentin Corporation
Thomas Rhum
Robert J. S. Rouston
Robi L. Soni, and
Joanna A. Strober

CIBC WOOD GUNDY VENTURES, INC.



By:
    ------------------------------
Name:
Title:

FIDELITY VENTURES, LTD.

By:   Fidelity Capital Associates, Inc.
Its:  General Partner


By:
    ------------------------------
    Peter Mann
    Title:

GALEN PARTNERS, L.P.

By:   BGW Partners L.P.
Its:  General Partner


By:
    ------------------------------
    William R. Grant
    General Partner

GALEN PARTNERS INTERNATIONAL, L.P.

By:   BGW Partners L.P.
Its:  General Partner


By:
    ------------------------------
    William R. Grant
    General Partner

VECTOR LATER-STAGE EQUITY FUND II, L.P.

By:   Vector Fund Management II, L.L.C.,
Its:  General Partner


By:
    ------------------------------
    Ranjan Lal
    Managing Director

VECTOR LATER-STAGE EQUITY FUND, L.P.

By:   Vector Fund Management, L.P.
Its:  General Partner


By:
    ------------------------------
    Ranjan Lal
    Managing Director

                   SCHEDULE A TO AGREEMENT AND PLAN OF MERGER
                             Preferred Shareholders


BESSEC VENTURES IV L.P.

BESSEMER VENTURE PARTNERS IV L.P.

BVP SPECIAL SITUATIONS L.P.

Robert H. Buescher, Individually & as Attorney in Fact for each of:
Michael I. Barach
Belisarius Corporation
Rodney A. Cohen
David J. Cowan
Richard R. Davis
Christopher F. O. Gabrieli
Gabrieli Family Foundation
Adam P. Godfrey
G. Felda Hardymon
Barbara M. Henagan
Diane N. McPartlin
Ravi B. Mhatre
Gautam A. Prakash
Quentin Corporation
Robert J. S. Roriston
Thomas F. Ruhm
Robi L. Soni
Joanna A. Strober

All of the above c/o
--------------------
Bessemer Venture Partners
1400 Old Country Road, Suite 407
Westbury, NY 11590
Attn:  Robert H. Buescher

CIBC WOOD GUNDY VENTURES, INC.
c/o CIBC Capital Partners
161 Bay Street, 8th Floor
Toronto, ON M5J2S8
Attn:  Teddy Rosenberg

FIDELITY VENTURES, LTD.
82 Devonshire Street
R25C
Boston, MA 02109-3614
Attn:  Peter Mann

GALEN PARTNERS, L.P.
c/o Galen Associates
610 Fifth Avenue, 5th Floor
New York, NY 10017-4011
Attn:  William R. Grant

GALEN PARTNERS INTERNATIONAL, L.P.
c/o Galen Associates
610 Fifth Avenue, 5th Floor
New York, NY 10017-4011
Attn:  William R. Grant

VECTOR LATER-STAGE EQUITY FUND II, L.P.
c/o Vector Fund Management, L.P.
1751 Lake Cook Rd., Suite 350
Deerfield, IL 60015
Attn:  Ranjan Lal

VECTOR LATER-STAGE EQUITY FUND, L.P.
c/o Vector Fund Management, L.P.
1751 Lake Cook Rd., Suite 350
Deerfield, IL 60015
Attn:  Ranjan Lal

                                                                  EXECUTION COPY

                                   EXHIBIT C
                                   ---------

                             AFFILIATE'S AGREEMENT
                             ---------------------

                              September ___, 1999

InfoCure Corporation
1765 The Exchange
Suite 450
Atlanta, Georgia 30339

Ladies and Gentlemen:

     The undersigned, as a shareholder of, or holder of a Warrant or Option to acquire capital stock of, or holder of a Convertible Debenture convertible into capital stock of Datamedic Holding Corporation, a Delaware corporation ("Datamedic"), will become a shareholder of, or holder of a warrant or option to acquire capital stock of, or holder of a convertible subordinated debenture convertible into capital stock of InfoCure Corporation, a Delaware corporation ("InfoCure") upon the consummation of the transactions set forth in the Agreement and Plan of Merger dated as of even date hereof (the "Merger Agreement"), by and among InfoCure, InfoCure Systems, Inc., a Georgia corporation and the wholly-owned subsidiary of InfoCure ("ISI"), Datamedic and certain principal shareholders of Datamedic. Pursuant to the terms of the Merger Agreement, Datamedic will be merged with and into ISI, with ISI being the surviving entity (the "Merger") and the shares of the Company Capital Stock owned by the shareholders of Datamedic will be converted into and exchanged for a certain number of shares of the $0.001 par value per share voting common stock of InfoCure ("InfoCure Common Stock") and all Options, Warrants and Convertible Debentures of Datamedic outstanding as of the Effective Time will be assumed by InfoCure as provided in the Merger Agreement. This Affiliate's Agreement represents an agreement between the undersigned and InfoCure regarding certain rights and obligations of the undersigned in connection with the shares of InfoCure Common Stock, or options or warrants to acquire shares of InfoCure Common Stock or convertible subordinated debentures convertible into shares of InfoCure Common Stock, to be received by the undersigned as a result of the Merger. Capitalized terms used and not otherwise defined herein are used herein as defined in the Merger Agreement.

     In consideration of Ten and No/100 Dollars ($10.00) in hand paid, and the mutual premises and covenants contained herein and the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the undersigned and InfoCure, intending to be legally bound, agree as follows:

     1.  Affiliate Status.  The undersigned understands and agrees that, as to
         ----------------
Datamedic, the undersigned may be deemed an "affiliate," as defined in Rule 405 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned may be deemed to be such an "affiliate" at the time of the Merger although nothing contained herein should be construed as an admission hereof.

     2.  Restriction on Disposition.  The undersigned will not make any sale,
         --------------------------
transfer, pledge or other disposition of

               (i)    InfoCure Common Stock,

               (ii) or options or warrants to acquire InfoCure Common Stock or

               (iii) convertible subordinated debentures convertible into InfoCure Common Stock, received by the undersigned as a result of the Merger in violation of the 1933 Act or the Rules and Regulations.

     3.  Covenants and Warranties of Undersigned.  In addition to the foregoing
         ---------------------------------------
and the other agreements and covenants of the undersigned hereunder, the undersigned represents, warrants and agrees as of the date hereof and as of the Closing Date that:

         A. The undersigned has full power and authority to execute this Affiliate's Agreement and the Merger Agreement and to make the representations and warranties set forth herein and to perform the undersigned's s obligations hereunder and thereunder.

         B. Notwithstanding any other provision of this Affiliate's Agreement to the contrary, during the thirty (30) day period immediately preceding the Effective Time, the undersigned has not engaged and will not engage, and after the Effective Time until such time as results covering at least thirty (30) days of combined post-Merger operations of the Surviving Corporation and InfoCure have been published by InfoCure, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations, the undersigned will not engage (except to the extent allowed by SEC Staff Accounting Bulletin 76), in the sale, exchange, transfer, pledge, disposition of or grant of any option, the establishment of any "short" or put-equivalent position with respect to or the entry into or any similar transaction intended to reduce the risk of the undersigned's ownership of or investment in, any of the following:

               (i) Any Company Capital Stock (or Options, Warrants or Convertible Debentures) or InfoCure Common Stock (or options or warrants to acquire, or convertible subordinated debentures convertible into, InfoCure Common Stock); or Convertible Debentures

               (ii) Any shares of Company Capital Stock or InfoCure Common Stock or any other equity securities of InfoCure which the undersigned purchases or otherwise acquires after the execution of this Affiliate's Agreement.

     4.  Proposed Registration of InfoCure Common Stock; Certain Restrictions on
         -----------------------------------------------------------------------
Transfer.
--------

         A. The undersigned has been advised that the issuance of InfoCure Common Stock to the undersigned in connection with the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of

Datamedic the undersigned may be deemed to be an affiliate of Datamedic, the undersigned may not sell, transfer, pledge or otherwise dispose of InfoCure Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer, pledge or other disposition has been registered under the 1933 Act;
(ii) such sale, transfer, pledge or other disposition is made in conformity with the volume and other limitations of Rule 145 or (iii) in the opinion of counsel reasonably acceptable to InfoCure, such sale, transfer, pledge or other disposition is otherwise exempt from registration under the 1933 Act.

         B. Except as set forth in the Merger Agreement, the undersigned understands that InfoCure is under no obligation to register the sale, transfer, pledge or other disposition of InfoCure Common Stock by the undersigned or on the undersigned's behalf under the 1933 Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         C. The undersigned understands and agrees that stop transfer instructions with respect to the shares of InfoCure Common Stock received by the undersigned pursuant to the Merger or in case of second legend below, issued upon exercise of Warrants or Options, or conversion of Convertible Debentures, assumed by InfoCure pursuant to the Merger, will be given to InfoCure's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

         "The securities evidenced by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The securities evidenced by this certificate may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of, and no registration of transfer of such securities will be made on the books of the issuer, unless such transfer, sale, assignment, pledge, hypothecation or other disposal is
         (i) in accordance with the provisions of Rule 145; (ii) in connection with an effective registration statement under the Securities Act of 1933, as amended, and any applicable state securities law or (iii) is otherwise exempt from the registration requirements of such Act, the Rules and Regulations in effect thereunder and any applicable state securities laws.

         The securities evidenced by this certificate were issued pursuant to a business combination which is accounted for as a "pooling-of-interests" and may not be sold, nor may the owner thereof reduce the owner's risks relative thereto in any way, until such time as InfoCure Corporation has published the financial results covering at least thirty (30) days of combined operations after the effective date of the merger through which the business combination was effected."

Such legend will also be placed on any certificate representing InfoCure securities issued subsequent to the original issuance of the InfoCure Common Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split or other recapitalization as long as the InfoCure Common Stock issued to the undersigned pursuant to the Merger has not been registered or transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, InfoCure shall cause the certificates representing the shares of InfoCure Common Stock issued to the undersigned in connection with the Merger to be reissued free of (a) any legend relating to restrictions on transfer by virtue of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") as soon as practicable after the requirements of ASR 130 and 135 have been met and (b) any legend relating to Rule 145 upon (i) receipt of an opinion of counsel reasonably satisfactory to InfoCure that such shares may be sold without restriction under Rule 144 and Rule 145, (ii) three (3) months after the Closing (except for anyone becoming an InfoCure Affiliate) or (iii) an effective registration statement with respect to the resale of such shares.

     5.  Understanding of Restrictions on Dispositions.  The undersigned has
         ---------------------------------------------
carefully read the Merger Agreement and this Affiliate's Agreement and has discussed such documents' requirements and impact upon the undersigned's ability to sell, transfer or otherwise dispose of the shares of InfoCure Common Stock received by the undersigned, to the extent the undersigned believes necessary, with the undersigned's counsel or counsel for Datamedic.

     6.  Acknowledgments.  The undersigned recognizes and agrees that the
         ---------------
foregoing provisions also apply to all shares of the capital stock of Datamedic and InfoCure that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of (i) the undersigned's spouse; (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned; (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a ten percent (10%) beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least ten percent (10%) of any class of equity securities or of the equity interests. The undersigned further recognizes that, in the event that the undersigned is a director or officer of InfoCure or becomes a director or officer of InfoCure upon consummation of the Merger, among other things, any sale of InfoCure Common Stock by the undersigned within a period of less than six (6) months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

     7.  Notices.
         -------

         A. All notices, requests, demands and other communications under this Affiliate's Agreement or in connection herewith shall be given to or made upon the undersigned at the address set forth in the Datamedic's records, with a copy to Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, attention: John R. Pomerance, Esq. and McDermott, Will & Emery, 28 State Street, Boston, Massachusetts 02109, attention: Arthur I. Anderson, P.C.; and, if to InfoCure, to InfoCure Corporation, 1765 The Exchange, Suite 450, Atlanta, Georgia 30339, attention: James K. Price, with a copy to Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, attention: Richard L. Haury, Jr., Esq.

                                                                  EXECUTION COPY

         B. All notices, requests, demands and other communications given or made in accordance with the provisions of this Affiliate's Agreement shall be in writing, and shall be deemed given (i) when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communication sent by telecopy or other facsimile means) and (ii) when delivered and receipted for (or upon the date of attempted delivery where delivery is refused) if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

         C. Any party may, by written notice to the other, alter its address or respondent, and such notice shall be considered to have been given three (3) days after the airmailing or faxing thereof.

     8.  Publication of Combined Operations.  As promptly as practicable after
         ----------------------------------
the Effective Time, InfoCure will publish results covering at least thirty (30) days of combined post-Merger operations of the Surviving Corporation and InfoCure in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, 8-K, or any other public filing or announcement which includes such combined results of operations; provided, however, that InfoCure will be under no obligation to publish any such financial information other than with respect to a fiscal quarter of InfoCure ending no earlier than the thirtieth (30th) day following the Effective Time.

     9.  Miscellaneous.  This Affiliate's Agreement and the Merger Agreement
         -------------
together constitute the complete agreement between InfoCure and the undersigned concerning the subject matter hereof. This Affiliate's Agreement shall be governed by the laws of the State of Delaware. This Affiliate's Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

     IN WITNESS WHEREOF, this Affiliate's Agreement has been duly executed by the parties hereto, as of the date first above written.

                              Very truly yours,


                              -----------------------------------------
                              [AFFILIATE]

                              By:
                                  -------------------------------------
                              Name:
                                    -----------------------------------
                              Title:
                                     ----------------------------------

AGREED TO AND ACCEPTED
AS AFORESAID, AS OF
SEPTEMBER ___, 1999.

InfoCure Corporation



By:
    ----------------------------------------
    James K. Price, Executive Vice President

                                  APPENDIX B
                                  ----------

                               ESCROW AGREEMENT
                               ----------------

     THIS ESCROW AGREEMENT ("Agreement") is entered into as of ________ ___, 1999, by and among InfoCure Corporation, a Delaware corporation ("InfoCure"), the undersigned Principal Shareholders ("Principal Shareholders") and SunTrust Bank, Atlanta, a Georgia banking corporation, as escrow agent ("Escrow Agent").


                                  BACKGROUND
                                  ----------

     A. Pursuant to that certain Agreement and Plan of Merger dated as of September 3rd, 1999 (the "Merger Agreement"), by and among InfoCure, InfoCure Systems, Inc., a Georgia corporation and the wholly owned subsidiary of InfoCure ("ISI"), Datamedic Holding Corp., a Delaware corporation ("Datamedic") and the Principal Shareholders (as defined therein) immediately prior to the Merger (hereinafter defined), as of the date hereof Datamedic is merging with and into ISI, with ISI being the surviving entity (the "Merger"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement. Escrow Agent acknowledges receipt of the Merger Agreement.

     B. Pursuant to Section 2.8 of the Merger Agreement, the Principal Shareholders have agreed that, at the closing of the transactions contemplated by the Merger Agreement (the "Closing"), InfoCure shall deposit on behalf of the Principal Shareholders into an escrow account (the "Escrow Account") the Escrow Shares issuable to the Principal Shareholders by virtue of the Merger. The Escrow Account shall be available to satisfy any indemnification claims of InfoCure as set forth in Section 7 of the Merger Agreement.

     C. Escrow Agent is willing to hold the Escrow Account in escrow in accordance with the provisions of this Agreement, and to act as escrow agent hereunder.

     NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) in hand paid, the mutual premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties hereto, intending to be and being legally bound, agree as follows:

     1.  Escrow.  The parties hereby appoint Escrow Agent to serve as escrow
         ------
agent, subject to and in accordance with the terms of this Agreement. Escrow Agent hereby accepts such appointment as Escrow Agent and agrees to hold the Escrow Shares, and any cash received in substitution thereof as provided below ("Escrow Cash"), and to disburse the Escrow Shares and Escrow Cash, which Escrow Cash shall include any interest income or other amounts received thereon (the "Escrow Earnings") in accordance with the terms of this Agreement. Within ten
(10) business days of the execution hereof, InfoCure shall cause to be delivered to Escrow Agent, to be held and distributed as hereinafter provided, stock certificates issued in the name of the Principal Shareholders representing the Escrow Shares. Upon notice of the Shareholder Representative after the release of 30 days combined operating results of the Surviving Corporation and InfoCure, the Shareholder Representative shall have the right to substitute cash in an amount equal to the product of the number of Escrow Shares then in escrow multiplied by the Price, as defined below, and upon tendering such cash to the Escrow Agent, the Escrow Shares shall be immediately released to the Principal Shareholders. Except as InfoCure and the Shareholder Representative may, from time to time, jointly instruct Escrow Agent in writing, the Escrow Cash and the Escrow Earnings shall be invested, from time to time, to the extent possible, in United States Treasury bills having a remaining maturity of ninety (90) days or less, with any remainder being deposited and maintained in Escrow Agent's Federated Treasury Obligations Money Market Fund, until disbursement of the entire Escrow Fund. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement. Unless otherwise payable pursuant to the terms hereof, all Escrow Earnings shall belong to Seller and shall be taxable to Seller. Escrow Agent shall give prompt notice of all earnings with respect to the Escrow Fund to Seller.

     2.  Voting and Dividend Rights and Transfer of Escrow Shares.  The
         --------------------------------------------------------
Principal Shareholders shall have the right to vote their own Escrow Shares deposited with Escrow Agent for the account of such Principal Shareholders so long as such Escrow Shares are held in escrow. Until such time as they are distributed as hereinafter provided, Principal Shareholders shall not transfer the Escrow Shares, or any interest therein, except under the laws of descent and distribution or to the partners or equity holders of any Principal Shareholder which is an entity; any dividends paid by InfoCure with respect to the Escrow Shares shall be deposited in the Escrow Account so long as such Escrow Shares are held in escrow and will be distributed to the recipient of the Escrow Shares to which they relate.

     3.  Shareholder Representative.  For all purposes set forth in this
         --------------------------
Agreement including the right to receive the Notice (as defined in Section 4 below) and to provide the Counter Notice (as defined in Section 4 below), each Principal Shareholder hereby appoints __________ as its true and lawful attorney-in-fact to act for and on behalf of such Principal Shareholder (the "Shareholder Representative"). Each Principal Shareholder hereby agrees to indemnify and to save and hold harmless the Shareholder Representative from any liability incurred by the Shareholder Representative based upon or arising out of any act, whether of omission or commission, of the Shareholder Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Shareholder Representative that constitute willful misconduct in the exercise by the Shareholder Representative of the authority herein granted. The death or incapacity of any Principal Shareholder shall not terminate the authority and agency of the Shareholder Representative. In the event of the resignation of the Shareholder Representative, the resigning Shareholder Representative shall appoint a successor either from among the Principal Shareholders or who shall otherwise be acceptable to InfoCure, and who shall agree in writing to accept such appointment, and the resigning Shareholder Representative's resignation shall not be effective until such a successor shall exist. If the Shareholder Representative shall die or become incapacitated, his successor shall be appointed within thirty (30) days of his death or incapacity by a majority of the Principal Shareholders, and such successor either shall be a Principal Shareholder or shall otherwise be acceptable to InfoCure. The choice of a successor Shareholder Representative appointed in any manner permitted above shall be final and binding upon all of the Principal Shareholders. The decisions and actions of any successor Shareholder Representative shall be, for all purposes, those of the Shareholder Representative as if originally named herein.

     4.  Distribution of the General Escrow Shares.
         -----------------------------------------
         A. From time to time, on or before the earlier of (i) one (1) year after the Closing and (ii) publication of audited consolidated financial statements of InfoCure for the first fiscal year end following the Closing (the General Escrow Termination Date"), InfoCure shall provide written notice (a "Notice") to the Shareholders Representative and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it may have under Section 7 of the Merger Agreement. Upon

Receipt of the Notice, Escrow Agent shall forward said Notice to the Shareholder Representative. If the Shareholder Representative provides written notice to InfoCure and Escrow Agent disputing any Claim (a "Counter Notice") within thirty
(30) days following receipt by the Shareholder Representative of the Notice regarding such Claim, such Claim shall be resolved as provided in subsection 4.B below. If no Counter Notice is received by Escrow Agent within such thirty (30) day period, then the dollar amount of damages claimed by InfoCure as set forth in its Notice shall be deemed established for purposes of this Agreement and the Merger Agreement and, at the end of such thirty (30) day period, Escrow Agent shall distribute out of the Escrow Account to InfoCure the lesser of (i) the number of General Escrow Shares (rounded to the nearest whole share) that is equal to the amount of such damages divided by the average per share closing price of InfoCure Common Stock as quoted on Nasdaq for the twenty (20) trading day period ending on the day before the date of this Agreement (the "Price") or
(ii) all of the Escrow Shares. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.

          B. If a Counter Notice is given with respect to a Claim, Escrow Agent shall make a distribution out of the Escrow Account with respect thereto only in accordance with: (i) joint written instructions of InfoCure and the Shareholder Representative or (ii) a final order of the arbitrator acting in accordance with
Section 10 below. In the case of a Claim for which a Counter Notice has been given, InfoCure and the Shareholder Representative on behalf of the Principal Shareholders shall use good faith efforts to resolve such dispute amicably over a thirty (30) day period following receipt of the Counter Notice. If the dispute cannot be amicably resolved during such thirty (30) day period, then either party may initiate arbitration of such dispute, which arbitration shall be handled in accordance with Section 10 below.

          C. Escrow Agent is also directed to make distributions out of the Escrow Account of General Escrow Shares to InfoCure upon receipt of any court order, accompanied by a written legal opinion by counsel for InfoCure to the effect that the order is final and non-appealable and determining that an amount is owed to InfoCure pursuant to Section 7 of the Merger Agreement. InfoCure shall provide the Shareholder Representative a copy of such court order and legal opinion. Escrow Agent shall act on such court order and legal opinion without further inquiry.

          D. On or before the General Escrow Termination Date, Escrow Agent shall distribute out of the Escrow Account to the Principal Shareholders in accordance with Exhibit B hereto the remaining balance of the Escrow Shares in
                ---------
the Escrow Account (if any) less the number of General Escrow Shares (rounded to the nearest whole share) in such Escrow Account, as is most nearly equal to the amount of any Claim (a "Pending Claim") which has not been paid or resolved in accordance with subsections 4.A and 4.B above. In determining the number of Escrow Shares which would be equal to the amount of the Pending Claim for purposes of this Section 4.D, the Escrow Shares shall be valued at the Price.

          E. The General Escrow Shares in the Escrow Account not so distributed pursuant to this Section 4 shall be retained by the Escrow Agent until it receives notice that all Pending Claims against the Principal Shareholders are resolved by a final order of the arbitrator acting in accordance with Section 10 below or by agreement of InfoCure and the Shareholder Representative.

          F. Notwithstanding anything contained in this Agreement or which is or shall be interpreted to the contrary, the Escrow Account represents InfoCure's sole remedy for the Principal Shareholders' obligations of indemnification and other obligations under the Merger Agreement (except for fraud and willful misrepresentation by those who committed such fraud or willful misrepresentation to the extent set forth in the Merger Agreement).

          G. Distribution of Special Escrow Shares. On or before three (3) years after the date hereof, as InfoCure incurs expenses in defending, settling or pursuant to judgments obtained in any of the litigation disclosed on Schedule
3.15 to the Merger Agreement ("Expenses"), InfoCure may, upon notice to the Shareholders Representative and notice to the Escrow Agent, request a release of Special Escrow Shares. The Escrow Agent shall release that number of Special Escrow Shares equal to the quotient obtained by dividing the Expenses by the Price, or if cash has been substituted in lieu thereof as provided in Section 1, the Escrow Agent shall release an amount of cash equal to the amount of Expenses set forth in such notice. On the earlier of the third anniversary of the date hereof or the settlement or adjudication of all of the litigation disclosed in
Schedule 3.15, the Special Escrow Shares not previously released to InfoCure shall be immediately released to the Principal Shareholders upon the request of the Shareholder Representative.

     5.  Disbursement of the Escrow Shares and Escrow Allocations. To
         --------------------------------------------------------
facilitate disbursement of the Escrow Account as authorized herein, each Principal Shareholder shall execute a Stock Power in blank in the form attached hereto as Exhibit A. Attached hereto as Exhibit B is a schedule setting forth
          ---------                     ---------
the percentages for allocating the Escrow Account among the individual Principal Shareholders. All distributions and allocations of the Escrow Account to the Principal Shareholders shall be made according to the percentages set forth in Exhibit B. Distributions of Escrow Shares shall be rounded upward or downward to
---------
the closest whole number which rounding will be performed by InfoCure (0.5 and greater to be rounded upward) and delivered in writing to Escrow Agent.

     6.  Duties and Powers of Escrow Agent.
         ---------------------------------
         A. Escrow Agent shall not be under any duty to give the Escrow Account held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder, except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

         B. Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated herein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

         C. Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

         D. Escrow Agent does not have any interest in the Escrow Account deposited hereunder, but is serving as escrow holder only and having only possession thereof. Any payments of income from their Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications at the Closing. Such forms shall be provided to the Principal Shareholders by Escrow Agent prior to Closing.

         E. The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository, including, without limitation, the Depository Trust Company and the Federal Reserve Book Entry System.

         F. In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Account or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Account until Escrow Agent shall have received (i) a final order of the arbitrator acting in accordance with Section 10 hereof directing delivery of the Escrow Account; (ii) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Account or (iii) a written agreement executed by all of the other parties hereto directing delivery of the Escrow Account, in which event Escrow Agent shall disburse the Escrow Account in accordance with such order or agreement without further inquiry. Any arbitrator or court order shall be accompanied by a written legal opinion by counsel for the presenting party to the effect that the order is final and non-appealable. Escrow Agent shall act on such arbitration or court order and legal opinion without further inquiry.

     7.  Limited Liability.  In performing any of its duties hereunder, Escrow
         -----------------
Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for any willful misconduct or gross negligence by Escrow Agent hereunder, and, accordingly, Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement or (ii) any action taken or omitted in reliance on any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a person or persons having authority to sign or present such instrument, and to conform with the provisions of this Agreement.

     8.  Indemnity.  InfoCure on the one hand and the Principal Shareholders on
         ---------
the other hand (but with respect to the Principal Shareholders, solely to the extent of the Escrow Shares), agree to indemnify Escrow Agent against, and agree to hold Escrow Agent harmless from, any and all claims, actions, demands, losses, damages, expenses (including, without limitation, court costs, attorneys' fees and expenses, and accountants' fees), and liabilities that may be imposed upon Escrow Agent in the performance of its duties hereunder as Escrow Agent, including, without limitation, any litigation arising from this Agreement or involving the subject matter hereof, but excluding any such claims, actions, demands, losses, damages, expenses, and liabilities resulting from or arising out of any willful misconduct or gross negligence by Escrow Agent hereunder.

     9.  Resignation and Removal of Escrow Agent.  Escrow Agent (and any
         ---------------------------------------
successor escrow agent) may at any time resign or be removed by the mutual consent of InfoCure and the Shareholder Representative upon written notice to the other parties hereto given at least thirty (30) days prior to the effective date of such resignation or removal. The resignation or removal of Escrow Agent shall not be effective until delivery of the Escrow Account to any successor escrow agent jointly designated by InfoCure and the Shareholder Representative in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. If Escrow Agent has not received a designation of a successor escrow agent within thirty (30) days of the notice of resignation or removal, Escrow Agent's sole responsibility after that time shall be to interplead and deposit the Escrow Account with the arbitrator or the sponsoring arbitration association as provided for in Section 10 below, whereupon its duties hereunder shall cease.

     10.  Binding Arbitration/Attorneys' Fees.  Except as otherwise specifically
          -----------------------------------
provided herein, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, New York, New York ("AAA") by the AAA. The hearing before the arbitrator shall be held in New York, New York and shall be conducted in accordance with the rules existing at the date thereof of the AAA, to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be final and binding as to any matters submitted to them under this Agreement. All costs and expense incurred in connection with any such arbitration proceeding and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

     11.  Notices.  All notices, consents, waivers and other communications
          -------
under this Agreement must be in writing and will be deemed to have been duly given: (i) upon delivery by hand (with written confirmation of receipt); (ii) upon transmission by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; (iii) five
(5) business days after posting, if transmitted by postage prepaid registered or certified mail, return receipt requested or (iv) upon receipt by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     If to InfoCure:               InfoCure Corporation
                                   1765 The Exchange
                                   Suite 450
                                   Atlanta, Georgia 30339
                                   Attention:  Mr. Frederick L. Fine, President
                                   Telephone:  (770) 221-9990
                                   Telecopy:  (770) 857-1300

     With a copy to:               Richard L. Haury, Jr., Esq.
                                   Morris, Manning & Martin, L.L.P.
                                   1600 Atlanta Financial Center
                                   3343 Peachtree Road, N.E.
                                   Atlanta, Georgia 30326
                                   Telephone:  (404) 223-7000
                                   Telecopy:  (404) 364-6932

     If to Principal Shareholders:
                                   ---------------------------------------
                                   Shareholder Representative

                                   ---------------------------------------
                                   Telephone:
                                             -----------------------------
                                   Telecopy:
                                            ------------------------------

     With a copy to:               Mintz, Levin, Cohn, Ferris, Glovsky &
                                     Popeo, P.C.
                                   One Financial Center
                                   Boston, Massachusetts 02111
                                   Attention:  John R. Pomerance, Esq.
                                   Telephone:  (617)-542-6000
                                   Telecopy:  (617)-542-2241
     and:                          McDermott, Will & Emery
                                   28 State Street
                                   Boston, Massachusetts, 02109
                                   Attention:  Arthur I. Anderson, P.C.
                                   Telecopy:  (617)-535-3800

     If to Escrow Agent:           SunTrust Bank, Atlanta
                                   Corporate Trust Department
                                   3495 Piedmont Road
                                   Building 10, Suite 810
                                   Atlanta, Georgia 30305-1727
                                   Attention:  Rebecca Fischer
                                   Telephone:  (404) 240-1954
                                   Telecopy:  (404) 240-2030

     12.  Assignment.  No assignment by InfoCure of its rights and obligations
          ----------
under this Agreement shall be effective, unless such assignment is made (i) pursuant to the prior written consent of the Shareholder Representative or (ii) to an affiliate or a successor of all or substantially all of the business of InfoCure. No assignment by the Principal Shareholders of its respective rights and obligations under this Agreement shall be effective unless such assignment is made pursuant to the prior written consent of InfoCure, which consent will not be unreasonably withheld. Escrow Agent shall receive written notice of any such assignment.

     13.  Waiver.  The rights and remedies of the parties to this Agreement are
          ------
cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise or any such right, power, or privilege will preclude any other or further exercise of any such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by any other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     14.  Escrow Agent's Fee.  Escrow Agent's fee for performing its duties
          ------------------
under this Agreement shall be Two Thousand and No/100 Dollars ($2,000.00) per year which shall be paid by InfoCure. Escrow Agent's first year fee shall be paid by InfoCure upon delivery to Escrow Agent of the Escrow Shares.

     15.  Governing Law.  This Agreement and the rights arising from it shall be
          -------------
governed by, construed and interpreted in accordance with the laws of the State of Georgia, without regard to conflicts of law principles.

     16.  Jurisdiction; Service of Process.  Subject to Section 10 hereof, any
          --------------------------------
action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the City of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     17.  Cooperation.  Subject to the terms and conditions of this Agreement,
          -----------
each of the parties hereto shall undertake in good faith to use commercially reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transaction contemplated by this Agreement and shall use in good faith in carrying out the intent of this Agreement.

     18.  Miscellaneous.
          -------------
          A. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns. Any and all rights granted to any of the parties hereto may be exercised by their agents or personal representatives.

          B.  Time is of the essence of this Agreement.

          C. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

          D. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement is invalid, such determination shall not effect the validity of any other provision of this Agreement which shall remain in full force and effect and which shall be construed to be valid under applicable law .

          E. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter hereof and no promises, agreements or understandings, whether oral or written, shall be of any force or effect unless set forth herein. This Agreement may not be amended, except by a written agreement executed by all of the parties hereto.

          F. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

          G. Escrow Agent is not a party to, nor is it bound by, nor need it give consideration to the terms or provisions of, any agreement or undertaking among the undersigned or any of them, or between the undersigned or any of them and other persons, including, but not limited to, the Merger Agreement or any agreement or undertaking which may be evidenced by or disclosed by the Escrow Account, it being the intention of the parties hereto that Escrow Agent assent to and be obligated to give consideration only to the terms and provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have duly signed this Escrow Agreement as of the day and year first above written.

INFOCURE:                                    ESCROW AGENT:

InfoCure Corporation                         SunTrust Bank, Atlanta



By:                                          By:
   -------------------------------               ------------------------------
   Frederick L. Fine, President                  Rebecca Fischer, Trust Officer


PRINCIPAL SHAREHOLDERS:


----------------------------------
Stephen N. Kahane, M.D.
President, Chief Executive Officer



----------------------------------
Peter L. Fetterolf



----------------------------------
Boine T. Johnson



----------------------------------
David Fetterolf



----------------------------------
Henry P. Kilroy

BESSEC VENTURES IV L.P.                      BVP SPECIAL SITUATIONS L.P.

By:  Deer IV & Co., LLC                      By:  Deer IV & Co., LLC
Its: General Partner                         Its: General Partner


     By:                                          By:
        ----------------------------                 ---------------------------
        Robert H. Buescher                           Robert H. Buescher
        Manager                                      Manager


BESSEMER VENTURE PARTNERS IV L.P.

By:  Deer IV & Co., LLC
Its: General Partner


     By:
        ----------------------------
        Robert H. Buescher
        Manager



------------------------------------
Robert H. Buescher, Individually &
Attorney in Fact for each of:
Michael I. Barach
Belisarius Corporation
Rodney A. Cohen
David J. Cowan
Richard R. Davis
Christopher F. O. Gabrieli
Gabrieli Family Foundation
Adam P. Godfrey
G. Felda Hardymon
Barbara M. Henagan
Diane N. McPartlin
Ravi B. Mhatre
Gautam A. Prakash
Quentin Corporation
Thomas Rhum
Robert J. S. Rouston
Robi L. Soni, and
Joanna A. Strober

CIBC WOOD GUNDY VENTURES, INC.


By:
   -------------------------------------
   Name:
        --------------------------------
   Title:
         -------------------------------


FIDELITY VENTURES, LTD.

By:  Fidelity Capital Associates, Inc.
Its: General Partner


     By:
        ---------------------------------
        Peter Mann
        Title:
              ---------------------------


GALEN PARTNERS, L.P.

By:  BGW Partners L.P.
Its: General Partner


     By:
        ---------------------------------
        William R. Grant
        General Partner


GALEN PARTNERS INTERNATIONAL, L.P.

By:  BGW Partners L.P.
Its: General Partner


     By:
        ---------------------------------
        William R. Grant
        General Partner

VECTOR LATER-STAGE EQUITY FUND II, L.P.

By:   Vector Fund Management II, L.L.C.,
Its:  General Partner


     By:
        ---------------------------------
        Ranjan Lal
        Managing Director


VECTOR LATER-STAGE EQUITY FUND, L.P.

By:   Vector Fund Management, L.P.
Its:  General Partner


     By:
        ---------------------------------
        Ranjan Lal
        Managing Director

                                   EXHIBIT A

                            IRREVOCABLE STOCK POWER
                            -----------------------

     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________ ________ (___) Shares of the common stock of InfoCure Corporation, a Delaware corporation ("InfoCure") standing in the undersigned's name on the books of InfoCure represented by Certificate No. ___ herewith, and does hereby irrevocably constitute and appoint any officer of InfoCure attorney to transfer the said stock on the books of InfoCure with full power of substitution in the premises.

     Dated __________, 199___.

                                             _________________________________

(Medallion Signature Guaranty)


--------------------------------------------
The Signature(s) Should Be Guaranteed By
An Eligible Guarantor Institution (Banks,
Stockbrokers, Savings And Loan
Associations And Credit Unions With
Membership In An Approved Signature
Guarantee Medallion Program), Pursuant To
SEC Rule 17 Ad-15.

                                   EXHIBIT B

                ESCROW ALLOCATIONS AMONG PRINCIPAL SHAREHOLDERS
                -----------------------------------------------

       Principal Shareholders                         Escrow Percentage
       ----------------------                         -----------------







                Total                                         100%

                                  APPENDIX C
                                  ----------

                               VOTING AGREEMENT
                               ----------------

     THIS VOTING AGREEMENT is made and entered into as of September ___, 1999 ("Voting Agreement"), by and between InfoCure Corporation, a Delaware corporation ("InfoCure") and the party identified on the signature page hereto ("Securityholder").

                                   RECITALS:

     A. Datamedic Holding Corp., a Delaware corporation ("Datamedic"), InfoCure Systems, Inc., a Georgia corporation ("ISI"), InfoCure and certain principal shareholders of Datamedic have entered into an Agreement and Plan of Merger dated of even date hereof (the "Merger Agreement"), which provides, among other things, that Datamedic shall be merged (the "Merger") with and into ISI pursuant to the terms and conditions thereof;

     B. As an essential condition and inducement to InfoCure to enter into the Merger Agreement and in consideration therefor, Securityholder and InfoCure have agreed to enter into this Voting Agreement;

     C. Capitalized terms used and not defined herein shall have the meaning set forth in the Merger Agreement; and

     D. As of the date hereof, the Securityholder owns of record and beneficially the shares of Company Capital Stock or may, subsequent to the date hereof and prior to the consummation of the Merger, acquire shares of Company Capital Stock by virtue of Options, Warrants or Convertible Debentures that may be owned by Securityholder as of the date hereof (as defined and as disclosed with respect to such Securityholder in the Merger Agreement and Schedule 3.3. thereto) ("Datamedic Stock") and desires to enter into this Agreement with respect to such shares of Datamedic Stock.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

1.  Voting of Shares.
    ----------------
    1.1  Voting Agreement.  Securityholder hereby agrees to (i) appear in
         ----------------
person or by proxy, or cause the holder of record on any applicable record date (the "Record Holder") to appear for the purpose of obtaining a quorum at any annual or special meeting of Securityholders of Datamedic and at any adjournment thereof at which matters relating to the Merger, the Merger Agreement or any transaction contemplated thereby are considered and (ii) vote, or cause the Record Holder to vote, in person or by proxy, all of the shares of the Datamedic Stock owned by Securityholder, or with respect to which such Securityholder has or shares voting power or control, and all of the shares of Datamedic Stock which shall, or with respect to which voting power or control shall, hereafter be acquired by Securityholder (collectively the "Shares") in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger

Agreement. In the event written consents are solicited or otherwise sought from Securityholders of Datamedic with respect to approval or adoption of the Merger Agreement, with respect to the approval of the Merger or with respect to any of the other actions contemplated by the Merger Agreement, Securityholder shall (unless otherwise directed by InfoCure) execute, or cause the Record Holder to execute, with respect to all Shares, a written consent or written consents to such proposed action.

     1.2  Further Assurances.  Securityholder shall perform such further acts
          ------------------
and execute such further documents and instruments as may reasonably be required to vest in InfoCure and ISI the power to carry out and give effect to the provisions of this Voting Agreement.

     1.3  No Ownership Interest.  Nothing contained in this Voting Agreement
          ---------------------
shall be deemed to vest in InfoCure any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to Securityholder, and InfoCure shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Datamedic or exercise any power or authority to direct Securityholder in the voting of any of the Shares, except as otherwise provided herein, or the performance of Securityholder's duties or responsibilities as a Securityholder of Datamedic.

     1.4  Documents Delivered.  Securityholder acknowledges receipt of copies of
          -------------------
the following documents:

          A.  The Merger Agreement and all Exhibits and Schedules thereto; and

          B. The InfoCure SEC Reports referenced in Section 4.5 of the Merger Agreement.

     1.5  No Inconsistent Agreements.  Securityholder hereby covenants and
          --------------------------
agrees that, except as contemplated by this Voting Agreement and the Merger Agreement, the Securityholder (i) has not entered, and shall not enter at any time while this Voting Agreement remains in effect, into any voting agreement and (ii) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy or power of attorney, in either case which is inconsistent with this Voting Agreement.


                                  ARTICLE II

2.   Transfer.
     --------
     2.1  Transfer of Title.
          -----------------
          A. Securityholder hereby covenants and agrees that Securityholder will not, prior to the termination of this Voting Agreement, either directly or indirectly, sell, assign, pledge, hypothecate, transfer, exchange, or dispose ("Transfer") of any Shares, Options, Warrants, Convertible Debentures or any other securities or rights convertible into or exchangeable for shares of Datamedic Stock, owned either directly or indirectly by

Securityholder or with respect to which Securityholder has the power of disposition, whether now or hereafter acquired without the prior written consent of InfoCure, which consent shall not be unreasonably withheld or delayed; provided that nothing contained herein will be deemed to restrict the exercise of Options or Warrants or conversion of Convertible Debentures; and provided further that the foregoing requirements shall not prohibit any Transfer to any person or entity where as a pre-condition to such Transfer the transferee agrees to be bound by all of the terms and conditions of this Voting Agreement and delivers a duty executed copy of this Voting Agreement to InfoCure to evidence such agreement.

          B. Securityholder hereby agrees and consents to the entry of stop transfer instructions by Datamedic against the transfer of any Shares consistent with the terms of Section 2.1.A hereof.


                                  ARTICLE III

3.   Representations and Warranties of Securityholder.  Securityholder hereby
     ------------------------------------------------
represents and warrants to InfoCure as follows:

     3.1  Authority Relative to This Agreement.  Securityholder is competent to
          ------------------------------------
execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Voting Agreement has been duly and validly executed and delivered by Securityholder and assuming the due authorization, execution and delivery by InfoCure, constitutes a legal, valid and binding obligation of Securityholder, enforceable against Securityholder in accordance with its terms.

     3.2  No Conflict.  The execution and delivery of this Voting Agreement by
          -----------
Securityholder does not, and the performance of this Voting Agreement by Securityholder shall not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any material agreement, to which Securityholder is a party or by which Securityholder or the Shares, Options, Warrants or Convertible Debentures are bound or affected.

     3.3  Title to the Shares.  Except as set forth on Schedule 3.3 of the
          -------------------
Merger Agreement, the Shares, Options, Warrants and Convertible Debentures held by Securityholder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Securityholder's voting rights, charges and other encumbrances of any nature whatsoever, and Securityholder has not appointed or granted any proxy, which appointment or grant remains effective, with respect to the Shares (other than under this Voting Agreement).


                                  ARTICLE IV

4.   Miscellaneous.
     -------------
     4.1  No Solicitation.  From the date hereof until the Effective Time or, if
          ---------------
earlier, the termination of the Merger Agreement, Securityholder shall not (whether directly or indirectly through advisors, agents or other intermediaries) (i) solicit, initiate or encourage any Company Competing Transaction or (ii) engage in discussions or negotiations with, or disclose any non-public information relating to Datamedic or its subsidiaries to any person that has indicated an interest in pursuing a Company Competing Transaction or has advised Securityholder, or to its knowledge, Datamedic or any other Securityholder of Datamedic, that such person is interested in pursuing a Company Competing Transaction unless the Board of Directors of Datamedic receives an opinion of counsel that the Board's fiduciary duties under applicable law require it to do so and such Securityholder is a Director of Datamedic.

     4.2  Termination.  This Agreement shall terminate upon the earliest to
          -----------
occur of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time. Upon such termination, no party shall have any further obligations or liabilities hereunder, provided that no such termination shall relieve any party from liability for any breach of this Voting Agreement prior to such termination.

     4.3  Enforcement of Agreement.  The parties hereto agree that irreparable
          ------------------------
damage would occur in the event that any of the provisions of this Voting Agreement were not performed in accordance with its specified terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to specific performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

     4.4  Successors and Affiliates.  This Voting Agreement shall inure to the
          -------------------------
benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and permitted assigns. If Securityholder shall at any time hereafter acquire ownership of, or voting power with respect to, any additional Shares in any manner, whether by the exercise of any Options or Warrants, the conversion of any Convertible Debentures, or the exercise of any securities or rights convertible into or exchangeable for shares of Datamedic Stock, by operation of law or otherwise, such Shares shall be held subject to all of the terms and provisions of this Voting Agreement. Without limiting the foregoing, Securityholder specifically agrees that the obligations of Securityholder hereunder shall not be terminated by operation of law, whether by death or incapacity of Securityholder or otherwise.

     4.5  Entire Agreement.  This Voting Agreement together with the Merger
          ----------------
Agreement and Affiliate Agreement, in the form attached as Exhibit C to the
                                                           ---------
Merger Agreement, if and to the extent entered into by Securityholder and InfoCure, constitutes the entire agreement among InfoCure and Securityholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among InfoCure and Securityholder with respect to the subject matter hereof.

     4.6  Captions and Counterparts.  The captions in this Voting Agreement are
          -------------------------
for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Voting Agreement. This Voting Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

     4.7  Amendment.  This Voting Agreement may not be amended except by an
          ---------
instrument in writing signed by the parties hereto.

     4.8  Waivers.  Except as provided in this Voting Agreement, no action taken
          -------
pursuant to this Voting Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Voting Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a wavier of any prior or subsequent breach of the same or any other provision hereunder.

     4.9  Severability.  If any term or other provision of this Voting Agreement
          ------------
is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Voting Agreement remain as originally contemplated to the fullest extent possible.

     4.10  Notices.  All notices and other communications given or made pursuant
           -------
hereto shall be in writing and shall be deemed to have been duty given or made and shall be effective upon receipt, if delivered personally, upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier) and on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

     If to Securityholder:  At the address set forth in Datamedic's records.

          With a copy to:  Arthur I. Anderson, P.C.
                           McDermott, Will & Emery
                           28 State Street
                           Boston, Massachusetts 02109
                           Telecopy No.:  (617) 535-3800

     B.   Company:         Datamedic Holding Corp.
                           95 Sawyer Road
                           Waltham, Massachusetts 02453
                           Attention:  President
                           Telecopy No.:  (781) 642-6593

          With a copy to:  Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
                           One Financial Center
                           Boston, Massachusetts 02111
                           Attention:  John R. Pomerance, Esq.
                           Telecopy No.:  (617) 542-2241

     C.   InfoCure:        InfoCure Corporation
                           1765 The Exchange
                           Suite 450
                           Atlanta, Georgia 30339
                           Attention:  Richard E. Perlman
                           Telecopy No.:  (770) 857-1300

          With a copy to:  Morris, Manning & Martin, L.L.P.
                           1600 Atlanta Financial Center
                           3343 Peachtree Road, N.E.
                           Atlanta, Georgia 30326
                           Attention:  Richard L. Haury, Jr., Esq.
                           Telecopy No.:  (404) 365-9532

     4.11  Governing Law.  This Voting Agreement shall be governed by, and
           -------------
construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     4.12  Officers and Directors.  No person who is or becomes (during the term
           ----------------------
hereof) a director or officer of Datamedic makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to Securityholder by virtue of, any actions taken by any Securityholder in Securityholder's capacity as an officer or director of or in exercising his rights under the Merger Agreement.

     4.13  Interpretation.  The parties have participated jointly in the
           --------------
negotiation of this Voting Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Voting Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of the provisions of this Voting Agreement.



                 [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.

                                    INFOCURE:

                                    InfoCure Corporation


                                    By:
                                       -------------------------------------
                                    Name:
                                         -----------------------------------
                                    Title:
                                          ----------------------------------


                                    SECURITYHOLDER:


                                    ----------------------------------------
                                    Name of Securityholder


                                    By:
                                       -------------------------------------
                                    Name:
                                         -----------------------------------
                                    Title:
                                          ----------------------------------

                                   APPENDIX D
                                   ----------

                            DATAMEDIC HOLDING CORP.

                  TERMS, RIGHTS, PREFERENCES AND PRIVILEGES OF
                    DATAMEDIC HOLDING CORP. PREFERRED STOCK


     The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 13,700,000 shares, consisting of 8,500,000 shares of Common Stock, par value $.10 per share, and 5,200,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock") of which (i) 458,157 shares have been designated as Series A Convertible Preferred Stock, par value $.10 per share ( the "Series A Preferred Stock"), (ii) 29,412 shares have been designated as Series B-1 Convertible Preferred Stock, par value $.10 per share (the "Series B-1 Preferred Stock"), (iii) 14,286 shares have been designated as Series B-2 Convertible Preferred Stock, par value $.10 per share (the "Series B-2 Preferred Stock"), (iv) 108,333 shares have been designated as Series B-3 Convertible Preferred Stock, par value $.10 per share (the "Series B-3 Preferred Stock"), (v) 129,450 shares have been designated as Series B-4 Convertible Preferred Stock, par value $.10 per share (the "Series B-4 Preferred Stock"), (vi) 30,938 shares have been designated as Series B-5 Convertible Preferred Stock, par value $.10 per share (the "Series B-5 Preferred Stock"),
(vii) 3,200,000 shares have been designated as Series C Convertible Preferred Stock, par value $.10 per share (the Series C Preferred Stock") and (viii) 1,229,424 shares are shares of undesignated Preferred Stock, par value $.10 per share.

     Preferred Stock.  The designations, powers, preferences, rights,
     ---------------
qualifications, limitations, restrictions, and the relative, participating, optional or other special rights of the Preferred Stock, and the express grant of authority to the Board of Directors of the Corporation (the "Board of Directors") to fix by Resolution the designations, powers, preferences, rights, qualifications, limitations, restrictions, and the relative, participating, optional or other special rights in respect of each share of Preferred Stock, including the number of shares of any series, which are not fixed by this Amended and Restated Certificate of Incorporation, are as follows:

     Subject to other terms and provisions of this Amended and Restated Certificate of Incorporation, and in addition to the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series B-3 Preferred Stock, the Series B-4 Preferred Stock, the Series B-5 Preferred Stock and the Series C Preferred Stock, the Board of Directors is hereby authorized from time to time to provide by Resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation, as amended from time to time, and to determine with respect to each such series, the number of shares in such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, powers, preferences, qualifications, limitations, restrictions and the relative, participating, optional or other special rights, if any, appertaining thereto including, without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any Series (which may be one vote per share or a fraction or multiple of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable) and the rights, if any, of holders of Preferred Stock of any series to require the Corporation to redeem such Preferred Stock (including the determination of the price or prices applicable to such redemption, the time or times during which the right to redeem such series shall be applicable and the time or times during which a particular price shall be applicable).

     Before the Corporation shall issue any shares of Preferred Stock of any series so designed by Resolution or resolutions of the Board of Directors, a certificate setting forth a copy of the Resolution or resolutions of the Board of Directors, fixing the voting and other powers, designations, preferences, qualifications, limitations, restrictions and the relative, participating, optional or other special rights, if any, appertaining to the shares of Preferred Stock of such series and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued shall be executed, acknowledged, filed and recorded to the extent and in the manner prescribed by the laws of the State of Delaware.

     Designated Preferred Stock.  The powers, designations, preferences,
     --------------------------
qualifications, limitations, restrictions and the relative, participating, optional or other special rights of the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series B-3 Preferred Stock, the Series B-4 Preferred Stock, the Series B-5 Preferred Stock, and the Series C Preferred Stock are as follows. As used in this Article Fourth, the term "Designated Preferred Stock" used without reference to any particular series of Preferred Stock means the shares of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-5 Preferred Stock and Series C Preferred Stock.

     1.  Dividends.
         ---------

     (a) The holders of Designated Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the "Board"), and as otherwise provided in this Amended and Restated Certificate of Incorporation, out of funds legally available therefor, a dividend (the "Accruing Dividend") at the annual rate of 7.5% (12% from and after the Redemption Date as defined below) of the applicable Base Amount (as defined below) of each share of Designated Preferred Stock from and including the date of issuance of such share to and including the day on which such share ceases to be outstanding. The Accruing Dividend shall accrue from day to day, whether or not earned or declared, on each issued and outstanding share of Designated Preferred Stock, and shall be cumulative. The date on which the Corporation initially issues any share of Designated Preferred Stock will be deemed to be its date of issuance regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share.

     (b) If declared by the Board, the Accruing Dividend on each share of Designated Preferred Stock shall be paid on each December 31, commencing December 31, 1997 (the "Dividend Reference Dates"), while such share is outstanding, and if not declared, the Accruing Dividend and Matching Dividend, if any, shall be due and payable upon redemption, liquidation or optional conversion, but not on mandatory conversion.

     (c) The "Base Amount" of any share of Designated Preferred Stock as of a particular date shall be an amount equal to the Original Issue Price (as defined below) of such share (appropriately adjusted in the event of any stock dividend, stock split or combination, or similar recapitalization). The Original Issue Price of the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series B-3 Preferred Stock, the Series B-4 Preferred Stock, the Series B-5 Preferred Stock and the Series C Preferred Stock shall be $16.37, $17.00, $14.00, $12.00, $15.45 and $16.37 and $4.734330,
respectively.

     (d) The Corporation shall not declare or pay any dividends (other than a dividend payable on shares of Common Stock in shares of Common Stock) or other distributions (as defined below) on shares of Common Stock until the holders of Designated Preferred Stock then outstanding shall have first received, or simultaneously receive, a cash dividend on each outstanding share of Designated Preferred Stock in an amount at least equal to (i) all accrued but unpaid Accruing Dividends thereon, plus (ii) an amount (the "Matching Dividend") equal to the product of (A) the per share amount, if any of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (B) the number of whole shares of Common Stock into which such share of Preferred Stock is then convertible.

     (e) The Corporation shall not declare or pay any dividend or other distribution on any shares of Designated Preferred Stock unless a dividend or other distribution of the same kind and per share amount is simultaneously declared or paid, as the case may be, on all outstanding shares of Designated Preferred Stock, provided that if and to the extent the total dividend is less than the aggregate Accruing Dividend on all outstanding shares of Designated Preferred Stock, it shall be paid pro rata based on the amount of accrued and unpaid Accruing Dividends on such shares of Designated Preferred Stock.

     (f) For purposes of this Section 1, the term "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock of the Corporation, or the purchase or redemption of shares of the Corporation (other than (i) repurchases of Common Stock held by employees, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase at a price equal to the original issue price of such shares, (2) redemptions approved by the Board (including a majority of the directors elected by the holders of Designated Preferred Stock), or (3) redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation.

     2.  Liquidation. Dissolution or Winding Up; Certain Mergers, Consolidations
         -----------------------------------------------------------------------
         and Asset Sales.
         ---------------

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Designated Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Designated Preferred Stock (the "Senior Preferred Stock") but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Designated Preferred Stock (collectively, the "Junior Stock") by reason of their ownership thereof an amount per share equal to the greater of (i) the Base Amount, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 hereof immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Designated Preferred Stock the full amount to which they shall be entitled, the holders of shares of Designated Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Designated Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. If and to the extent that the amount paid to the holders of Designated Preferred Stock in accordance with the immediately preceding sentence is less than an amount equal to the aggregate Base Amount for all holders of Designated Preferred Stock plus all accrued but unpaid Accruing Dividends, Matching Dividends and other dividends on the Designated Preferred Stock (any such difference being herein referred to as the "Unpaid Dividend Amount"), the holders of shares of Designated Preferred Stock shall next be entitled to receive their pro rata (based upon the aggregate amount of accrued and unpaid Accruing Dividends, Matching Dividends and other dividends due to such holder of Designated Preferred Stock) share of the Unpaid Dividend Amount. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Designated Preferred Stock their respective full pro rata share of the Unpaid Dividend Amount, the holders of shares of Designated Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if the full Unpaid Dividend Amount were paid in full.

     (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, the Designated Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Designated Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

     (c) In the event of any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation) or the sale of all or substantially all the assets of the Corporation, if the holders of at least a majority of the then outstanding shares of Designated Preferred Stock so elect by giving written notice thereof to the Corporation at least ten (10) days before the effective date of such event, then such merger, consolidation or asset sale shall be deemed to be a liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above. The Corporation shall promptly provide to the holders of shares of Designated Preferred Stock such information concerning the terms of such merger, consolidation or asset sale and the value of the assets of the Corporation as may reasonably be requested by the holders of Designated Preferred Stock in order to assist them in determining whether to make such an election. If the holders of the Designated Preferred Stock make such an election, the Corporation shall use its best efforts to amend the agreement or plan of merger or consolidation to adjust the rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property to give effect to such election. The amount deemed distributed to the holders of Designated Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation. If no notice of the election permitted by this Subsection (c) is given, the provisions of Subsection 4(i) shall apply.

3.   Voting.
     ------

     (a) Each holder of outstanding shares of Designated Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Designated Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof) at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of this Section 3 or by the provisions establishing any other series of Preferred Stock, holders of shares of Designated Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

     (b) The Corporation shall not, without the consent or affirmative vote of the holders of two-thirds (2/3) of the then outstanding shares of a series of Designated Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

           (i) Amend, alter or repeal the preferences, special rights or other powers of such series of Designated Preferred Stock so as to affect adversely such series; or

           (ii) Increase the number of authorized shares of such series of Designated Preferred Stock or issue any additional shares of such series of Preferred Stock other than shares of Series C Preferred Stock to be issued pursuant to the December Warrants (as defined below).

     (c) The Corporation shall not, without the written consent or affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Designated Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class:

           (i) Authorize any shares of capital stock with preference or priority over or on a parity with the Designated Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation;

           (ii) Organize a subsidiary of the Corporation all of the stock of which is not owned by the Corporation or permit the sale by any subsidiary of the Corporation of its securities to any person other than the Corporation;

           (iii) Amend the Corporation's Certificate of Incorporation or By-
     Laws;

           (iv) Pay any dividends other than on the shares of the Designated Preferred Stock; or

           (v)   liquidate, dissolve or wind-up.

     (d) For so long as ten percent (10%) of the shares of the Designated Preferred Stock remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Designated Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class:

           (i) Permit any subsidiary to consolidate or merge into or with or sell or transfer all or substantially all its assets, except that any subsidiary may (a) consolidate or merge into or with or sell or transfer assets to any other subsidiary, or (b) merge into or sell or transfer assets to the Company.

           (ii) Merge or consolidate into or with any other corporation or entity, except that neither such written consent nor affirmative vote shall be required in the case of a Qualified Sale as defined in Section 5 below;

           (iii) Sell all or substantially all of the assets of the Corporation, except that neither such written consent nor affirmative vote shall be required in the case of a Qualified Sale as defined in Section 5 below;

           (iv)  Redeem or repurchase any shares of the Corporation, other than
     (a) repurchases of Common Stock held by employees or directors of, or consultants to, the Company upon termination of their employment or services pursuant to agreements providing for such repurchases at the original issue price or (b) pursuant to repurchases approved by a majority the Board of Directors of the Company including the affirmative vote of majority of the Directors of the Corporation designated by holders of the Designated Preferred Stock;

           (v) Create or incur, or permit any subsidiary to create or incur, indebtedness exceeding an aggregate principal amount $5,000,000;

           (vi) Make, or permit any subsidiary to make, a material change in the nature of its business; or

           (vii) increase any compensation (including salary, bonuses and other forms of current compensation) payable to any employee, officer or director of the Company or any of its subsidiaries, other than in the ordinary course of business unless approved by the Board of Directors or the compensation committee of the Board of Directors.

     (e) The number of authorized shares of the Common Stock may be increased or decreased (but not below the number of shares of the Common Stock then outstanding) by written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Common Stock.

     4.  Optional Conversion.  The holders of the Designated Preferred Stock
         -------------------
shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert.  Each share of Designated Preferred Stock shall be
         ----------------
convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into (i) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Base Amount of such share by the Applicable Conversion Price (as defined below) in effect at the time of conversion and (ii) cash or, at the Corporation's election, additional shares of the Common Stock (valued at the fair market value per share at the time of conversion as determined in good faith by the Board), equal to all accrued but unpaid Accruing Dividends thereon plus Matching Dividends or other dividends thereon that have been declared or accrued but are unpaid. The Applicable Conversion Price for the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series B-3 Preferred Stock, the Series B-4 Preferred Stock, the Series B-5 Preferred Stock and the Series C Preferred Stock shall be $4.734330 for each such Series, subject to adjustment as provided below.

     (b) Fractional Shares.  No fractional shares of Common Stock shall be
         -----------------
issued upon
conversion of the Designated Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Applicable Conversion Price for such series of Designated Preferred Stock.

     (c) Mechanics of Conversion.
         -----------------------

           (i) In order for a holder of Designated Preferred Stock to convert shares of Designated Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Designated Preferred Stock, at the office of the transfer agent for the Designated Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Designated Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Designated Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

           (ii) The Corporation shall at all times when the Designated Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Designated Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Designated Preferred Stock. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price of any series of Designated Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of any such series of Designated Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price.

           (iii) All shares of Designated Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Designated Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized shares of such series of Designated Preferred Stock accordingly.

           (iv) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Designated Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Designated Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (d) Adjustments to Applicable Conversion Price for Diluting Issues.
         --------------------------------------------------------------

           (i)   Special Definitions.  For the purposes of this Subsection 4(d),
                 -------------------
     the following definitions shall apply:

                 (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options described in Subsection 4(d)(i)(D)(IV) below and the warrants described in Subsection 4(d)(i)(D)(V) below.

                 (B) "Original Issue Date" shall mean the date on which a share of Designated Preferred Stock was first issued.

                 (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                 (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                       (I) Upon conversion of shares of Designated Preferred Stock of the Corporation outstanding from time to time;

                       (II) As a dividend or distribution on Designated Preferred Stock;

                       (III) By reason of a dividend, stock split, split-up or
                 other distribution on shares of Common Stock that is covered by Subsection 4(e), 4(f) 4(g) or 4(h) below;

                       (IV) To employees, directors or consultants of the Corporation pursuant to a plan adopted by the Board of Directors of the Corporation;

                       (V) Upon exercise of the warrants issued pursuant to that certain Term Loan Agreement dated as of July 1, 1997 among the Corporation, Datamedic Corporation, Datamedic Financial Corp., Datamedic Acquisition Corp., Clinical Information Advantages, Inc, Galen Partners, L.P., as agent, and the lenders named therein;

                       (VI) Upon exercise of the warrants issued to Bessemer Venture Partners IV, L.P., Fidelity Ventures, Ltd. and Galen Partners, L.P. in connection with the Bridge Loan dated as of November 4, 1997; or

                       (VII) Upon exercise of the warrants (the "December
                 Warrants") to be issued to Bessemer Venture Partners IV, L.P. and Fidelity Ventures Ltd. in connection with the demand promissory notes dated December 15, 1997 issued to such persons under a letter dated December 15, 1997 from the Corporation to such persons.

           (ii)  No Adjustment of Applicable Conversion Price.  No adjustment in
                 --------------------------------------------
     the number of shares of Common Stock into which the shares of any series of Designated Preferred Stock is convertible shall be made by adjustment in the Applicable Conversion Price thereof (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Applicable Conversion Price for such series in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least two-thirds of the then outstanding shares of such series of Designated Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

           (iii) Issues of Securities Deemed Issue of Additional Shares of
                 ---------------------------------------------------------
     Common Stock.  If the Corporation at any time or from time to time after
     ------------
     the date hereof shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                 (A) No further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                 (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                 (C) Upon the expiration of termination of any unexercised Option or rights of conversion or exchange under any Convertible Securities which have not been exercised, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon such exercise or exchange and the consideration received therefor were the consideration actually received by the Corporation for the issue and upon such exercise or exchange;

                 (D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti dilution provisions thereof, the Applicable Conversion Price then in effect shall forthwith be readjusted to such Applicable Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

                 (E) No readjustment pursuant to clause (B) or (D) above shall have the effect of increasing the Applicable Conversion Price of any series of Designated Preferred Stock to an amount which exceeds the lower of (i) the Applicable Conversion Price of such series on the original adjustment date, or (ii) the Applicable Conversion Price of such series that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

           Notwithstanding the foregoing, if a record date for the determination of holders of any class of securities entitled to receive any such Option or Convertible Securities shall have been fixed and such Options or Convertible Securities are not issued at the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date.

           (iv)  Adjustment of Applicable Conversion Price Upon Issuance of
                 ----------------------------------------------------------
     Additional Shares of Common Stock.  In the event the Corporation shall at
     ---------------------------------
     any time after the date hereof issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 4(f) or upon a stock split or combination as provided in Subsection 4(e)), without consideration or for a consideration per share less than the Applicable Conversion Price of any series of Designated Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Applicable Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Applicable Conversion Price and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued provided that, (i) for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise or conversion of Designated Preferred Stock, Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding (other than shares excluded from the definition of "Additional Shares of Common Stock" by virtue of clause (IV) of Subsection 4(D)(i)(D)), and (ii) the number of shares of Common Stock deemed issuable upon conversion of such outstanding Designated Preferred Stock, Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Designated Preferred Stock, Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation. Notwithstanding the foregoing,, the Applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.

           (v)   Determination of Consideration.  For purposes of this
                 ------------------------------
     Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                 (A) Cash and Property:  Such consideration shall:
                     -----------------

                       (I) Insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                       (II) Insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

                       (III) In the event Additional Shares of Common Stock are
                 issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

                 (B) Options and Convertible Securities.  The consideration per
                     ----------------------------------
           share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                       (x) The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

                       (y) The maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

           (vi)  Multiple Closing Dates.  In the event the Corporation shall
                ----------------------
     issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then the Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

     (e) Adjustment for Stock Splits and Combinations.  If the Corporation shall
         --------------------------------------------
at any
time or from time to time after the date hereof effect a subdivision of the outstanding Common Stock, the Applicable Conversion Price for each series of Designated Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of any series of Designated Preferred Stock, the Applicable Conversion Price for such series then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Applicable Conversion Price for each series of Designated Preferred Stock then in effect immediately before the combination shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of any series of Designated Preferred Stock, the Applicable Conversion Price for such series then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (f) Adjustment for Certain Dividends and Distributions.  In the event the
         --------------------------------------------------
Corporation at any time, or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Applicable Conversion Price for each series of Designated Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such a record date, by multiplying the Applicable Conversion Price for such series of Designated Preferred Stock then in effect by a fraction:

           (1) The numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

           (2) The denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

     provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price for each series of Designated Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price for such series of Designated Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made to the Applicable Conversion Price of any series of Designated Preferred Stock if the holders of such series of Designated Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Designated Preferred Stock had been converted into Common Stock on the date of such event.

     (g) Adjustments for Other Dividends and Distributions.  In the event the
         -------------------------------------------------
Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock then and in each such event provision shall be made so that the holders of the Designated Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Designated Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Designated Preferred Stock; and provided further, however, that no such adjustment shall be made in respect of any series of Designated Preferred Stock if the holders of such series of Designated Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Designated Preferred Stock had been converted into Common Stock on the date of such event.

     (h) Adjustment for Reclassification, Exchange or Substitution.  If the
         ---------------------------------------------------------
Common Stock issuable upon the conversion of the Designated Preferred Stock shall be changed into the same or a different number of shares or any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below or a consolidation, merger or sale which is treated as a liquidation by Subsection 2(c)), then and in each such event the holder of each such share of Designated Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Designated Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

     (i) Adjustment for Merger or Reorganization, etc.  In case of any
         --------------------------------------------
consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(c)), each share of Designated Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Designated Preferred Stock would have been entitled upon such consolidation, merger or sale. In each such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this
Section 4 set forth with respect to the rights and interest thereafter of the holders of the Designated Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Designated Preferred Stock.

     (j) No Impairment: Purpose and Effect of Adjustments.  The Corporation will
         ------------------------------------------------
not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Designated Preferred Stock against impairment.

     (k) Certificate as to Adjustments.  Upon the occurrence of each adjustment
         -----------------------------
or readjustment of the Applicable Conversion Price of a series of Designated Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Designated Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Designated Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Applicable Conversion Price then in effect for such series and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such series of Designated Preferred Stock.

     (l) Notice of Record Date.  In the event:
         ---------------------

           (i) That the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

           (ii) That the Corporation subdivides or combines its outstanding shares of Common Stock;

           (iii) Of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

           (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

     then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Designated Preferred Stock, and shall cause to be mailed to the holders of the Designated Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

          (A) The record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

          (B) The date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

     5.  Mandatory Conversion.
         --------------------

     (a) Upon the request of the holders of at least two-thirds (2/3) of the outstanding Designated Preferred Stock acting as a single class or upon the closing of the sale of shares of Common Stock in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a price to the public in excess of $11.83 per share (appropriately adjusted for stock splits, stock dividends, stock combinations and similar recapitalizations affecting the Common Stock) and resulting in at least $20,000,000 of net proceeds to the Corporation or upon a sale of all or substantially all of the assets of the Corporation or a merger or consolidation with or into another corporation or other entity, in any such case at a price per share in excess of $11.83 (appropriately adjusted for stock splits, stock dividends, stock combinations and similar recapitalizations affecting the Common Stock) where the consideration is cash or freely tradable, registrable securities of a publicly traded entity (a "Qualified Sale"), (i) all outstanding shares of Designated Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate and
(ii) the number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Designated Preferred Stock that had been designated as Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-5 Preferred Stock and Series C Preferred Stock. The date of any of the events giving rise to automatic conversion of Designated Preferred Stock as described above shall be referred to herein as the "Mandatory Conversion Date."

     (b) All holders of record of shares of Designated Preferred Stock will be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Designated Preferred Stock pursuant to this Section 5. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Designated Preferred Stock at such holder's address last shown on the records of the transfer agent for the Designated Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Designated Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory

Conversion Date, all rights with respect to the Designated Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Designated Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Designated Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

     (c) All certificates evidencing shares of Designated Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and canceled and the shares of Designated Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Preferred Stock accordingly.

     6.  Mandatory Redemption.
         --------------------

     (a) On the fifth anniversary of the date hereof (the "Redemption Date"), the Corporation shall, unless waived in writing by the holders of at least two-thirds (2/3) of the outstanding shares of Designated Preferred Stock acting as a single class, redeem all of the then issued and outstanding shares of the Designated Preferred Stock at a price per share equal to the Base Amount thereof, plus any Accruing Dividends thereon that have accrued and have not been paid and any Matching Dividends or other dividends thereon that have been declared or accrued but are unpaid thereon, against actual delivery to the Corporation or its agent of the certificate(s) representing the shares to be redeemed.

     (b) If the funds of the Corporation legally available for redemption of the Designated Preferred Stock on the Redemption Date are insufficient to redeem all shares of Designated Preferred Stock required under this Section 6 to be redeemed on such date, the holders of shares of Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Redemption Date were redeemed in full. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Designated Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares of Designated Preferred Stock which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

     (c) The Corporation shall provide notice of the redemption of Designated Preferred Stock pursuant to this Section 6 specifying the time and place of redemption and the redemption price, by first class or registered mail, postage prepaid, to each holder of record of Designated Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent) not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. If less than all Preferred Stock owned by such holder is then to be redeemed, the notice will also specify the number of shares which are to be redeemed. Upon mailing any such notice of redemption, the Corporation will become obligated to redeem at the time of redemption specified therein all Designated Preferred Stock specified therein (other than such shares of Preferred Stock as are duly converted pursuant to Section 4 prior to the close of business on the fifth full business day preceding a Redemption Date). In case less than all Designated Preferred Stock represented by any certificate is redeemed in a redemption pursuant to this Section 6, a new certificate will be issued representing the unredeemed Designated Preferred Stock without cost to the holder thereof.

     (d) All shares of Designated Preferred Stock which shall have been surrendered for redemption as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the date of redemption of such shares, except only the right of the holders thereof to receive payment in exchange therefor. Any shares of Designated Preferred Stock so redeemed shall be retired and canceled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized shares of such series of Designated Preferred Stock accordingly.

                                   APPENDIX E
                                   ----------

                        DELAWARE GENERAL CORPORATION LAW

                          (S) 262.  APPRAISAL RIGHTS.


     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264 of
this title:

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than two thousand (2,000) holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                 (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                 (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand (2,000) holders;

                 (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                 (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall included in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten
(10) days after such effective date; provided, however, that if such second notice is sent more than twenty (20) days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within sixty (60) days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten (10) days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within twenty (20) days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one (1) or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.


(8 Del. C. 1953, (S) 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, (S) 24; 57
Del. Laws, c. 148, (S)(S) 27-29; 59 Del. Laws, c. 106, (S) 12; 60 Del. Laws, c.
371, (S)(S) 3-12; 63 Del. Laws, c. 25, (S) 14;

63 Del. Laws, c. 152, (S)(S) 1, 2; 64 Del. Laws, c. 112, (S)(S) 46-54; 66 Del.
Laws, c. 136, (S)(S) 30-32; 66 Del. Laws, c. 352, (S) 9; 67 Del. Laws, c. 376,
(S)(S) 19, 20; 68 Del. Laws, c. 337, (S)(S) 3, 4; 69 Del. Laws, c. 61, (S) 10;
69 Del. Laws, c. 262, (S)(S) 1-9; 70 Del. Laws, c. 79, (S) 16; 70 Del. Laws, c.
186, (S) 1; 70 Del. Laws, c. 299, (S)(S) 2, 3; 70 Del. Laws, c. 349, (S) 22; 71
Del. Laws, c. 120, (S) 15; 71 Del. Laws, c. 339, (S)(S) 49-52.)

                                    PART II

Item 20.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.
The Delaware General Corporation Law provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.


     InfoCure's bylaws provide that InfoCure shall, to the full extent permitted by Section 145, indemnify any person, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is, was or is about to become an officer, director, employee or agent of InfoCure. InfoCure shall pay the expenses (including attorneys' fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by InfoCure only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

     In addition, InfoCure's certificate of incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     For three years after the effective time of the merger, InfoCure has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law, its certificate of incorporation and bylaws, each present or former director or officer of Datamedic or any of its subsidiaries (including his or her heirs, executors and assigns) against any costs, expenses and amounts paid in settlement of any claim, action, suit, proceeding or investigation arising out of any act or omission in his or her capacity as a director, or officer which occurred before the effective time of the merger.

     Further, InfoCure has agreed to maintain in effect three year tail, directors' and officers' liability insurance covering those individuals who are currently covered by Datamedic's directors, officers and company liability insurance policies.

Item 21.    Exhibits

 Exhibit
----------
  Number                                            Description
----------  ----------------------------------------------------------------------------------------------------
2.1         Agreement and Plan of Merger by and among Datamedic Holding Corp., Certain Principal Shareholders of
            Datamedic Holding Corp., InfoCure Corporation and InfoCure Systems, Inc. dated September 3, 1999
            (included as Appendix A to the proxy statement-prospectus contained in this registration statement)

2.2         Form of Escrow Agreement to be executed by and among InfoCure Corporation, certain stockholders of
            Datamedic Holding Corp. and SunTrust Bank, Atlanta (included as Appendix B to the proxy statement-prospectus contained in this registration statement)

2.3         Voting Agreement by and between InfoCure Corporation and certain stockholders of Datamedic Holding
            Corp. dated September 3, 1999 (included as Appendix C to the proxy statement-prospectus contained in this registration statement)

5.1         Opinion of Morris, Manning & Martin, L.L.P. regarding the legality of the Securities being issued

23.1        Consent of BDO Seidman, LLP

23.2        Consent of Deloitte & Touche, LLP

23.3        Consent of KPMG LLP

23.4        Consent of Morris, Manning & Martin, L.L.P. (included in Exhibit 5.1)

24.1        Powers of Attorney (included on signature page)

27.1        Financial Data Schedule of InfoCure Corporation (filed as Exhibit 27.1 to InfoCure Corporation's
            Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)

99.1        Form of Proxy for Datamedic Holding Corp. stockholders.
--------------


Item 22.  Undertakings

      (a) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 27th day of September, 1999.



                                  INFOCURE CORPORATION



                                  By:  /s/ Frederick L. Fine
                                      ------------------------
                                            Frederick L. Fine
                                     President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick L. Fine, Richard E. Perlman and James
K. Price, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                Signature                                      Title                              Date
------------------------------------------  -------------------------------------------  -----------------------
/s/   Frederick L. Fine                     President, Chief Executive                       September 27, 1999
-----------------------                     Officer and Director
    Frederick L. Fine                       (Principal Executive Officer)


/s/   James K. Price                        Executive Vice President,                        September 27, 1999
--------------------                        Secretary and Director
     James K. Price


/s/   Richard E. Perlman                    Chairman, Treasurer and                          September 27, 1999
------------------------                    Director
    Richard E. Perlman


/s/   JAMES A. COCHRAN                      Senior Vice President--Finance                   September 27, 1999
-------------------------                   and Chief Financial Officer
     James A. Cochran                       (Principal Financial Officer)


/s/   Michael E. Warren                     Vice President and Director                      September 27, 1999
-------------------------
     Michael E. Warren


/s/   Gary W. Plumer                        Vice President--Finance,                         September 27, 1999
------------------------                    Assistant Secretary and
    Gary W. Plumer                          Assistant Treasurer (Principal
                                            Accounting Officer)


/s/   James D. Elliot                       Director                                         September 27, 1999
------------------------
    James D. Elliot


/s/   Raymond H. Welsh                      Director                                         September 27, 1999
------------------------
    Raymond H. Welsh